UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 2)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

HEALTHCARE ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐ No fee required.

☒ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock of Healthcare Acquisition Corp.

(2)	Aggregate number of securities to which transaction applies:

Acquisition of all of the outstanding securities of PharmAthene, Inc.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

N/A

(4)	Proposed maximum aggregate value of transaction:

$116,625,000 (including up to a maximum of $10,000,000 in milestone payments, 12,500,000 shares of HAQ common stock valued at $7.53 per share based upon the closing price on June 2, 2007 and $12,500,000 in 8% convertible notes) is being paid in exchange for all outstanding capital stock, options, warrants and notes.

(5)	Total fee paid:
12,479.00
($12,225.00 previously paid)

☐	Fee paid previously with preliminary materials.

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party

(4) Date Filed:

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

HEALTHCARE ACQUISITION CORP.
2116 Financial Center
666 Walnut Street
Des Moines, Iowa 50309

To the Stockholders of Healthcare Acquisition Corp.:

You are cordially invited to attend a special meeting of the stockholders of Healthcare Acquisition Corp., or HAQ, to be held on July 26, 2007. At the meeting you will be asked to consider proposals relating to the proposed merger of PAI Acquisition Corp., referred to in the attached proxy statement as Merger Sub, a wholly-owned subsidiary of HAQ, into PharmAthene, Inc., referred to in the proxy statement as PharmAthene, resulting in PharmAthene becoming a wholly-owned subsidiary of HAQ. PharmAthene is a privately-held company engaged in the biodefense industry, specifically the discovery and development of new human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to chemical and biological weapons.

The special meeting will be held at 10:00 a.m., Eastern Time, on July 26, 2007, at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001 (the “Special Meeting”). At this important meeting, you will be asked to consider and vote upon the following proposals:

•  the Merger Proposal- the proposed merger with PharmAthene, Inc. (the “Merger”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007, by and among HAQ, Merger Sub and PharmAthene, and the transactions contemplated thereby, whereby PharmAthene will become a wholly-owned subsidiary of HAQ (“Proposal 1” or the “Merger Proposal”) and the stockholders, optionholders, warrantholders and noteholders of PharmAthene shall receive the following consideration (having an aggregate value of $116,625,000 if the maximum milestone payments are achieved and paid and assuming a price of $7.53 per share of HAQ common stock):

(i)	an aggregate of 12,500,000 shares of HAQ common stock;
(ii)	$12,500,000 in 8% convertible notes issued by HAQ; and
(iii)	up to $10,000,000 in milestone payments (if certain conditions are met).

•  the Amendment Proposal - the amendment to HAQ's  amended and restated certificate of incorporation (the “Certificate of Incorporation Amendment”), to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.”; (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger; and (iii) grant to holders of convertible promissory notes issued in the Merger the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding (“Proposal 2” or the “Amendment Proposal”);

•  the Incentive Plan Proposal - the adoption of the 2007 Long-Term Incentive Plan (the “Incentive Plan”) pursuant to which HAQ will reserve 3,500,000 shares of common stock for issuance pursuant to the Plan (“Proposal 3” or the “Incentive Plan Proposal”);

•  the Adjournment Proposal - the adjournment of the Special Meeting (the “Adjournment”), if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals (“Proposal 4” or the “Adjournment Proposal”); and

•  such other business as may properly come before the meeting or any adjournment or postponement thereof.

HAQ's shares of common stock and warrants are listed on the American Stock Exchange under the symbols HAQ and HAQ-WT, respectively. If each of the Merger Proposal, the Amendment Proposal and the Incentive Plan Proposal are approved, the operations and assets of PharmAthene will become those of HAQ, and HAQ's name will be changed to “PharmAthene, Inc.” upon consummation of the Merger.

After careful consideration of the terms and conditions of the proposed merger with PharmAthene, the Certificate of Incorporation Amendment, the adoption of the Incentive Plan and the Adjournment, the Board of Directors of HAQ has determined that such proposals and the transactions contemplated thereby are fair to, and in the best interests of, HAQ and its stockholders. Such determination with respect to the proposed Merger was based upon various factors as described in the enclosed Proxy Statement including the Board’s independent analysis of PharmAthene’s business, technology and future prospects, PharmAthene’s management and historical investments in PharmAthene by third parties. No fairness opinion or valuation analysis was sought or obtained by the Board of Directors nor did the Board determine a specific value for PharmAthene.

HAQ’s initial stockholders, including all of its directors and officers and their affiliates, presently own an aggregate of approximately 19.3% of the outstanding shares of HAQ common stock which shares were purchased prior to the IPO, and all of these stockholders have agreed to vote the shares acquired prior to the IPO in accordance with the vote of the majority in interest of all other HAQ stockholders on the Merger Proposal. In addition, certain members of our Board of Directors have purchased an additional 250,000 shares (2.14% of the outstanding shares of common stock of HAQ) and have advised us that they intend to vote these shares in favor of the Merger.

The Board of Directors of HAQ unanimously recommends that you vote or give instruction to vote: (i) “FOR” the Merger Proposal; (ii)  “FOR” the Amendment Proposal; (iii) “FOR” the Incentive Plan Proposal; and (iv) “FOR” the Adjournment Proposal, all as described in Proposals 1, 2, 3 and 4, respectively, in the attached proxy statement.

Enclosed is a Notice of Special Meeting and proxy statement containing detailed information concerning the proposed Merger, the Certificate of Incorporation Amendment, the Incentive Plan and the Adjournment. Whether or not you plan to attend the Special Meeting, we urge you to read this material carefully. We look forward to seeing you at the meeting.

Sincerely,

John Pappajohn
Chairman of the Board
and Secretary

Neither the Securities and Exchange Commission nor any state securities commission has determined if the attached proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

The proxy statement is dated June 20, 2007 and is first being mailed to HAQ stockholders on or about June 22, 2007.

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOU WILL NOT BE ELIGIBLE TO HAVE YOUR SHARES CONVERTED INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF HAQ’S INITIAL PUBLIC OFFERING ARE HELD. YOU MUST AFFIRMATIVELY VOTE AGAINST THE MERGER PROPOSAL AND DEMAND THAT HAQ CONVERT YOUR SHARES INTO CASH NO LATER THAN THE CLOSE OF THE VOTE ON THE MERGER PROPOSAL TO EXERCISE YOUR CONVERSION RIGHTS. SEE “SPECIAL MEETING OF HAQ STOCKHOLDERS — CONVERSION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

SEE ALSO “RISK FACTORS” FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.

HEALTHCARE ACQUISITION CORP.
2116 Financial Center
666 Walnut Street
Des Moines, Iowa 50309

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 26, 2007

TO THE STOCKHOLDERS OF HEALTHCARE ACQUISITION CORP.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “Special Meeting”), including any adjournments or postponements thereof, of Healthcare Acquisition Corp., a Delaware corporation (“HAQ”), will be held at 10:00 a.m., Eastern Time, on July 26, 2007, at the offices of at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001, at which you will be asked to consider and vote upon the following:

•  the Merger Proposal - the proposed merger with PharmAthene, Inc. (the “Merger”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007, by and among HAQ, Merger Sub and PharmAthene, and the transactions contemplated thereby, whereby PharmAthene will become a wholly-owned subsidiary of HAQ (“Proposal 1” or the “Merger Proposal”) and the stockholders, optionholders, warrantholders and noteholders of PharmAthene shall receive the following consideration (having an aggregate value of $116,625,000 if the maximum milestone payments are achieved and paid and assuming a price of $7.53 per share of HAQ common stock):

(i)	an aggregate of 12,500,000 shares of HAQ common stock;
(ii)	$12,500,000 in 8% convertible notes issued by HAQ; and
(iii)	up to $10,000,000 in milestone payments (if certain conditions are met).

•  the Amendment Proposal - the amendment to HAQ's  amended and restated certificate of incorporation (the “Certificate of Incorporation Amendment”), to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.”; (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger; and (iii) grant to holders of convertible promissory notes issued in the Merger the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding (“Proposal 2” or the “Amendment Proposal”);

•  the Incentive Plan Proposal - the adoption of the 2007 Long-Term Incentive Plan (the “Incentive Plan”) pursuant to which HAQ will reserve 3,500,000 shares of common stock for issuance pursuant to the Plan (“Proposal 3” or the “Incentive Plan Proposal”);

•  the Adjournment Proposal - the adjournment of the Special Meeting (the “Adjournment”), if necessary and appropriate, for the purpose of soliciting additional proxies if there are not sufficient votes for the foregoing proposals (“Proposal 4” or the “Adjournment Proposal”); and

•  such other business as may properly come before the meeting or any adjournment or postponement thereof.

These proposals are described in the attached proxy statement which HAQ urges you to read in its entirety before voting.

Each of the the Amendment Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary vote to approve that proposal, then HAQ will not complete any of the transactions identified in any of the proposals. If the Merger proposal is approved but the Amendment Proposal or Incentive Plan are not approved, we may still consummate the Merger if PharmAthene waives these conditions. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

No fairness opinion or valuation analysis from an independent third party was obtained with respect to the Merger Proposal nor did the Board determine a specific value for PharmAthene. The Board of Directors of HAQ has determined that the fair market value of PharmAthene exceeds 80% of HAQ’s net assets and that the terms of the Merger are in the best interest of and fair to the stockholders. Such determination with respect to the proposed Merger and the consideration being paid for PharmAthene was based upon various factors as described in the enclosed Proxy Statement including the Board’s independent analysis of PharmAthene’s business, technology and future prospects, PharmAthene’s management and historical investments in PharmAthene by third parties.

The Board of Directors of HAQ has fixed the close of business on June 15, 2007, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Special Meeting and at any adjournment thereof. A list of the stockholders entitled to vote as of the Record Date at the Special Meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the Special Meeting at HAQ’s offices at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa, 50309 and at the time and place of the meeting during the duration of the meeting.

HAQ will not transact any other business at the Special Meeting, except for business properly brought before the Special Meeting, or any adjournment or postponement thereof, by HAQ's Board of Directors.

Your vote is important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the Special Meeting. If you are a stockholder of record of HAQ common stock, you may also cast your vote in person at the Special Meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.

For purposes of Proposal 1, under our certificate of incorporation, approval of the Merger Proposal will require (i) the affirmative vote of a majority of the shares of HAQ’s common stock issued in our initial public offering completed in July 2005 (“IPO”) that vote on this proposal at the Special Meeting; and (ii) less than 20% of the shares of HAQ’s common stock issued in HAQ's IPO vote against the Merger Proposal and elect a cash conversion of their shares. For purposes of Proposal 2, the affirmative vote of a majority of the shares of HAQ’s common stock issued and outstanding as of the Record Date is required to approve the Amendment Proposal. For purposes of Proposal 3, the affirmative vote of a majority of the shares of HAQ’s common stock that are present in person or by proxy and entitled to vote at the Special Meeting is required to approve the Incentive Plan Proposal. For purposes of Proposal 4, the affirmative vote of a majority of the shares of HAQ’s common stock that are present in person or by proxy and entitled to vote is required to approve the adjournment of the Special Meeting. Each of the Amendment Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary vote to approve that proposal, then HAQ will not complete any of the transactions identified in any of the proposals. If the Merger Proposal is approved but the Amendment Proposal or Incentive Plan are not approved, we may still consummate the Merger if these proposals, which are conditions to the Merger, are waived by the parties. Therefore, if Proposal 1 is not approved, we will not adopt either the Amendment Proposal or the Incentive Plan Proposal.

If the Merger Proposal is not approved, HAQ will have insufficient time and resources to seek another suitable business combination and will have to commence the winding up, dissolution and liquidation of HAQ, including the liquidation of the trust account and distribution of the trust proceeds, in accordance with the terms of HAQ’s amended and restated certificate of incorporation, the agreement with respect to the trust and Delaware law. In order to do so, under Delaware law, HAQ will be required to obtain stockholder approval for its plan of dissolution. The funds held in HAQ’s trust account may not be distributed except upon HAQ’s dissolution and, unless and until such approval is obtained from its stockholders, the funds held in HAQ’s trust account will not be released. Consequently, holders of a majority of HAQ’s outstanding stock must approve its dissolution in order to receive the funds held in its trust account and the funds will not be available for any other corporate purpose.

In addition, each HAQ stockholder who holds shares of common stock issued in HAQ's IPO or purchased following the IPO in the open market has the right to vote against the Merger Proposal and, at the same time, demand that HAQ convert such stockholder's shares into cash equal to a pro rata portion of the proceeds in the trust account, including interest, which as of March 31, 2007 is equal to $7.60 per share. If the Merger is not completed, then your shares will not immediately be converted into cash, even if you so elected because we must satisfy the liquidation procedures under Delaware law. If the Merger is not approved, HAQ expects that it will commence the process to seek stockholder approval for its plan of dissolution and liquidation of the trust account within 5 business days after the Special Meeting. We cannot assure you that our stockholders will approve our dissolution in a timely manner or will ever approve our dissolution. As a result, we cannot provide investors with assurances of a specific time frame for our dissolution. If the holders of 1,880,000 or more shares of HAQ’s common stock, an amount equal to 20% or more of the total number of shares issued in the IPO, vote against the Merger and demand conversion of their shares into a pro rata portion of the trust account, then HAQ will not be able to consummate the Merger. HAQ's initial stockholders, including all of its directors and officers and their affiliates, own an aggregate of approximately 19.3% of the outstanding shares of HAQ common stock which shares were purchased prior to our IPO, and all of these stockholders have agreed to vote all of these shares acquired prior to the IPO in accordance with the vote of the majority in interest of all other HAQ stockholders on the Merger Proposal. Additionally, three of our Board members have purchased an additional 250,000 shares of HAQ common stock (2.14% of the total outstanding shares of common stock of HAQ) and have advised us that they intend to vote such shares in favor of the Merger.

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, SINCE IT IS NOT AN AFFIRMATIVE VOTE IN FAVOR OF A RESPECTIVE PROPOSAL, IT (I) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL BUT WILL NOT HAVE THE EFFECT OF CONVERTING YOUR SHARES INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF HAQ'S IPO ARE HELD, UNLESS AN AFFIRMATIVE VOTE AGAINST THE MERGER PROPOSAL IS MADE AND AN AFFIRMATIVE ELECTION TO CONVERT SUCH SHARES OF COMMON STOCK IS MADE ON THE PROXY CARD, (II) WILL BE TREATED AS A VOTE AGAINST THE AMENDMENT PROPOSAL AND, (III) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE INCENTIVE PLAN PROPOSAL.

SEE THE SECTION ENTITLED “RISK FACTORS'' BEGINNING ON PAGE 32 FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER WITH PHARMATHENE SINCE, UPON THE MERGER WITH PHARMATHENE, THE OPERATIONS AND ASSETS OF HAQ WILL LARGELY BE THOSE OF PHARMATHENE.

The attached proxy statement incorporates important business and financial information about HAQ and PharmAthene that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to: Matthew Kinley, President of HAQ at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309, or by calling him at (515) 244-5746.

To obtain timely delivery of requested materials, security holders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting. The latest date to request the information to be received timely is July 21, 2007.

We are soliciting the proxy on behalf of the Board of Directors, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, HAQ’s officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have also retained the proxy soliciting firm of Morrow & Co., Inc. to solicit proxies on our behalf. If you have any questions or need assistance in voting your shares, please contact Morrow & Co. toll free at 800-607-0088; banks and brokers may call 800-654-2468.

The Board of Directors of HAQ unanimously recommends that you vote “FOR” Proposal 1, the Merger Proposal, “FOR” Proposal 2, the Amendment Proposal, “FOR” Proposal 3, the Incentive Plan Proposal and “FOR” Proposal 4, the Adjournment Proposal.

By Order of the Board of Directors,

John Pappajohn
Chairman of the Board
and Secretary
June 20, 2007

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF
HEALTHCARE ACQUISITION CORP.

The Board of Directors of Healthcare Acquisition Corp., or HAQ, has unanimously approved the Agreement and Plan of Merger, dated as of January 19, 2007, among HAQ, Merger Sub and PharmAthene (the “Merger Agreement”) and the Merger contemplated thereby (the “Merger”), whereby HAQ will acquire all of the outstanding securities held by the stockholders of PharmAthene and PharmAthene will become a wholly-owned subsidiary of HAQ. If the Merger Proposal is not approved, then the Merger will not be consummated. In such event, HAQ will have insufficient time and resources to pursue an alternative business combination and will be forced to liquidate the trust which was established at the time of HAQ’s initial public offering and which contains substantially all of the proceeds from the initial public offering. The liquidation will be in accordance with our existing amended and restated certificate of incorporation and applicable Delaware law, as described elsewhere in our proxy statement.

If the Merger is consummated and you vote your shares in favor of the Merger Proposal, you will continue to hold the HAQ securities that you currently own. If the Merger is consummated but you have voted your shares against the Merger Proposal and have elected a cash conversion instead, your HAQ shares will be cancelled and you will receive cash equal to a pro rata portion of the trust account (totalling approximately $71.4 million) which, as of March 31, 2007, was equal to approximately $7.60 per share. The stockholders (including holders of its options, warrants and notes) of PharmAthene will receive 12,500,000 shares of HAQ common stock, subject to possible adjustment, $12,500,000 in 8% convertible notes issued by HAQ and possible milestone payments of up to $10,000,000 in exchange for their shares of capital stock (or applicable options, warrants or notes) of PharmAthene. Based upon the closing price of HAQ common stock on June 2, 2007 of $7.53 per share, assuming the maximum milestone payments are achieved and paid, the aggregate consideration payable to the PharmAthene stockholders, optionholders, warantholders and stockholders has a value of $116,625,000.

HAQ's common stock and warrants are currently listed on the American Stock Exchange under the symbols HAQ and HAQ-WT, respectively. Upon consummation of the Merger, PharmAthene will become HAQ's wholly-owned subsidiary and HAQ's name will be changed to “PharmAthene, Inc.” We will also change the current name of PharmAthene to a name to be determined after the closing.  HAQ's common stock and warrants will continue to be traded on the American Stock Exchange, although we anticipate seeking to change our trading symbols.

We believe that, generally, for U.S. federal income tax purposes, the Merger with PharmAthene will have no direct tax effect on stockholders of HAQ. However, if you vote against the Merger Proposal and elect a cash conversion of your shares of HAQ common stock into your pro-rata portion of the trust account and as a result receive cash in exchange for your HAQ shares, there may be certain tax consequences, such as realizing a loss or gain on your investment in HAQ’s shares. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

This proxy statement provides you with detailed information about the proposed Merger, the proposed Certificate of Incorporation Amendment, the proposed Incentive Plan, the proposed Adjournment and the Special Meeting. We encourage you to carefully read this entire document and the documents incorporated by reference, including the Merger Agreement, the form of Certificate of Incorporation Amendment and the proposed Incentive Plan which are attached hereto as Annexes A, B and C, respectively. YOU SHOULD ALSO CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 32.

The Merger cannot be consummated unless at least a majority of the shares of HAQ's common stock issued in HAQ's IPO and voting at the Special Meeting (whether in person or by proxy) approve and adopt the Merger Agreement and less than 20% of the shares of HAQ's common stock issued in HAQ's IPO vote against the Merger Proposal and elect a cash conversion of their shares.

HAQ’s Board of Directors unanimously approved the Merger Agreement and the proposed Merger, the Certificate of Incorporation Amendment, adoption of the proposed Incentive Plan and unanimously recommends that you vote or instruct your vote to be cast “FOR” Proposal 1, the Merger Proposal, “FOR” Proposal 2, the Amendment Proposal, “FOR” Proposal 3, the Incentive Plan Proposal and “FOR” Proposal 4, the Adjournment Proposal.

This proxy statement incorporates important business and financial information about HAQ and PharmAthene that is not included in or delivered with this document. This information is available without charge to security holders upon written or oral request. The request should be sent to:

Matthew Kinley, President
Healthcare Acquisition Corp.
2116 Financial Center
666 Walnut Street
Des Moines, Iowa 50309
(515) 244-5746

To obtain timely delivery of requested materials, security holders must request the information no later than five days before the date they submit their proxies or attend the Special Meeting. The latest date to request the information to be received timely is July 21, 2007.

We are soliciting the enclosed proxy card on behalf of the Board of Directors of HAQ, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our stock. We have also retained the proxy soliciting firm of Morrow & Co., Inc. to solicit proxies on our behalf and expect the costs of such retention not to exceed approximately $30,000.

THIS PROXY STATEMENT IS DATED JUNE 20, 2007, AND IS FIRST BEING MAILED TO HAQ STOCKHOLDERS ON OR ABOUT JUNE 22, 2007.

i

PROPOSAL 1 - THE MERGER PROPOSAL	57
GENERAL DESCRIPTION OF THE MERGER	57
BACKGROUND OF THE MERGER	57
INTERESTS OF HAQ DIRECTORS AND OFFICERS IN THE MERGER	65
HAQ’S REASONS FOR THE MERGER AND RECOMMENDATION OF THE HAQ BOARD	66
SATISFACTION OF THE 80% REQUIREMENT	71
UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	71
ACCOUNTING TREATMENT OF THE MERGER	72
REGULATORY MATTERS	72
CONSEQUENCES IF REQUIRED VOTE MERGER PROPOSAL IS NOT APPROVED	72
REQUIRED VOTE	73
RECOMMENDATION	73
THE AGREEMENT AND PLAN OF MERGER	74
GENERAL	74
STOCK CONSIDERATION	74
8% CONVERTIBLE NOTES TO BE ISSUED AND NOTE EXCHANGE	76
MILESTONE PAYMENTS	78
EFFECT OF MERGER ON PHARMATHENE OPTIONS	79
REPRESENTATIONS AND WARRANTIES OF THE PARTIES	79
COVENANTS AND AGREEMENTS	81
OPERATIONS AFTER THE MERGER	85
CONDITIONS TO THE COMPLETION OF THE MERGER	85
MATERIALITY AND MATERIAL ADVERSE EFFECT	86
TERMINATION	87
INDEMNIFICATION OF CLAIMS AND ESCROW OF SHARES	88
REPRESENTATIVE	88
ASSIGNMENT	88
FURTHER ASSURANCES	88
OTHER AGREEMENTS RELATED TO THE MERGER	89
REGISTRATION RIGHTS AGREEMENT	89
LOCK-UP AGREEMENTS	89
EMPLOYMENT AGREEMENTS	89
PROPOSAL 2 - THE AMENDMENT PROPOSAL	90
GENERAL	90
REQUIRED VOTE	92
RECOMMENDATION	92
PROPOSAL 3 - THE INCENTIVE PLAN PROPOSAL	93
GENERAL	93
REQUIRED VOTE	98
RECOMMENDATION	99
PROPOSAL 4 - THE ADJOURNMENT PROPOSAL	100
GENERAL	100
REQUIRED VOTE	100
RECOMMENDATION	100
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PHARMATHENE	101
INFORMATION ABOUT PHARMATHENE	111
PHARMATHENE EXECUTIVE COMPENSATION	124
INFORMATION ABOUT HAQ	130
HAQ’S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HAQ	131
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION AS OF MARCH 31, 2007	134
DIRECTORS AND MANAGEMENT OF HAQ FOLLOWING THE MERGER WITH PHARMATHENE	142
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	149
BENEFICIAL OWNERSHIP OF SECURITIES	152
PRICE RANGE OF SECURITIES AND DIVIDENDS	157
DESCRIPTION OF SECURITIES	158
STOCKHOLDER PROPOSALS	160
WHERE YOU CAN FIND MORE INFORMATION	160

ii

ANNEXES
Annex A - Agreement and Plan of Merger
Annex B - Form of Amendment to the Amended and Restated Certificate of Incorporation
Annex C - Form of 2007 Long-Term Incentive Plan

iii

SUMMARY OF THE MATERIAL TERMS OF THE MERGER

This Summary, together with the sections entitled “Questions and Answers About the Merger and the Special Meeting” and “Summary of the Proxy Statement,” summarizes certain material information contained in this proxy statement. You should carefully read this entire proxy statement for a more complete understanding of the matters to be considered at the Special Meeting of stockholders.

•
Pursuant to a Merger Agreement, HAQ will acquire all of the outstanding securities held by the stockholders of PharmAthene (other than those securities being cancelled) and PharmAthene will become a wholly-owned subsidiary of HAQ. For more information about the Merger, see the section entitled “The Merger Proposal” beginning on page 57 and the Merger Agreement that is attached as Annex A to this proxy statement.

•
At the Special Meeting of stockholders to be held on July 26, 2007, you will be asked, among other things, to approve the Merger. For more information about the Special Meeting, see the section entitled “The HAQ Special Meeting of Stockholders” beginning on page 51.

•
We are a special purpose acquisition company organized under the laws of Delaware on April 25, 2005. We were formed to effect an acquisition, merger, capital stock exchange, asset acquisition or other similar business combination with an operating business in the healthcare industry. For more information about us, see the section entitled “Information About HAQ” beginning on page 130.

•
PharmAthene is a privately-held Delaware company engaged in the biodefense industry, specifically the discovery and development of novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to biological and chemical weapons. For more information about PharmAthene, see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Statements,” “Information About PharmAthene,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PharmAthene” beginning on pages 134, 111, and 101, respectively. Also see PharmAthene’s financial statements beginning on page F-2.

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At the closing of the Merger, stockholders, optionholders, warrantholders and noteholders of PharmAthene will receive an aggregate of 12,500,000 shares of HAQ common stock, subject to possible adjustment as set forth in the Merger Agreement, $12,500,000 in 8% convertible notes issued by HAQ; and up to $10,000,000 in milestone payments (if certain conditions are met). The total merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ common stock on June 2, 2007 of $ 7.53 per share and if the maximum milestone payments are achieved and paid). For more information about the merger consideration, see the section entitled “The Agreement and Plan of Merger” beginning on page 74.

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At the closing, the stockholders (including option holders and warrant holders of PharmAthene) will place 1,375,000 shares of HAQ common stock to be issued in the Merger into escrow which shares will be the sole and exclusive source for satisfying any indemnification claims. The indemnification obligations are subject to the limitation that we incur damages of at least $500,000 prior to making any claim. Further, the ability to be indemnified is subject to a limitation of the shares held in escrow. For more information about indemnification, see the section entitled“The Agreement and Plan Merger — Indemnification of Claims and Escrow of Shares” beginning on page 88.

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At the closing, all series of preferred stock of PharmAthene will be surrendered for conversion into shares of HAQ common stock, and the preferred stock will be cancelled. Additionally, a total of 16,118,359 warrants held by the holders of the PharmAthene preferred stock will be cancelled, as well as all related agreements previously entered into by the holders of the preferred stock and PharmAthene.

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At the effective time of the Merger, the 22,108,669 shares of PharmAthene common stock (representing 12,483,472 issued and outstanding shares of common stock and 9,625,197 shares of common stock underlying existing common stock options and common stock warrants) will convert into approximately 1,100,422 shares of HAQ common stock, or a 20.08 to 1 exchange ratio; the 16,442,000 issued and outstanding shares of PharmAthene Series A Convertible Preferred Stock will convert into approximately 1,870,700 shares of HAQ common stock, or a 8.79 to 1 exchange ratio; the 30,448,147 issued and outstanding shares of PharmAthene Series B Convertible Preferred Stock will convert into approximately 5,498,500 shares of HAQ common stock, or a 5.54 to 1 exchange ratio; the 17,976,586 shares of PharmAthene Series C Convertible Preferred Stock (representing 17,538,133 issued and outstanding shares of Series C Convertible Preferred Stock and 438,457 shares of Series C convertible Preferred Stock underlying Warrants) will convert into approximately 4,030,300 shares of HAQ common stock, or a 4.46 to 1 exchange ratio. For more information about the stock consideration with respect to the Merger Proposal, see the section entitled “Stock Consideration” beginning on page 74.

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After we complete the Merger with PharmAthene, officers of PharmAthene will continue as before the Merger. Our Board will be reconstituted, and will be comprised of seven persons, only two of whom will be continuing Board members of HAQ. For more information about management, see the section entitled “Directors and Management of HAQ Following the Merger with PharmAthene” on page 142.

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Our management and Board considered various factors in determining to enter into a business combination with PharmAthene and to approve the Merger Agreement. Although the Board of Directors of HAQ did not obtain a fairness opinion or report with respect to the valuation of PharmAthene or its value from an independent third party, and did not determine a specific value for PharmAthene, the Board believes that the terms of the Merger are fair and in the best interests of the stockholders.  Prior to the commencement of formal negotiations, the HAQ Board determined a range of values for PharmAthene of between $101.4 million and $168.8 million. The Board based its determination upon various factors as described in the enclosed Proxy Statement including the Board’s independent analysis of PharmAthene’s business, technology and future prospects, PharmAthene’s management and historical investments in PharmAthene by third parties. See the section entitled “HAQ’s Reasons for the Merger and Recommendation of the HAQ Board” beginning on page 66.

•	The Merger with PharmAthene involves numerous risks. For more information about these risks, see the section entitled “Risk Factors” beginning on page 32.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Why am I receiving this proxy statement?

HAQ and PharmAthene have agreed to a business combination under the terms of an Agreement and Plan of Merger, dated January 19, 2007, among HAQ, PAI Acquisition Corp., a newly-formed subsidiary of HAQ (“Merger Sub”) and PharmAthene, Inc. (“PharmAthene”) pursuant to which Merger Sub will be merged (the “Merger”) with and into PharmAthene. This agreement is referred to as the Merger Agreement. A copy of the Merger Agreement is attached to this proxy statement as Annex A, which we encourage you to review in its entirety.

For purposes of Proposal 1, under our certificate of incorporation, approval of the Merger Proposal will require (i) the affirmative vote of a majority of the shares of HAQ’s common stock issued in our IPO that vote on this proposal at the Special Meeting; and (ii) that not more than 20% of the shares of HAQ’s common stock issued in HAQ's IPO vote against the Merger Proposal and elect a cash conversion of their shares.

HAQ will hold a Special Meeting of its stockholders to obtain this approval. This proxy statement contains important information about the proposed merger and the Amendment Proposal and the Incentive Plan Proposal. You should read it carefully.

Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

What is being voted on?

There are four proposals on which you are being asked to vote. The first proposal is to approve and adopt a Merger Agreement and the transactions contemplated thereby. As a consequence of the Merger, PharmAthene will become a wholly-owned subsidiary of HAQ.

The second proposal is to approve an amendment to HAQ's amended and restated certificate of incorporation, subject to consummation of the Merger, to:

•  change HAQ's name to “PharmAthene, Inc.” after the Merger;

•  remove certain provisions that will no longer be operative to HAQ as an operating company upon consummation of the Merger; and

•  grant to the holders of the 8% convertible notes to be issued as part of the Merger the right to designate three members to the Board of Directors of HAQ ( and two out of three members of each Board committee) for so long as at least 30% of the original face value of such notes remain outstanding.

The third proposal is to approve the adoption of the 2007 Long-Term Incentive Plan, or the Incentive Plan, pursuant to which 3,500,000 of shares of HAQ common stock will be reserved for issuance in accordance with the terms of the Incentive Plan (including approximately 465,961 shares reserved to honor options issued by PharmAthene which will be assumed by HAQ pursuant to the Merger Agreement).

The fourth proposal is to approve the adjournment of the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, HAQ would not have been authorized to consummate the Merger.

It is important for you to note that in the event the Merger Proposal does not receive the necessary vote to approve such proposal, then HAQ will not consummate that proposal or the other proposals and HAQ will be forced to liquidate. If the Incentive Plan Proposal or the Amendment Proposal is not approved, but the Merger Proposal is approved, HAQ may still consummate the Merger if the conditions in the Merger Agreement requiring approval of these proposals are waived.

What is a quorum?

A quorum is the number of shares that must be represented, in person or by proxy, in order for business to be transacted at the Special Meeting.

More than one-half of the total number of shares of our common stock outstanding as of the record date (a quorum) must be represented, either in person or by proxy, in order to transact business at the Special Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. If there is no quorum, a majority of the shares present at the Special Meeting may adjourn the Special Meeting to another date.

However, in order to vote on Proposal 1, more than one-half of the shares of our common stock purchased in our IPO must be represented (4,700,001 shares), because only the holders of those shares may vote on the Merger Proposal.

Why is HAQ proposing the Merger, the Certificate of Incorporation Amendment and the adoption of the Incentive Plan?

HAQ is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least equal to 80% of the net assets of HAQ at the time of the transaction. In the course of HAQ's search for a business combination partner, HAQ was introduced to PharmAthene, a company which the Board of Directors of HAQ believes has significant growth potential. PharmAthene is in the business of discovering and developing novel human therapeutics and prophylactics for the treatment and prevention of morbidity from exposure to biological and chemical weapons. The Board of Directors of HAQ found PharmAthene to be an attractive merger partner because of the industry in which it operates, its existing products, growth prospects and management team, among other factors. As a result, HAQ believes that the Merger will provide HAQ stockholders with an opportunity to participate in a company with significant growth potential. The Certificate of Incorporation Amendment is being undertaken because upon consummation of the Merger, (i) management desires the name of the business to reflect its operations, (ii) there are provisions in the certificate of incorporation which will no longer be applicable and, (iii) pursuant to the terms of the Merger Agreement, HAQ has agreed that, as a consequence of the Merger, noteholders will have the right to appoint three (3) members to the Board of Directors. The adoption of the Incentive Plan is being undertaken because the Board of Directors of HAQ deems it beneficial for the combined company going forward following the Merger to have incentives available to attract and retain employees and to honor options held by PharmAthene employees which will be assumed as part of the Merger.

What vote is required in order to approve the Merger Proposal?

The approval of the Merger Proposal will require the affirmative vote of a majority of the votes cast at the Special Meeting of the shares of common stock issued as part of HAQ's IPO. We issued 9,400,000 shares as part of our IPO. In addition, stockholders owning less than 20% of such shares (1,880,000 shares) may vote against the Merger and elect to convert their shares into cash from the trust account.

What happens if I vote against the Merger?

Each HAQ stockholder who holds shares of common stock either issued in HAQ's IPO or purchased following such offering in the open market has the right to vote against the Merger Proposal and, at the same time, demand that HAQ convert such stockholder's shares into an amount of cash equal to a pro rata portion of the trust account. These shares will be converted into cash only if the Merger is consummated. Based on the amount of cash held in the trust account as of March 31, 2007 (approximately $71.4 million) without taking into account any interest accrued after such date, stockholders who vote against the Merger Proposal and elect to convert such stockholder's shares as described above will be entitled to convert each share of common stock that it holds into approximately $7.60 per share. However, if the holders of 1,880,000 or more shares of common stock issued in HAQ's IPO (an amount equal to 20% or more of the total number of shares issued in the IPO), vote against the Merger and demand conversion of their shares into a pro rata portion of the trust account, then HAQ will not be able to consummate the Merger and we will be required, because of the lack of time to identify another potential target and negotiate a transaction, to liquidate.

How is Management of HAQ voting?

HAQ's initial stockholders, including all of its directors and officers, who purchased or received shares of common stock prior to HAQ's IPO, presently, together with their affiliates, own an aggregate of approximately 19.3% of the outstanding shares of HAQ common stock and all of these stockholders have agreed to vote all of these shares acquired prior to the IPO in accordance with the vote of the majority interest of all other HAQ stockholders on the Merger Proposal.  Additionally, three of our Board members have purchased an additional 250,000 shares (2.14% of the outstanding shares of common stock of HAQ) and have advised us that they intend to vote such shares in favor of the Merger.

What vote is required in order to approve the Amendment Proposal?

The approval of the Amendment Proposal will require the affirmative vote of a majority of the shares of HAQ's common stock issued and outstanding as of the Record Date. The officers and directors of HAQ intend to vote all of their shares of common stock in favor of this proposal.

What vote is required in order to approve the Incentive Plan Proposal?

The approval of the Incentive Plan Proposal will require the affirmative vote of a majority of the votes cast at the Special Meeting. The officers and directors of HAQ intend to vote all of their shares of common stock in favor of this proposal.

What vote is required in order to approve the Adjournment Proposal?

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of shares of HAQ's common stock present in person or by proxy and entitled to vote at the Special Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

If I am not going to attend the Special Meeting of stockholders in person, should I return my proxy card instead?

Yes. Whether or not you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the Special Meeting.

What will happen if I abstain from voting or fail to vote?

An abstention or failure to vote by a HAQ stockholder will not be counted towards the vote total for the Merger Proposal, and your shares of common stock will not be converted into a pro rata portion of the funds in the trust account. An abstention or failure to vote will have the effect of voting against the Amendment Proposal and the Adjournment Proposal. An abstention will have the effect of voting against the Incentive Plan.

As long as a quorum is established at the Special Meeting, a failure to vote will have no impact upon the approval of the Merger Proposal or the Incentive Plan Proposal but as the Amendment Proposal requires a majority of all outstanding shares of common stock, and the Adjournment Proposal requires the affirmative vote of a majority of the shares of HAQ's common stock present in person or by proxy and entitled to vote at the Special Meeting,a failure to vote will have the effect of a vote against each of the Amendment Proposal and the Adjournment Proposal. Failure to vote will not have the effect of converting your shares into a pro rata portion of the trust account.

If my shares are held in “street name'' by my broker, will my broker vote my shares for me?

If you hold your shares in “street name,” your bank or broker cannot vote your shares with respect to the Merger Proposal, the Amendment Proposal, the Incentive Plan Proposal or the Adjournment Proposal without specific instructions from you, which are sometimes referred to in this proxy statement as the broker “non-vote” rules.  If you do not provide instructions with your proxy, your bank or broker may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank or broker is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum, but will not count for purposes of determining the number of votes cast at the Special Meeting. Your broker can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide to your broker. If you hold your shares in street name you can obtain physical delivery of the shares into your name, and then vote your shares yourself. In order to obtain shares directly into your name, you must contact your brokerage house representative. Brokerage firms may assess a fee for your conversion; the amount of such fee varies from firm to firm.

What do I do if I want to change my vote?

If you wish to change your vote, please send a later-dated, signed proxy card to our corporate Secretary, John Pappajohn at HAQ prior to the date of the Special Meeting or attend the Special Meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to John Pappajohn at the address of HAQ's corporate headquarters, provided such revocation is received prior to the Special Meeting.

Will I receive anything in the Merger?

If the Merger is consummated and you vote your shares for the Merger Proposal or you abstain, you will continue to hold the HAQ securities that you currently own. If the Merger is consummated but you have voted your shares against the Merger Proposal and have elected a cash conversion instead, and you timely deliver your stock certificate for conversion, your shares of HAQ common stock will be cancelled and you will receive cash equal to a pro rata portion of the trust account, which, as of March 31, 2007, was equal to approximately $7.60 per share. Because HAQ is acquiring all of the outstanding securities of PharmAthene, the stockholders (and certain optionholders and warrantholders) and noteholders of PharmAthene will receive 12.5 million shares of HAQ common stock, subject to adjustment, 8% convertible notes in the amount of $12,500,000 and up to $10,000,000 in milestone payments, as applicable in exchange for their shares (or applicable options or warrants) of capital stock of PharmAthene and in replacement of currently outstanding notes. The total merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ’s common stock on June 2, 2007 of $7.53 per share and assuming the maximum milestone payments are achieved and paid).

How is HAQ paying for the Merger?

HAQ will be issuing new shares of its common stock and 8% convertible notes to finance the Merger and is not required to utilize cash for the transaction. Further, as described elsewhere in this proxy statement, the PharmAthene stockholders may also receive milestone payments based upon future revenues of the post-merger company. Assuming the Merger Proposal is approved, a portion of the funds from HAQ’s IPO, now held in trust, will be used to pay certain expenses related to the Merger including fees with respect to listing the Merger related HAQ common stock issued as merger consideration on the American Stock Exchange, accounting and legal fees and payments to those stockholders who (i) vote against the Merger and (ii) elect to convert their shares into cash.

Are PharmAthene stockholders or noteholders required to approve the Merger?

Yes. All of the holders of PharmAthene’s preferred stock, and more than 80% of the holders of the common stock of PharmAthene, have already executed irrevocable consents approving and adopting the Merger Agreement and the transactions contemplated thereby. Accordingly, there are no additional approvals required by PharmAthene to consummate the Merger. In addition, holders of substantially all of the PharmAthene Notes have agreed to exchange their PharmAthene Notes (principal and interest) for the new notes to be issued by HAQ.

What will happen in the Merger?

PAI Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of HAQ formed for the purpose of consummating the Merger (which we also refer to as “Merger Sub”), will merge with and into PharmAthene with PharmAthene being the surviving corporation. As a consequence of the Merger, the following will occur:

•	PharmAthene will be a wholly-owned subsidiary of HAQ;

•	the stockholders of PharmAthene will receive shares of HAQ common stock;

•	the option and warrant holders of PharmAthene will receive options and warrants to purchase shares of HAQ common stock in exchange for their equity interests in PharmAthene;

•	the holders of the 8% convertible notes of PharmAthene will exchange their notes (principal and interest) for $12,500,000 of 8% convertible notes issued by HAQ;

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at the closing, all series of preferred stock of PharmAthene will be surrendered for conversion into shares of HAQ Common Stock, and the preferred stock will be cancelled. Additionally, a total of 16,118,359 warrants held by the holders of the PharmAthene preferred stock will be terminated, as well as all related agreements previously entered into by the holders of the preferred stock and PharmAthene;

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the Board of HAQ will be restructured and reconstituted to provide that the Board will be comprised of seven persons, and the holders of the 8% notes to be issued to the PharmAthene note holders will have the right to appoint up to three directors.

Has HAQ received an independent valuation or fairness opinion with respect to the Merger Proposal?

No. Our Board of Directors has determined that the fair market value of PharmAthene exceeds 80% of our net assets as was represented in the prospectus relating to our IPO and required by our amended and restated certificate of incorporation. The Board also determined that the terms of the Merger were fair to HAQ and its stockholders and that the amount of consideration being paid was fair. The terms of the Merger were determined based upon arm’s-length negotiations between us and the management of PharmAthene, who had no prior dealings with us or our officers or directors. Some of our officers and directors, including John Pappajohn, our Chairman, Derace L. Schaffer, M.D., our Chief Executive Officer, and Matthew Kinley, our President, have extensive industry and deal-making experience. Further, obtaining a valuation or fairness opinion is not required under our amended and restated certificate of incorporation or under the Delaware General Corporation Law. Under the circumstances, our Board of Directors believed that the aggregate consideration for the Merger appropriately reflected PharmAthene’s fair market value and that obtaining an independent valuation or fairness opinion was unnecessary.

How did HAQ’s Board of Directors arrive at a valuation of PharmAthene and did the Board of Directors assign a value to PharmAthene?

HAQ’s Board had commenced its negotiations for PharmAthene based on analyses undertaken using publicly available information regarding PharmAthene, certain internally generated information that had been furnished by PharmAthene’s management prior to formal negotiations and some preliminary comparisons to other companies. HAQ’s Board of Directors considered the nature of PharmAthene’s business and assets, including its potential sales, its business plan and forecasts, potential earnings, cash flow and book value of assets. In addition, the Board reviewed PharmAthene’s current capitalization and resulting operating losses, and the liabilities to be assumed in arriving at a valuation of PharmAthene. The publicly available information was, to a large extent, the information contained in a business combination proxy statement that had been filed by SIGA Technologies, Inc. in connection with a proposed merger transaction with PharmAthene which ultimately was terminated. The internally prepared materials furnished by PharmAthene included projections and business summaries prepared by PharmAthene’s management. The Board of Directors determined that the value of PharmAthene was in the range of between $101.4 million and $168.8 million and believed that the negotiated purchase price was fair to HAQ and its stockholders. The total merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ common stock on June 2, 2007 of $7.53 per share and assuming maximum milestone payments are achieved and paid). We refer you to the more detailed discussions under the headings “Background of the Merger” and “HAQ’s Reasons for the Merger and Recommendation of the HAQ Board.”

What will PharmAthene stockholders receive in the Merger?

The total merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ’s common stock price on June 2, 2007 of $ 7.53 per share and assuming maximum milestone payments are achieved and paid). The Merger Agreement provides that the holders of PharmAthene capital stock (including holders of warrants and options) and outstanding noteholders will receive the following consideration:

•	an aggregate of 12,500,000 shares of HAQ common stock, subject to possible adjustment;
•	$12,500,000 of 8% convertible notes will be issued by HAQ; and
•	up to $10,000,000 in milestone payments may be paid (if certain conditions are met).

The Merger Agreement provides that the holders of PharmAthene immediately prior to the Merger will initially own up to approximately 52% of the issued and outstanding shares of HAQ capital stock after the Merger (assuming all PharmAthene options and warrants assumed by HAQ are exercised and excluding as outstanding for purposes of the calculation securities issuable upon exercise of HAQ’s outstanding warrants, upon exercise of the purchase option issued to underwriters in HAQ’s IPO and upon conversion of the 8% convertible notes to be issued in the Merger). Since HAQ has outstanding warrants to purchase 9.4 million shares of common stock and a unit purchase option to purchase 225,000 units, each unit consisting of one share of common stock and one warrant, holders of PharmAthene securities will own as much as 39% of the aggregate issued and outstanding shares of HAQ capital stock after taking into account such securities (assuming all PharmAthene options and warrants assumed by HAQ are exercised and including securities issuable upon the conversion of the 8% convertible notes to be issued in the Merger).

If the entire aggregate principle amount of the 8% convertible notes ($12,500,000) issued by HAQ in the Merger are converted in their entirety, the holders will own an additional 1,250,000 shares of HAQ common stock subsequent to the Merger. The holders of HAQ capital stock immediately prior to the Merger will own the balance of the issued and outstanding shares of HAQ capital stock. Therefore, the holders of HAQ capital stock immediately prior to the Merger will experience substantial dilution of their ownership interest as a result of the Merger.

Will fractional shares of HAQ be paid?

Fractional shares will not be issued to PharmAthene stockholders in the Merger. In lieu of fractional shares, the PharmAthene stockholders will receive cash. As a result of the very limited number of fractional shares which could be issued because there are only 23 PharmAthene stockholders, the amount of cash needed to cover fractional shares will be immaterial.

What will PharmAthene noteholders receive in the Merger?

Pursuant to a Note Exchange Agreement, the execution of which is a condition precedent to consummation of the Merger, current holders of PharmAthene’s $11,800,000 in 8% convertible notes are required to exchange such notes (all principal and accrued interest) for the 8% convertible notes of HAQ in the principal amount of $12,500,000. Pursuant to the Note Exchange Agreement, such holders will also have the right to designate three nominees to HAQ’s Board of Directors, comprised of seven members, and two of the three members to each committee of the Board including the corporate governance and nominating committee and compensation committee.

Do I have conversion rights in connection with the Merger?

If you hold shares of common stock issued in HAQ's IPO, then you have the right to vote against the Merger Proposal and demand that HAQ convert your shares of HAQ common stock into a pro rata portion of the trust account. These rights to vote against the Merger and demand conversion of your shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights.

If I have conversion rights, how do I exercise them?

If you wish to exercise your conversion rights, you must vote against the Merger Proposal and, at the same time, demand that HAQ convert your shares into cash by marking the appropriate space on the proxy card. You must affirmatively vote against the Merger Proposal and demand that HAQ convert your shares into cash from the trust account no later than the close of the vote on the Merger Proposal to exercise your conversion rights (by indicating so on the proxy card or on the ballot at the Special Meeting). In order to convert your shares you must hold your shares through the closing date of the Merger and then present your physical stock certificate to our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY, 10004, Attention Greg Denman, (212) 845-3287 by 5:00 p.m New York time on the third business day subsequent to the closing date of the Merger. If you elect to convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units that were issued in our initial public offering in accordance with the terms thereof and you will still have the right to attend the Special Meeting. If, notwithstanding your vote, the Merger is consummated, then you will be entitled to receive a pro rata share of the trust account in which a substantial portion of the net proceeds of HAQ's IPO are held, including any interest earned thereon through the date of the Special Meeting. Based on the amount of cash held in the trust account as of March 31, 2007, without taking into account any interest accrued after such date, you will be entitled to convert each share of HAQ common stock that you hold into approximately $7.60 per share. If you exercise your conversion rights, then you will be exchanging your shares of HAQ common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Merger and then tender your stock certificate to HAQ before 5 p.m. EST on the third business day after the consummation of the Merger. Assuming the Merger is approved, HAQ will provide public notice of the closing date for the Merger. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units purchased in the IPO in accordance with the terms thereof. If the Merger is not consummated: (i) then your shares will not be converted into cash at this time, even if you so elected; and (ii) we will commence the dissolution process and you will be entitled to distribution upon liquidation. See “Conversion Rights” at page 54 and the section entitled “Consequences if Merger Proposal is Not Approved” beginning on page 72.

What happens to the funds deposited in the trust account after completion of the Merger?

Upon consummation of the Merger, a portion of the funds remaining in the trust account after payment of amounts, if any, to stockholders requesting and exercising their conversion rights, will be used to pay expenses associated with the Merger. In addition, approximately $720,000 will be used to pay deferred underwriters’ compensation from HAQ’s IPO. Substantially all of the funds will be used to fund working capital of the combined company.

Who will manage HAQ from and after consummation of the Merger with PharmAthene?

From and after consummation of the Merger, HAQ will be managed by the current management of PharmAthene including David P. Wright as President and Chief Executive Officer. It is anticipated that the Board of Directors of the combined company will consist of the following seven board members: John Pappajohn, HAQ’s current Chairman, Derace M. Schaffer, M.D., currently a member of HAQ’s Board of Directors, James Cavanaugh, Ph.D., Steven St. Peter, M.D. Elizabeth Czerepak, Joel McCleary and David Wright, PharmAthene’s current President and Chief Executive Officer, each to serve until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Ms. Czerepak and Drs. Cavanaugh and St. Peter, all of whom are currently directors on PharmAthene’s Board of Directors, will be directors nominated by the holders of 8% convertible notes to be issued by HAQ in exchange for the currently-outstanding 8% convertible notes of PharmAthene.

What happens if the Merger is not consummated?

If the Merger is not consummated, HAQ's amended and restated certificate of incorporation will not be further amended pursuant to the Amendment Proposal and we will not adopt the Incentive Plan pursuant to the Incentive Plan Proposal. Further, HAQ will be liquidated pursuant to its amended and restated certificate of incorporation.  If a liquidation were to occur by approximately August 3, 2007 (the last day on which HAQ would be permitted to consummate the acquisition of PharmAthene under its amended and restated certificate of incorporation), HAQ estimates that with the interest that would accrue on the amounts that are held in trust through such date, there would be a trust balance of approximately $72,280,000 or $7.68 per share. This amount, less any liabilities not indemnified against by certain members of HAQ's Board and not waived by HAQ's creditors, which we estimate will not exceed $280,000, would be distributed to the holders of the 9,400,000 shares of common stock purchased in HAQ's IPO. We estimate that as of March 31, 2007, we have claims from creditors, vendors and tax authorities of approximately $630,000 which have not been waived. HAQ currently has no outstanding liabilities covered by waivers. HAQ currently estimates that, at August 3, 2007, there would be approximately $280,000 in Delaware franchise tax included in the $630,000 which are not waived by such taxing authorities and our Board members have not agreed to indemnify HAQ for such tax claims. Our Board members have agreed to indemnify HAQ for the balance which HAQ owes to certain of its vendors.  HAQ has no other outstanding liabilities which are not indemnified against by the members of its Board or for which it has not received waivers from creditors. As of March 31, 2007, HAQ has approximately $467,000 of cash out of trust available to pay for claims and expenses of which only $280,000 of potential tax claims will not be covered by the Directors’ indemnification. Thus, HAQ estimates that the total amount available for distribution upon liquidation would be approximately $72,000,000 or $7.66 per share.

Separately, HAQ estimates that the dissolution process would cost approximately $50,000 to $75,000 and that HAQ would be indemnified for such costs by  HAQ’s executive officers and directors. Such officers and directors have acknowledged and agreed that such costs are covered by their existing indemnification agreement. We do not believe there would be any for claims or liabilities in excess of the funds out of the trust against which HAQ’s executive officers and directors would be required to indemnify the trust account in the event of such dissolution. In the event that such persons indemnifying HAQ are unable to satisfy their indemnification obligation or in the event that there are subsequent claims such as subsequent non-vendor claims for which such persons have no indemnification obligation, the amount ultimately distributed to stockholders may be reduced even further. However, HAQ currently has no basis to believe there will be any such liabilities or to provide an estimate of any such liabilities. The only cost of dissolution that HAQ is aware of that would not be indemnified against by such officers and directors of HAQ is the cost of any associated litigation. See page 32 of the section entitled “Risk Factors” for a further discussion with respect to amounts payable from the trust account.

When do you expect the Merger to be completed?

Assuming the approval of the Merger Proposal, it is currently anticipated that the Merger and other proposals will be completed as promptly as practicable following the Special Meeting of stockholders to be held on July 26, 2007.

What do I need to do now?

HAQ urges you to read carefully and consider the information contained in this proxy statement, including the annexes, and to consider how the merger will affect you as a stockholder of HAQ. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card.

If you have any questions or require assistance in voting your proxy, please contact our proxy solicitors, Morrow & Co., Inc. at 800-607-0088.

Do I need to send in my stock certificates?

If the Merger is approved and consummated, only HAQ stockholders who vote against adoption of the Merger Proposal and elect to have their shares converted into a pro rata share of the funds in the trust account must send their physical stock certificate to our stock transfer agent subsequent to the closing of the Merger. HAQ stockholders who vote in favor of the adoption of the Merger Proposal, or who otherwise do not elect to have their shares converted should not submit their stock certificates now or after the Merger, because their shares will not be converted or exchanged in connection with the Merger. If the Merger is not approved and we intiate the dissolution and liquidation processes, we will at such time provide instructions to stockholders of the procedure for obtaining their pro rata portion of the trust fund.

What should I do if I receive more than one set of voting materials?

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards, if your shares are registered in more than one name or are registered in different accounts. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your HAQ shares.

Who is paying for this proxy solicitation?

HAQ will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses and we expect that the total fees and expenses payable to Morrow & Co. will not exceed approximately $30,000. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Who can help answer my questions?

If you have questions about any of the proposals, you may write or call Healthcare Acquisition Corp. at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309, (515) 244-5746, Attention: Matthew Kinley or you may call Morrow & Co., Inc., our proxy solicitor, at (800) 607-0088.

You may also obtain additional information about HAQ from documents filed with the Securities and Exchange Commission (“SEC”) by following the instructions in the section entitled “Where You Can Find More Information.”

SUMMARY OF THE PROXY STATEMENT

This summary highlights certain information from this proxy statement including information with respect to each of the proposals, although the Merger is the primary reason for the calling of the Special Stockholders and the other proposals are dependent upon the approval of the Merger Proposal. This summary does not contain all of the information that is important to you. All of the proposals are described in detail elsewhere in this proxy statement and this summary discusses the material items of each of the proposals. You should carefully read this entire proxy statement and the other documents to which this proxy statement refers you. See, “Where You Can Find More Information.” on page 160.

The Merger Proposal (Page 57)

The Parties

HAQ

HAQ is a blank-check company formed specifically as a vehicle for the acquisition of or merger with a business whose fair market value is at least equal to 80% of the net assets of HAQ at the time of the transaction. The principal executive offices of HAQ are located at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309, and its telephone number is (515) 244-5746.

PAI Acquisition

PAI Acquisition, Inc. or Merger Sub, is a wholly owned subsidiary of HAQ, formed for the purpose of merging with and into PharmAthene. The principal executive offices of Merger Sub are located at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309, and its telephone number is (515) 244-5746.

PharmAthene

PharmAthene is a privately owned corporation in the business of discovering and developing novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to chemical and biological weapons. Based in Annapolis, Maryland, PharmAthene’s goal is to become the premier company worldwide specializing in the discovery, development and commercialization of therapeutic and prophylactic drugs for defense against bioterrorism and to eventually leverage its biodefense capabilities for non-biodefense products in broader commercial markets. PharmAthene has two products under development, Valortim™, a human monoclonal antibody for the prevention and treatment of anthrax infection, and Protexia®, a bioscavenger for the treatment of organophosphate nerve agent poisoning. Beyond its initial focus in biodefense, PharmAthene intends to identify and develop dual-use technologies which have application and indications in broader commercial markets. PharmAthene has had no revenues from the sale of products since its inception and has incurred significant operating losses.

PharmAthene was incorporated on March 13, 2001 under the name PharmAthene, Inc. The principal executive offices of PharmAthene are located at 175 Admiral Cochrane Drive, Suite #101, Annapolis, MD 21401, and its telephone number is (410) 571-8920.

The Agreement and Plan of Merger (Page 74)

On January 19, 2007, the parties entered into an Agreement and Plan of Merger (the “Merger Agreement”) which provides for a business combination by means of a merger of Merger Sub with and into PharmAthene in which PharmAthene will be the surviving entity and become a wholly-owned subsidiary of HAQ. We will acquire all of the capital stock of PharmAthene and certain of its securities will be terminated. At the closing, and subject to certain adjustments as hereafter described, the PharmAthene stockholders, optionholders, warrantholders and noteholders will receive the following in the Merger (the “Merger Consideration”):

•	an aggregate of 12,500,000 shares of HAQ common stock;
•	$12,500,000 in 8% convertible notes issued by HAQ; and
•	up to $10,000,000 in milestone payments (if certain conditions are met).

Included in the 12,500,000 shares of HAQ common stock is the reservation of 577,366 HAQ shares for issuance in connection with outstanding options and warrants to acquire shares of common stock and Series C Convertible Preferred Stock of PharmAthene, which will be assumed by HAQ and converted into options and warrants of HAQ. The merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ common stock on June 2, 2007 of $ 7.53 per share and assuming the maximum milestone payments are achieved and paid).

Milestone payments may be made to the stockholders of PharmAthene as part of the Merger Consideration equal to 10% of the actual collections on gross sales of its product, Valortim™, to the U.S. federal government until the earlier of (A) December 31, 2009, or (B) the point at which total aggregate milestone payments to the stockholders, optionholders and warrantholders equal $10 million. These payments will be conditioned upon receipt by PharmAthene of an award, procurement or other contract (x) on or before December 31, 2007; (y) which provides for a procurement by the U.S. government of doses or treatments equal to or greater than 60,000; and (z) with a total contract value of $150 million or more.

The 12,500,000 shares of HAQ common stock issued as a portion of the Merger Consideration will only be subject to adjustment to the extent that the stockholders of HAQ owning more than 5% of the outstanding HAQ Common Stock exercise their conversion rights. The number of shares of HAQ common stock comprising the stock consideration shall be adjusted upward by the product of (x) the number (as a percentage) that is the difference between the percentage of HAQ common stock that is converted and 5% and (y) 2.25 million. Stockholders holding an aggregate of up to 1,879,060 shares of common stock could convert such shares and the Merger may still be consummated. If such number of shares were converted, the shares of HAQ common stock issued as a portion of the Merger Consideration would be increased by 337,275 shares of common stock. The number of outstanding options and warrants of PharmAthene will not effect the total of 12,500,000 shares to be issued as Merger Consideration.

Of the shares of HAQ common stock to be issued to the PharmAthene stockholders as a portion of the Merger Consideration, 1,375,000 shares of HAQ common stock will be placed in an escrow account for a period of one year from the closing date of the Merger as the sole and exclusive source to satisfy any indemnification claims against PharmAthene under the Merger Agreement.

HAQ, Merger Sub and PharmAthene plan to consummate the Merger as promptly as practicable after the Special Meeting, provided that:

•	HAQ’s stockholders have approved and adopted the Merger Agreement and the transactions contemplated thereby;

•	holders of no more than 19.99% of the shares of the common stock issued in HAQ's IPO vote against the Merger Proposal and demand conversion of their shares into cash;

•
at the closing, all series of preferred stock of PharmAthene are surrendered for conversion, all warrants held by the holders of the PharmAthene preferred stock are cancelled, as well as all related agreements previously entered into by the holders of the preferred stock and PharmAthene are terminated;

•	all of the noteholders of PharmAthene surrender their notes for exchange into the new 8% convertible notes of HAQ;

•
all registration rights, security agreements and any other agreement related to the preferred stock and notes of PharmAthene entered into by the holders of the preferred stock and /or note holders are terminated; and

•	the other conditions specified in the Merger Agreement have been satisfied or waived.

See the description of the Merger Agreement in the section entitled “The Agreement and Plan of Merger” beginning on page 74. The Merger Agreement is included as “Annex A” to this proxy statement. We encourage you to read the Merger Agreement in its entirety.

Our Stock Ownership (Page 55)

On the Record Date, our officers and directors owned an aggregate of 2,500,000 shares of our common stock, or approximately 21.46% of our outstanding shares, of which 2,250,000 shares were acquired prior to our IPO. They have agreed to vote 2,250,000 of such shares with respect to the Merger Proposal as the holders of a majority of our IPO shares that are voted at the Special Meeting and they have advised us that they intend to vote the remaining 250,000 shares which were purchased in the open market by three of our board members pursuant to a Rule 10b5-1 plan in favor of the Merger Proposal and all other proposals.

Date, Time and Place of Special Meeting of Our Stockholders (Page 51)

The Special Meeting of our stockholders will be held at 10:00 A.M., local time, on July 26, 2007 at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001.

Record Date; Who is entitled to Vote (Page 52)

You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our common stock at the close of business on June 15, 2007, which is the record date for the Special Meeting. You will have one vote for each share of our common stock you owned at the close of business on the record date. On the record date, there were 11,650,000 shares of our common stock outstanding, of which 9,400,000 shares were IPO shares. The remaining 2,250,000 shares were issued to our founders prior to our IPO.

Quorum and Vote Required (Page 53)

A quorum of our stockholders is necessary to hold a valid stockholders meeting. A quorum will be present at the Special Meeting if a majority of the shares of our common stock outstanding as of the record date are presented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Merger Proposal will require the approval of the holders of a majority of the shares of our common stock issued in our IPO present and that vote on the Merger Proposal at the Special Meeting with respect to the Merger. Notwithstanding such approval, the Merger will not be completed if the holders of 20% or more of our IPO shares (1,880,000 or more shares) vote against the Merger Proposal and exercise their conversion rights.

As long as a quorum is established at the Special Meeting, a failure to vote will have no impact upon the approval of the Merger Proposal or the Incentive Plan Proposal but as the Amendment Proposal requires a majority of all outstanding shares of common stock, a failure to vote will have the effect of a vote against such proposal. Failure to vote will not have the effect of converting your shares into a pro rata portion of the trust account.

Voting your Shares; Proxies (Page 52)

Proxies may be solicited by mail, telephone or in person. HAQ will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and officers may also solicit proxies in person, by telephone or by other means of communication. These parties will not be paid any additional compensation for soliciting proxies. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses and we expect that the total fees and expenses payable to Morrow & Co. will not exceed approximately $30,000. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners

If you grant a proxy, you may still vote your shares in person if you revoke your proxy at or before the Special Meeting.

Tax Consequences (Page 71)

There will be no tax consequences to our stockholders resulting from the Merger, except to the extent they exercise their conversion rights.

A stockholder who exercises conversion rights will generally be required to recognize capital gain or loss upon the conversion, if such shares were held as a capital asset on the date of the Merger. This gain or loss will be measured by the difference between the amount of cash received and the stockholder’s tax basis in the converted shares. The gain or loss will be short-term gain or loss if the acquisition closes as scheduled, but may be long-term gain or loss if the closing is postponed.

Accounting Treatment (Page 72)

The Merger will be accounted for as a reverse acquisition and equity recapitalization, with HAQ treated as the “acquired” company for financial reporting purposes. For accounting purposes, the transaction is being treated as an acquisition of assets and not a business combination because HAQ did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Accordingly, the transaction has been treated as a capital transaction whereby PharmAthene is issuing stock for the net monetary assets of HAQ, accompanied by a recapitalization.

Risk Factors (Page 32)

Before you grant your proxy or vote or instruct the vote with respect to the Merger, you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on us and PharmAthene.

Relation of Proposals

Each of the the Amendment Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary vote to approve that proposal, then HAQ will not complete any of the transactions identified in any of the proposals. If the Amendment Propsoal and/or Incentive Plan Proposal is not approved but the Merger Proposal is approved, we may still consummate the Merger if the conditions in the Merger Agreement requiring the approval of these proposals are waived. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals

Approval of PharmAthene's Stockholders

PharmAthene did not hold a stockholders meeting. The approval of the stockholders and noteholders of PharmAthene is required to consummate the Merger. More than 80% of the holders of PharmAthene’s common stock, 100% of its preferred stockholders and holders of substantially all of the PharmAthene Notes have previously approved the Merger and the Merger Agreement by written consent. No further approval is required of PharmAthene securityholders.  A form of the Note Exchange Agreement, to be executed at closing, and a form of the 8% convertible notes, to be issued at closing, have been agreed upon by the PharmAthene noteholders and HAQ. Further, the stockholders and noteholders of PharmAthene have agreed to a lockup of their shares issuable to them in the Merger under which 50% of the shares will be released after six months and the remaining shares will be released after 12 months. HAQ has agreed to register the shares issuable to the PharmaAthene stockholders and noteholders following the closing pursuant to the terms of a Registration Rights Agreement, the form of which is filed as Exhibit 10.1 to the Current Report on Form 8-K, filed with the SEC on January 19, 2007.

Conversion Rights (Page 54)

Pursuant to HAQ’s existing amended and restated certificate of incorporation, a holder of shares of HAQ's common stock issued in its IPO may, if the stockholder votes against the Merger Proposal, demand that HAQ convert such shares into a pro rata portion of the trust account. This demand must be made on the proxy card at the same time that the stockholder votes against the Merger Proposal. We issued a total of 9,400,000 shares in our IPO and, other than the 2,250,000 shares issued to our management, we have no other shares of common stock issued and outstanding. If properly demanded, HAQ will convert each share of common stock as to which such demand has been made into a pro rata portion of the trust account in which a substantial portion of the net proceeds of HAQ's IPO are held, plus all interest earned thereon. If you exercise your conversion rights, then you will be exchanging your shares of HAQ common stock for cash and will no longer own these shares. Based on the amount of cash held in the trust account as of March 31, 2007, without taking into account any interest accrued after such date, you would be entitled to convert each share of common stock that you hold into approximately $7.60 per share. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Merger and then tender your stock certificate before 5 p.m. EST on the third business day after the Merger is consummated to our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY, 10004, Attention Greg Denman, (212) 845-3287. Assuming the Merger is approved, we expect to close the transaction on the date of the Special Meeting or shortly thereafter, and will provide public notice of the closing date. The Merger will not be consummated if the holders of more than 1,879,060 shares of common stock issued in HAQ's IPO, an amount equal to less than 20% of such shares, vote against the Merger Proposal and exercise their conversion rights. If the Merger is not consummated, then these shares will not be converted into cash immediately. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units purchased in our IPO in accordance with the terms thereof and you will still have the right to attend the Special Meeting. If the Merger is not consummated, then your shares will not be converted to cash after the Special Meeting, even if you so elected, and your shares will be converted into cash upon liquidation of the trust.

Dissenters’ or Appraisal Rights (Page 54)

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of HAQ in connection with the proposals. Any stockholder of HAQ holding shares of common stock issued in HAQ's IPO who votes against the Merger Proposal may, at the same time, demand that HAQ convert his shares into a pro rata portion of the trust account. If the holders of 20%, or 1,880,000, or more shares of common stock issued in HAQ's IPO vote against the Merger Proposal and demand conversion of their shares into a pro rata portion of the trust account, HAQ will not be able to consummate the Merger. The only rights for those stockholders voting against the Merger who wish to receive cash for their shares is to simultaneously demand payment for their shares from the trust account.

All of the holders of PharmAthene’s classes of preferred stock and stockholders representing 80% of its outstanding common stock have approved the Merger Proposal by written consent. The holders of PharmAthene common stock who did not consent to the Merger were provided with a notice, dated May 10, 2007, regarding their possible appraisal rights under the Delaware General Corporation Law. Pursuant to such notice and applicable law, dissenting stockholders were required to notify PharmAthene within 20 days of the date of the notice of their election to exercise their appraisal rights. PharmAthene did not receive any notices of such election.

Proxies and Proxy Solicitation Costs

We are soliciting proxies on behalf of our Board of Directors. We and our directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. These parties will not be paid any additional compensation for soliciting proxies. Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses. Such fees will be paid with non-trust account funds. We expect that the total fees and related expenses of Morrow & Co will not exceed $30,000.

We will ask banks, brokers and other institutions, nominees and fiduciaries to forward proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. We may also reimburse them for their reasonable expenses.

Stock Ownership

The following table sets forth information as of June 5, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of HAQ’s common stock by (i) each person known by us to be the owner of more than 5% of our outstanding shares of HAQ’s common stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
John Pappajohn (2)(3)	1,123,960	9.53%
Derace L. Schaffer, M.D. (2)(4)	1,123,960	9.53%
Matthew P. Kinley (2)(5)	561,980	4.79%
Edward B. Berger (6)	34,500	*
Wayne A. Schellhammer	22,500	*
Sapling, LLC (7)	697,715	6.0%
Fir Tree Recovery Master Fund, LP (7)	325,115	2.88%
QVT Financial LP (8)	619,400	5.3%
Andrew M. Weiss, PhD (9)	617,825	5.3%
All directors and executive officers as a group (5) persons	2,866,900	24.35%

* Represents beneficial ownership of less than 1%.

(1) Includes shares of common stock issuable upon exercise of warrants which are beneficially owned by certain of the persons named in the above table but which are not exercisable until the later of (i) July 28, 2006 or (ii) the consummation by us of a business combination (including our acquisition of PharmAthene). Unless otherwise indicated, the business address of each of the individuals is 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309.

(2) On May 2, 2007, three individuals adopted stock purchase plans intended to comply with the provisions of SEC Rule 10b5-1. Shares purchased under such plans were purchased through an NASD member firm at its discretion, subject to the terms of the plans. Pursuant to the adopted plans, the individuals, John Pappajohn, Matthew Kinley and Derace Schaffer authorized the following open market purchases:

	Total Shares	Share Limit Per Day
John Pappajohn	100,000 shares	10,000 shares
Derace Schaffer	100,000 shares	10,000 shares
Matt Kinley	50,000 shares	5,000 shares

The aggregate number of shares that were purchased did not exceed 250,000 shares. Further, each individual adopted a daily limit on the number of shares purchased which in the aggregate was not more than 25,000 shares. The individuals purchased shares at prices up to $7.60 per share. The plans expire on August 3, 2007.

(3) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(4) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(5) Includes 70,980 warrants and 50,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(6) Includes 12,000 warrants purchased by Mr. Berger in open market purchases. See footnote 1 above.

(7) Based on information contained in a Statement on Schedule 13G filed by Sapling LLC in February 2007. Sapling may direct the vote and disposition of the 697,715 shares of common stock, and Fir Tree Recovery may direct the vote and disposition of 325,115 shares of common stock. The address of both Sapling LLC and Fir Tree Recovery is 535 Fifth Avenue, 31st Floor, New York, New York 10017. Fir Tree, Inc. is the investment manager for each of Sapling LLC and Fir Tree Recovery Master Fund, LP. Jeffrey Tannenbaum is the President of Fir Tree, Inc. and has the power to vote or dispose of the securities held by these entities.

(8) Based on information contained in a Statement on Schedule 13G filed by QVT Financial LP on May 14, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 541,288 shares of HAQ common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 78,112 shares of HAQ common stock. QVT Financial has the power to direct the vote and disposition of the HAQ common stock held by each of the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 619,400 shares of HAQ common stock, consisting of the shares owned by the Fund and the shares held in the Separate Account QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of HAQ common stock reported by QVT Financial.

(9) Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew Weiss, PhD on June 4, 2007. Shares reported for Dr. Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Dr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Dr. Weiss, who is the managing member of Weiss Capital, LLC the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

Other than the shares purchased by Messers. Pappajohn and Kinley and Dr. Schaffer under 10b5-1 plans (an aggregate of 250,000 shares), all of the shares of HAQ common stock held by our officers and directors were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of (i) July 28, 2008; or (ii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our acquisition of PharmAthene.

During the escrow period, the holders of these shares are not able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of these stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to HAQ’s IPO.

As described above, certain of our officers and directors determined to purchase shares of our common stock in open market transactions prior to the Special Meeting pursuant to Rule 10b5-1 stock puchase plans. Shares purchased under these plans (250,000 shares) are entitled to participate in the liquidation of the trust fund in the event the Merger is not approved. Our officers and directors have advised us that they will vote the shares so purchased in favor of the Merger Proposal, Amendment Proposal, Incentive Plan Proposal and Adjournment Proposal. As of June 5, 2007, a total of 250,000 shares have been purchased under these plans.

Reasons for the Merger (Page 66)

No fairness opinion from an independent third party was sought or obtained by our Board of Directors in reaching its determination because the Board of Directors did not believe any such opinion was required to assist them in their decision making process or added value to the stockholder voting process. In reaching its decision with respect to the Merger and the transactions contemplated thereby, the Board of Directors reviewed various industry and financial data and the due diligence and evaluation materials of PharmAthene. During negotiations with Pharmathene, the Board of Directors of HAQ determined that the value of PharmAthene was within a range of $101.4 million and $168.8 million. In addition, in reaching its decision to approve the Merger and the final terms of the consideration to be paid, the Board of Directors considered a number of factors including, but not limited to, the following:

•
the involvement of certain of the stockholders and noteholders of PharmAthene, whom HAQ believes represent strong long term investors with experience in venture transactions and growth companies and their willingness to continue to be involved, as reflected in the agreement to accept notes and common stock as part of the Merger Consideration;

•	the experience of PharmAthene’s management, including David P. Wright, PharmAthene’s Chief Executive Officer, in building and operating PharmAthene’s business;

•	PharmAthene’s existing products, and the award by U.S. government agencies of contracts related to such products;

•	PharmAthene’s business strategy;

•	PharmAthene’s financial results, including potential for revenue growth and operating margins.

•	PharmAthene’s competitive position;

•	the industry dynamics, including barriers to entry;

•	the regulatory environment for PharmAthene;

•	acquisition opportunities in the industry;

•	the valuation of comparable companies;

•
the experience of HAQ’s management, in particular, Mr. Pappajohn and Dr. Schaffer, in building consolidating and investing in similar businesses in the U.S. including relationships HAQ could introduce to PharmAthene to potentially enhance its growth; and

•
the agreement by the stockholders of PharmAthene to accept merger consideration that was tied to the future growth of the business of PharmAthene, in that the convertible notes were negotiated to be convertible at a premium to the existing market price of HAQ’s common stock (the notes are convertible at $10.00 per share and the per share market price of HAQ’s Common Stock on January 18, 2007 was $7.45) and the milestone payments are only payable upon attainment of actual revenue targets and that the structure also preserved cash for the future growth of the company.

HAQ's Board of Directors' Recommendation (Pages 73)

After careful consideration of the terms and conditions of the Merger Agreement, HAQ’s Board of Directors has determined unanimously that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, HAQ and its stockholders.  Accordingly, HAQ's Board has unanimously approved and declared advisable the Merger and unanimously recommends that the stockholders vote or instruct their vote to be cast “FOR” the Merger Proposal.

HAQ’s Board of Directors has determined unanimously that the Amendment Proposal is fair to, and in the best interest of HAQ and its stockholders. Accordingly, HAQ’s Board of Directors has unanimously approved and declared advisable the Amendment Proposal and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Amendment Proposal.

HAQ’s Board of Directors has determined unanimously that the adoption of the Incentive Plan is fair to, and in the best interests of, HAQ and its stockholders. Accordingly, HAQ’s Board of Directors has unanimously approved and declared advisable the adoption of the Incentive Plan and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Incentive Plan Proposal.

Interests of HAQ Directors and Officers in the Merger (Page 65)

When you consider the recommendation of HAQ's Board of Directors that you vote in favor of the Merger Proposal, you should keep in mind that certain of HAQ's Directors and officers have interests in the Merger that are different from, or in addition to, your interests as a stockholder. It is anticipated that after the consummation of the Merger, John Pappajohn and Derace L. Schaffer, MD, who currently serve as two of our directors, will remain on the Board. All other current HAQ Directors will resign. If the Merger is not approved, HAQ will be required to liquidate, and the warrants owned by certain of HAQ's directors and the shares of common stock issued at a price per share of $0.0111 prior to HAQ's IPO to and held by HAQ's executives and directors will be worthless because HAQ's executives and directors are not entitled to receive any of the net proceeds of HAQ's IPO that may be distributed upon liquidation of HAQ with respect to shares or warrants previously purchased by them. Additionally, HAQ's officers and directors who acquired shares of HAQ common stock prior to HAQ's IPO at a price per share of $0.0111 will benefit if the Merger is approved because they will continue to hold their shares.

The table below sets forth the value of the shares and warrants owned by the officers and directors of HAQ upon consummation of the Merger and the unrealized profit from such securities based on an assumed market price of the common stock and the warrants of HAQ, as of June 5, 2007, of $7.53 and $1.30 respectively.

	Common Shares (a)				Warrants (b)
	Owned	Amount Paid	Current Value	Unrealized Profit	Owned	Amount Paid	Current Value	Unrealized Profit
John Pappajohn	882,000	9,800	6,641,460	6,631,660	141,960	154,414	184,548	30,134
Derace L. Schaffer, M.D.	882,000	9,800	6,641,460	6,631,660	141,960	154,414	184,548	30,134
Matthew P. Kinley	441,000	4,900	3,320,730	3,315,830	70,980	77,242	92,274	15,032
Edward B. Berger	22,500	250	169,425	169,175	12,000	12,917	15,600	2,683
Wayne A. Schellhammer	22,500	250	169,425	169,175		-

(a)
The purchase price per share for these common shares was $0.0111 per share. Pursuant to escrow agreements signed by these stockholders, these shares may not be sold or pledged until July 28, 2008. Additionally, these shares are currently not registered, although after the release from escrow, these stockholders may demand that HAQ use its best efforts to register the resale of such shares. Does not include an aggregate of 250,000 shares of HAQ common stock that were purchased in open market transactions effected in accordance with Rule 10b5-1 Plans and are not subject to the aforementioned lock up agreement.  These shares were purchased at a price of not less than $7.54 per share.

(b)	These warrants were purchased pursuant to the guidelines set forth in SEC Rule 10b5-1 in connection with a Rule 10b5-1 Plan.

Interests of PharmAthene Directors and Officers in the Merger

You should understand that some of the current directors and officers of PharmAthene have interests in the Merger that are different from, or in addition to, your interests as a stockholder of HAQ. Following the closing of the Merger, a majority of the members of the Board of Directors of the combined company will consist of parties initially designated by PharmAthene or its noteholders. In particular, David Wright, PharmAthene’s current Chief Executive Officer, is expected to become HAQ’s Chief Executive Officer and serve on our Board. Further, David Wright is expected to enter into an employment agreement with HAQ in connection with the Merger.

For so long as at least 30% of the 8% convertible notes to be issued in the Merger remain outstanding, the holders of the 8% convertible notes shall have the right, as a separate class (and notwithstanding the existence of less than three such holders at any given time), to (a) elect three members to the Board of Directors of HAQ and, (b) to the extent they elect to fill such committee positions, appoint two of the three members of such committees of the Board. It is currently contemplated that Elizabeth Czerepak, Steven St. Peter, MD and James Cavanaugh, Ph.D., who are currently members of the Board of Directors of PharmAthene, will be members of the HAQ Board of Directors following the Merger as representatives of the noteholders.

In addition, Elizabeth Czerepak, Steven St. Peter, MD and James Cavanaugh, Ph.D. hold management positions with funds affiliated with Bear Stearns Health Innoventures Management, LLC, MPM Capital L.P. and HealthCare Ventures VII, L.P., respectively. Funds affiliated with Bear Stearns Health Innoventures Management, LLC will beneficially own approximately 5.8% of the outstanding voting shares of the combined company (and 20.3% of the HAQ 8% convertible notes), funds affiliated with MPM Capital L.P. will beneficially own approximately 14.1% of the outstanding voting securities of the combined company (and 37.6% of the HAQ 8% convertible notes) and HealthCare Ventures VII, L.P. will beneficially own approximately 13.4% of the outstanding voting securities of the combined company (and 14.5% of the HAQ 8% convertible notes). Accordingly, these funds will have the ability to exercise substantial influence over the election of members of the HAQ Board of Directors and other matters submitted to the stockholders of the combined company.

Interests of The Maxim Group in the Merger; Fees

The Maxim Group served as an underwriter in our IPO and agreed to defer $720,000 of its underwriting discounts and commissions until after the consummation of a business combination. Maxim has also served as our financial advisor in connection with negotiating the Merger. The Maxim Group did not provide any fairness opinion or formal analysis of the value of PharmAthene, the Merger or the merger consideration to the Board of HAQ. The deferred amount payable in connection with the IPO will be paid out of the trust account established for the proceeds of the IPO only if we consummate the Merger. Maxim, therefore, has an interest in our consummating the Merger that will result in the payment of its deferred compensation. Further, Maxim owns an option to purchase 225,000 units (comprised of one share and one warrant) at an exercise price of $10.00 per unit, received as consideration as underwriters in our IPO.

In addition to receiving its deferred compensation, Maxim will receive fees of $500,000 only upon completion of the Merger in consideration for its advisory services to HAQ in connection with the Merger.

Interest of The Bear Stearns Companies, Inc. in the Merger

Bear, Stearns & Co. Inc. was retained by PharmAthene to advise PharmAthene in connection with the negotiations of the terms of the Merger. For its services, Bear, Stearns & Co. Inc. will receive a fee of $1,750,000 of which $1,250,000 is contingent upon completion of the Merger. Bear Stearns, therefore, has an interest in our consummating the Merger that will result in the payment of such fee.

The Bear Stearns Companies, Inc. is the parent company of Bear, Stearns & Co. Inc. and Bear Stearns Asset Management, Inc., which is the sole manager of Bear Stearns Health Innoventures Management, LLC. Funds affiliated with Bear Stearns Health Innoventures Management, LLC will beneficially own approximately 5.8% of the outstanding voting shares of the combined company (and 20.3% of the HAQ 8% convertible notes) following the Merger. In addition, Elizabeth Czerepak is a member of Bear Stearns Health Innoventures Management, LLC and is expected to be a member of the Board of Directors of HAQ following the Merger.

Conditions to the Consummation of the Merger

The obligations of HAQ and PharmAthene to consummate the Merger are subject to the satisfaction or waiver of specified conditions before completion of the Merger, including the following:

Conditions to HAQ's and PharmAthene's obligations to consummate the Merger:

The respective obligations of each of HAQ and PharmAthene to consummate the Merger are subject to the satisfaction of, or waiver of, the following conditions:

•  the receipt of HAQ stockholder approval;

•  the receipt of PharmAthene stockholder approval (which has been obtained and is irrevocable);

•  holders of the outstanding notes of PharmAthene shall have executed the Note Exchange Agreement;

•  the outstanding classes of preferred stock of PharmAthene, as well as related warrants and side agreements are terminated in full; and

•  the absence of any order or injunction preventing consummation of the merger.

Conditions to HAQ's obligations:

The obligation of HAQ to consummate the Merger is further subject to the following conditions, among others:

•  the representations and warranties made by PharmAthene must be true and correct in all material respects;

•  PharmAthene must have performed in all material respects all obligations required to be performed by it under the terms of the Merger Agreement;

•  there must not have occurred since the date of the Merger Agreement any material adverse effect on PharmAthene’s financial condition or business; and

•  PharmAthene shall have delivered to HAQ executed termination agreements from the holders of the PharmAthene preferred stock and noteholders whereby the holders of such securities terminate all rights under any agreements entered into by PharmAthene and such preferred stockholders and noteholders.

Conditions to PharmAthene's obligations:

The obligation of PharmAthene to consummate the Merger is further subject to the following conditions, among others:

•  the representations and warranties made by HAQ and Merger Sub must be true and correct in all respects;

•  HAQ and Merger Sub must have performed in all material respects all obligations required to be performed by it under the terms of the Merger Agreement;

•  there must not have occurred since the date of the Merger Agreement any material adverse effect on the financial condition or business of HAQ or Merger Sub;

•  the HAQ certificate of incorporation shall have been amended and restated to provide for board designee rights of the 8% convertible noteholders; and

•  the 12,500,000 shares of HAQ common stock issuable in the Merger and the shares into which the new 8% convertible notes to be issued in the Merger may be converted shall have been accepted for listing on the American Stock Exchange.

Termination, Amendment and Waiver

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after receipt of stockholder approval, as follows:

•  by mutual written consent of.

•  by either party if the Merger is not consummated on or before August 3, 2007; or

•  by either party if any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

•  by either party if during any 15-day trading period following the execution of the Merger Agreement and before its consummation, the average trading price of the publicly-traded warrants of HAQ is below $0.20 per warrant.

•  by either party if the other party has breached any of its covenant or representations and warranties in any material respect, subject to certain conditions and a right to cure, as further described below; or

•  by either party if any of the conditions to the consummation of the Merger shall have become incapable of fulfillment; or

•  by PharmAthene if HAQ has not held its Special Meeting of Stockholders to approve the Merger Proposal within 35 days of the date of approval of the proxy statement by the SEC; or

•  by PharmAthene if HAQ’s Board of Directors has withdrawn or changed its recommendation to its stockholders regarding the Merger; or

•  by PharmAthene if more than 20% of the holders of the shares issued in HAQ’s IPO entitled to vote on the Merger elect to convert such shares into cash from the Trust Fund.

If permitted under applicable law, either HAQ or PharmAthene may waive conditions for their own respective benefit and consummate the Merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the Merger will occur.

In certain instances, more fully described below, either HAQ or PharmAthene may be liable for a termination fee of $250,000.

Regulatory Matters

We believe the Merger and the transactions contemplated by the Merger Agreement are not subject to any federal or state regulatory requirement or approval, except for filings necessary to effectuate the transactions contemplated by the Merger Proposal and the Amendment Proposal with the Secretary of State of the State of Delaware.

The Amendment Proposal

HAQ is seeking stockholder approval to amend HAQ's amended and restated certificate of incorporation. Any amendment will not become effective unless and until the Merger with PharmAthene is consummated. The material terms of such amendment are to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.” (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger and (iii) grant to holders of certain secured, convertible promissory notes the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding.

The Incentive Plan Proposal

HAQ is seeking stockholder approval for the adoption of the Incentive Plan which will provide for the granting of options and/or other stock-based or stock-denominated awards. The material terms of such plan are:

•  3,500,000 shares of HAQ common stock will be reserved for issuance;

•  the Incentive Plan will be administered by the HAQ Board of Directors, or a committee thereof, and any particular term of a grant or award shall be at the Board's discretion; and

•  the Incentive Plan will become effective upon the closing of the Merger with PharmAthene.

The Adjournment Proposal

If, based on the tabulated vote, there are not sufficient votes at the time of the Special Meeting approving the Merger Proposal, HAQ's Board of Directors may submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies. See the section entitled “The Adjournment Proposal.” beginning on page 100.

SELECTED HISTORICAL FINANCIAL INFORMATION

HAQ is providing the following financial information to assist you in the analysis of the financial aspects of the Merger. We are providing the financial information related to PharmAthene since, for accounting purposes, PharmAthene will be deemed the acquiror. We derived PharmAthene’s historical information from the unaudited condensed consolidated financial statements of PharmAthene as of and for each of the three months ended March 31, 2007 and 2006, respectively and from the audited consolidated financial statements of PharmAthene as of and for the years ended December 31, 2006, December 31, 2005, and December 31, 2004. The information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of PharmAthene.

Selected Historical Financials Statements of PharmAthene

Three Months Ended March 31,
	2007	2006
Revenues	$2,968,759	$186,442
Research and Development	3,061,059	1,750,580
General and Administrative	2,510,370	1,519,601
Operating Loss	(2,749,803)	(3,220,075)
Net Loss attributable to common stockholders	$(4,660,617)	$(5,130,584)
Net Loss per share:
Basic and Diluted	$(0.37)	$(0.47)
Weighted Average Shares
Outstanding basic and diluted	12,483,819	10,942,906

Total Assets	$23,062,352	$12,931,056
Cash and cash equivalents	11,910,718	3,833,759
Total Liabilities	27,693,958	3,593,221
Total Stockholders deficit	(74,432,848)	(53,269,673)
Net cash used in operating activities	$(1,975,466)	$(2,871,462)

Fiscal Year Ended December 31,
	2006	2005	2004
Revenues	$1,663,306	$1,098,400	$1,037,979
Research and Development	7,140,337	6,351,157	7,843,863
General and Administrative	8,572,963	5,009,267	3,327,571
Acquired in process Research and Development	—	12,812,000	—
Operating Loss	(14,533,640)	(23,734,591)	(10,158,653)
Net Loss attributable to common stockholders	$(21,723,058)	$(29,163,455)	$(12,441,644)
Net Loss per share:
Basic and Diluted	$(1.90)	$(2.70)	$(1.16)
Weighted Average Shares
Outstanding basic and diluted	11,407,890	10,817,949	10,740,000

Total Assets	$14,767,504	$16,280,234	$24,016,883
Cash and cash equivalents	5,112,212	7,938,116	21,662,117
Total Liabilities	16,617,596	3,514,292	1,639,689
Total Stockholders deficit	(69,787,803)	(48,582,098)	(19,899,650)
Net cash used in operating activities	$(13,530,005)	$(9,990,864)	$(12,833,092)

HEALTHCARE ACQUISITION CORP. SELECTED FINANCIAL DATA

HAQ is providing the following selected financial information to assist you in your analysis of the financial aspects of the merger. The following selected financial and other operating data should be read in conjunction with "Healthcare Acquisition Corp.'s Management's Discussion and Analysis of Financial Condition and Results of Operations" and its financial statements and the related notes to those statements included elsewhere in this proxy statement. We derived HAQ's historical information from the audited and unaudited financial statements included elsewhere herein. The historical results included below and elsewhere in this proxy statement are not indicative of the future performance of HAQ.

BALANCE SHEETS

	December 31, 2006	December 31, 2005
Assets
Current assets
Cash and cash equivalents	$675,305	$1,398,181
Cash held in trust	70,887,371	68,636,069
Prepaid expense	54,115	52,500
Deferred legal fees	121,953	-
Total current assets	71,738,744	70,086,750
Total assets	$71,738,744	$70,086,750

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$160,514	$6,996
Accrued expenses	90,996	98,996
State income tax payable	139,034	48,000
Capital based taxes payable	64,072	115,000
Deferred revenue	591,579	141,543
Total current liabilities	1,046,195	410,535

Common stock, subject to possible redemption
1,879,060 shares, at conversion value	13,578,807	13,578,807

Stockholders' equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none
issued and outstanding	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized;
11,650,000 shares issued and outstanding (which includes 1,879,060
subject to possible conversion)	1,165	1,165
Common stock warrants (9,400,000 outstanding)	-	-
Additional paid-in capital	55,818,948	55,818,948
Equity accumulated during the development stage	1,293,629	277,295
Total stockholders' equity	57,113,742	56,097,408
Total liabilities and stockholders' equity	$71,738,744	$70,086,750

	March 31, 2007	December 31, 2006
Assets		(audited)
Current assets
Cash and cash equivalents	$467,388	$675,305
Cash held in Trust Fund	71,486,888	70,887,371
Prepaid expense	48,396	54,115
Deferred merger fees	372,570	121,953
Total current assets	72,375,242	71,738,744
Total assets	$72,375,242	$71,738,744

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$354,654	$160,514
Accrued expenses	83,496	90,996
State income tax payable	160,000	139,034
Capital based taxes payable	32,136	64,072
Deferred revenue	711,422	591,579
Total current liabilities	1,341,708	1,046,195

Common stock, subject to possible redemption
1,879,060 shares, at conversion value	13,578,807	13,578,807

Stockholders' equity
Preferred stock, $.0001 par value, 1,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $.0001 par value, 100,000,000 shares
authorized; 11,650,000 shares issued and outstanding
(which includes 1,879,060 subject to possible conversion)	1,165	1,165
Common stock warrants (9,400,000 outstanding)	-	-
Paid-in capital in excess of par	55,818,948	55,818,948
Equity accumulated during the development stage	1,634,614	1,293,629
Total stockholders' equity	57,454,727	57,113,742
Total liabilities and stockholders' equity	$72,375,242	$71,738,744

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2006	For the Period from April 25, 2005 (inception) to December 31, 2005	For the Period from April 25, 2005 (inception) to December 31, 2006

Revenues
Interest income	$46,446	$19,548	$65,994
Interest and dividend income from Trust Fund	1,801,266	566,526	2,367,792
Total revenues	1,847,712	586,074	2,433,786

Costs and expenses
Capital based taxes	153,285	115,000	268,285
Management fees	90,000	37,986	127,986
Insurance	95,815	37,500	133,315
Legal fees	156,391	31,036	187,427
Travel	100,719	27,741	128,460
General and administrative	48,168	9,016	57,184
Formation costs	-	2,500	2,500
Total expenses	644,378	260,779	905,157

Income before taxes	1,203,334	325,295	1,528,629
Provision for income taxes	187,000	48,000	235,000

Net income	$1,016,334	$277,295	$1,293,629

Basic earnings per share	$0.09	$0.04

Diluted earnings per share	$0.07	$0.03

Weighted average basic shares outstanding	11,650,000	7,869,200

Weighted average diluted shares outstanding	13,634,353	8,323,201

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	For the Period from April 25, 2005 (inception) to March 31, 2007

Revenues
Interest income	$6,641	$14,310	$72,635
Interest and dividend income from Trust Fund	479,674	390,713	2,847,466
Total revenues	486,315	405,023	2,920,101

Costs and expenses
Capital based taxes	32,136	41,168	300,421
Management fees	22,500	22,500	150,486
Insurance	24,070	22,500	157,385
Professional fees	7,625	45,820	195,052
Travel	17,055	19,403	145,515
General and administrative	20,978	16,182	78,162
Formation costs	-	-	2,500
Total expenses	124,364	167,573	1,029,521

Income before taxes	361,951	237,450	1,890,580
Provision for income taxes	20,966	33,000	255,966

Net income	$340,985	$204,450	$1,634,614

Basic earnings per share	$0.03	$0.02

Diluted earnings per share	$0.02	$0.01

Weighted average basic shares outstanding	11,650,000	11,650,000

Weighted average diluted shares outstanding	13,667,801	13,725,325

PRO FORMA CAPITALIZATION OF COMBINED COMPANY

The following table sets forth our unaudited total capitalization as of March 31, 2007 on an as adjusted basis to give effect to the consummation of the Merger, including the pro forma capitalization reflecting maximum and minimum stockholder approval. The following table does not reflect 3,500,000 shares of common stock reserved for the Incentive Plan also proposed for approval in this proxy statement.

				After Merger with

	PharmAthene, Inc. Actual (unaudited)	As Adjusted (unaudited)		Minimum Stockholder Approval		Maximum Stockholder Approval
Minority Interest - Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	$2,624,605		$2,624,605
Series A convertible redeemable preferred stock, par value $0.001 per share; authorized 16,442,000 shares	$19,545,314		$19,545,314
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	$32,543,119		$32,543,119
Series C convertible redeemable preferred stock, par value $0.001 per share; authorized 22,799,574 shares	$14,956,947		$14,956,947
Stockholder’s Equity
Preferred stock $0.0001 par value; authorized 1,000,000; none issued and outstanding		$		$		$
Common stock - $0.0001 par value; authorized 100,000,000 shares; 11,650,000 shares issued and outstanding (which includes 1,879,060 subject to possible conversion)			$1,165		$2,179		$2,367
Common stock, par value $0.0001 per share; authorized 147,089,104 shares, 12,483,472 shares issued and outstanding	$12,485		$12,485
Additional paid-in capital			55,818,948		72,298,324		72,298,324
Accumulated other comprehensive loss	118,772		118,772		118,772		118,772
Retained Earnings (Accumulated Deficit)	(74,432,848)		(72,798,234)		(20,655,080)		(6,126,062)
Total stockholders’ equity	$(74,301,591)		$(16,846,864)		51,764,195		66,293,401
Total capitalization	$(4,631,606)		$52,828,121		51,764,195		66,293,401

MARKET PRICE INFORMATION AND DIVIDEND DATA FOR HAQ SECURITIES

HAQ consummated its IPO on August 3, 2005. In the IPO, HAQ sold 9,000,000 units, each consisting of one share of HAQ’s common stock and one warrant to purchase common stock and on August 16, 2005, HAQ consummated the closing of an additional 400,000 units that was subject to the underwriters over-allotment option. The units were quoted on the AMEX from the consummation of the IPO through October 6, 2005 under the symbol HAQ.U. On October 6, 2005, the common stock and warrants included in the units began trading separately and the trading in the units ceased on such date. The shares of HAQ common stock and warrants are currently quoted on the American Stock Exchange under the symbols “HAQ” and “HAQ.WS”, respectively. The closing price per share of common stock and per warrant of HAQ on January 19, 2007, the last trading day before the announcement of the execution of the Merger Agreement, were $7.46 and $1.60 (the closing price on January 19, 2007), respectively. Each warrant entitles the holder to purchase from HAQ one share of common stock at an exercise price of $6.00 commencing on the later of the consummation of a business combination (if consummated) or July 28, 2006. The HAQ warrants will expire at 5:00 p.m., New York City time, on July 27, 2009, or earlier upon redemption. Prior to August 1, 2005, there was no established public trading market for HAQ's securities.

The following table sets forth, for the calendar quarter indicated, the quarterly high and low sales prices of HAQ's common stock, warrants and units as reported on the American Stock Exchange.

	Common Stock			Warrants		Units
Quarter Ended	High		Low	High	Low	High	Low
2007		$8.00	$7.28	$1.60	$.85	N/A	N/A
March 31, 2007
2006
December 31, 2006		$7.40	$7.04	$1.35	$0.78	N/A	N/A
September 30, 2006		$8.05	$7.12	$2.00	$1.01	N/A	N/A
June 30, 2006		$8.45	$7.50	$2.40	$1.524	N/A	N/A
March 31, 2006		$9.08	$6.96	$2.52	$1.40	N/A	N/A
2005
December 31, 2005		$7.20	$6.75	$1.75	$0.985	N/A	N/A
September 30, 2005	$	N/A	N/A	N/A	N/A	$8.25	$8.00

On June 4, 2007, the closing prices of our common stock and warrants were $7.53 and $1.27, respectively. The current exercise price of the warrants is $6.00. As of March 31, 2007 each share of our common stock entitled to conversion into a portion of the trust fund would be entitled to receive $7.60 from the trust fund. Holders of our warrants are not entitled to receive any proceeds from the trust fund.

Holders

As of June 15, 2007, the Record Date of the Special Meeting, there were 0 holders of record of units, 6 holders of record of the common stock and 1 holder of record of the warrants. We estimate that there are 945 beneficial owners of our common stock and a similar number of beneficial owners of our warrants.

Dividends

HAQ has not paid any cash dividends on its common stock and does not intend to pay dividends prior to consummation of the Merger. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the business operations and, accordingly, the Board does not anticipate declaring dividends in the foreseeable future.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether to vote or instruct your vote to be cast to adopt the Merger Proposal. As HAQ’s operations will be those of PharmAthene upon consummation of the Merger, a number of the following risk factors relate to the business and operations of PharmAthene and HAQ, as the successor to such business.

Risks Particular to the Merger

The Board of Directors of HAQ did not obtain any fairness opinion or independent valuation analysis of PharmAthene, or that the merger consideration being paid for PharmAthene was fair to the stockholders of HAQ and no assurance can be given that the determination by HAQ’s Board of Directors represents the actual value of PharmAthene or that you will receive the value of your investment.

The Board of Directors of HAQ has not obtained an independent opinion regarding the valuation of PharmAthene or that the terms of the Merger, including the consideration to be paid, are fair to the stockholders of HAQ. Although the Board of Directors of HAQ undertook analyses of the business and financial conditions and prospects of PharmAthene in making its determination regarding the fairness of the terms of the Merger and that the 80% requirement had been met, there can be no assurance that an independent analysis would arrive at the same conclusion. Current HAQ stockholders and prospective investors must rely on their own business and investment background, and their own investigation of PharmAthene, and the proposed business of the combined company in determining whether to vote in favor of the Merger Proposal or invest in HAQ. The Board of Directors and management of HAQ relied upon their own business experience and the expertise of its individual members in the areas of mergers and acquisitions and finance in determining the value range of PharmAthene and whether the terms of the Merger are fair to HAQ stockholders. However, some of their analyses are based on financial projections prepared by PharmAthene’s management and if these projections are not met or prove to be unreasonable, there is a risk that the analyses will be unreasonable as well. Although we have knowledge of PharmAthene’s business and the industry, it is possible that the actual value of PharmAthene’s business is lower than HAQ could realize upon a sale of the combined company or its assets. Although the Board of Directors of HAQ believes that it acted in good faith and otherwise in accordance with Delaware law in reviewing and evaluating the terms of the proposed Merger and in recommending the proposed Merger to the stockholders, there can be no assurance that you will receive the value of your investment upon disposition thereof.

A stockholder may make a claim against HAQ for taking actions inconsistent with the IPO prospectus as such stockholder may interpret the requirement that HAQ's Board of Directors determine the fair value of acquisition targets based upon certain standards set forth in HAQ's IPO prospectus and its existing amended and restated certificate of incorporation differently than HAQ's management interpreted such standards and as a result, HAQ may suffer monetary losses.

HAQ's IPO prospectus stated and our existing amended and restated certificate of incorporation provides that the fair market value of a business to be acquired by HAQ would be determined by its Board of Directors based upon standards generally accepted by the financial community such as actual and potential sales, earnings and cash flow and book value. Our Board of Directors, based upon these factors, and its review of the business, financial condition and operations of PharmAthene, determined that the purchase price that was negotiated represents the fair value of PharmAthene and, therefore, exceeds the 80% requirement. A stockholder could, however, make a claim against HAQ that it failed to comply with the terms of HAQ’s existing amended and restated certificate of incorporation when evaluating the proposed merger with PharmAthene.
HAQ stockholders will experience immediate dilution as a consequence of the issuance of shares of HAQ common stock as consideration in the Merger. Having a minority share position may reduce the influence that HAQ’s current stockholders have on the management of the combined company.

Although HAQ would vigorously contest any such claim, it could incur considerable expense in defending such a claim. If HAQ were not successful, it would be liable for damages as determined by a court or may have to make payments in connection with settling such claim.

Failure to consummate the Merger could negatively impact the market price of HAQ’s common stock, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.

If the Merger is not completed for any reason, HAQ may be subject to a number of material risks, including:

•	the market price of HAQ’s common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the Merger will be consummated;

•	certain costs related to the Merger, such as legal and accounting fees, must be paid even if the Merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.

Such decreased market price and added costs and charges of the failed merger may result, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss on their investment.  Moreover, because we will not have time to locate and negotiate with another target, we will be forced to liquidate the trust fund and any shares outstanding would represent, at most, a pro rata portion of the trust fund.
HAQ stockholders will experience immediate dilution as a consequence of the issuance of shares of HAQ common stock as consideration in the Merger. Having a minority share position may reduce the influence that HAQ’s current stockholders have on the management of the combined company.

Following the consummation of the Merger, the influence of HAQ’s current stockholders, in their capacity as stockholders of the combined company, will be significantly reduced. HAQ’s current stockholders will hold, in the aggregate, approximately 48% of the issued and outstanding shares of the combined company (assuming all PharmAthene options and warrants assumed by HAQ are exercised and excluding as outstanding for purposes of the calucation securities issuable upon the exercise of HAQ’s outstanding warrants, upon the exercise of the purchase option issued to underwriters in HAQ’s IPO and upon conversion of the 8% convertible notes to be issued in the Merger).

Moreover, following the Merger, funds affiliated with MPM Capital, L.P., HealthCare Ventures VII, L.P. and Bear Stearns Health Innoventures Management LLC will beneficially own approximately 14.1%, 13.4% and 5.8%, respectively, (33.3% in the aggregate) of the outstanding voting shares of the combined company and, therefore, will have the ability to exercise substantial influence over the election of Directors and other issues submitted to the stockholders of the combined company. Funds affiliated with MPM Capital L.P., HealthCare Ventures VI, L.P. and Bear Stearns Health Innoventures LLC, will beneficially own approximately 37.6%, 14.5% and 20.3% respectively, (72.4% in the aggregate) of the outstanding HAQ 8% convertible notes pursuant to the Merger Agreement. The parties have agreed that the noteholders shall have the right to elect three designees to serve on the Board of Directors of the combined company so long as they continue to hold, in the aggregate, at least 30% of the original face amount of such notes. The concentration of ownership, as well as the Board designee provision of the Merger Agreement, may have the effect of delaying or preventing a change in control of the combined company even if such a change in control would be in your interest.

HAQ’s dividend policy may reduce the value of your investment.

Following the Merger, HAQ does not intend that it will in the foreseeable future declare or pay any cash dividend on its shares and anticipates that earnings, if any, will be used to finance the development and expansion of its business. Any payment of future dividends and the amounts thereof will be dependent upon earnings, financial requirements and other factors deemed relevant by its Board of Directors, including its contractual obligations, if any.

HAQ may waive one or more conditions to the Merger without resoliciting stockholder approval for the Merger.

One or more conditions to HAQ’s obligation to complete the Merger may be waived in whole or in part to the extent legally allowable either unilaterally or by agreement of PharmAthene and HAQ. Depending upon the condition, the Board of Directors of HAQ, will evaluate the materiality of any such waiver to determine whether amendment to this proxy statement and re-solicitation of proxies as necessary. In the event that the Board of Directors of HAQ determines any such waivers are not significant enough to require re-solicitation of stockholders, it would have the discretion to complete the Merger without seeking further stockholder approval.

HAQ’s stock price is, and is expected to remain, volatile, which could limit investors’ ability to sell stock at a profit.

The volatile price of our stock makes it difficult for investors to predict the value of their investment, to sell shares at a profit at any given time, or to plan purchases and sales in advance. A variety of factors may affect the market price of our common stock. These include, but are not limited to:

•  publicity regarding actual or potential clinical results relating to products under development by our competitors or us;

•  delay or failure in initiating, completing or analyzing pre-clinical or clinical trials or the unsatisfactory design or results of these trials;

•  achievement or rejection of regulatory approvals by our competitors or us;

•  announcements of technological innovations or new commercial products by our competitors or us;

•  developments concerning proprietary rights, including patents;

•  developments concerning our collaborations;

•  regulatory developments in the U.S. and foreign countries;

•  economic or other crises and other external factors;

•  period-to-period fluctuations in our revenues and other results of operations;

•  changes in financial estimates by securities analysts; and

•  sales and short selling activity of our common stock.

Additionally, because there is minimal volume of trading in our stock, any information about PharmAthene in the media may result in significant volatility in our stock price.

We will not be able to control many of these factors, and we believe that period-to-period comparisons of our financial results will not necessarily be indicative of our future performance.

In addition, the stock market in general, and the market for biopharmaceutical and biotechnology companies in particular, has experienced extreme price and volume fluctuations that may have been unrelated or disproportionate to the operating performance of individual companies. These broad market and industry factors may seriously harm the market price of our common stock, regardless of our operating performance.

Risks Related to the Business of PharmAthene

It is expected that PharmAthene will incur net losses and negative cash flow for the foreseeable future and we cannot guarantee that we will achieve profitability and our business, results of operations, and financial condition may be materially adversely affected.

PharmAthene has incurred significant losses since it commenced operations. For the year ended December 31, 2006, PharmAthene incurred an operating loss of approximately $14.5 million. The pro forma combined accumulated deficit of the combined company is approximately $68.6 million at December 31, 2006. For the three months ended March 31, 2007, PharmAthene incurred an operating loss of approximately $2.7 million and the pro forma combined accumulated deficit of the combined company is approximately $72.8 million at March 31, 2007. PharmAthene’s losses to date have resulted principally from research and development costs related to the development of its product candidates and general and administrative costs related to its operations.

It is expected that the combined company will incur substantial losses for the foreseeable future as a result of increases in its research and development costs, including costs associated with conducting preclinical testing, clinical trials and regulatory compliance activities.

The combined company’s likelihood for achieving profitability will depend on numerous factors, including success in:

•  developing and testing new product candidates;

•  carrying out the combined company’s intellectual property strategy;

•  establishing the combined company’s competitive position;

•  pursuing third-party collaborations;

•  acquiring or in-licensing products;

•  receiving regulatory approvals;

•  manufacturing and marketing products; and

•  continuing to receive government funding and identifying new government funding opportunities.

Many of these factors will depend on circumstances beyond the combined company’s control. We cannot guarantee that we will achieve sufficient revenues for profitability. Even if we do achieve profitability, we cannot guarantee that we can sustain or increase profitability on a quarterly or annual basis in the future. If revenues grow slower than we anticipate, or if operating expenses exceed our expectations or cannot be adjusted accordingly, then our business, results of operations, financial condition and cash flows will be materially and adversely affected. Because our strategy might include acquisitions of other businesses, acquisition expenses and any cash used to make these acquisitions will reduce our available cash.

PharmAthene is in various stages of product development and there can be no assurance of successful commercialization.

PharmAthene has not commercialized any products or recognized any revenues from product sales. In general, PharmAthene’s research and development programs are at early stages. To obtain FDA approval for PharmAthene’s biological warfare defense products under current FDA regulations, PharmAthene will be required to perform two animal model studies for efficacy and provide animal and human safety data. PharmAthene’s other products will be subject to the relevant approval guidelines under FDA requirements which include a number of phases of testing in humans. Even if PharmAthene initially receives positive pre-clinical or clinical results, such results may not be indicative of similar results that could be anticipated in the later stages of drug development, such as additional pre-clinical testing or human clinical trials.

Other than the Valortim™ product candidate, the research and development program for PharmAthene is at an early stage. Other drug candidates developed by the combined company will require significant additional research and development efforts, including extensive pre-clinical and clinical testing and regulatory approval, prior to commercial sale. We cannot be sure that PharmAthene’s approach to drug discovery will be effective or will result in the development of any drug. HAQ does not expect that any drugs resulting from the research and development efforts of PharmAthene will be commercially available for several years, if at all. Even if PharmAthene succeeds in developing and commercializing its product candidates, it may never generate sufficient or sustainable revenues to enable it to be profitable. Furthermore, even if the product candidates of PharmAthene are successful when tested in animals, such success would not be a guarantee of the effectiveness and safety of such product candidates in humans. PharmAthene’s first product, its Dominate Negative Inhibitor (“DNI”), was demonstrated to be effective in animal testing, but was determined to be unsafe for humans following clinical trials in human subjects. The DNI program was subsequently terminated. There can be no assurances that one or more of PharmAthene’s future product candidates would not similarly fail to meet safety standards in human testing, even if those product candidates were found to be effective in animal studies. There can be no assurances that any such product candidates will prove to be effective in humans.

Most of PharmAthene’s immediately foreseeable future revenues are contingent upon grants and contracts from the U.S. government and collaborative and license agreements and PharmAthene may not achieve sufficient revenues from these agreements to attain profitability.

Until and unless PharmAthene successfully markets a product, its ability to generate revenues will largely depend on its ability to enter into additional collaborative agreements, strategic alliances, research grants, contracts and license agreements with third parties, including, without limitation, the U.S. government and branches and agencies thereof, and maintain the agreements it currently has in place. Substantially all of the revenue of PharmAthene for the years ended December 31, 2006, 2005 and 2004, respectively, were derived from revenues related to grants, contracts and license agreements.

In addition, PharmAthene’s business plan calls for significant payments from milestone based collaborative agreements. PharmAthene may not earn significant milestone payments under its existing collaborative agreements until its collaborators have advanced products into clinical testing, which may not occur for many years, if at all.

PharmAthene has a material agreement with Medarex, Inc., to develop Valortim™, its fully human monoclonal antibody product designed to protect against and treat inhalation anthrax. Under the agreement with Medarex, PharmAthene will be entitled to a variable percentage of profits derived from sales of Valortim™, depending, in part, on the amount of its investment. In addition, PharmAthene has entered into licensing and research and development agreements with a number of other parties and collaborators.

PharmAthene may need additional capital in the future. If additional capital is not available or not available on acceptable terms, PharmAthene may be forced to delay or curtail the development of its product candidates.

PharmAthene’s requirements for additional capital may be substantial and will depend on many other factors, including:

•  continued funding by the Department of Defense and other branches and agencies of the U.S. Government;

•  payments received under present or future collaborative partner agreements;

•  continued progress of research and development of PharmAthene’s products;

•  PharmAthene’s ability to license compounds or products from others;

•  costs associated with protecting PharmAthene’s intellectual property rights;

•  development of marketing and sales capabilities; and

•  market acceptance of PharmAthene’s products.

To the extent PharmAthene’s capital resources are insufficient to meet future capital requirements, it will have to raise additional funds to continue the development of its product candidates. We cannot assure you that funds will be available on favorable terms, if at all. To the extent PharmAthene raises additional capital through the sale of securities, the issuance of those securities could result in dilution which may be substantial to the PharmAthene’s stockholders. In addition, if PharmAthene incurs debt financing, a substantial portion of its operating cash flow may be dedicated to the payment of principal and interest on such indebtedness, thus limiting funds available for PharmAthene’s business activities. If adequate funds are not available, PharmAthene may be required to curtail significantly its development and commercialization activities.

Biodefense treatment and drug development is an expensive and uncertain process, and delay or failure can occur at any stage of the combined company’s development process.

To develop and commercialize biodefense treatment and drug candidates, PharmAthene must provide the FDA and foreign regulatory authorities with clinical data that demonstrates adequate safety and immune response. This involves engaging in clinical trials, which is a lengthy and expensive process, the outcome of which is uncertain. Because humans are not normally exposed to anthrax, nerve agents, smallpox or to other lethal biotoxins or chemical agents, statistically significant effectiveness of PharmAthene’s biodefense product candidates cannot be demonstrated in humans, but instead must be demonstrated, in part, by utilizing animal models before they can be approved for commercial sale. Delays in obtaining results can occur for a variety of reasons such as slower than anticipated enrollment by volunteers in the trials, adverse events related to the products and unsatisfactory results of any trial. Any delay or adverse clinical event arising during any of its clinical trials could force PharmAthene to abandon a product altogether or to conduct additional clinical trials in order to obtain approval from the FDA and other regulatory bodies. PharmAthene’s development costs will increase substantially if it experiences material delays in any clinical trials or if it needs to conduct more or larger trials than planned. Additionally, few facilities in the U.S. have the capability of testing animals with anthrax or nerve agent exposure. PharmAthene may not be able to secure clinical contracts to conduct the testing in a predictable timeframe or at all. Further, if delays are significant, or if any of PharmAthene’s products do not prove to be safe or effective or do not receive required regulatory approvals, and PharmAthene will be unable to recognize revenues from the sale of products, the commercial prospects for its product candidates will be adversely affected.

Even if PharmAthene completes the development of its nerve agent countermeasure and anthrax treatment product, if PharmAthene fails to obtain contracts to supply products to the U.S. government or the U.S. government does not purchase sufficient quantities of its products, PharmAthene may be unable to generate sufficient revenues to continue operations.

The U.S. government has undertaken commitments to help secure improved countermeasures against bioterrorism including the stockpiling of treatments and vaccines for anthrax through a program known as the Strategic National Stockpile. However, the process of obtaining government contracts is lengthy and uncertain and PharmAthene will have to compete with other companies for each contract. There can be no assurances that PharmAthene will be awarded any contracts to supply the U.S. government with its products as such awards may be made, in whole or in part, to PharmAthene’s competitors. If the U.S. government makes significant future contract awards for the supply of its emergency stockpile to PharmAthene’s competitors, PharmAthene’s business will be harmed and it is unlikely that PharmAthene will ultimately be able to commercialize that particular treatment or product.

Further, changes in government budgets and agendas may result in a decreased and de-prioritized emphasis on procuring the biodefense products PharmAthene will develop. In addition, government contracts typically contain provisions that permit cancellation in the event that funds become unavailable to the governmental agency. If the U.S. government makes significant future contract awards to PharmAthene’s competitors at the exclusion of PharmAthene or otherwise fails to purchase PharmAthene’s products, it is unlikely that PharmAthene will ultimately be able to commercialize that particular treatment or product or that it will be able to generate sufficient revenues to continue operations.

U.S. government agencies have special contracting requirements, which give them the ability to unilaterally control its contracts with PharmAthene.

PharmAthene anticipates that its primary sales will be to the U.S. government. U.S. government contracts typically contain unfavorable termination provisions and are subject to audit and modification by the government at its sole discretion, which will subject PharmAthene to additional risks. These risks include the ability of the U.S. government to unilaterally:

•  suspend or prevent PharmAthene for a set period of time from receiving new contracts or extending existing contracts based on violations or suspected violations of laws or regulations;

•  terminate PharmAthene’s contracts;

•  reduce the scope and value of PharmAthene’s contracts;

•  audit and object to PharmAthene’s contract-related costs and fees, including allocated indirect costs;

•  control and potentially prohibit the export of PharmAthene’s products; and

•  change certain terms and conditions in PharmAthene’s contracts.

The U.S. government will be able to terminate any of its contracts with PharmAthene either for its convenience or if PharmAthene defaults by failing to perform in accordance with the contract schedule and terms. Termination for convenience provisions would generally enable PharmAthene to recover only PharmAthene’s costs incurred or committed, and settlement expenses and profit on the work completed prior to termination. Termination for default provisions do not permit these recoveries and would make PharmAthene liable for excess costs incurred by the U.S. government in procuring undelivered items from another source.

PharmAthene may fail to fully realize the potential of Valortim™ and of its co-development arrangement with its partner in the development of Valortim™ which would have an adverse affect upon its business.

PharmAthene and its development partner have completed the first Phase I clinical trial for Valortim™ without any reported adverse reactions. However, before it may begin selling any doses of Valortim™, it will need to conduct a more comprehensive Phase I trial to a significantly larger group of subjects. PharmAthene will be required to expend a significant amount to scale up manufacturing capability through a contract manufacturer in order to conduct the more extensive Phase I clinical trial. PharmAthene does not expect to commence this trial until 2008. If PharmAthene’s contract manufacturer is unable to produce sufficient quantities at a reasonable cost, then PharmAthene will be unable to commence the necessary clinical trials necessary to begin marketing Valortim™. Even after PharmAthene expends the sufficient funds to complete the development of Valortim™ and when and if it enters into an agreement to market Valortim™ to the U.S, government, it will be required to share any and all profits from the sale of products with its partner in accordance with a pre-determined formula.

If PharmAthene cannot enter into new licensing arrangements, its ability to develop a diverse product portfolio could be limited and its ability to compete would be harmed.

A component of PharmAthene’s business strategy will be in-licensing compounds and products developed by other pharmaceutical and biotechnology companies or academic research laboratories that may be marketed and developed or improved upon using PharmAthene’s novel technologies. Competition for promising compounds or products can be intense. If PharmAthene is not able to identify new licensing opportunities or enter into other licensing arrangements on acceptable terms, it may be unable to develop a diverse portfolio of products.

PharmAthene will face competition from several companies with greater financial, personnel and research and development resources. Its commercial opportunities may be reduced or eliminated if its competitors are more successful in the development and marketing of their products.

The biopharmaceutical industry is characterized by rapid and significant technological change. PharmAthene’s success will depend on its ability to develop and apply its technologies in the design and development of its product candidates and to establish and maintain a market for its product candidates. There also are many companies, both public and private, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions engaged in developing pharmaceutical and biotechnology products. Many of these companies have substantially greater financial, technical, research and development, and human resources than those of PharmAthene. Competitors may develop products or other technologies that are more effective than any that are being developed by PharmAthene or may obtain FDA approval for products more rapidly. If PharmAthene commences commercial sales of products, it still must compete in the manufacturing and marketing of such products, areas in which it has limited experience. Many of these companies also have manufacturing facilities and established marketing capabilities that would enable such companies to market competing products through existing channels of distribution. PharmAthene’s commercial opportunities will be reduced or eliminated if its competitors develop and market products for any of the harmful effects that it targets that:

•  are more effective;

•  have fewer or less severe adverse side effects;

•  are more adaptable to various modes of dosing;

•  are easier to administer; or

•  are less expensive than the products or product candidates PharmAthene will be developing.

Even if PharmAthene is successful in developing effective products, and obtains FDA and other regulatory approvals necessary for commercializing them, its products may not compete effectively with other successful products. PharmAthene’s competitors may succeed in developing and marketing products either that are more effective than those that it may develop, alone or with its collaborators, making its products obsolete, or that are marketed before any products that PharmAthene develops are marketed.

Companies that are developing products that would compete with PharmAthene’s products include: VaxGen, Inc., which is developing vaccines against anthrax and smallpox; Avant Immunotherapeutics, Inc., which has vaccine programs for agents of biological warfare, including plague and anthrax; Human Genome Sciences, Inc., Elusys Therapeutics, Inc. and AVANIR Pharmaceuticals, Inc., all of which are developing monoclonal antibodies as anthrax treatments. Other competitors of PharmAthene include: Emergent Biosolutions Inc., Merck & Co., Inc., Bio Sante Pharmaceuticals, Inc., Dynport Vaccine Company, LLC (“DVC”) and Ligocyte Pharmaceuticals, Inc.

Political or social factors may delay or impair PharmAthene’s ability to market its products and its business may be materially adversely affected.

Products developed to treat diseases caused by, or to combat the threat of, bioterrorism will be subject to changing political and social environments. The political and social responses to bioterrorism have been unpredictable. Political or social pressures may delay or cause resistance to bringing PharmAthene’s products to market or limit pricing of its products, which would harm PharmAthene’s business.

The U.S. government’s determination to award any contracts to PharmAthene may be challenged by an interested party, such as another bidder, at the General Accounting Office or in federal court. If such a challenge is successful, a contract may be terminated.

The laws and regulations governing the procurement of goods and services by the U.S. government provide procedures by which other bidders and other interested parties may challenge the award of a government contract. In the event that PharmAthene is awarded a government contract, such protests could be filed even if there are not any valid legal grounds on which to base the protest. If any such protests are filed, the government agency may decide to suspend PharmAthene’s performance under the contract while such protests are being considered by the General Accounting Office or the applicable federal court, thus potentially delaying delivery of goods and services and payment. In addition, PharmAthene could be forced to expend considerable funds to defend any potential award. If a protest is successful, the government may be ordered to terminate PharmAthene’s contract at its convenience and reselect bids. The government could even be directed to award a potential contract to one of the other bidders.

Legal and Regulatory Risks of Development Stage Biotechnology Companies

PharmAthene’s commercial success will be affected significantly by its ability to obtain protection for its proprietary technology and that of its licensors and collaborators and not infringe the patents and proprietary rights of third parties.

The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents. PharmAthene currently holds two U.S. patents and has five U.S. patent applications pending. In addition, it has rights under numerous other patents and patent applications pursuant to exclusive and non-exclusive license arrangements with licensors and collaborators. However, there can be no assurance that patent applications owned or licensed by PharmAthene will result in patents being issued or that the patents, existing or issued in the future, will afford protection against competitors with similar technology. Any conflicts resulting from third-party patent applications and patents could significantly reduce the coverage of the patents owned, optioned by or licensed to PharmAthene or its collaborators and limit the ability of PharmAthene or that of its collaborators to obtain meaningful patent protection.

Further, the commercial success of PharmAthene will depend significantly on its ability to operate without infringing the patents and proprietary rights of third parties. PharmAthene is aware of one U.S. patent covering recombinant production of an antibody, which, it has been argued, covers any reproduction of an antibody, as well as another U.S. patent application with claims over pegylated butyrylcholinesterase. Although PharmAthene believes that neither Valortim™, which is a monoclonal antibody and uses recombinant reproduction of antibodies, nor Protexia®, which uses pegylated butyrylcholinesterase technology, infringes on any valid claims of such patents, PharmAthene cannot provide any assurances that if a legal action based on either of these two patents were to be brought against PharmAthene or its distributors, licensees or collaborators, that PharmAthene or its distributors, licensees or collaborators would prevail or that PharmAthene would have sufficient funds or resources to defend such claims. If patents are issued to third parties that contain competitive or conflicting claims, PharmAthene, its licensors or collaborators may be legally prohibited from researching, developing or commercializing potential products or be required to obtain licenses to these patents or to develop or obtain alternative technology. PharmAthene, its licensors and/or its collaborators may be legally prohibited from using patented technology, may not be able to obtain any license to the patents and technologies of third parties on acceptable terms, if at all, or may not be able to obtain or develop alternative technologies.

The costs associated with establishing the validity of patents, of defending against patent infringement claims of others and of asserting infringement claims against others is expensive and time consuming, even if the outcome is favorable. An outcome of any patent prosecution or litigation that is unfavorable to PharmAthene or one of its licensors or collaborators may have a material adverse effect on PharmAthene.

Any inability to protect PharmAthene’s intellectual property could harm its competitive position and adversely affect its business.

PharmAthene’s success will depend, in part, on its ability to obtain patents and maintain adequate protection of other intellectual property for its technologies and products in the U.S. and other countries. If PharmAthene does not adequately protect its intellectual property, competitors may be able to use its technologies and erode or negate its competitive advantages. Further, the laws of some foreign countries will not protect PharmAthene’s proprietary rights to the same extent as the laws of the U.S., and PharmAthene may encounter significant problems in protecting its proprietary rights in these foreign countries.

The patent positions of pharmaceutical and biotechnology companies, including PharmAthene’s patent positions, involve complex legal and factual questions and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. PharmAthene will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that it covers its proprietary technologies with valid and enforceable patents or that it effectively maintains such proprietary technologies as trade secrets. PharmAthene will apply for patents covering its technologies and product candidates as it deems appropriate. PharmAthene may fail to apply for patents on important technologies or products in a timely fashion, or at all, and in any event, the applications PharmAthene files may be challenged and may not result in issued patents. Any future patents PharmAthene obtains may not be sufficiently broad to prevent others from practicing its technologies or from developing competing products. Furthermore, others may independently develop similar or alternative technologies or design around PharmAthene’s patented technologies. In addition, if challenged, PharmAthene’s patents may be declared invalid. Even if valid, PharmAthene’s patents may fail to provide it with any competitive advantages.

PharmAthene will rely upon trade secrets protection for its confidential and proprietary information. PharmAthene has taken measures to protect their proprietary information; however, these measures may not provide adequate protection to PharmAthene. The companies have sought to protect their proprietary information by entering into confidentiality agreements with employees, collaborators and consultants. Nevertheless, employees, collaborators or consultants may still disclose the companies’ proprietary information, and PharmAthene may not be able to meaningfully protect its trade secrets. In addition, others may independently develop substantially equivalent proprietary information or techniques or otherwise gain access to PharmAthene’s trade secrets.

PharmAthene’s use of hazardous materials and chemicals require it to comply with regulatory requirements which may result in significant costs and expose it to potential liabilities.

PharmAthene’s research and development involves the controlled use of hazardous materials and chemicals. PharmAthene will be subject to federal, state, local and foreign laws governing the use, manufacture, storage, handling and disposal of such materials. PharmAthene will not be able to eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, PharmAthene could be held liable for significant damages or fines, and these damages could exceed its resources and any applicable insurance coverage. In addition, PharmAthene may be required to incur significant costs to comply with regulatory requirements in the future.

PharmAthene may become subject to product liability claims, which could reduce demand for its product candidates or result in damages that exceed its insurance coverage.

PharmAthene will face an inherent risk of exposure to product liability suits in connection with its products being tested in human clinical trials or sold commercially. PharmAthene may become subject to a product liability suit if any product it develops causes injury, or if treated individuals subsequently become infected or otherwise suffer adverse effects from its products. Regardless of merit or eventual outcome, product liability claims may result in decreased demand for a product, injury to PharmAthene’s reputation, withdrawal of clinical trial volunteers and loss of revenues.

If a product liability claim is brought against PharmAthene, the cost of defending the claim could be significant and any adverse determination may result in liabilities in excess of its insurance coverage. Additionally, PharmAthene will be applying for indemnification under the Support Anti-terrorism by Fostering Effective Technologies Act of 2002 which preempts and modifies tort laws so as to limit the claims and damages potentially faced by companies who provide certain “qualified” anti-terrorism products. However, PharmAthene cannot be certain that it will be able to obtain or maintain adequate insurance coverage on acceptable terms, if at all.

Legislation limiting or restricting liability for medical products used to fight bioterrorism is new, and PharmAthene cannot be certain that any such protection will apply to its products and, therefore, PharmAthene could become subject to product liability suits and other third party claims if such protections do not apply.

The Public Readiness and Emergency Preparedness Act (“Public Readiness Act”) was signed into law in December 2005 and creates general immunity for manufacturers of countermeasures, including security countermeasures (as defined in Section 319F-2(c)(1)(B)), when the Secretary of Defense issues a declaration for their manufacture, administration or use. The declaration is meant to provide general immunity from all claims under state or federal law for loss arising out of the administration or use of a covered countermeasure. Manufacturers are excluded from this protection in cases of willful misconduct.

Upon a declaration by the Secretary of Health and Human Services, a compensation fund is created to provide “timely, uniform, and adequate compensation to eligible individuals for covered injuries directly caused by the administration or use of a covered countermeasure.” The “covered injuries” to which the program applies are defined as serious physical injuries or death. Individuals are permitted to bring a willful misconduct action against a manufacturer only after they have exhausted their remedies under the compensation program. A willful misconduct action could be brought against us if an individual(s) has exhausted their remedies under the compensation program which thereby could expose us to liability. PharmAthene may become subject to standard product liability suits and other third party claims if products it develops which fall outside of the Public Readiness Act cause injury or if treated individuals subsequently become infected or otherwise suffer adverse effects from such products.

PharmAthene may be subject to claims that it or its employees wrongfully used or disclosed alleged trade secrets of the employees’ former employers. Such litigation could result in substantial costs and be a distraction to PharmAthene’s management.

As is commonplace in the biotechnology industry, PharmAthene employs individuals who were previously employed at other biotechnology or pharmaceutical companies, including their competitors or potential competitors. Although no claims against PharmAthene are currently pending, PharmAthene may be subject to claims that these employees or it have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if PharmAthene is successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

If PharmAthene experiences delays in obtaining regulatory approvals, or is unable to obtain or maintain regulatory approvals, it may be unable to commercialize any products.

PharmAthene will need to conduct a substantial amount of additional research and development before any U.S. or foreign regulatory authority will approve any of its products. In addition, PharmAthene’s product candidates will be subject to extensive and rigorous domestic government regulation. Results of PharmAthene’s research and development activities may indicate that its potential products are unsafe or ineffective. In this case, regulatory authorities will not approve them. Even if approved, PharmAthene’s products may not be commercially successful. If PharmAthene fails to develop and commercialize its products, it may be forced to curtail or cease operations.

In addition, the commencement and rate of completion of clinical trials for PharmAthene’s products may be delayed by many factors, including:

•  lack of efficacy during the clinical trials in animals;

•  unsatisfactory results of any clinical trial;

•  unforeseen safety issues;

•  slower than expected rate of patient recruitment; or

•  government or regulatory delays.

•  Delays in obtaining regulatory approvals may:

•  adversely affect the commercialization of any products that PharmAthene or its collaborative partners develop;

•  impose costly procedures on PharmAthene or its collaborative partners;

•  diminish any competitive advantages that PharmAthene or its collaborative partners may attain; and

•  adversely affect PharmAthene’s receipt of revenues or royalties.

The results from preclinical testing and early clinical trials are often not predictive of results obtained in later clinical trials. Although a new product may show promising results in initial clinical trials, it may subsequently prove unfeasible or impossible to generate sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical studies are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, PharmAthene may encounter regulatory delays or rejections as a result of many factors, including results that do not support its claims, perceived defects in the design of clinical trials and changes in regulatory policy during the period of product development. PharmAthene’s business, financial condition, prospects and results of operations may be materially adversely affected by any delays in, or termination of, its clinical trials or a determination by the FDA that the results of PharmAthene’s trials are inadequate to justify regulatory approval.

Any required approvals, once obtained, may be withdrawn. Further, if the companies fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, it may encounter difficulties including:

•  delays in clinical trials or commercialization;

•  product recalls or seizures;

•  suspension of production and/or distribution;

•  withdrawals of previously approved marketing applications; and

•  fines, civil penalties and criminal prosecutions.

PharmAthene’s collaborative partners may not be able to conduct clinical testing or obtain necessary approvals from the FDA or other regulatory authorities for any product candidates. If PharmAthene fails to obtain required governmental approvals, it or its collaborative partners will experience delays in, or be precluded from, marketing products developed through it or, as applicable, their research.

PharmAthene and its contract manufacturers will also be required to comply with the applicable FDA good manufacturing practice regulations. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to inspection by the FDA. These facilities must be approved before PharmAthene will be able to use them in commercial manufacturing of their products. PharmAthene and its contract manufacturers may not be able to comply with the applicable good manufacturing practice requirements and other FDA regulatory requirements. If PharmAthene and its contract manufacturers fail to comply, they could be subject to fines or other sanctions, or be precluded from marketing their products.

PharmAthene may be required to perform additional clinical trials or change the labeling of its products if it or others identify side effects after its products are on the market, which could harm sales of the affected products.

If PharmAthene or others identify side effects after any of its products are on the market, or if manufacturing problems occur:

•  regulatory approval may be withdrawn;

•  reformulation of the affected products, additional clinical trials, or changes in labeling of PharmAthene’s products may be required;

•  changes to or re-approvals of PharmAthene’s manufacturing facilities may be required;

•  sales of the affected products may drop significantly;

•  PharmAthene’s reputation in the marketplace may suffer; and

•  lawsuits, including class action suits, may be brought against PharmAthene.

Any of the above occurrences could harm or prevent sales of the affected products or could increase the costs and expenses of commercializing and marketing these products.

Risks Relating to HAQ’s Business and Status as a Special Purpose Acquisition Company

Our outstanding warrants may have an adverse effect on the market price of common stock and make it more difficult to effect the Merger.

In connection with the IPO, we issued warrants to purchase 9,400,000 shares of common stock. The sale, or even the possibility of sale, of the shares underlying the warrants could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock.

Our initial stockholders are entitled to require us to register the resale of their shares of common stock at any time after the date on which their shares are released from escrow, which, except in limited circumstances, will not be before July 29, 2008. If our existing stockholders exercise their registration rights with respect to all of their shares of common stock, then there will be an additional 2,250,000 shares of common stock eligible for trading in the public market. The presence of this additional number of shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

The American Stock Exchange may delist our securities from trading which could limit investors' ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock and warrants are listed on the AMEX, a national securities exchange. We cannot assure you that our securities will continue to be listed on the AMEX in the future prior to a business combination. If the AMEX delists our securities from trading on its exchange and we are not able to list our securities on another exchange or to have them quoted on Nasdaq, our securities could be quoted on the OTC Bulletin Board, or “pink sheets”. As a result, we could face significant material adverse consequences including:

•  a limited availability of market quotations for our securities;

•  a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our securities;

•  a limited amount of news and analyst coverage for our company; and

•  a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as "covered securities". Since we are listed on the AMEX, our securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies generally, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

If HAQ is deemed to be an investment company, HAQ may be required to institute burdensome compliance requirements and its activities may be restricted, which may make it difficult for it to complete a business combination.

In order not to be regulated as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, unless HAQ can qualify for an exclusion, HAQ must ensure that it is engaged primarily in a business other than investing, reinvesting or trading of securities and that its activities do not include investing, reinvesting, owning, holding or trading “investment securities.” HAQ's business is to identify and consummate a business combination and thereafter to operate the acquired business or businesses. HAQ invests the funds in the trust account only in treasury bills issued by the U.S. having a maturity of 180 days or less or money market funds meeting the criteria under Rule 2a-7 under the Investment Company Act until it uses them to complete a business combination. By limiting the investment of the funds to these instruments, HAQ believes that it will not be considered an investment company under the Investment Company Act. The trust account and the purchase of government securities for the trust account is intended as a holding place for funds pending the earlier to occur of either: (i) the consummation of our primary business objective, which is a business combination, or (ii) absent a business combination, our dissolution, liquidation and distribution of our assets, including the proceeds held in the trust account, as part of our plan of dissolution and liquidation. If we fail to invest the proceeds as described above or if we cease to be primarily engaged in our business as set forth above (for instance, if our stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminable amount of time), we may be considered to be an investment company and thus be required to comply with the Investment Company Act.

If HAQ is deemed to be an investment company under the Investment Company Act, its activities may be restricted, including:

• restrictions on the nature of its investments; and

• restrictions on the issuance of securities.

each of which may make it difficult for it to consummate a business combination. HAQ would also become subject to burdensome regulatory requirements, including reporting, record keeping, voting, proxy and disclosure requirements and the costs of meeting these requirements would reduce the funds it has available outside the trust account to consummate a business combination.

If 20% or more of the holders of HAQ’s common stock issued in HAQ’s IPO decide to vote against the Merger Proposal and convert their shares to cash, HAQ will be forced to abandon the Merger with PharmAthene and will seek to liquidate, in which event stockholders may receive less than $7.60 per share and the warrants may expire worthless.

Under the terms of HAQ’s certificate of incorporation, if 20% or more of shares issued in HAQ’s IPO decide to vote against the proposed merger and opt to convert their shares to cash, HAQ will be required to liquidate. In any liquidation, the net proceeds of HAQ’s IPO held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of HAQ’s common stock issued in the IPO. If HAQ liquidates its assets, the per-share liquidation will be the approximately $69 million deposited in the trust account at the time of the IPO, plus interest accrued thereon until the date of any liquidation; as of March 31, 2007, there was approximately $7.60 per share available in the trust account for distribution to stockholders. Furthermore, there will be no distribution with respect to HAQ’s outstanding warrants and, accordingly, the warrants will expire worthless.

If third parties bring claims against HAQ, the proceeds held in trust could be reduced and the per-share liquidation price received by stockholders will be less than $7.60 per share.

Our placing of funds in trust may not protect those funds from third party claims against HAQ. Pursuant to Delaware General Corporation Law Sections 280 and 281, upon a dissolution we will be required to pay or make reasonable provision to pay all claims and obligations of the corporation, including all contingent, conditional or unmatured claims. Although we will seek to have all vendors, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of our public stockholders and the IPO per-share liquidation price could be less than $7.60 per share held in the trust account as of March 31, 2007, plus interest, due to claims of such creditors. If we are unable to complete a business combination and are forced to liquidate, our chairman and executive officers will be personally liable under certain circumstances (for example, if a vendor does not waive any rights or claims to the trust account) to ensure that the proceeds in the trust fund are not reduced by the claims of various vendors or other entities that are owed money by us for services rendered or products sold to us, to the extent necessary to ensure that such claims do not reduce the amount in the trust fund. However, we cannot assure you that our executive officers will be able to satisfy those obligations.

In addition, although our directors and officers have agreed to indemnify HAQ for claims by any vendor that is owed money by HAQ for services rendered or products sold to HAQ, to the extent that such claims reduce the amounts in the trust fund to be distributed to the public stockholders upon dissolution and liquidation, this indemnification is limited to claims by vendors that do not execute a valid and enforceable waiver of all rights, title, interest, and claim of any kind in or to the monies held in the trust account. Our independent auditors, LWBJ, LLP have not executed such a waiver as of June 6, 2007, no fees were owned to our auditors. The indemnification provided by certain of our Directors and officers would not cover claims by target businesses or other entities and vendors that execute such waivers nor claims related to torts, such as if someone were to be injured on our premises, securities litigation or franchise and income tax liabilities. We are not aware of any other claims of the type described above nor any basis for any such claim and, as of March 31, 2007, there is approximately $467,000 of cash outside of the trust account. There are only potential liabilities in an amount of $280,000 (which represent potential franchise tax claims from the state of our incorporation) which are not covered by our insider agreements to indemnify. We estimate that as of March 31, 2007, we have claims from creditors, vendors and tax authorities of approximately $630,000 which have not been waived. HAQ currently has no outstanding liabilities covered by waivers. HAQ currently estimates that, at August 3, 2007, there would be approximately $280,000 in Delaware franchise tax which are not waived by such taxing authorities and our Board members have not agreed to indemnify HAQ for such tax claims. Our Board members have agreed to indemnify HAQ for the balance that HAQ owes to certain of its vendors.  HAQ has no other outstanding liabilities which are not indemnified against by the members of its Board or for which it has not received waivers from creditors. Based on representations made to us by certain of our directors and officers, we currently believe that they are of substantial means and capable of funding a shortfall in our trust account to satisfy their foreseeable indemnification obligations, however, the indemnification may be limited as we have not asked them to reserve for such an eventuality. The indemnification obligations may be substantially higher than certain of our directors and officers currently foresee or expect and/or their financial resources may deteriorate in the future which could also act as a limitation on this indemnification. Hence, we cannot assure you that certain of our directors and officers will be able to satisfy those obligations or that the proceeds in the trust account will not be reduced by such claims. Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws, which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you that we will be able to return to our stockholders the liquidation amounts due to them. Accordingly, the actual per share amount distributed from the trust account to our public stockholders could be significantly less than approximately $7.60 per share as of March 31, 2007 (and estimated to equal 7.66 per share as of August 3, 2007 because of additional interest), without taking into account interest earned on the trust account, due to claims of creditors. Any claims by creditors could cause additional delays in the distribution of trust funds to the public stockholders beyond the time periods required to comply with Delaware General Corporation Law procedures and federal securities laws and regulations. As discussed herein, if the Merger Proposal is not approved and the Merger is not consummated, HAQ will be forced to dissolve and liquidate. In such event, it is more likely than not that the amount distributed to our stockholders will be less than approximately $7.60 per share.

Our stockholders may be held liable for claims against HAQ by third parties to the extent of distributions received by them.

We have agreed with the trustee to promptly adopt a plan of dissolution and liquidation and initiate procedures for our dissolution and liquidation if we do not complete a business combination within 24 months after the consummation of our IPO. Under the Delaware General Corporation Law, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the Delaware General Corporation Law intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.

Under Delaware law, our dissolution requires the approval of the holders of a majority of our outstanding stock, without which we will not be able to dissolve and liquidate and distribute our assets to our public stockholders. Therefore, there may be a considerable delay before any distribution of our assets.

We have agreed with the trustee to initiate procedures for our dissolution and liquidation if we do not effect the Merger by August 3, 2007 and we intend to commence such procedures within five business days of such date. However, pursuant to Delaware law, our dissolution requires the affirmative vote of stockholders owning a majority of our then outstanding common stock. Soliciting the vote of our stockholders will require the preparation of preliminary and definitive proxy statements, which will need to be filed with the Securities and Exchange Commission and could be subject to their review. This process could take a substantial amount of time ranging from 40 days to several months.

As a result, the distribution of our assets to the public stockholders could be subject to a considerable delay. Furthermore, we may need to postpone the stockholders meeting, resolicit our stockholders or amend our plan of dissolution and liquidation to obtain the required stockholder approval, all of which would further delay the distribution of our assets and result in increased costs. If we are not able to obtain approval from a majority of our stockholders, we will not be able to dissolve and liquidate and we will not be able to distribute funds from our trust account to holders of our common stock sold in our IPO and these funds will not be available for any other corporate purpose. In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. However, we cannot predict whether our stockholders will approve our dissolution in a timely manner or will ever approve our dissolution. As a result, we cannot provide our stockholders with assurances of a specific timeframe for the dissolution and distribution. If our stockholders do not approve a plan of dissolution and liquidation and the funds remain in the trust account for an indeterminate amount of time, we may be considered to be an investment company.

The financial interests of our officers and directors, which may be different than the best interests of our stockholders, may have influenced their motivation in causing us to enter into and, may influence in the future, their motivation to close the Merger Agreement.

Our officers and directors will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount of available proceeds not in the trust account unless the Merger is completed. If we do not complete the Merger or other business combination and are forced to liquidate, the trust account proceeds may be subject to claims that could take priority over the claims of our public stockholders. Certain of our officers and directors have entered into separate indemnity agreements under which they will be personally liable under certain circumstances to ensure that the proceeds of the trust account are not reduced by the claims of various vendors that are owed money by us for services rendered or contracted for, or claims of other parties with which we have contracted. The shares of common stock and warrants owned by our officers and directors and their affiliates will be worthless if we do not consummate a business combination. These financial interests of our officers and directors may have influenced their motivation in causing us to enter into and, ultimately, may influence their motivation to close the Merger Agreement.

If third parties bring claims against us or if PharmAthene has breached any of its representations, warranties or covenants set forth in the Merger Agreement, we may not be adequately indemnified for any losses arising therefrom.

Although the Merger Agreement provides that the PharmAthene stockholders will indemnify us for losses arising from a breach of the representations, warranties and  covenants by PharmAthene set forth in the Merger Agreement, such indemnification is limited both in the aggregate and the deductible and is subject to other limitations. In addition, the survival period for any claims under the Merger Agreement is limited to claims arising within the twelve months immediately following the effective time of the Merger. Accordingly, we will be prevented from seeking indemnification for any claims above the aggregate threshold or arising after the applicable survival period.

If the Merger’s benefits do not meet the expectations of financial or industry analysts, the market price of HAQ’s common stock may decline.

The market price of HAQ’s common stock may decline as a result of the Merger if:

•  HAQ does not achieve the perceived benefits of the Merger as rapidly as, or to the extent anticipated by, financial or industry analysts; or

•  the effect of the Merger on HAQ’s financial results is not consistent with the expectations of financial or industry analysts.

Accordingly, investors may experience a loss as a result of a decreasing stock price and HAQ may not be able to raise future capital, if necessary, in the equity markets.

If we do not consummate a business combination and dissolve, payments from the trust account to our public stockholders may be delayed.

We currently believe that any plan of dissolution and liquidation subsequent to the expiration of the 24 month deadline would proceed in approximately the following manner:

• our Board of Directors will, consistent with Delaware law and its obligations described in our amended and restated certificate of incorporation to dissolve, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time it will also cause to be prepared a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the board’s recommendation of such plan;

• soon after such deadline, we would file our preliminary proxy statement with the Securities and Exchange Commission;

• if the Securities and Exchange Commission does not review the preliminary proxy statement, then, approximately 10 days following the passing of such deadline, we will mail the proxy statements to our stockholders, and approximately 30 days following the passing of such deadline we will convene a meeting of our stockholders, at which they will either approve or reject our plan of dissolution and liquidation; and

• if the Securities and Exchange Commission does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 45 days following the passing of such deadline. We will mail the proxy statements to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders at which they will either approve or reject our plan of dissolution and liquidation.

In the event we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to pursue stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our powers following the expiration of the permitted time periods for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. The funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account and the funds will not be available for any other corporate purpose.

The procedures required for us to liquidate under the Delaware law, or a vote to reject any plan of dissolution and liquidation by our stockholders, may result in substantial delays in the liquidation of our trust account to our public stockholders as part of our plan of dissolution and liquidation.

We will dissolve and liquidate if we do not consummate the Merger.

If we do not complete the Merger on or before August 3, 2007, we will dissolve and liquidate pursuant to the provisions of our certificate of incorporation and Delaware law. We view this obligation to dissolve and liquidate as an obligation to our public stockholders and neither we nor our Board of Directors will take any action to amend or waive any provision of our amended and restated certificate of incorporation to allow us to survive for a longer period of time if it does not appear we will be able to consummate the Merger. We will be required to obtain stockholder approval of a plan of dissolution under Delaware law. Upon approval of our plan of dissolution, we will distribute, assuming satisfaction of our creditors, to all of our public stockholders, in proportion to their respective equity interest, an aggregate sum equal to the amount in the trust account (net of taxes payable). Our initial stockholders have waived their rights to participate in any liquidation distribution with respect to their initial shares and have agreed to vote in favor of any plan of dissolution and distribution which we will present to our stockholders for vote. There will be no distribution from the trust account with respect to our warrants which will expire worthless. We will pay the costs of our dissolution and liquidation of the trust account from our remaining assets outside of the trust fund, and we estimate such costs to be between $50,000 and $75,000.

Because we entered into a definitive agreement to complete a business combination prior to the expiration of 18 months after the consummation of our IPO, we have an additional six months in which to complete the Merger with PharmAthene. If we are unable to consummate the Merger before August 3, 2007, our purpose and powers will be limited to dissolving, liquidating and winding up. Upon notice from us, the trustee of the trust account will liquidate the investments constituting the trust account and will turn over the proceeds to our transfer agent for distribution to our public stockholders as part of our stockholder-approved plan of dissolution and liquidation. Concurrently, we shall pay, or reserve for payment, from funds held outside of the trust account, if available, our liabilities and obligations, although we cannot assure you that there will be sufficient funds for such purpose. The amounts held in the trust account may be subject to claims by third parties, such as vendors, prospective target business or other entities, if we do not obtain waivers in advance from such third parties prior to such parties providing us with services or entering into arrangements with them.

Our public stockholders will be entitled to receive funds from the trust account only in the event of our dissolution and liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us. In no other circumstances will a stockholder have any right or interest of any kind to or in the trust account.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain projections of future results of operations or financial condition; and

•	state other “forward-looking”' information.

HAQ believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that HAQ or PharmAthene is not able to accurately predict or over which HAQ or PharmAthene have no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by HAQ or PharmAthene in their forward-looking statements, including among other things:

•	changing interpretations of generally accepted accounting principles;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	potential products that appear promising to PharmAthene or its collaborators cannot be shown to be efficacious or safe in subsequent pre-clinical or clinical trials;

•	PharmAthene or its collaborators will not obtain appropriate or necessary governmental approvals to market these or other potential products;

•	PharmAthene may not be able to obtain anticipated funding for its development projects or other needed funding;

•	PharmAthene may not be able to secure funding from anticipated government contracts and grants;

•	PharmAthene may not be able to secure or enforce adequate legal protection, including patent protection, for its products;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which PharmAthene is engaged;

•	statements about industry trends;

•	general economic conditions; and

•	geopolitical events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.

All forward-looking statements included herein attributable to HAQ, PharmAthene or any person acting on either party's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, HAQ and PharmAthene undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

Before you grant your proxy or instruct how your vote should be cast or vote on the approval of the Merger you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on HAQ or PharmAthene upon completion of the Merger.

THE HAQ SPECIAL MEETING OF STOCKHOLDERS

The HAQ Special Meeting

HAQ is furnishing this proxy statement to you as part of the solicitation of proxies by the HAQ Board of Directors for use at the Special Meeting in connection with the proposed merger, the proposed Certificate of Incorporation Amendment, the proposed Incentive Plan and the proposed Adjournment. This proxy statement provides you with the information you need to be able to vote or instruct your vote to be cast at the Special Meeting.

Date, Time and Place

The Special Meeting will be held at 10:00 a.m., Eastern Time, on July 26, 2007, at the offices of McCarter & English, LLP, 245 Park Avenue, 27th Floor, New York, NY, 10167-0001, to vote on each of the Merger, the Certificate of Incorporation Amendment, the Incentive Plan and the Adjournment Proposals.

Purpose of the Special Meeting

At the Special Meeting, the holders of HAQ common stock are being asked to consider and vote upon the following:

•
the Merger Proposal- the proposed merger with PharmAthene, Inc. (the “Merger”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007, by and among HAQ, Merger Sub and PharmAthene, and the transactions contemplated thereby, whereby PharmAthene will become a wholly-owned subsidiary of HAQ (“Proposal 1” or the “Merger Proposal”) and the stockholders, optionholders, warrantholders and noteholders of PharmAthene shall receive consideration having an aggregate value of $116,625,000 comprised of the following consideration (having an aggregate value of $116,625,000 assuming the maximum milestone payments are achieved and paid and assuming a price of $7.53 per share based on the closing price of HAQ common stock on June 2, 2007):

▪ an aggregate of 12,500,000 shares of HAQ common stock;

▪ $12,500,000 in 8% convertible notes issued by HAQ; and

▪ up to $10,000,000 in milestone payments (if certain conditions are met);

•
the Amendment Proposal - a proposal to amend HAQ's  amended and restated certificate of incorporation effective concurrently with the Merger, to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.”, (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger and (iii) grant to holders of convertible promissory notes the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding (“Proposal 2” or the “Amendment Proposal”);

•
the Incentive Plan Proposal - a proposal to approve and adopt the 2007 Long-Term Incentive Plan (the “Incentive Plan”') pursuant to which HAQ will reserve 3,500,000 shares of common stock for issuance pursuant to the Incentive Plan (“Proposal 3” or the “Incentive Plan Proposal”);

•
the Adjournment Proposal - to consider and vote upon a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the Special Meeting, HAQ would not have been authorized to consummate the Merger - we refer to this proposal as the adjournment proposal. (“Proposal 4” or the “Adjournment Proposal”); and

•	such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

The HAQ Board of Directors:

•	has unanimously determined that the Merger Proposal, the Amendment Proposal and the Incentive Plan Proposal are fair to, and in the best interests of, HAQ and its stockholders;

•
has determined that the consideration to be paid by HAQ in connection with the Merger is fair to our current stockholders from a financial point of view and the fair market value of PharmAthene is equal to or greater than 80% of the fair market value of the net assets of HAQ;

•	has unanimously approved and declared it advisable to approve the Merger, the Certificate of Incorporation Amendment, the Incentive Plan and the Adjournment Proposals; and

•	unanimously recommends that the holders of HAQ common stock vote “FOR” the Merger Proposal, “FOR” the Amendment Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

No fairness opinion or valuation analysis from an independent advisor was sought or obtained by our Board of Directors in reaching its determination to approve the Merger, nor did the Board determine a specific value for PharmAthene.

Record Date; Who is Entitled to Vote

The Record Date for the Special Meeting is June 15, 2007. Record holders of HAQ common stock at the close of business on the Record Date are entitled to vote or have their votes cast at the Special Meeting. On the Record Date, there were 11,650,000 outstanding shares of HAQ common stock.

Each share of HAQ common stock is entitled to one vote at the Special Meeting.

Our officers and directors agreed with the underwriter in our initial public offering that any shares of HAQ common stock held by our officers and directors which were obtained prior to our initial public offering will be voted in accordance with the majority of the votes cast at the Special Meeting with respect to the Merger Proposal. The holders of common stock acquired in HAQ's IPO or afterwards are free to vote their shares, as they see fit. We have a total of 11,650,000 shares outstanding, of which 2,250,000 were issued prior to the IPO. All of these shares are held by our officers and directors. Additionally, three of our Board members have purchased an additional 250,000 shares of HAQ common stock and have advised us that they intend to vote such shares in favor of the Merger. If our officers and directors determine to purchase additional shares of our common stock prior to the Special Meeting, they have advised us that they intend to vote these shares in favor of the Merger Proposal.

HAQ's issued and outstanding warrants do not have voting rights and record holders of HAQ warrants will not be entitled to vote at the Special Meeting.

Voting Your Shares

Each share of HAQ common stock that you own in your name entitles you to one vote. Your proxy card shows the number of shares of HAQ common stock that you own.

There are two ways to vote your shares of HAQ common stock:

• You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the HAQ Board, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Amendment Proposal, “FOR” the approval of the Incentive Plan Proposal and “FOR” the approval of the Adjournment Proposal.

• You can attend the Special Meeting and vote in person. HAQ will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way HAQ can be sure that the broker, bank or nominee has not already voted your shares.

No Additional Matters May Be Presented at the Special Meeting

The Special Meeting has been called only to consider the approval of the Merger Proposal, the Amendment Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under HAQ's bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the Special Meeting if they are not included in the notice of the meeting.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

• You may send another proxy card with a later date;

• You may notify Matthew Kinley, addressed to HAQ, in writing before the Special Meeting that you have revoked your proxy; and

• You may attend the Special Meeting, revoke your proxy, and vote in person.

Quorum; Vote Required

The approval and adoption of the Merger Agreement and the transactions contemplated thereby will require the affirmative vote of a majority of the shares of HAQ's common stock issued in HAQ’s IPO that vote on this proposal at the Special Meeting. A total of 9,400,000 shares were issued in our IPO. In addition, notwithstanding the approval of a majority, if the holders of 1,880,000 or more shares of common stock issued in HAQ's IPO, an amount equal to 20% or more of the total number of shares issued in the IPO, vote against the Merger and demand conversion of their shares into a pro rata portion of the trust account, then HAQ will not be able to consummate the Merger. Each HAQ stockholder that holds shares of common stock issued in HAQ's IPO or purchased following such offering in the open market has the right, assuming such stockholder votes against the Merger Proposal and, at the same time, demands that HAQ convert such stockholder's shares into cash equal to a pro rata portion of the trust account in which a substantial portion of the net proceeds of HAQ's IPO is deposited. These shares will be converted into cash only if the Merger is consummated and the stockholder requesting conversion holds such shares until the date the Merger is consummated.

The approval and adoption of the Amendment Proposal will require the affirmative vote of a majority of the issued and outstanding shares of HAQ common stock as of the Record Date. The approval and adoption of the Incentive Plan Proposal will require the affirmative vote of a majority of the shares of HAQ’s common stock that are present in person or by proxy and entitled to vote at the Special Meeting. Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the shares of HAQ's common stock present in person or by proxy and entitled to vote at the Special Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Each of the the Amendment Proposal and the Incentive Plan Proposal are conditioned upon the approval of the Merger Proposal and, in the event the Merger Proposal does not receive the necessary vote to approve that proposal, then HAQ will not complete any of the transactions identified in any of the proposals. If the Incentive Plan Proposal and/or the Amendment Proposal are not approved but the Merger Proposal is approved, we may still consummate the Merger. If the conditions in the Merger Agreement requiring approval of these proposals are waived by PharmAthene.

As long as a quorum is established at the Special Meeting, a failure to vote will have no impact upon the approval of the Merger Proposal or the Incentive Plan Proposal but as the Amendment Proposal requires a majority of all outstanding shares of common stock and the Adjournment Proposal requires the affirmative vote of a majority of the shares of HAQ's common stock present in person or by proxy and entitled to vote at the Special Meeting, a failure to vote will have the effect of a vote against each of the Amendment Proposal and the Adjournment Proposal. Failure to vote will not have the effect of converting your shares into a pro rata portion of the trust account.

Abstentions and Broker Non-Votes

If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the NASD, your broker may not vote your shares on the proposals to approve the Merger with PharmAthene pursuant to the Merger Agreement and to approve the adoption of the Incentive Plan. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum.

Assuming the presence of a quorum of more than 50% of the shares of our common stock issued in our IPO, broker non-votes, abstentions or the failure to vote on the Merger Proposal will have no effect on the outcome of the vote.

If you abstain from voting, it will (i) not be a vote against the Merger Proposal and will not have the effect of converting your shares into a pro rata portion of the trust account; (ii) not count as a vote against the Incentive Plan Proposal; and (iii) be treated as a vote against the approval of the Amendment Proposal and the Adjournment Proposal.

If you hold your shares in street name you can obtain physical delivery of your shares into your name, and then vote the shares yourself. In order to obtain shares directly into your name, you must contact your brokerage firm representative. Brokerage firms may assess a fee for your conversion; the amount of such fee varies from firm to firm.

Conversion Rights

Any stockholder of HAQ holding shares of common stock issued in HAQ's IPO who votes against the Merger Proposal may, at the same time, demand that HAQ convert his shares into a pro rata portion of the trust account. You must mark the appropriate box on the proxy card in order to demand the conversion of your shares. You must affirmatively vote against the Merger Proposal and demand that HAQ convert your shares into cash no later than the close of the vote on the Merger Proposal to exercise your conversion rights (either by indicating such on the proxy card or providing such information at the Special Meeting). You must hold your shares through the closing date of the Merger and then you must also present your physical stock certificate to our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, NY, 10004, Attention: Greg Denman (212) 845-3274 by the third business day after consummation of the Merger, assuming it is approved by our stockholders. If the Merger Proposal is approved, we expect to close the transaction on the date of the Special Meeting or soon thereafter and we will provide public notice of such closing date. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof and you will still have the right to attend the Special Meeting. If so demanded, HAQ will convert these shares into a pro rata portion of the net proceeds from the IPO that were deposited into the trust account, plus interest earned thereon after such date, if the Merger is consummated. If the holders of 20%, or 1,880,000, or more shares of common stock issued in HAQ's IPO vote against the Merger Proposal and demand conversion of their shares into a pro rata portion of the trust account, HAQ will not be able to consummate the Merger. Based on the amount of cash held in the trust account as of March 31, 2007, without taking into account any interest accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $7.60 per share. HAQ will be liquidated if the Merger is not consummated by August 3, 2007. In any liquidation, the net proceeds of HAQ's IPO held in the trust account, plus any interest earned thereon, will be distributed on a pro rata basis to the holders of HAQ's common stock other than the founders, who will not share in any such liquidation proceeds.

If you exercise your conversion rights, then you will be exchanging your shares of HAQ common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the Merger and then tender your stock certificate to our transfer agent as set forth above. The closing price of HAQ's common stock on June 4, 2007, the most recent trading day practicable before the printing of this proxy statement, was $7.53 and the amount of cash held in the trust account is approximately $71.5 million as of March 31, 2007, plus interest accrued thereon after such date. If a HAQ stockholder would have elected to exercise his conversion rights on such date, then he would have been entitled to receive $7.60 per share, plus interest accrued thereon subsequent to such date. Prior to exercising conversion rights, HAQ stockholders should verify the market price of HAQ's common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights.

Dissenters’ or Appraisal Rights

No dissenters’ or appraisal rights are available under the Delaware General Corporation Law to the stockholders of HAQ in connection with the proposals. The only rights for those HAQ stockholders voting against the Merger who wish to receive cash for their shares is to simultaneously demand payment for their shares from the trust account. All of the holders of PharmAthene’s classes of preferred stock and stockholders representing 80% of its outstanding common stock have approved the Merger Proposal by written consent. The holders of PharmAthene common stock who did not consent to the Merger were provided with a notice, dated May 10, 2007, regarding their possible appraisal rights under the Delaware General Corporation Law. Pursuant to such notice and applicable law, dissenting stockholders were required to notify PharmAthene within 20 days of the date of the notice of their election to exercise their appraisal rights. PharmAthene did not receive any notices of such election.

Solicitation Costs

HAQ is soliciting proxies on behalf of the HAQ Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. HAQ and its respective directors and officers may also solicit proxies in person, by telephone or by other electronic means, and in the event of such solicitations, the information provided will be consistent with this proxy statement and enclosed proxy card. These persons will not be paid for doing this. HAQ will ask banks, brokers and other institutions, nominees and fiduciaries to forward its proxy statement materials to their principals and to obtain their authority to execute proxies and voting instructions. HAQ will reimburse them for their reasonable expenses.

Morrow & Co., Inc., a proxy solicitation firm that we have engaged to assist us in soliciting proxies, will be paid its customary fee of approximately $12,500 plus $5 per solicited stockholder and out-of-pocket expenses. Such fee will be paid with non-trust account funds. We expect the fees and associated expenses payable to Morrow & Co., Inc. will not exceed approximately $30,000.

Stock Ownership

Of the 11,650,000 outstanding shares of HAQ common stock, HAQ's initial stockholders, including all of its officers and directors and their affiliates, who purchased shares of common stock prior to HAQ's IPO and who own an aggregate of approximately 21.46% of the outstanding shares of HAQ common stock (2,250,000 of which were issued prior to the IPO), agreed to vote such shares acquired prior to the IPO in accordance with the vote of the majority in interest of all other HAQ stockholders on the Merger Proposal and have advised us that they intend to vote the remaining 250,000 shares in favor of the Merger Proposal.

Based solely upon information contained in public filings and the records of our transfer agent, as of the Record Date, the following stockholders beneficially own greater than five percent of HAQ's issued and outstanding common stock, as such amounts and percentages are reflected in the public filing of such stockholder:

The following table sets forth information as of June 5, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of our common stock by (i) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
John Pappajohn (2)(3)	1,123,960	9.53%
Derace L. Schaffer, M.D. (2)(4)	1,123,960	9.53%
Matthew P. Kinley (2)(5)	561,980	4.79%
Edward B. Berger (6)	34,500	*
Wayne A. Schellhammer	22,500	*
Sapling, LLC (7)	697,715	6.0%
Fir Tree Recovery Master Fund, LP (7)	325,115	2.88%
QVT Financial LP (8)	619,400	5.3%
Andrew M. Weiss, PhD (9)	617,825	5.3%
All directors and executive officers as a group (5) persons	2,866,900	24.35%

* Represents beneficial ownership of less than 1%.

(1) Includes shares of common stock issuable upon exercise of warrants which are beneficially owned by certain of the persons named in the above table but which are not exercisable until the later of (i) July 28, 2006 or (ii) the consummation by us of a business combination (including our acquisition of PharmAthene). Unless otherwise indicated, the business address of each of the individuals is 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309.

(2) On May 2, 2007, three individuals adopted stock purchase plans intended to comply with the provisions of SEC Rule 10b5-1. Shares purchased under such plans were purchased through an NASD member firm at its discretion, subject to the terms of the plans. Pursuant to the adopted plans, the individuals, John Pappajohn, Matthew Kinley and Derace Schaffer authorized the following open market purchases:

	Total Shares	Share Limit Per Day
John Pappajohn	100,000 shares	10,000 shares
Derace Schaffer	100,000 shares	10,000 shares
Matt Kinley	50,000 shares	5,000 shares

The aggregate number of shares that were purchased did not exceed 250,000 shares. Further, each adopted a daily limit on the number of shares purchased which in the aggregate was not more than 25,000 shares. The individuals purchased shares at prices up to $7.60 per share. The plans expire on August 3, 2007.

(3) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(4) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(5) Includes 70,980 warrants and 50,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(6) Includes 12,000 warrants purchased by Mr. Berger in open market purchases. See footnote 1 above.

(7) Based on information contained in a Statement on Schedule 13G filed by Sapling LLC in February 2007. Sapling may direct the vote and disposition of the 679,715 shares of common stock, and Fir Tree Recovery may direct the vote and disposition of 325,115 shares of common stock. The address of both Sapling LLC and Fir Tree Recovery is 535 Fifth Avenue, 31st Floor New York, New York 10017.  Fir Tree, Inc. is the investment manager for each of Sapling LLC and Fir Tree Recovery Master Fund, LP. Jeffrey Tannenbaum is the President of Fir Tree, Inc. and has the power to vote or dispose of the securities held by these entities.

(8) Based on information contained in a Statement on Schedule 13G filed by QVT Financial LP on May 14, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 541,288 shares of HAQ common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 78,112 shares of HAQ common stock. QVT Financial has the power to direct the vote and disposition of the HAQ common stock held by each of the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 619,400 shares of HAQcommon stock, consisting of the shares owned by the Fund and the shares held in the Separate Account QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of HAQ common stock reported by QVT Financial.

(9) Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew Weiss, PhD on June 4, 2007. Shares reported for Dr. Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Dr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, LLC the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

Other than the shares purchased by Messers. Pappajohn and Kinley and Dr. Schaffer under 10b5-1 plans (an aggregate of 250,000 shares), all of the shares of HAQ common stock held by our officers and directors were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of (i) July 28, 2008; or (ii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our acquisition of PharmAthene.

During the escrow period, the holders of these shares are not able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of these stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to HAQ’s IPO.

As described above, certain of our officers and directors determined to purchase shares of our common stock in open market transactions prior to the Special Meeting pursuant to Rule 10b5-1 stock puchase plans. Shares purchased under these plans (250,000 shares) are entitled to participate in the liquidation of the trust fund in the event the Merger is not approved. Our officers and directors have advised us that they will vote the shares so purchased in favor of the Merger Proposal, Amendment Proposal, Incentive Plan Proposal and Adjournment Proposal. As of June 5, 2007, a total of 250,000 shares have been purchased under these plans.

PROPOSAL 1

THE MERGER PROPOSAL

The discussion in this proxy statement of the Merger Proposal and the principal terms of the Agreement and Plan of Merger, dated January 19, 2007, by and among HAQ, Merger Sub and PharmAthene (the “Merger Agreement”) is subject to, and is qualified in its entirety by reference to, the Merger Agreement, which is attached as “Annex A'' to this proxy statement and is incorporated in this proxy statement by reference.

General Description of the Merger

Pursuant to the Merger Agreement, Merger Sub, a wholly-owned subsidiary of HAQ will merge with and into PharmAthene and PharmAthene will be the surviving entity and become a wholly-owned subsidiary of HAQ. At the closing, and subject to certain adjustments as hereinafter described, the PharmAthene stockholders, optionholders and warrantholders and noteholders will receive the following in the Merger:

▪	an aggregate of 12,500,000 shares of HAQ common stock, subject to adjustments as described below;
▪	$12,500,000 in 8% convertible notes issued by HAQ; and
▪	up to $10,000,000 in milestone payments (if certain conditions are met);

in exchange for all of the issued and outstanding capital stock and convertible notes of PharmAthene (other than the securities being cancelled). The merger consideration has an aggregate value of $116,625,000 (based upon the closing price of HAQ’s common stock on June 2, 2007 of $ 7.53 per share and assuming the maximum milestone payments are achieved and paid).

HAQ is also assuming certain outstanding vested and unvested options and warrants of PharmAthene, which shall be exchanged for options and warrants of HAQ on economically equivalent terms. The 12,500,000 shares of HAQ common stock issued as merger consideration will not increase due to the vesting, issuance of any options or warrants of PharmAthene or the assumption of the PharmAthene options and warrants and the actual number of shares of HAQ common stock ultimately issued may be less to the extent options and warrants are not exercised. The number of shares which are to be issued may be subject to increase in the event that the stockholders of HAQ owning more than 5% of the outstanding HAQ common stock exercise their conversion rights, the number of shares of HAQ common stock comprising the stock consideration shall be adjusted upward by the product of (x) the number (as a percentage) that is the difference between the percentage of HAQ common stock that is converted and 5% and (y) 2.25 million. Stockholders holding an aggregate of up to 1,879,060 shares of common stock could convert such shares and the Merger may still be consummated. If such number of shares were converted, the shares of HAQ common stock issued as a portion of the merger consideration would be increased by 337,275 shares of common stock.

Background of the Merger

The terms of the Merger Agreement are the result of arm's-length negotiations between representatives of HAQ and PharmAthene. The following is a discussion of the background of these negotiations, the Merger and related transactions.

HAQ was incorporated in Delaware on April 25, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination with a then unidentified operating business.

The registration statement for HAQ's IPO was declared effective on July 28, 2005. On August 3, 2005, HAQ consummated its IPO of 9,000,000 units, and on August 16, 2005, HAQ consummated the closing of an additional 400,000 units that were subject to the underwriters' over-allotment option. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant expires on July 27, 2009, or earlier upon redemption, and entitles the holder to purchase one share of HAQ common stock at an exercise price of $6.00 per share. The common stock and warrants started trading separately as of October 6, 2005.

The net proceeds from the sale of the HAQ units were approximately $69,450,000. Of this amount, $67,928,000 was deposited in trust and, in accordance with HAQ's amended and restated certificate of incorporation, will be released (with interest) either upon the consummation of a business combination (i.e., the Merger) or upon the liquidation of HAQ. The remaining $1,522,000 has been held outside of the trust for use to provide for business, legal and accounting due diligence on prospective businesses.

Pursuant to HAQ’s amended and restated articles of incorporation, HAQ had to locate a target and consummate a business combination on or before February 3, 2007 or dissolve and liquidate, however, if a letter of intent, an agreement in principal or a definitive agreement to complete a business combination were to be entered into prior to February 3, 2007, we would have an additional six months, until August 3, 2007, in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. Because HAQ entered into the letter of intent with PharmAthene on December 12, 2006, which was 53 days prior to the initial deadline of February 3, 2007, we have an additional six months to consummate the transaction; we must consummate the Merger on or before August 3, 2007 or we must dissolve and liquidate.

During the period beginning August 3, 2005 through January 19, 2007, HAQ was involved in investigating and evaluating prospective businesses regarding potential business combinations. This activity occurred constantly from August 3, 2005 onward until we entered into the Merger Agreement.

In August 2005, Mr. Matthew Kinley, the President of HAQ, created a list of potential clients for management of HAQ to contact in order to commence the search for targets for a business combination. This list of contacts was primarily individuals HAQ management had contact or prior business dealings with, and included, but was not limited to, the following:

•  Healthcare investment bankers;
•  Commercial bankers;
•  Business brokers and other “finders”;
•  Venture capital fund managers;
•  Private equity fund managers’
•  CEOs and other executives active in the healthcare industry
•  Attorneys;
•  Accountants;
•  Healthcare consultants; and
•  Physicians and other healthcare professionals.

HAQ management then communicated to these contacts HAQ’s desire to find an attractive healthcare business opportunity for merger or acquisition. These contacts were made by a combination of Mr. Pappajohn, Dr. Schaffer and Mr. Kinley. In addition, Mr. Kinley made a list of healthcare sectors and companies within such sectors for review and possible contact by HAQ management. On many occasions Mr. Pappajohn, Dr. Schaffer and Mr. Kinley met in person or by teleconference to discuss possible focus sectors of healthcare and specific companies to target. The result of these meetings was a prioritized a list of potential candidates for a business combination. In addition, from August 2005 through January 2007 HAQ management was contacted by various parties regarding possible targets for a business combination. All of these opportunities were either discussed or the relevant information was shared by email, primarily among Messrs. Pappajohn and Kinley and Dr. Schaffer.

Using this list of contacts and targets as a guide, HAQ management attempted to initiate conversations (i) directly with third-party companies they believed could make attractive combination partners, (ii) with professional service providers (attorneys, accountants, consultants and bankers), (iii) with their own network of business associates and friends, and (iv) with third-party intermediaries, including investment bankers and private equity fund managers. HAQ also responded to inquiries or solicitations from (i) companies looking for capital or investment alternatives, and (ii) investment bankers or other similar professionals who represented companies engaged in sale or fund-raising processes. From time to time the list of potential candidates was updated and supplemented based on additional information derived from these discussions with third parties.

In considering potential targets for business combination, HAQ’s management considered, among other factors, the following:

•	financial condition and results of operations;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria were not exhaustive. The evaluation relating to the merits of a particular business combination were based, to the extent relevant, on the above factors as well as other considerations deemed relevant by HAQ’s management in effecting a business combination consistent with HAQ’s business objective. In evaluating a prospective target business, HAQ’s management conducted an extensive due diligence review which encompassed, among other things, meetings with management, where applicable, and inspection of facilities, as well as review of financial and other information which were available.

As a result of these efforts, HAQ initiated contact, either directly or through a third party intermediary, with approximately 48 potential targets. In addition, HAQ received business plans, financial summaries or presentation books of at least 43 potential target companies. HAQ signed non-disclosure agreements relating to approximately 20 of these potential business combination opportunities. HAQ also had extensive discussions with several target companies with which a non-disclosure agreement was not signed. HAQ was still in discussion with a potential target company other than PharmAthene as late as January 2007, within two weeks of when the Merger Agreement was executed. With respect to each of these business combination opportunities, discussions among HAQ’s management and the targets included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and discussions of management objectives, business plans and projections. Each of the potential target companies with which HAQ engaged in detailed discussions was either part of the initial list created by the HAQ team or was identified through contact described above. Of these contacts, HAQ held detailed discussions with approximately 10 potential target companies, including PharmAthene. Discussions including introductory meetings attended by some combination of Mr. Kinley, Dr. Schaffer and/or Mr. Pappajohn occurred with potential targets on a regular basis during the period from October 2005 through November 2006.

One of the discussions with a potential target company, resulted in a signed letter of intent. HAQ was introduced to a target business in September 2005, received an executive summary in October 2005 and met with management of the target in 2005. After management meetings, including personal interviews of management and other employees, extensive due diligence and review of the target business, HAQ issued a draft letter of intent in January 2006. Subsequent negotiations occurred and a revised letter of intent was executed by both parties in March 2006. After further due diligence, valuation negotiations and preliminary negotiations of a draft definitive agreement, the letter of intent, as amended, expired in November 2006. HAQ did not move forward with that transaction for a variety of reasons, including too great a divergence regarding valuation and final terms of the transaction. The target was a healthcare services business providing service to managed care companies and other healthcare companies. No discussions with potential target companies, other than PharmAthene, resulted in the execution of a definitive agreement regarding a potential business combination.

Based on their experience in investigating investment opportunities, the HAQ management assessed the competition for quality companies that could be a potential target for a business combination and determined that a company that HAQ’s management identified as a suitable potential business combination partner would typically have several alternatives to any potential business combination with HAQ, including remaining independent or selling itself to another third party, as well as obtaining capital either privately or publicly. Additionally, in many cases, HAQ management had to spend time educating a prospective business combination partner about “blank check” companies and explaining, from HAQ management’s perspective, the benefits of a combination with HAQ over other alternatives that it may have been considering. The reasons varied for why HAQ did not reach agreement with potential business combination partners other than PharmAthene. For example, after extensive discussions with one potential target, the HAQ management team did not feel sufficiently comfortable with the target company’s forecasted financial performance and the likelihood that management could meet such forecasted performance results to proceed without adjustment of the discussion terms. Upon HAQ’s requirement for a greater portion of the purchase price to be contingent on performance, negotiations faltered. In another case, HAQ determined that the potential target business was too highly valued and a competitive bidding situation had reduced the possibility of an attractive deal for the HAQ stockholders.

On June 8, 2006, PharmAthene entered into a definitive Agreement and Plan of Merger (the “SIGA Merger Agreement”) with SIGA Technologies, Inc. (“SIGA”), a Delaware corporation engaged in the development and commercialization of novel anti-infectives, antibiotics and vaccines for serious infectious diseases including products for use in defense against biological warfare agents such as smallpox and arena viruses, and SIGA Acquisition Corp., a Delaware corporation with no business operations organized solely as an acquisition vehicle to effect the merger. Pursuant to the terms of the SIGA Merger Agreement, it was estimated that stockholders of PharmAthene would receive up to 91.3 million shares of SIGA common stock (including shares issuable upon the exercise of outstanding options). On October 4, 2006, PharmAthene received from SIGA a notice of termination of the SIGA Merger Agreement which SIGA was entitled to issue pursuant to the terms of the agreement which allowed either party to terminate the SIGA Merger Agreement if the closing of the merger had not occurred by September 30, 2006. No stated reason for the termination was contained in SIGA’s notice of termination. The value of the shares of SIGA common stock which were issuable as merger consideration, based upon the trading prices of SIGA common stock during the period from the announcement of the proposed merger through the date of the notice of termination of the SIGA Merger Agreement, fluctuated between approximately $118.7 million to $162.5 million.

On October 5, 2006, Mr. Kinley was contacted by counsel to PharmAthene. The management of HAQ had previously been involved with companies that were represented by counsel to PharmAthene. During the call, PharmAthene’s counsel inquired if HAQ had committed to a business combination. Mr. Kinley responded that HAQ was engaged in discussions with another healthcare company, but it had not yet signed a definitive merger agreement. PharmAthene’s counsel inquired whether HAQ would consider discussing a possible business combination with PharmAthene. There are no direct business relationships between any of the officers, directors or principal stockholders of HAQ and any of the officers, directors or principal stockholders of PharmAthene and no pre-existing businesses relationships between any of our initial stockholders and any affiliates of PharmAthene. However, counsel to PharmAthene also serves as counsel to a company on which Mr. Pappajohn, Dr. Schaffer and Mr. Berger serve as members of the Board of Directors and of which Wayne Schellhammer, a member of the HAQ Board of Directors, is the President and Chief Executive Officer. There were no discussions between counsel to PharmAthene and any of Messrs. Pappajohn or Schellhammer or Dr. Schaffer or prior to October 5, 2006 concerning a possible transaction between of PharmAthene and HAQ.

On October 6, 2006, at the suggestion of counsel, James Cavanaugh, PhD., a member of the Board of Directors of PharmAthene, spoke by telephone with Messrs. Pappajohn and Kinley to discuss the status of HAQ and the feasibility of a possible merger between HAQ and PharmAthene.

Commencing October 6, 2006 and on various occasions thereafter until the meeting of the Board of Directors of HAQ on January 16, 2007, Mr. Pappajohn, Dr. Schaffer and Mr. Kinley held update discussions with, and forwarded information to, Messrs. Berger and Schellhammer to keep them apprised of the progress of the negotiations, due diligence and other matters related to the Merger with PharmAthene.

From October 6, 2006 through January 19, 2007, the Investment Committee of PharmAthene, comprised of Steven St. Peter, M.D., Elizabeth Czerepak and Dr. Cavanaugh met via telephone on each Friday to review, among other things, the status of the discussions of the proposed transaction with HAQ.

On October 7, 2006, HAQ commenced its due diligence examination of PharmAthene including reviewing all of PharmAthene’s significant agreements, conducting interviews with management and department heads of PharmAthene and visiting each of the PharmAthene facilities. Also on such date, Mr. Kinley and Dr. Schaffer reviewed executive summary information provided by representatives of PharmAthene and the information previously filed with the SEC in connection with the proposed transaction between SIGA and PharmAthene.

On October 10, 2006, Mr. Kinley and Dr. Schaffer met with Mr. Schellhammer to provide him with updated information with respect to the negotiations and discussions relating to the proposed transaction.

On October 11, 2006, at the request of Mr. Pappajohn and Dr. Cavanaugh, Dr. Schaffer, the Chief Executive Officer and Vice Chairman of HAQ, and Mr. Kinley met with David P. Wright and Eric Richman, the President and Senior Vice President, respectively, of PharmAthene, at the offices of PharmAthene’s counsel in New York City to discuss the possibility of a merger. During this meeting, Messrs. Wright and Richman described PharmAthene’s programs, its material agreements, the status of its product development efforts and described its contracts with the United States government. Mr. Kinley and Dr. Schaffer asked questions of the PharmAthene representatives.

On October 12, 2006, PharmAthene provided to Mr. Kinley and Dr. Schaffer copies of research papers, technical presentations, additional financial information, including projections and cash flow analyses, estimates with respect to the size of the market for PharmAthene’s potential products and estimated development costs and expenses. The projections provided by PharmAthene were internally prepared and did not include detailed assumptions, notes or other similar disclosures that would have been included in more formally prepared investor analysis or financial statements. Management of HAQ considered these projections in their analysis of the business, operations and prospects of PharmAthene but did not assign specific weight to them.

On October 19, 2006, Mr. Pappajohn joined Mr. Kinley and Dr. Schaffer to meet with Messrs. Wright and Richman at the offices of counsel to PharmAthene in New York City. During the meeting, PharmAthene again presented to the representatives of HAQ information with respect to its product candidates, results of studies, financial information and management background and responded to questions from the representatives of HAQ.

Following the meeting, all five of the participants met with representatives of The Maxim Group, HAQ’s financial advisor, to seek financial counsel as to the advisability of proceeding with a merger transaction with PharmAthene. Representatives of PharmAthene provided a presentation to the representatives of The Maxim Group. The presentation included a description of PharmAthene’s business plan, its technology, products and financial information. Immediately following the presentation by the representatives of PharmAthene, Dr. Schaffer, Mr. Pappajohn and Mr. Kinley met privately with the representatives of The Maxim Group to discuss the PharmAthene business plan, issues relating to the difficulties in valuation of biotech companies, the market prices for comparable companies and the likelihood of approval of the transaction by the stockholders of HAQ.

On October 20 and 21, 2006, Messrs. Pappajohn and Kinley spoke on the telephone on separate occasions with Messrs. Berger and Schellhammer to provide due diligence information and a status report with respect to the discussions between HAQ and PharmAthene.

From October 20, 2006 through October 25, 2006, representatives of HAQ continued to have discussions with representatives of PharmAthene, primarily Messrs. Wright and Richman to request additional due diligence information relating to the PharmAthene products, its financial position and the market for its products. In addition, representatives of HAQ conversed on the telephone with representatives of The Maxim Group to review the proposed structure for a transaction and the valuation for the business of PharmAthene. These discussions included an evaluation by The Maxim Group of the likelihood of approval of the transaction by the HAQ stockholders.

On October 24, 2006, Mr. Kinley spoke on the telephone with Messrs. Berger, Schellhammer and Pappajohn and Dr. Schaffer to review the terms of the draft letter of intent, the valuation range for PharmAthene that HAQ’s management had been considering and how it resulted in the proposed merger consideration for PharmAthene and to respond to questions from them regarding the business plan and other relevant information with respect to the business of PharmAthene. Mr. Kinley also explained the valuation range being applied by HAQ’s management to PharmAthene at that time and how that range tied to the proposed merger consideration. In addition, Mr. Kinley reviewed with each of the members of the Board of Directors the terms of the proposed letter of intent. Each member of the Board expressed approval regarding the submission of the proposed letter of intent.

The Board of Directors had commenced its negotiations of the merger consideration believing that the value of PharmAthene was in the range of approximately $101.4 million to $168.8 million as discussed in the paragraph below and under the section entitled “HAQ’s Reasons for the Merger and Recommendation of the HAQ Board” at pages 66 to 71. This range was arrived at by analyzing the available information including the information contained in the business combination proxy statement of SIGA for its proposed merger with PharmAthene as well as materials obtained directly from PharmAthene in the early phases of discussions between the parties. The final merger consideration was within this range.

Two analyses were prepared by HAQ management relating to valuation and the amount of merger consideration included in initial letter of intent. One analysis was a peer group company analysis comparing the post merger company with five publicly traded biotechnology companies which management deemed sufficiently comparable to PharmAthene. The peer group company analysis criteria included market capitalization, enterprise value and revenue multiples. The second analysis was a revenue multiples valuation. The final version of the analyses reviewed prior to the signing of the Merger Agreement did not vary materially from the initial analyses reviewed prior to the signing of the letter of intent. HAQ did not obtain any written analyses or valuation opinions from any third party during the negotiation process or prior to the approval of the Merger Agreement. The Maxim Group, which was acting as an advisor to HAQ, provided some of the underlying information related to the companies used in the comparable companies’ analysis.

On October 25, 2006, HAQ delivered to PharmAthene its draft letter of intent. The letter provided for the issuance to stockholders of PharmAthene of 12 million shares of HAQ common stock.

On November 3, 2006, PharmAthene retained Bear, Stearns & Co. Inc. to assist and advise PharmAthene in connection with the proposed Merger.

On November 4 and 6, 2006, PharmAthene delivered comments to HAQ including suggested revisions to its draft letter of intent. Representatives of PharmAthene, including Mr. Richman and representatives from Bear Stearns, engaged in conversations with representatives of HAQ, including Mr. Kinley and Dr. Schaffer with regard to PharmAthene’s comments to HAQ’s proposed letter of intent.

On November 7, 2006, Messrs. Kinley and Pappajohn met in person with Mr. Berger in New York City to provide him with updated information with respect to the negotiations between HAQ and PharmAthene. Mr. Berger asked specific questions regarding due diligence and the business plan and Mr. Kinley provided responses to the inquires made by Mr. Berger. Also on November 7, 2006, Messrs. Pappajohn and Kinley and Dr. Schaffer met with Messrs. Wright and Richman at the offices of Bear Stearns in New York City. During the meeting, the parties discussed specific issues relating to the valuation range, the merger consideration to be paid by HAQ to PharmAthene and other issues relating to the capitalization of PharmAthene, including its stock option plan and its preferred stock structure. During the meeting, PharmAthene presented its position that the value of the proposed merger consideration in the then current draft letter of intent did not sufficiently reflect the value of Pharmathene. Protracted discussions ensued regarding the valuation of Pharmathene, of the proposed merger consideration and, generally of securities issued by companies such as HAQ.

On the evening of November 7, 2006, Dr. Schaffer met with Messrs. Wright and Richman for dinner to further discuss issues relating to the management of PharmAthene, the technology and general due diligence items.

On November 9, 2006, Dr. Steven St. Peter of MPM Capital, a member of the Board of Directors of PharmAthene and a representative of MPM as an investor in PharmAthene, met with Mr. Pappajohn to discuss the transaction. Mr. Pappajohn and Dr. St. Peter discussed the composition of the Board of Directors and management of the company following the consummation of the Merger as well as the general background of the parties involved with each of the companies.

On November 10, 2006, several conversations occurred on the telephone between representatives of HAQ and PharmAthene, including representatives of Bear Stearns and counsel to PharmAthene, with respect to the terms of the draft letter of intent, the economic features relating to the securities of HAQ and the parties discussed various options in the structuring of the transaction including with respect to the outstanding bridge debt of PharmAthene.

Following conversations with representatives of PharmAthene, Mr. Kinley had further discussions with representatives of The Maxim Group as well as with Messrs. Pappajohn and Berger and Dr. Schaffer with respect to merger consideration and PharmAthene’s value. Management of HAQ did not request or receive any formal valuation analysis or reports from The Maxim Group related to the value of PharmAthene. Representatives of The Maxim Group were utilized by HAQ management to consult with regarding certain terms of the negotiations related to the merger consideration and the components parts of the consideration. Further, since The Maxim Group had acted as the underwriter in HAQ’s IPO, and was involved in several other “SPAC” merger transactions, HAQ management consulted The Maxim Group with a view towards assessing whether the investment community would be receptive to the terms of the proposed Merger with PharmAthene.

On November 13, 2006, Mr. Kinley and counsel for PharmAthene had a telephone conversation regarding the terms of the draft letter of intent.

Later that day, HAQ received a revised letter of intent, prepared by representatives of Bear Stearns in conjunction with counsel to PharmAthene, which incorporated certain suggested revisions from PharmAthene management and its advisors. The revised letter provided for merger consideration to PharmAthene stockholders consisting of (i) 12.7 million shares of HAQ common stock and (ii) $5 million cash.

On November 14, 2006, Mr. Kinley had a telephone conversation with Mr. Richman, representatives of Bear Stearns and counsel to PharmAthene regarding the proposed revisions to the draft letter of intent. During the conversation they discussed the proposed composition of the Board of Directors following the Merger, the assumption by HAQ of the outstanding stock options of PharmAthene, whether any portion of the merger consideration would be escrowed, the treatment of advisory fees, the ability of PharmAthene to raise capital prior to the closing, the approval by PharmAthene of its stockholders to the transaction and any dissenters’ rights and whether or not a break-up fee would be included in the letter of intent. Later on November 14, 2006, Mr. Kinley engaged in a discussion with representatives of The Maxim Group regarding the proposed revisions to the letter of intent.

On November 15, 2006, Mr. Kinley delivered a revised draft letter of intent to representatives of PharmAthene, including representatives of Bear Stearns and counsel to PharmAthene. The revised letter of intent included warrants to purchase 3.5 million shares of HAQ common stock at an exercise price of $10 per share to be issued to PharmAthene stockholders, in addition to the previously offered merger consideration. Representatives of PharmAthene, including Messrs. Wright and Richman and counsel to PharmAthene, met with representatives of Bear Stearns at their offices later that day to discuss the terms of the letter of intent.

On November 16, 2006, the Board of Directors of PharmAthene met at the offices of Bear Stearns in New York City. At the meeting, the terms of the proposed Merger as embodied in the then current draft letter of intent with HAQ were described to the Board by counsel. The PharmAthene Board reviewed alternative transactions that could result in the investment of additional capital into PharmAthene. The PharmAthene Board also discussed the effect of the transaction on each class of equity of PharmAthene. Representatives of Bear Stearns presented to the Board their analysis of the transaction from a financial perspective and relative to other options that could be explored by PharmAthene. Although the Board determined that it was favorably disposed to proceed with the transaction, it determined not to act with respect to the draft letter of intent pending additional analysis by certain Board members and discussions with certain significant stockholders of PharmAthene as to whether they would support the proposed Merger.

Also on November 16, 2006, Mr. Pappajohn met with Elizabeth Czerepak, a member of PharmAthene’s Board of Directors to discuss the proposed Merger.

On November 20, 2006, representatives of PharmAthene delivered a further revised draft of the letter of intent including comments and revisions suggested by PharmAthene. From November 20, 2006 through December 12, 2006, representatives of HAQ and PharmAthene continued to negotiate the terms of the letter of intent. During these negotiations, the various components of the merger consideration, including the number of shares of HAQ common stock, amount of cash, number of warrants and the principal amount of any replacement notes to be issued to PharmAthene’s bridge lenders were discussed in the context of the initial proposals, until the final structure was agreed upon. The members of the Board of Directors of PharmAthene had expressed concern that the value of the consideration offered by HAQ was not adequate. In addition, there was concern that if PharmAthene were to win a substantial contract in the near term that PharmAthene stockholders would have received substantially less consideration than would be appropriate. Accordingly, the parties agreed to provide for milestone payments if a significant contract was entered into within a limited time period.

On November 21, 2006, Mr. Kinley discussed with counsel to PharmAthene responses to the comments delivered by PharmAthene and asked questions with respect to the proposed changes. Also, on November 21, 2006, Mr. Kinley reviewed with representatives of The Maxim Group the newly proposed merger consideration under the letter of intent.

On November 29, 2006, HAQ requested additional due diligence materials of PharmAthene.

On December 5, 2006, Mr. Kinley engaged in a telephone conference with counsel to PharmAthene to discuss specific due diligence matters raised by the due diligence materials furnished by PharmAthene and reviewed. Also, on December 5, 2006, Mr. Kinley engaged in a telephone conference with representatives of The Maxim Group to review final merger consideration and terms of the proposed transaction.

On December 11, 2006, a meeting was held at PharmAthene’s offices in Annapolis, Maryland, at which Messrs. Wright and Richman were present as well as John Troyer, Jody Hatch, Jeffrey Jones, Francesca Cook, Wayne Morges, Ph.D., Valerie Riddle, M.D., Richard Schoenfeld and Solomon Langermann, members of PharmAthene’s management, were present and Mr. Kinley and Dr. Schaffer and Robert Kaufman were present from HAQ; representatives of Bear Stearns wre also present. PharmAthene’s management reviewed for the representatives present the status of product development efforts including scientific and clinical updates. PharmAthene’s management also provided information on the production of Protexia® and Valortim™ and business development possibilities. The parties also discussed the financial condition of PharmAthene, regulatory and governmental affairs, the then current status of PharmAthene’s Protexia® and Valortim™ products and future business development initiatives.

Mr. Kaufman had been retained as a consultant to HAQ to assist in the due diligence evaluation of PharmAthene. Mr. Kaufman is currently Chief Operating Officer of Outcome Science, Inc. of Boston, Massachusetts. Mr. Kaufman received $15,000 for his consulting services. Mr. Kaufman reviewed research, scientific, legal and financial documents as part of the due diligence. He also attended due diligence meetings at PharmAthene’s offices in Maryland and Montreal.

A telephonic meeting of the Board of Directors of HAQ took place on December 12, 2006.  At that meeting, Mr. Kinley reported to the Board the analyses undertaken in evaluating PharmAthene and how the results of such analyses supported the merger consideration contained in the final version of the letter of intent and HAQ’s obligation to engage in a business combination with a company having a fair market value equal to at least 80% of HAQ net assets. Mr. Kinley pointed out to the Board that these analyses were based on projections furnished by PharmAthene as well as other materials supplied and that no third party valuation with respect to PharmAthene had been sought. Following a discussion of the presentation and of the terms of the letter of intent, the HAQ Board determined that the merger consideration was fair, approved the terms of the letter of intent and authorized HAQ’s management to proceed to negotiation of a definitive merger agreement.

On December 12, 2006, the Board of Directors of PharmAthene again held a telephonic meeting at which the revised terms of the letter of intent were discussed and a vote was taken to approve the letter of intent. The letter of intent was approved by the Board of Directors of PharmAthene and then both PharmAthene and HAQ executed the letter of intent. The terms of the merger consideration reflected in the definitive Merger Agreement did not change from those contained in the executed letter of intent.

From December 12, 2006 through January 12, 2007, PharmAthene and HAQ negotiated the terms of a definitive agreement and plan of merger and the related documents such as the 8% notes. During such time, representatives of HAQ continued their due diligence efforts including visits to the facilities of PharmAthene in Annapolis, Maryland and in Canada.

On December 14, 2006, Mr. Kinley called BDR Research Group, an independent company with expertise in technical review and analysis of pharmaceutical products, to retain them to assist with due diligence. BDR Research received $18,000 for its services. BDR reviewed the underlying technology of PharmAthene’s Valortim™ and Protexia® products, their development status and the overall market for such products. BDR also included a review of competitive products.

On December 14 and 15, 2006, Mr. Kinley spoke to Messrs. Berger and Schellhammer to review due diligence, additional due diligence to be completed, including the engagement of BDR Research Group and the upcoming visit to Canada by representatives of HAQ. Mr., Kinley also reviewed financial information with respect to PharmAthene. Dr. Schaffer also reported to Messrs. Berger and Schellhammer on his due diligence investigation.

On December 19 and 20, 2006, Dr. Schaffer and Mr. Kaufman met with David Wright and visited the offices of PharmAthene’s Canadian subsidiary with Mr. Wright and Richard Schoenfeld, Vice President of PharmAthene.

On December 21, 2006, Messrs. Pappajohn and Kinley met with representatives of The Maxim Group to discuss and negotiate an advisory agreement. Representatives of The Maxim Group proposed being retained by HAQ to assist in due diligence, to review and provide assistance in the negotiation of the terms of the Merger Agreement and to provide advice and services related to road show activities and investor meetings following the execution of the Merger Agreement. Also on December 21, 2006, Mr. Kinley met with BDR Research Group to discuss its retention as an expert in the review of PharmAthene’s technology.

On January 2 and 3, 2007, Mr. Kinley and Dr. Schaffer met with Chris Camut, the newly appointed Chief Financial Officer of PharmAthene, and Messrs. Wright and Richman to review open issues relating to the negotiation of the Merger Agreement, to discuss the announcement of the proposed merger and the proposed presentation to investors.

On January 3, 2007, Mr. Kinley and Dr. Schaffer participated in a telephonic due diligence conference call with counsel to HAQ to review the results of the legal due diligence review by such counsel. Following the call, Mr. Kinley and Dr. Schaffer spoke on the telephone with Messrs. Berger and Schellhammer regarding the results of the due diligence.

On January 8, 2007, Mr. Kinley, Dr. Schaffer and Mr. Kaufman participated in a telephone conference call with Messrs. Richman and Jones and intellectual property counsel to PharmAthene.

On January 10, 2007, Mr. Kinley, Dr. Schaffer and Mr. Kaufman participated in a telephone conference call with representatives of BDR Research Group during which BDR Research Group reported on their due diligence review of the PharmAthene technology and product candidates.

On January 11 and 12, 2007, Messrs. Kinley and Pappajohn and Dr. Schaffer met with Messrs. Wright, Camut and Richman and counsel to PharmAthene to negotiate the final terms of the definitive Merger Agreement. In addition, during these meetings, the representatives of PharmAthene and HAQ met with representatives of The Maxim Group to review the presentation to be made following the announcement of the transaction. Also at such time, the representatives of HAQ received a written report from BDR Research Group. The written report summarized BDR’s analysis of PharmAthene which was based upon reviewing the scientific and clinical merits of Valortim™ and Protexia®. The report addressed, among other things, the efficacy and safety of Valortim™ and Protexia® as well as potentially competitive products to each of these currently under development.

On January 12, 2007, copies of the draft Merger Agreement and related documents were distributed to the Board of Directors of PharmAthene for review and consideration.

On January 14, 2007, copies of the draft Merger Agreement and related documents were distributed to the Board of Directors of HAQ for review and consideration.

On January 16, 2007, the Board of Directors of PharmAthene, during a telephonic meeting of the Board, approved the Merger Agreement and authorized the presentation of the proposal to merge with HAQ to the stockholders of PharmAthene with the Board’s recommendation that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby.

Also on January 16, 2007, the Board of Directors of HAQ, during a telephonic meeting of the Board, approved the Merger Agreement and authorized the presentation of the proposal to merge with PharmAthene to the stockholders of HAQ with its recommendation that the stockholders approve and adopt the Merger Agreement and the transactions contemplated thereby. During the meeting, Mr. Kinley presented to the Board the updated information with respect to the capitalization of the combined companies and the terms of the Merger Agreement and information with respect to the proposed retention of The Maxim Group. Mr. Kinley again reported to the Board the analyses undertaken in evaluating PharmAthene and how the results of such analyses supported the merger consideration and HAQ’s obligation to engage in a business combination with a company having a fair market value equal to at least 80% of HAQ net assets. Mr. Kinley reminded the Board that these analyses were based on projections furnished by PharmAthene as well as other materials supplied and that no third party valuation with respect to PharmAthene had been sought. The Board considered the current market price of HAQ’s common stock ($7.46 per share as of January 12, 2007) and the components and terms of the other merger consideration. Management of HAQ had updated the comparative capitalization chart reflective of the final terms of the Merger, which chart reflected, among other things, the conversion price of the 8% notes of $10.00 per share. The Board also considered and determined that the amount of Merger consideration was within the range of values that management had initially applied to PharmAthene at the commencement of the negotiations.

On January 19, 2007, the Merger Agreement was executed by David Wright on behalf of PharmAthene and John Pappajohn on behalf of HAQ. On January 19, 2007, the requisite majority of all classes of equity of PharmAthene released their irrevocable written consent approving and adopting the Merger Agreement and the Merger.

Interests of HAQ Directors and Officers in the Merger

In considering the recommendation of the Board of Directors of HAQ to vote for the proposals to approve and adopt the Merger Agreement and the Merger, you should be aware that certain members of the HAQ Board have agreements or arrangements that provide them with interests in the Merger that differ from, or are in addition to, those of HAQ stockholders generally. In particular:

• if the Merger is not approved, HAQ will be required to adopt a plan to liquidate and dissolve, and the shares of common stock purchased before the IPO and warrants held by HAQ's executive officers and directors will be worthless because HAQ's executive officers and directors are not entitled to receive any of the net proceeds of HAQ's IPO that may be distributed upon liquidation of HAQ (except for shares they purchased in the open market). HAQ's executive officers and directors own a total 2,250,000 shares of HAQ common stock that were purchased before the IPO that have a market value of $16,942,500 based on HAQ's share price of $7.53 as of June 5, 2007. HAQ's executive officers and directors also own a total of 366,900 warrants to purchase shares of HAQ common stock that have a market value of $476,970 based on HAQ's warrant price of $1.30 as of June 5, 2007. Such warrants were purchased on the open market pursuant to the terms of a Rule 10b5-1 plan. However, as HAQ's executive officers, Directors and special advisors are contractually prohibited from selling the shares of common stock issued to them prior to the IPO prior to July 27, 2008, during which time the value of the shares may increase or decrease, it is impossible to determine what the financial impact if the Merger is not approved would be on HAQ's executive officers and directors. In addition, certain of HAQ’s officers and directors purchased an aggregate of 250,000 shares of common stock in the open market pursuant to a Rule 10b5-1 plan. They are not, however, contractually prohibited from selling such shares;

• it is currently anticipated that John Pappajohn and Derace M. Schaffer, M.D., both of whom are current Directors of HAQ, will continue as Directors of the combined company.

HAQ’s Reasons for the Merger and Recommendation of the HAQ Board

Based upon its evaluation, our Board of Directors has unanimously approved the Merger with PharmAthene and determined that it is in the best interests of HAQ and our stockholders and that the merger consideration payable is fair. No fairness opinion from a third party was sought or obtained by our Board of Directors in reaching its determination.

In the prospectus relating to our IPO, we stated our intention to focus our pursuit of a business combination on targets in the healthcare industry and in areas where our management has significant expertise. We believe that the Merger meets these investment objectives.

As discussed below and under the prior section of this proxy statement entitled “Background of the Merger” commencing at page 57, HAQ’s Board of Directors considered a wide variety of other factors in connection with its evaluation of the Merger. In light of the complexity of those factors, our Board of Directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Individual members of our Board of Directors may have given different weight to different factors.

Our Board of Directors considered the nature of PharmAthene’s business and assets, its current capitalization and operating losses, the extent of the liabilities to be assumed and the factors below, in addition to the various risks discussed in the section entitled “Risk Factors” beginning on page 32, in reaching its determination that the Merger is in the best interests of HAQ’s stockholders and to approve the Merger and enter into the Merger Agreement.

In considering the Merger, our Board of Directors gave consideration to the following positive factors:

• Financial Analyses. Management of HAQ undertook financial analyses of PharmAthene in order to determine that the value of the consideration to be issued by HAQ in connection with the Merger is fair and reasonable. Management considered very carefully traditional standards generally accepted by the financial community in evaluating a business entity including potential sales, potential earnings, cash flow, book value of assets and value of intangible assets. However, in evaluating PharmAthene, HAQ management recognized that PharmAthene is involved in a relatively new sector, a unique industry (the biodefense industry) which may not be as easily subject to traditional valuation criteria. Accordingly, HAQ management applied what it perceived to be generally accepted standards for evaluating companies in the biotechnology industry which, in addition to factors such as potential sales, potential earnings and cash flow, included consideration of the particular market for potential products, the likelihood of development and commercialization of the products and, on a qualitative basis, the unique supplemental value that might be derived from PharmAthene’s intellectual property, specifically its intellectual property rights and know-how in its recombinant version of human butyrylcholinesterase (used to develop Protexia®) although no separate valuation analysis was conducted with respect to intellectual property.

Specifically, management of HAQ prepared and utilized two analyses referred to as “peer group analysis” and the “multiple analysis”.

Peer Group Analysis. As part of the financial analysis, HAQ management prepared a summary of valuations of at least five biotechnology companies deemed to be comparable to PharmAthene. Management believed these companies were the most likely set of comparable companies to be used to value PharmAthene in the public markets after completion of the Merger.  HAQ Management assembled this list based on its research of the industry and with input from its advisor, The Maxim Group. Five of these comparable enterprises were publicly traded and one was a subsidiary of a public company. In reviewing publicly available information on the peer group companies, management looked at the market capitalization of the entities, the enterprise value and estimated revenue multiples. Each was engaged in the development of at least one biodefense product. HAQ management reviewed the stage of development of each and reviewed whether or not such companies had received government funding, the experience of its management and other factors deemed relevant to such analysis. Important characteristics for the peer group that were considered included company size, products and potential products, stage of product development, customer segmentation, cash flow and number of employees. Although PharmAthene is in a unique, relatively new bio-security sub-sector of biotechnology, HAQ Management selected a group of companies that it believed to have characteristics described above that were most similar to PharmAthene. HAQ management then evaluated the relative valuation of each, in light of these factors as compared to PharmAthene. In light of the complexity of the many factors affecting the factors considered by our Board, our Board of Directors, as a whole, did not consider it practicable, nor did it attempt, to quantify or otherwise assign relative weights to the specific factors it considered in reaching its decision. Selecting the peer group was an important step in the valuation process for HAQ. The publicly traded companies selected were BioCryst (“BCRX”), AVI Biopharma (“AVII”), SIGA Technologies (“SIGA”), Cangene (Toronto Stock Exchange “CNJ.to”) and Emergent Bio Solutions (“EBSI”). The following illustrates the analysis presented to the Board of HAQ in October 2006 at the time of the issuance of the letter of intent:

Healthcare Acqusition Corp
Peer Group Company Analysis and Revenue Multiple Analysis
10/20/2006

		10/20/2006	Shares
	Ticker	Share	Oustanding	Market			Enterprise	Revenue, in millions (2)		TEV (3) / Revenue Multiple
Company	Symbol	Price	(in millions) (1)	Capitalization	Debt	Cash	Value	2008	2009	2008	2009

BioCryst (1)	BCRX	$11.93	29.2	$348.5	-	$54.7	$293.8	$35.0	$50.0	8.4	5.9

AVI Biopharma (1)	AVII	$4.37	53.0	231.4	-	44.5	186.9	20.0	20.0	9.3	9.3

SIGA (1)	SIGA	$3.92	29.0	113.7	$3.1	3.0	113.8	7.0	15.0	16.3	7.6

CanGene (Toronto) (4)	CNJ.to	$8.19	65.8	538.7	32.5	7.7	563.5	115.0	150.0	4.9	3.8

Emergent Bio Solutions (5)	EBS	$33.25	7.8	258.8	34.5	20.0	273.3	180.0	225.0	1.5	1.2

						High	$563.5			16.3	9.3
						Average	$286.3			8.1	5.6
						Median	$273.3			8.4	5.9
						Low	$113.8			1.5	1.2

Notes:
(1) Information derived from company 10Q's and publicly filed documents at June 30, 2006.
(2) Revenue projections derived from equity research analyst reports.
(3) TEV = Total Enterprise Value and is defined as market capitalization plus cash, minus debt.
(4) Cangene information derived from Annual Report dated July 31, 2006.
(5) Derived from registration statement filed by Emergent Biosolutions. Assumes a pre-money value of approximately $258.8 million. Analysis assumes an initial public offering discount of 25%. Information derived from public documents and Maxim Equity Research. (Does not reflect a stock split completed by Emergent Bio prior to its offering.)

Management next determined that a widely recognized and generally accepted valuation multiple for biotechnology-related companies is a revenue multiple (being the ratio of total enterprise value to projected revenue). Enterprise values were calculated for each of the peer group companies based on publicly filed documents and projected revenues for each of the peer group companies as derived from generally available equity analyst research reports. Based on the total enterprise value to 2008 and 2009 projected revenues, the average multiple for the peer group was determined to be 8.1 times and 5.6 times, respectively.

During the early stages of the due diligence process, PharmAthene provided HAQ with revenue projections for 2008 and 2009 of $67.5 million and $168.8 million, respectively. The next step for HAQ was to determine the factor of revenues to apply to the forecast to determine an enterprise value for PharmaAthene, based on, among other things, the risk level associated with PharmaAthene and its revenue projections to reflect the inherent uncertainty of revenue projections and the biotechnology industry. Without reference to a formula, management applied a range to discount the projected revenue. At a 50% discount, PharmAthene projected revenues would be $33.8 million and $84.4 million for 2008 and 2009, respectively. Management then applied a range of multiples to the discounted revenue projections supplied by Pharmathene management. Using reduced projected revenue (discounted 50%) of $33.8 million and $84.4 million for 2008 and 2009, respectively, times multiples of 3.0 times and 2.0 times for the 2008 and 2009, respectively, (which equate to approximately 37% of the average revenue multiple derived from the peer group analysis of 8.1 times and 5.6 times for 2008 and 2009, respectively) management calculated a valuation range of approximately $101.4 million and $168.8 million, respectively, for PharmAthene as a stand-alone company. Management of HAQ selected the 37% factor to apply another conservative measure as compared to the peer group.  It should be understood that the PharmAthene revenue projections, although believed at the time to be valid, are subject to uncertainties that may, in the future, result in actual results that differ from those projected.

Multiple Analysis. Management also utilized a valuation methodology called a multiple analysis. This analysis was completed on October 20, 2006 by HAQ. This method first involved examining and comparing certain financial ratios of the peer group. We present information with respect to the process for choosing these peer group companies above. In order to test the validity of the valuation range of PharmAthene further, HAQ management calculated the range of revenue multiples based on the enterprise value for HAQ on a post merger basis assuming various HAQ stock prices. HAQ management assumed the issuance of approximately 12 million shares of common stock of HAQ to the stockholders of PharmAthene and then increased the total valuation by adding “in the money” market value of the outstanding warrants, and reduced the valuation by $75 million to reflect the net cash retained by the post merger company. For example, assuming an $8.00 price for HAQ common stock, management calculated a total HAQ enterprise value of approximately $133 million and revenue multiples of 3.9 times and 1.6 times using the 50% discounted revenue of $33.8 million and $84.4 million 2008 and 2009, respectively. Using this analysis, management determined that the post merger enterprise value was well below the average of the revenue multiples calculated in the peer group analysis, which was 8.1 times and 5.6 times revenue for 2008 and 2009, respectively. Management repeated this analysis using stock prices for HAQ ranging from $7.50 per share to $10.00 per share. The following table illustrates the analysis presented to the Board of HAQ in October 2006 at the time of the issuance of the letter of intent:

Healthcare Acqusition Corp
Valuation Sensitivity Analysis and Peer Group Company Multiples
10/20/2006

	Share	Shares	Market			Enterprise	Discounted Projected Product Revenue (2)		TEV (3) / Revenue Multiple
Sensitivity Analysis	Price	Outstanding	Capitalization	Debt (1)	Cash	Value	2008	2009	2008	2009

HAQ (4)	$10.00	23.7	$236.5	$37.6	$75.0	$199.1	$33.8	$84.4	5.9	2.4

	$9.00	23.7	212.9	28.2	75.0	166.1	33.8	84.4	4.9	2.0

	$8.50	23.7	201.0	23.5	75.0	149.5	33.8	84.4	4.4	1.8

	$8.00	23.7	189.2	18.8	75.0	133.0	33.8	84.4	3.9	1.6

	$7.50	23.7	177.4	14.1	75.0	116.5	33.8	84.4	3.5	1.4

Peer Group Company Summary	High	$563.5	16.3	9.3
	Average	$286.3	8.1	5.6
	Median	$273.3	8.4	5.9
	Low	$113.8	1.5	1.2

Notes:
(1) Debt calculated as "in the money" warrant value (share price minus the strike price ($6.00) times number of warrants outstanding (9.4 million)).
(2) PharmAthene projected product revenue is $67.5 million and $168.8 million for the fiscal years ending December 31, 2008 and 2009, respectively. The projections presented ($33.8 million and $84.4 million for 2008 and 2009, respectively) have been discounted by 50% from PharmAthene management's projected revenues.

(3) TEV = Total Enterprise Value is defined as market capitalization plus cash, minus debt.
(4) Assumes HAQ and PharmAthene on a pro forma basis for the purposes of this analysis.

• Historical Investments by Recognized Venture Capital Investors. HAQ’s Board and management acknowledged that PharmAthene raised equity from a very sophisticated group of investors, including MPM Capital, HealthCare Ventures and Bear Stearns Health Innoventures, which had determined a valuation for PharmAthene in connection with their investment. HAQ’s Board and management believes that first, valuations by sophisticated investors, particularly if applicable to actual investments, is a valid indication of value by the financial community. Second, through the due diligence process, HAQ’s Board and management identified, with PharmAthene executives, advances in PharmAthene’s business since the investment made by investors made in March 2005 which would support a greater valuation. These advances include: (i) the successful completion of a Phase I clinical trials for Valortim™, (ii) the award of a contract from the Department of Defense for Protexia® for approximately $35 million which, if all options and extensions are exercised, could amount up to $213 million, and (iii) the successful completion of efficiency studies in animal models for Valortim™. HAQ’s Board and management believes that the achievement of these milestones could only serve to increase any historical valuations placed on PharmAthene and that historical investments of the venture capital investors in PharmAthene were a valid factor to consider in determining the value of PharmAthene. Further, the willingness of these venture capital investors to continue to be stockholders in the post merger company suggests confidence in PharmAthene’s business and prospects. As with the other factors considered and discussed in this proxy statement, the historical level and types of investment were just one of the factors considered by HAQ’s Board in determining to approve the Merger Agreement and recommend the Merger. HAQ management also reviewed the valuation ascribed by SIGA to the business of PharmAthene in connection with the proposed merger with SIGA which had been terminated. The valuation, as indicated by the market value of the SIGA common stock that would have been issued to PharmAthene stockholders, ranged from $118.7 million to $162.5 million.  In each instance, HAQ management determined that the merger consideration contemplated in the Merger was within the range of values previously ascribed to PharmAthene.

• Quality of and Strategy for Revenue Growth for PharmAthene’s Two Leading Products. HAQ management reviewed the business strategies employed by PharmAthene and focused primarily on the two potential products under development by PharmAthene, specifically Valortim™ and Protexia®. Together with its consultant BDR Research, HAQ Management identified the potential market for each of Valortim™ and Protexia® and discussed the PharmAthene management its marketing plans for the products. Also HAQ’s management with BDR Research, reviewed the market conditions for the two products and PharmAthene’s position in, and strategy to penetrate the market with its two products.  In evaluating the market, management identified the designation by the U.S. government of anthrax as a significant threat to national security for which the government has mandated the procurement, on an expedited basis, of antidotes for the strategic national stockpile. HAQ management then considered the cost basis for the development and production of biodefense products. First, HAQ management noted the reduced regulatory approval process required for biodefense products, resulting in reduced costs for product development. Second, HAQ management noted the unique ability PharmAthene has demonstrated to secure funding from the U.S. government to fund research and development. Finally, HAQ management noted the advanced stage of development achieved by PharmAthene of each of Valortim™ and Protexia® and the limited amount of additional cost necessary for the completion and sale of these products.

• Industry Recognition of PharmAthene and its Management Team. PharmAthene has a strong presence and commitment to the development of products for use in the defense against agents of biological warfare which can be seen in its significant involvement in the industry including that its Chief Executive Officer, David P. Wright, is co-chair of the Alliance for Biosecurity, that its management is called on to testify before the U.S. Senate and House of Representatives on biodefense matters and that it is involved in assisting the Biodefense Advanced Research and Development Authority in drafting legislation. We expect the strong development and commercialization capabilities of PharmAthene together with its research capabilities will create an expanded biodefense platform with the possibility for multiple procurement stage products and near term revenue opportunities.

• Industry Presence. The biodefense industry has been identified by the U.S. government as a priority evidenced by the enactment of Project Bioshield with funding targets of $5.6 billion over 10 years. PharmAthene is a leading company in the biodefense industry having possible defense products in two of the U.S. government’s identified top five priority categories for biodefense (i.e. anthrax and nerve agent (the remaining three being smallpox, botulinum toxin and radiation)). The biodefense industry is a significant market in the U.S. and abroad due to the threat of biological warfare and PharmAthene has been awarded a contract with the Department of Defense for its product Protexia® for approximately $35 million which, if all options and extensions thereof are exercised, could amount to up to $213 million in revenues.

• Management Strength. PharmAthene has an experienced management team including David P. Wright, PharmAthene’s Chief Executive Officer, who has participated in the development and marketing of many successful drug launches including, among others, the launch of Zantac® by GlaxoSmithKline, Inc. and the launch of Cytogam®, Synagis®.and Respigam® by MedImmune, Inc.

• Government Contract Awards. PharmAthene has demonstrated an ability to succeed in its industry, having been awarded U.S. government, funded contracts including, a $35 million contract with the Department of Defense for Protexia® (with options for up to $213 million in total contract value) and a $1.8 million contract with the Department of Defense for Valortim™. The Board identified these government awards as validation of PharmAthene’s position in the industry.

• HAQ Management Experience. The experience of HAQ’s management, in particular, Mr. Pappajohn and Dr. Schaffer, in building, consolidating and investing in similar businesses in the U.S. including relationships HAQ could introduce to PharmAthene could potentially enhance its growth.

• Continuing Involvement of PharmAthene Security Holders. The involvement of certain of the stockholders and noteholders of PharmAthene, including MPM Capital, Healthcare Ventures and Bear Stearns Health Innoventures and the representatives of these funds, whom HAQ believes represent strong long term investors with experience in venture transactions and growth companies could be beneficial to the combined company. It is currently intended that Dr. Steven St. Peter of MPM Capital, Dr. James Cavanaugh of Healthcare Ventures and Ms. Elizabeth Czerepak of Bear Stearns Health Innoventures will serve on the Board of Directors of HAQ following the Merger. HAQ’s management believes that with their vast knowledge and experience in the biotechnology and pharmaceutical industries, these individuals will provide valuable guidance and insight to the management of HAQ following the Merger.

The Board considered the following to be potential negative factors related to the Merger:

• The inherent risk associated with development of therapeutic products, including negative data from animal trials or human safety trials.

• The lack of current marketable products and receipt of product revenues. PharmAthene’s revenues since inception have been from development funding and not from the sale of marketable products.

• The losses and negative cash used in operations required significant resources to further develop PharmAthene’s products.

• PharmAthene will not have significant cash available on its balance sheet at closing.

• There are many well-funded competitors that may be preferential to customers and funding partners or be able to develop more clinically efficacious products.

• Political factors may impact the buying pattern, program funding, and purchase decisions of the U.S. government and other potential customers. For example, the U.S. government may purchase less product than anticipated for the strategic national stockpile.

• The risks associated with PharmAthene’s litigation with SIGA, including the opportunity cost and the management distraction with the litigation.

• The significant amount of capital needed to be competitive in the development of therapeutic products and the possible dilution to HAQ stockholders if additional capital is needed.

• The risk of maintaining senior management that has developed the current strategy and relationships.

• The issuance of $12.5 million of convertible notes and the assumption of PharmAthene liabilities which potentially weakens the financial position of HAQ.

The foregoing discussion of the information and factors considered by the HAQ Board of Directors is not meant to be exhaustive but includes the material information and factors considered.

Satisfaction of 80% requirement

We represented in the prospectus relating to our IPO that the business acquired by us in our initial business combination would have a fair market value equal to at least 80% of our net assets at the time of the transaction, including the funds held in the trust account. Based on the financial analyses undertaken or reviewed by our Board of Directors generally in evaluating and approving the acquisition, and the factors enumerated above, our Board of Directors determined that the proposed Merger with PharmAthene meets this requirement.

This determination was based on an analysis of PharmAthene’s current and projected revenues and EBITDA, as compared to other publicly-traded businesses of a similar nature and the acquisition multiples for other similar transactions in the biodefense industry that have recently been publicly announced or completed. The Board of Directors also considered, on a limited basis, the terms of the proposed transaction between PharmAthene and SIGA Technologies, Inc. which was terminated in October 2006, in assessing a value range for PharmAthene. In all analyses undertaken, the range of the fair market values exceeded $57 million, which is 80% of our net assets value of approximately $71.4 million as of March 31, 2007.

The terms of the Merger were determined based upon arms’-length negotiations between HAQ and PharmAthene, the respective managements of which had no prior dealings. Under the circumstances, our Board of Directors believes that the total consideration payable in the Merger appropriately reflects the fair market value of PharmAthene. In light of the financial background and experience of several members of our management and Board of Directors, our Board also believes it is qualified to determine whether the Merger meets this requirement. Our Board of Directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.

Experience of Management and Board in Performing Financial Analyses

The Board of Directors of HAQ has substantial experience in evaluating and valuing companies in a broad array of healthcare and life science fields. John Pappajohn, the Chairman of the Board of Directors of HAQ, has performed merchant banking and venture investing activities in the healthcare and biotechnology industry for over thirty-five years. He has held positions on over forty boards of directors of public companies and has participated in the negotiation and valuation of over one hundred transactions relating to the purchase or sale of businesses. Mr. Pappajohn has been honored for his entrepreneurial skills. Matthew Kinley, the President and Treasurer of HAQ, has been a senior vice president of Equity Dynamics Inc. for over twelve years. He has assisted Mr. Pappajohn in investment activities and the negotiation of merger and acquisition transactions with over twenty technology companies. In addition, Mr. Kinley is a certified public accountant, a member of the executive advisory board to the College of Business Administration at the University of Northern Iowa and has a very strong financial accounting background. Edward Berger, a member of the Board of Directors of HAQ, has a long history of management in the healthcare and life sciences industry. He has experience in management and has participated in the negotiation and evaluation of over 20 merger and acquisition transactions. He is the chairman of the MBA advisory counsel of the Eller Graduate School of Management at the University of Arizona and he has had leadership positions in private and public companies. Derace Schaffer, M.D., Chief Executive Officer of HAQ, has significant surgical and medical experience, having held positions at Massachusetts General Hospital, University of Rochester Medical Center, as a member of the faculty of Weill Medical College of Cornell University and he has published widely on a number of medical issues. In addition, Dr. Schaffer has over the last fifteen years served on the board of directors of over twenty companies and participated in the evaluation and negotiation of over forty merger and acquisition transactions for public and private companies.

United States Federal Income Tax Consequences of the Merger

As the stockholders of HAQ are not receiving any consideration or exchanging any of their outstanding securities in connection with the Merger with PharmAthene and are simply being asked to vote on the matters, it is not expected that the stockholders will have any tax related issues as a result of voting on these matters. However, if you vote against the Merger Proposal and elect a cash conversion of your shares of HAQ into your pro-rata portion of the trust fund and as a result receive cash in exchange for your HAQ shares, there may be certain tax consequences, such as realizing a loss on your investment in HAQ's shares. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING YOUR PARTICULAR TAX CONSEQUENCES.

Accounting Treatment of the Merger

The Merger will be accounted for as a reverse acquisition and equity recapitalization, with HAQ treated as the “acquired” company for financial reporting purposes. For accounting purposes, the transaction is being treated as an acquisition of assets and not a business combination because HAQ did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Accordingly, the transaction has been treated as a capital transaction whereby PharmAthene is issuing stock for the net monetary assets of HAQ, accompanied by a recapitalization.

Regulatory Matters

The Merger and the transactions contemplated by the Merger Agreement are not subject to any federal or state regulatory requirement or approval, and except for filings necessary to effectuate the transactions contemplated by the Merger Proposal and the Certificate of Incorporation Amendment Proposal with the Secretary of State of the State of Delaware.

Consequences if Merger Proposal is Not Approved

If the Merger Proposal is not approved by the stockholders, HAQ will not merge with PharmAthene. In addition, HAQ would not effect the Certificate of Incorporation Amendment or adopt the Incentive Plan. In such an event HAQ will not have the time, resources or capital available to find a suitable business combination partner and HAQ will be dissolved pursuant to the trust agreement, in accordance with HAQ's amended and restated certificate of incorporation and following stockholder approval as required by Delaware law.

We expect that we would initiate proceedings to liquidate and dissolve within 5 days following stockholder disapproval of the Merger Proposal. We would be required, under Delaware law, to obtain stockholder approval of a plan of dissolution. We cannot distribute any proceeds in the trust account without stockholder approval of the plan of dissolution and liquidation. Although there can be no assurance of the plan of dissolution and liquidation, we would continue to seek stockholder approval of a plan of dissolution.

If a liquidation were to occur by approximately August 3, 2007, HAQ estimates that with the interest that would accrue on the amounts that are held in trust through such date, the trust balance would be approximately $72,280,000 or $7.68 per share. We estimate that as of March 31, 2007, we have claims from creditors, vendors and tax authorities of approximately $630,000 which have not been waived. HAQ currently has no outstanding liabilities covered by waivers. HAQ currently estimates that, at August 3, 2007, there would be approximately $280,000 in Delaware franchise tax which are not waived and our Board members have not agreed to indemnify HAQ for such claims. Our Board members have agreed to indemnify HAQ for the balance that HAQ owes to certain of its vendors. Accordingly, the balance of the trust, less any liabilities not indemnified by members of HAQ's Board and not waived by HAQ's creditors, would be distributed to the holders of the 9,400,000 shares of common stock purchased in HAQ's IPO. HAQ currently estimates that, as of August 3, 2007, there would be approximately $280,000 in Delaware franchise tax and state income tax claims which are not indemnified and not waived by such taxing authorities. Thus, HAQ estimates that the total amount available for distribution upon liquidation would be approximately $72,000,000 or $7.66 per share.

Separately, HAQ estimates that the dissolution process would cost approximately $50,000 to $75,000 and that HAQ would be indemnified for such costs by certain of the HAQ executive officers and directors. Such officers and directors have acknowledged and agreed that such costs are covered by their existing indemnification agreement. We do not believe there would be any claims or liabilities against which certain of HAQ’s executive officers and directors have agreed to indemnify the trust account in the event of such dissolution. In the event that such persons indemnifying HAQ are unable to satisfy their indemnification obligation or in the event that there are subsequent claims such as subsequent non-vendor claims for which such persons have no indemnification obligation, the amount ultimately distributed to stockholders may be reduced even further. However, HAQ currently has no basis to believe there will be any such liabilities or to provide an estimate of any such liabilities. The only cost of dissolution that HAQ is aware of that would not be indemnified against by such officers and directors of HAQ is the cost of any associated litigation.

Required Vote

Approval of the Merger Proposal will require: (1) that a majority of the shares of our common stock issued in our IPO present in person or by proxy at the special meeting vote in favor of the proposal; and (2) that holders of less than 20% of the shares issued in our initial public offering vote against the Merger and demand to convert their shares into cash. Assuming the presence of a quorum of more than 50% of the shares of our common stock issued in IPO, the failure to vote, broker non-votes or abstentions will have no effect on the outcome of the vote.

Recommendation

After careful consideration, HAQ's Board of Directors has determined unanimously that the Merger Proposal and the terms of the Merger are fair to, and in the best interests of, HAQ and its stockholders. HAQ's Board of Directors has approved and declared advisable the Merger Proposal and unanimously recommends that you vote or give instructions to vote “FOR” the Merger Proposal.

The foregoing discussion of the information and factors considered by the HAQ Board of Directors is not meant to be exhaustive, but includes the material information and factors considered by the HAQ Board of Directors.

 THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR'' THE MERGER PROPOSAL.

THE AGREEMENT AND PLAN OF MERGER

The following summary describes the material provisions of the Agreement and Plan of Merger. The provisions of the Merger Agreement are complicated and not easily summarized. This summary may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached to this proxy statement as Annex A and is incorporated by reference into this proxy statement, and we encourage you to read it carefully in its entirety for a more complete understanding of the Agreement and Plan of Merger.

General

The Agreement and Plan of Merger, sometimes referred to herein as the Merger Agreement, provides that upon the consummation of the Merger, PAI Acquisition Corp., a newly formed, wholly-owned subsidiary of HAQ, sometimes referred to herein as “Merger Sub”, will be merged into PharmAthene. PharmAthene will survive the Merger as a wholly-owned subsidiary of HAQ, and stockholders of PharmAthene will exchange their PharmAthene equity interests for 12,500,000 shares of HAQ common stock thereby becoming equityholders of HAQ and, potentially, milestone payments not to exceed $10,000,000 in the aggregate, while noteholders of PharmAthene will exchange currently-outstanding 8% convertible notes of PharmAthene for new 8% convertible notes of HAQ in the amount of $12,500,000 with a maturity date two years from the date of issuance. The total Merger Consideration has a potential aggregate value of $116,625,000 (based upon HAQ’s common stock price of $7.53 per share on June 2, 2007 and assuming all of the milestone payments are made).

The closing of the transactions contemplated by the Merger Agreement will occur promptly after the last of the conditions to the Merger has been satisfied or waived, or at such other time as HAQ and PharmAthene agree. Contemporaneously with or as soon as practicable after that time, HAQ and PharmAthene will file a Certificate of Merger with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the Certificate of Merger or at such other time as HAQ and PharmAthene may agree. HAQ and PharmAthene currently expect that the completion of the Merger will take place in the second calendar quarter of 2007. However, because the Merger is subject to stockholder approval and other customary conditions, HAQ and PharmAthene cannot predict exactly when or if the Merger will occur.

Stock Consideration

The shares of HAQ common stock to be allocated to the holders of PharmAthene capital stock in the Merger will be distributed to the holders of PharmAthene capital stock as follows:

•  the holders of PharmAthene common stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene common stock held by such holder) divided among the holders thereof, 4.9708% of the total number of shares of HAQ common stock allocated in the Merger to the holders of PharmAthene capital stock;

•  the holders of PharmAthene Series A Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series A Convertible Preferred Stock held by such holder) divided among the holders thereof, 14.9657% of the total number of shares of HAQ common stock allocated in the Merger to the holders of PharmAthene capital stock;

•  the holders of PharmAthene Series B Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series B Convertible Preferred Stock held by such holder) divided among the holders thereof, 43.9882% of the total number of shares of HAQ common stock allocated in the Merger to the holders of PharmAthene capital stock;

•  the holders of PharmAthene Series C Convertible Preferred Stock will receive, on a pro rata basis (determined based on the number of shares of PharmAthene Series C Convertible Preferred Stock held by such holder and the number of shares of PharmAthene Series C Convertible Preferred Stock issuable upon the exercise of warrants issued in connection with PharmAthene’s existing loan facility which are being assumed by HAQ) divided among the holders thereof, 32.2427% of the total number of shares of HAQ common stock allocated in the Merger to the holders of PharmAthene capital stock;

•  an aggregate of 3.8325% of the total number of shares of HAQ common stock allocated in the Merger to the holders of PharmAthene capital stock shall be reserved by HAQ for issuance and delivery upon the exercise of options and warrants to purchase shares of common stock which are assumed by HAQ in the Merger; and

•  the 22,108,669 shares of PharmAthene common stock and shares represented by outstanding options and common stock warrants will convert into approximately 1,100,422 shares of HAQ common stock, or a 20.08 to 1 exchange ratio; the 16,442,400 issued and outstanding shares of PharmAthene Series A Convertible Preferred Stock will convert into approximately 1,870,700 shares of HAQ common stock, or a 8.79 to 1 exchange ratio; the 30,448,147 issued and outstanding shares of PharmAthene Series B Convertible Preferred Stock will convert into approximately 5,498,500 shares of HAQ common stock, or a 5.54 to 1 exchange ratio; the 17,976,586 shares of PharmAthene Series C Convertible Preferred Stock (representing 17,538,133 issued and outstanding shres of Series C Convertible Preferred Stock and 438,353 shres of Series C Convertible Preferred Stock underlying warrants) will convert into approximately 4,030,300 shares of HAQ common stock, or a 4.46 to 1 exchange ratio.

At the effective time of the Merger, all options to purchase shares of PharmAthene stock then outstanding under the PharmAthene, Inc. 2002 Long-Term Incentive Plan (as amended, the “PharmAthene Plan”) or issued under any other agreement, whether vested or unvested, shall be assumed by HAQ. The per-share exercise price for the shares of HAQ common stock issuable upon exercise of such assumed outstanding PharmAthene option will be equal to the quotient determined by dividing the exercise price per share of PharmAthene common stock at which such outstanding PharmAthene option was exercisable immediately prior to the closing of the Merger by the share exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. The average exercise price of the 9,625,197 existing stock options and common stock warrants pre Merger is $0.20.  Using the exchange ratio of 0.0498, this results in 479,065 stock options and common stock warrants subsequent to the Merger with an average exercise price of $4.02.  Outstanding common stock warrants of 10,856,917 million to purchase PharmAthene common stock at an exercise price of $0.01 will be eliminated post Merger. Outstanding preferred stock warrants of 5,261,442 million to purchase PharmAthene preferred stock at an exercise price of $0.91 will also be eliminated post Merger. There will be no additional options or warrants granted in connection with, or as a result of the proposed Merger.

Other than warrants to purchase 263,296 shares of common stock of PharmAthene and 438,457 shares of Series C Convertible Preferred Stock issued in connection with PharmAthene’s existing loan facility, all warrants to purchase shares of PharmAthene capital stock will be cancelled immediately prior to the closing of the Merger.

As of March 31, 2007, there were 11,650,000 shares of HAQ common stock outstanding. The fully diluted number of shares of common stock, assuming the exercise of all outstanding warrants to purchase HAQ common stock, was 21,050,000 as of March 31, 2007 (but excluding the warrants underlying the unit purchase option). Assuming no change in HAQ capitalization between the date of the Merger Agreement and the closing of the Merger, 12,500,000 shares of HAQ common stock would be allocated to the PharmAthene equityholders in the manner described above.

The foregoing allocation may be revised to reflect the exercise or termination of warrants or options to purchase PharmAthene common stock which occurs after the date of the Merger Agreement and prior to the closing of the Merger. Additionally, the 12,500,000 shares of HAQ common stock issued as merger consideration will be subject to adjustment to the extent that the stockholders of HAQ owning more than 5% of the outstanding HAQ Common Stock exercise their conversion rights, the number of shares of HAQ common stock comprising the stock consideration shall be adjusted upward by the product of (x) the number (as a percentage) that is the difference between the percentage of HAQ common stock that is converted and 5% and (y) 2.25 million.

The actual number of shares of HAQ common stock to be paid to the holders of each class and series of PharmAthene stock will change only if the 5% contingency described above occurs between the date of the Merger Agreement and the closing of the Merger. In addition, the number of outstanding shares of PharmAthene’s common stock, Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock could change upon the occurrence of certain events including, but not limited to, (i) the exercise of warrants to purchase shares of either common stock or Series C Convertible Preferred Stock, (ii) the exercise of options to purchase common stock, or (iii) the conversion of shares of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock or Series C Convertible Preferred Stock into PharmAthene common stock.

At the closing, all series of preferred stock of PharmAthene are surrendered for conversion, all warrants held by the holders of the PharmAthene preferred stock will be terminated, and all related agreements previously entered into by the holders of the preferred stock and PharmAthene will be terminated.

All of the noteholders of PharmAthene will surrender their notes for exchange into the new 8% notes of HAQ.

All registration rights, security agreements and any other agreement related to the preferred stock and notes of PharmAthene entered into by the holders of the preferred stock and /or noteholders will be terminated.

No fractional shares of HAQ common stock will be issued in the Merger. All fractional shares of HAQ common stock to be distributed to an individual stockholder of PharmAthene will be aggregated before determining whether a fractional share remains. Any remaining fractional shares that would otherwise be issuable in the Merger will be paid in cash. Due to the limited member of PharmAthene Secuity holders who may receive fractional shares, the amount of cash required for fractional share payments will be immaterial.

8% Convertible Notes to be Issued and Note Exchange Agreement

Pursuant to the terms of the Merger Agreement, we have agreed to issue new 8% convertible notes to the holders of PharmAthene’s outstanding 8% convertible notes. The new notes will be in the aggregate principal amount of $12,500,000 and will replace the existing PharmAthene notes in the principal amount of $11,800,000. The new notes will be obligations of HAQ, not PharmAthene, and have a maturity date two years from the date of issuance.

The new notes will be issued, pursuant to the terms of a Note Exchange Agreement and the PharmAthene notes will be cancelled, as well as all existing agreements related to such notes. Unless waived by HAQ, it is a condition to closing that all of the existing PharmAthene notes be cancelled at closing.

The new 8% convertible notes will accrue, with simple interest at 8% per annum (based upon a 360 day year), except, after an event of default, the interest rate will increase to 12% per annum. Such interest shall only be payable upon repayment of the notes. Prior to the payment of interest upon repayment, interest shall accrue at the applicable interest rate and be payable by way of inclusion of the interest in the “conversion amount” as defined in the notes. The maturity date for payment of all principal and interest on the new notes is two years from the date of closing.

The principal amount of the notes and any accrued interest are convertible into shares of HAQ’s common stock at the option of the holders at any time based upon an initial conversion rate of $10.00 per share. The noteholder is required to provide us with a written notice of the amount of his/her/its note to be converted. If we fail to deliver a share certificate to the holder requesting conversion within seven business days of the request to convert, we may incur a penalty equal to 1.5% per day of the product of the number of shares being requesting and the closing sale price of our common stock on the day of the request for conversion.

The conversion rate is not subject to adjustment except for certain corporate events such as stock splits, dividends and the like. There are no “price protection” adjustments which otherwise would require an adjustment in the conversion ratio as a result of the sale or issuance by us of shares of our common stock.

Upon a “change of control” as defined in the notes, noteholders may require HAQ that redeem all (but not less than all) of their notes for a price equal to the principal amount then outstanding, together with accrued and unpaid interest with respect to such principal and any accrued and unpaid late charges with respect to such principal and interest, provided, however, that at least two-thirds of the aggregate principal amount of the notes then outstanding submit optional change of control redemption notices.

A “change of control” generally means (1) HAQ shall (a) a consolidate or merge with or into another person or subsidiary of another person in which the beneficial owners of HAQ then outstanding voting securities immediately prior to such transaction beneficially own securities representing 50% or more of the aggregate voting power of then outstanding voting securities of the resulting or acquiring corporation (or any parent thereof), or their equivalent if other than a corporation, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the HAQ to another person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of common stock (not including any shares of common stock held by the person or persons making or party to, or associated or affiliated with the persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person or parent of such other person acquires more than the 50% of the outstanding shares of common stock (not including any shares of common stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock purchase agreement or other business combination), (2) any time the HAQ’s continuing directors do not constitute a majority of the HAQ’s Board of Directors (or, if applicable, a successor entity), or (3) a termination of trading.

Upon a “significant transaction” as defined in the notes, noteholders may require HAQ to redeem all (but not less than all) of their notes for a price equal to the principal amount then outstanding, together with accrued and unpaid interest with respect to such principal and any accrued and unpaid late charges with respect to such principal and interest. A “significant transaction” generally means any “fundamental transaction” as defined in the note or other corporate transaction, or series of transactions, (including but not limited to, any acquisition, disposition, merger, license or collaboration, joint venture, financing or securities offering) that would result in either (x) the issuance of common stock and/or convertible securities that would exceed 40% of the Common Stock outstanding prior to the transaction or (y) the payment or receipt of cash or other consideration of in excess of $25 million, unless such transaction has been approved by the two-thirds of the aggregate principal amount of the notes then outstanding.

Commencing upon the 12 month anniversary of issuance, we can prepay the notes, in full or in part, on not less than 30 days’ but not more than 60 days’ prior notice after the one year anniversary of the Merger, during which time the note holders can convert their notes into our common stock at the then current conversion price. If we seek to prepay the notes, we are required to pay the principal amount and all accrued interest. If we send out a notice to the holders stating that we are redeeming the notes, and then fail to pay the redemption price within five business days of the date set for redemption, the holders can request that we re-issue the notes surrendered for redemption or conversion and we will be required to reduce the conversion price of the note to equal to the lowest closing bid price of our common stock during the redemption period.

Under the terms of these agreements, the noteholders have a right to designate three persons on our Board of Directors for so long as at least 30% of the original principal amount of the notes remains outstanding. This is one of the reasons we are requesting, as part of Proposal 2, to amend our certificate of incorporation. See Proposal 2 beginning on page 90 for a further discussion of this right.

Each of the noteholders will be entitled to the rights under the Registration Rights Agreement, as discussed below. In addition to the rights granted under the Registration Rights Agreement, we have agreed that the noteholders will be entitled to certain “penalty” provisions for the failure by us to satisfy the obligations under the Registration Rights Agreement. If we fail to file a registration statement within sixty days after closing of the Merger or fail to obtain an order of effectiveness within one hundred eighty days of closing, there will be imposed a penalty of 1% of the aggregate amount of the notes ($125,000) for each such failure. Further, we will incur a further penalty of 1% of the principal amount of the notes for every thirty days that such failure continues or for any period in excess of two days after effectiveness that the holders cannot avail themselves of the use of the registration statement.

We have agreed to reserve for issuance a number of shares equal to 120% of the total number of shares issuable upon conversion at the then current conversion rate. If we fail to maintain the required reserve amount, we are obligated to obtain stockholder approval to increase our authorized shares within seventy-five days.

We agreed with the noteholders that we would file a listing application with AMEX for the listing of the shares of our common stock issuable upon conversion of the notes.

Upon an event of default the principal and accrued interest becomes due and payable. As defined under the notes, an event of default includes the following events:

•  HAQ’s failure to pay to the holder any amount of principal when and as due;

•  HAQ’s failure to pay to the holder any amount of interest, late charges or other amounts when and as due under the Note if such failure continues for a period of at least thirty business days;

•  any acceleration prior to maturity of any indebtedness of the definition thereof of HAQ or any of our subsidiaries which individually or in the aggregate is equal to or greater than $250,000 principal amount of indebtedness;

•  HAQ or any of our material subsidiaries, (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official, (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

•  a court of competent jurisdiction enters an order or decree under any bankruptcy law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against HAQ or any of our material subsidiaries in an involuntary case, (B) appoints a custodian or any of its material subsidiaries or (C) orders the liquidation of HAQ or any of our material subsidiaries;

•  a final judgment or judgments for the payment of money aggregating in excess of $5,000,000 are rendered against HAQ or any of our Subsidiaries and which judgments are not, within sixty days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the $5,000,000 amount set forth above so long as HAQ provides the holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the holder) to the effect that such judgment is covered by insurance or an indemnity and HAQ will receive the proceeds of such insurance or indemnity within sixty days of the issuance of such judgment;

•  HAQ breaches any covenant or agreement or materially breaches any representation or warranty in any of the Notes, the Note Exchange Agreement or Registration Rights Agreement and such breach continues for a period of at least thirty days after written notice thereof from one or more Holders to HAQ; or

if at any time while at least thirty percent (30%) of the original aggregate principal amount of the notes outstanding (x) the Board of Directors fails to include three Directors designated by the noteholders or (y) without the consent of the persons then serving as noteholder directors, the Board of Directors exceeds seven directors, or the compensation committee or nominating committee (or other committees serving similar functions) exceeds three members, or (z) the noteholder directors are not afforded the right to appoint two members of each of the compensation committee and nominating committee (or committees serving similar functions). See Proposal 2 beginning on page 90 for a more detailed description.

Milestone Payments

Pursuant to the terms of the Merger Agreement, HAQ has agreed that the PharmAthene stockholders (including the holders of common stock, options and warrants) would be entitled to additional consideration equal to 10% of the actual collections on gross sales of Valortim™ to the United States federal government (or a department thereof) until the earlier of (A) December 31, 2009, or (B) total aggregate milestone payments to such holders equal $10 million. The Milestone Payments are conditioned upon receipt by PharmAthene of an award, procurement or other contract (x) on or before December 31, 2007; (y) which provides for a procurement by the U.S. government (or a department thereof) of doses or treatments equal to or greater than 60,000; and (z) with a total contract value of $150 million or more. If these conditions are not satisfied, no Milestone Payments will be paid or due. Any Milestone Payments owed will be determined, in arrears, by HAQ within forty-five days of the end of each fiscal quarter based on actual collections from the U.S. government (or a department thereof) of gross sales, and will be paid within three business days of such determination.

Effect of Merger on PharmAthene Options and Warrants

At the effective time of the Merger, all options to purchase shares of PharmAthene stock then outstanding under the PharmAthene, Inc. 2002 Long-Term Incentive Plan (as amended, the “PharmAthene Plan”) or issued under any other agreement, whether vested or unvested, shall be assumed by HAQ. Each such outstanding PharmAthene option so assumed by HAQ shall continue to have, and be subject to, the same terms and conditions set forth in the PharmAthene Plan, option agreements thereunder and other relevant documentation in existence immediately prior to the Merger, except that each such outstanding PharmAthene option will be converted into an option to purchase that number of shares of HAQ common stock calculated by multiplying the number of PharmAthene shares underlying such outstanding PharmAthene option by the share exchange ratio and rounding to the nearest whole share of HAQ common stock. The per-share exercise price for the shares of HAQ common stock issuable upon exercise of such assumed outstanding PharmAthene option will be equal to the quotient determined by dividing the exercise price per share of PharmAthene common stock at which such outstanding PharmAthene option was exercisable immediately prior to the closing of the Merger by the share exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. PharmAthene has, as of the date hereof, options and warrants to acquire 9,625,197 shares of its common stock. The share exchange ratio for common stock, the common stock options and common stock warrants is .0498. As a consequence, HAQ shall grant 479,065 options and common stock warrants with an average exercise price of $4.02 per share in exchange for all of the PharmAthene options and common stock warrants assumed by HAQ.

Except for 263,296 common stock warrants and 438,457 Series C Convertible Preferred Stock warrants, all other warrants will be terminated. The common stock warrants will be converted into warrants to acquire HAQ common stock and adjusted to reflect the 0498 ratio and the Series C Convertible Preferred Stock warrants will be converted into warrants to acquire HAQ common stock and adjusted to reflect the .2242 ratio.

HAQ has agreed to establish a new incentive plan containing terms no less favorable to holders of outstanding PharmAthene options and HAQ shall reserve for issuance under such plan a sufficient number of shares of HAQ common stock for delivery upon exercise of outstanding PharmAthene options assumed by HAQ under the Merger Agreement, as well as an additional 3,000,000 shares of HAQ common stock. See Proposal 3 beginning on page 93 for description of the Incentive Plan.

Unless provided for in the option grant or PharmAthene Plan, the vesting of each outstanding PharmAthene option will not automatically accelerate pursuant to its terms as a result of, or in connection with, the transactions contemplated hereby.

Representations and Warranties of the Parties

The Merger Agreement contains customary representations and warranties made by each of HAQ and Merger Sub on the one hand, and PharmAthene on the other, regarding various aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the Merger. These representations and warranties are subject to materiality, knowledge and other similar qualifications in many. The representations and warranties of each of the parties have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person, except as specifically permitted in the documents relating to the Merger. In addition, those representations and warranties may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties, may have been modified by the disclosure schedules attached to the Merger Agreement, are subject to the materiality standard described in the Merger Agreement, which may differ from what may be viewed as material by you, and were made only as of the date of the Merger Agreement or another date as specified in the Merger Agreement.

The representations and warranties made by HAQ and PharmAthene to each other in the Merger Agreement include representations and warranties relating to the following matters (in some cases, made by one party only, and also made in certain instances with respect to their respective subsidiaries), among others:

•  corporate organization, existence, good standing and power and authority;

•  corporate authorization to enter into and carry out the obligations contained in the Merger Agreement and the valid and binding nature of such obligations;

•  absence of any conflict or violation of the corporate charter and bylaws, any applicable legal requirements, or any agreements with third parties, as a result of entering into and carrying out the obligations contained in the Merger Agreement;

•  capital structure and the absence of restrictions or encumbrances with respect to capital stock;

•  corporate organization, qualifications to do business and corporate standing of subsidiaries;

•  ownership of, and absence of restrictions or encumbrances with respect to, the capital stock of subsidiaries;

•  litigation;

•  financial statements;

•  internal accounting controls and disclosure controls and procedures;

•  absence of undisclosed liabilities;

•  absence of certain changes since December 31, 2005;

•  intellectual property;

•  taxes and tax returns;

•  title to assets and properties;

•  leases of intangible or personal property;

•  owned and leased real property;

•  material contracts and the absence of breaches of material contracts;

•  compensation of employees; absence of collective bargaining arrangements and labor liability as a result of the Merger;

•  benefit plans;

•  labor relations;

•  transactions with affiliates;

•  insurance;

•  permits, licenses, franchise and approvals;

•  compliance with applicable laws;

•  environmental matters;

•  governmental regulatory matters, including FDA rules and regulations;

•  entitlements to any broker’s, finder’s, or other similar fees, commissions or expenses in connection with the transactions contemplated by the Merger Agreement;

•  absence of certain business practices;

•  restrictions on business activities;

•  inapplicability of state takeover statutes;

•  maintenance of books and records; and

•  disclosure.

Covenants and Agreements

Operating Covenants

Under the Merger Agreement PharmAthene has agreed, until the closing of the Merger, except with the prior written consent of HAQ or as scheduled in the Merger Agreement, to not:

•  amend its certificate of incorporation or bylaws or equivalent organizational documents;

•  except for the issuance of stock options under the PharmAthene Plan to employees and consultants of PharmAthene, issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of PharmAthene;

•  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•  acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

•  modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

•  except as permitted, transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock; and (ii) equipment and property no longer used in the operation of PharmAthene’s business) other than in the ordinary course of business consistent with past practice;

•  except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

•  settle or compromise any pending or threatened suit, action or claim (other than the payment of health benefit claims on behalf of customers of PharmAthene) involving a payment by PharmAthene in excess of $100,000;

•  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of PharmAthene;

•  fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering PharmAthene or its properties, assets and businesses or comparable replacement policies;

•  authorize or make capital expenditures in excess of $250,000;

•  make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, change any annual tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any tax, or surrender any right to claim a tax refund or (ii) consent, without providing advance notice to HAQ, to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

•  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

•  repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities;

•  incur any indebtedness for borrowed money (including pursuant to any commercial paper program or credit facility of PharmAthene) or issue any debt securities;

•  assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, other than providers of PharmAthene in the ordinary course of business consistent with past practice;

•  enter into or renew, extend, materially amend or otherwise materially modify (i) any material contract of PharmAthene, or (ii) any other contract or agreement (with “other contract or agreement” being defined for the purposes of this subsection as a contract or agreement which involves PharmAthene incurring a liability in excess of $250,000 and which is not terminable by PharmAthene without penalty upon one year or less notice);

•  increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of PharmAthene in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of PharmAthene, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Internal Revenue Internal Revenue Code (provided that any such amendments shall not materially increase the cost of such plan to PharmAthene);

•  grant any license with respect to intellectual property other than non-exclusive licenses granted in the ordinary course of business;

•  take any action or omit to take any action that would reasonably be expected to cause any intellectual property used or held for use in its business to become invalidated, abandoned or dedicated to the public domain;

•  take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Internal Revenue Internal Revenue Code;

•  effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act, affecting in whole or in part any site of employment, facility, operating unit or employee of PharmAthene;

•  pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of PharmAthene or incurred in the ordinary course of business and consistent with past practice;

•  enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of PharmAthene’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K; or

•  take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described above or any action which would result in any of the conditions to the Merger not being satisfied or would materially delay the closing of the Merger.

Also under the Merger Agreement, HAQ has agreed, until the closing of the Merger that, except with the prior written consent of PharmAthene, to not:

•  amend the HAQ charter or bylaws or equivalent organizational documents;

•  issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of HAQ;

•  declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•  acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division or line of business;

•  modify its current investment policies or investment practices in any material respect except to accommodate changes in applicable law;

•  transfer, sell, lease, mortgage, or otherwise dispose of or subject to any Lien any of its assets, including capital stock other than in the ordinary course of business consistent with past practice;

•  except as may be required as a result of a change in law or in generally accepted accounting or actuarial principles, make any change to the accounting practices or principles or reserving or underwriting practices or principles used by it;

•  settle or compromise any pending or threatened suit, action or claim involving a payment by HAQ in excess of $100,000;

•  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of HAQ;

•  fail to use commercially reasonable efforts to maintain in full force and effect the existing insurance policies covering HAQ or its properties, assets and businesses or comparable replacement policies;

•  authorize or make capital expenditures;

•  make any material tax election or settle or compromise any material federal, state, local or foreign tax liability, change any annual tax accounting period, change any material method of tax accounting, enter into any closing agreement relating to any tax, or surrender any right to claim a tax refund

•  consent, without providing advance notice to PharmAthene, to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•  reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, stock options or debt securities;

•  repay or retire any indebtedness for borrowed money or repurchase or redeem any debt securities;

•  incur any indebtedness for borrowed money or issue any debt securities;

•  assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, other than providers of HAQ in the ordinary course of business consistent with past practice;

•  enter into or renew, extend, materially amend or otherwise materially modify (i) any HAQ material contract, or (ii) any other contract or agreement incurring a liability in excess of $250,000 and which is not terminable by HAQ without penalty upon one year or less notice;

•  increase the compensation or fringe benefits of any of its directors, officers or employees, except for increases in salary or wages of officers and employees of HAQ in the ordinary course of business in accordance with past practice, or grant any severance or termination pay not currently required to be paid under existing severance plans or enter into, or amend, any employment, consulting or severance agreement or arrangement with any present or former director, officer or other employee of HAQ, or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, welfare, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, except for any plan amendments to comply with Section 409A of the Internal Revenue Code (provided that any such amendments shall not materially increase the cost of such plan to HAQ);

•  take or fail to take any action that would prevent the Merger from qualifying as reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•  pay, discharge or satisfy any claims, liabilities or obligations (absolute accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the financial statements of HAQ or incurred in the ordinary course of business and consistent with past practice;

•  enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of HAQ’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-K.

Board of Directors

HAQ has agreed to take all necessary action prior to the effective time so that, effective at the closing, the Board of Directors of HAQ shall be reconstituted and pursuant to the HAQ charter and bylaws, be fixed at a total of seven persons, and be comprised as follows: (i) PharmAthene shall designate four persons (one of whom shall be the current Chief Executive Officer of PharmAthene); (ii) HAQ shall designate two persons; and (iii) PharmAthene and HAQ shall designate one person mutually acceptable to both of them. This is one of the reasons we are submitting Proposal 2 to our stockholders for a vote. See Proposal 2 beginning on page 90.

No Solicitation

Under the Merger Agreement, PharmAthene and HAQ have agreed that from the date of the Merger Agreement until the closing or termination of the Merger Agreement, neither they nor any of their respective officers and directors shall, and that they shall use their respective commercially reasonable efforts to cause their respective employees, agents and representatives (including any investment banker, attorney or accountant retained by it) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any purchase, transfer or sale of the assets of it, or any purchase or sale of, or tender or exchange offer for, its voting securities that (any such proposal, offer or transaction (other than a proposal or offer made by the other party to the Merger Agreement or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

Access to Information

Each of PharmAthene and HAQ has agreed to give the other, its counsel, accountants and other representatives, reasonable access during normal business hours during the period prior to the closing, to the properties, books, records and personnel of the other to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of the other, as such party may reasonably request.

Public Announcements

PharmAthene and HAQ have agreed to a joint communications plan and each party agreed to (a) ensure that all press releases and other public statements and communications (including any communications that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act) with respect to the Merger Agreement and the transactions contemplated thereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, PharmAthene will consult with HAQ for a reasonable time before issuing any press release or otherwise making any public statement or communication (including any communication that would require a filing under Rule 425, Rule 165 and Rule 166 of the Securities Act or Rule 14a-12 of the Exchange Act). HAQ and PharmAthene have also agreed to consult with each other prior to the release of any press release of PharmAthene or any such public statement or communication by PharmAthene, with respect to the Merger Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent required by applicable law, HAQ and PharmAthene agreed not to issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of the other party.

Other Agreements

Additionally, HAQ and PharmAthene have agreed to use commercially reasonable efforts to obtain necessary consents and approvals in connection with the Merger Agreement, and to list the HAQ common stock issued as merger consideration (including shares issuable upon conversion of the 8% convertible notes) for trading on the AMEX. The parties believe there are no unordinary consents to be obtained.

Operations After the Merger

Following the Merger, PharmAthene will continue its operations as a wholly owned subsidiary of HAQ. The stockholders of PharmAthene will become stockholders of HAQ, and their rights as stockholders will be governed by the HAQ amended and restated certificate of incorporation, the HAQ bylaws, and the laws of the State of Delaware.

Conditions to the Completion of the Merger

The obligations of HAQ and PharmAthene to complete the Merger are subject to the satisfaction or waiver of specified conditions before completion of the Merger, including the following:

Conditions to HAQ's and PharmAthene's obligations to consummate the Merger:

The respective obligations of each of HAQ and PharmAthene to consummate the Merger are subject to the satisfaction of, or waiver of, the following conditions:

•  the receipt of HAQ stockholder approval;

•  the receipt of PharmAthene stockholder approval (which has been obtained and is irrevocable);

•  holders of the outstanding notes of PharmAthene shall have executed the Note Exchange Agreement;

•  the outstanding classes of preferred stock of PharmAthene, as well as related warrants and side agreements are terminated in full; and

•  the absence of any order or injunction preventing consummation of the Merger.

Conditions to HAQ's obligations:

The obligation of HAQ to consummate the Merger is further subject to the following conditions, among others:

•  the representations and warranties made by PharmAthene must be true and correct in all material respects;

•  PharmAthene must have performed in all material respects all obligations required to be performed by it under the terms of the Merger Agreement;

•  there must not have occurred since the date of the Merger Agreement any material adverse effect on PharmAthene’s financial condition or business; and

•  PharmAthene shall have delivered to HAQ executed termination agreements from the holders of the PharmAthene preferred stock and noteholders whereby the holders of such securities terminate all rights under any agreements entered into by PharmAthene and such preferred stockholders and noteholders.

Conditions to PharmAthene's obligations:

The obligation of PharmAthene to consummate the Merger is further subject to the following conditions, among others:

•  the representations and warranties made by HAQ and Merger Sub must be true and correct in all respects;

•  HAQ and Merger Sub must have performed in all material respects all obligations required to be performed by it under the terms of the Merger Agreement;

•  there must not have occurred since the date of the Merger Agreement any material adverse effect on the financial condition or business of HAQ or Merger Sub;

•  the HAQ certificate of incorporation shall have been amended and restated to provide for board designee rights of the 8% convertible noteholders; and

•  the 12,500,000 shares of HAQ common stock issuable in the Merger and the shares into which the new 8% convertible notes to be issued in the Merger may be converted shall have been accepted for listing on the American Stock Exchange.

Materiality and Material Adverse Effect

Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the Merger Agreement, a material adverse effect on an entity means any change, effect, event, occurrence or state of facts which is, or is reasonably expected to be, materially adverse to the business, financial condition, results of operations or prospects of such party and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence relating to (i) the economy or securities markets of the U.S. or any other region in general or (ii) the Merger Agreement or the transactions contemplated thereby or the announcement thereof or otherwise as contemplated by the Merger Agreement or disclosed thereunder.

Termination

The Merger Agreement may be terminated at any time prior to the completion of the Merger, whether before or after receipt of stockholder approval, by mutual written consent of HAQ, Merger Sub and PharmAthene.

Either HAQ or PharmAthene may terminate the Merger Agreement if:

• the Merger is not consummated on or before August 3, 2007; or

• any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

•  if during any 15-day trading period following the execution of the Merger Agreement and before its consummation, the average trading price of the publicly-traded warrants of HAQ is below $0.20 per warrant.

PharmAthene may terminate the Merger Agreement if:

•  prior to the closing date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of HAQ or Merger Sub, subject to certain conditions and a right to cure (within proscribed notice periods); or

•  any of the conditions to the consummation of the Merger shall have become incapable of fulfillment; or

•  HAQ has not held its Special Meeting of Stockholders to approve the Merger within thirty-five (35) days of approval of the proxy statement by the SEC; or

•   HAQ’s Board of Directors has withdrawn or changed its recommendation to it stockholders regarding the Merger; or

•  more than 20% of the holders of the shares issued in HAQ’s IPO entitled to vote on the Merger elect to convert such shares into cash from the trust fund.

HAQ may terminate the Merger Agreement if:

•  prior to the closing date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of PharmAthene, subject to certain conditions and a right to cure, as further described below; or

•  any of the conditions to the consummation of the Merger shall have become incapable of fulfillment; or

•  necessary consents, individually or in the aggregate contain any burdensome terms or conditions which have a material adverse effect on PharmAthene or HAQ.

If permitted under applicable law, either HAQ or PharmAthene may waive conditions for their own respective benefit and consummate the Merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the Merger will occur.

If certain deadlines set forth in the Merger Agreement are not met, and if prior to the closing date there shall have been a material breach of any representation, warranty, covenant or agreement on the part of either party contained in the Merger Agreement or any representation or warranty of either party contained in the Merger Agreement shall have become untrue after the date of the Merger Agreement, which breach or untrue representation or warranty cannot be cured as described in the Merger Agreement, then the non-terminating party may be liable to the other for a termination fee of $250,000 which in the case of PharmAthene, is limited to all cash held outside of HAQ’s trust fund.

Indemnification of Claims and Escrow of Shares

Under the terms of the Merger Agreement, the stockholders, optionholders and warrantholders of PharmAthene agreed to indemnify HAQ for the breach of any representations or warranties or covenants by PharmAthene and agreed that 1,375,000 shares from the merger consideration will be placed into escrow which shares will be used to satisfy any claims. The indemnification is subject to a limitation that we incur damages of at least $500,000 prior to making any claim. Further, the indemnification obligation is limited solely and exclusively to the shares held in escrow.

The shares will be held in escrow until satisfaction of any claims. Any claims by us against the shares must be made within 12 months of closing of the Merger. For purposes of determining the number of shares required to settle any claim for which we are entitled to indemnification, the parties have agreed to assign a value equal to the average reported last sales price for the ten trading days ending on the last day prior to the date that the claim for indemnification is publicly disclosed (or if there is no public disclosure, the date on which the indemnification notice is received) and the ten trading days after such date. HAQ and the PharmAthene stockholders, optionholders and warrantholders, in each case, have agreed to appoint a representative who will have the power and authority to negotiate and settle claims. Additionally, the representatives of the two parties can mutually agree to a different value of the escrowed shares in order to settle third parties claims, or use the shares to actually settle any claim. Mr. John Pappajohn has been appointed to serve as HAQ’s representative and MPM BioVentures III-QP, L.P. has been appointed to serve as the representative of the PharmAthene stockholders, optionholders and warrantholders.

Representative

PharmAthene designated its representative with authority to make all decisions and determinations and to take all actions required or permitted under the Merger Agreement and the Escrow Agreement on behalf of the PharmAthene stockholders, optionholders and warrantholders. Any such action, decision or determination so made or taken shall be deemed the action, decision or determination of the PharmAthene stockholders, optionholders and warrantholders, and any notice, document, certificate or information required to be given to any PharmAthene stockholders, optionholders and warrantholders shall be deemed so given if given to the representative. As such representative is also a stockholder of PharmAthene, it is possible that potential conflicts of interest may arise with respect to their obligations as representatives and their interests as stockholders of PharmAthene.   The parties agreed that 1,375,000 shares of HAQ Common Stock issued as merger consideration will be placed into an escrow account, from which the representative will have the right to withdraw shares necessary to in the performance of its duties. Any remaining shares held in such account will be released to the PharmAthene stockholders on the first anniversary of the closing of the Merger or such time that there are no unresolved claims for indemnification.

Assignment

The Merger Agreement and the rights and obligations of the parties thereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties.

Further Assurances

Each of HAQ and PharmAthene agree that it will execute and deliver, or cause to be executed and delivered, on or after the date of the Merger Agreement, all such other documents and instruments and will take all reasonable actions as may be necessary to transfer and convey the securities of PharmAthene to HAQ.

OTHER AGREEMENTS RELATED TO THE MERGER

Registration Rights Agreement

In connection with the Merger, we have agreed to grant to the recipients of the shares of our common stock and the noteholders receiving the new 8% convertible notes, certain registration rights to allow them to resell their shares in accordance with the federal securities laws. At the closing of the Merger, assuming it is approved by our stockholders, we will enter into a registration rights agreement with each of the recipients of our common stock and the notes.

Under the terms of the registration rights agreement, we will agree to file a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended to allow for the resale by the holders of the shares and the note conversion shares, which filing will be made within 60 days after the closing of the Merger. We will further agree to use our best efforts to have the registration statement declared effective as soon after filing as possible.

We will also agree that the holders of a majority of the shares and note conversion shares will have the right to demand that we file a registration statement on their behalf at any time commencing 180 days after the closing of the Merger. Further, if two thirds of the holders so request, we will enter into an underwriting agreement with an underwriter so that the shares can be offered on an underwritten basis. Lastly, if during the five years following the closing we file a registration statement to provide for the resale of shares, we will agree to notify the holders of the shares and the note conversion shares and if so requested by a holder, we will include his/her or its shares in the registration statement being filed.

Lock-Up Agreements

As a condition to the closing of the Merger, substantially all of the holders of capital stock and all of the noteholders of PharmAthene are required to enter into lock-up agreements covering the shares of HAQ common stock that they are to receive in the Merger or that they may acquire in the future subject to certain limitations. These agreements provide that, subject to certain exceptions, the parties thereto may not offer, pledge, sell, or otherwise dispose of or transfer any shares of HAQ common stock, or any options or warrants to purchase any shares of HAQ common stock, or any securities convertible into or exchangeable or exercisable for HAQ common stock following the closing of the Merger. In addition, the parties may not enter into any swap or any other agreement or any transaction that transfers the economic consequence of ownership of such HAQ common stock during such period. Fifty percent of the shares of HAQ common stock subject to the lock-up agreements shall be released from the lock-up six months following the Merger, and all shares of HAQ common stock subject to the lock-up shall be released from the lock-up agreement twelve months following the closing.

Employment Agreements

A condition to HAQ’s obligation to consummate the Merger is that David Wright, the current Chief Executive Officer of PharmAthene, enter into a mutually acceptable employment agreement with HAQ. The parties agreed upon the terms of such agreement which will be effective upon the closing date of the merger.  See discussion at page 148.

PROPOSAL 2

THE AMENDMENT PROPOSAL

Pursuant to the Merger Agreement, HAQ has agreed to amend its amended and restated certificate of incorporation to change its corporate name from Healthcare Acquisition Corp. to PharmAthene, Inc. upon consummation of the Merger.

General

HAQ also proposes to amend its amended and restated certificate of incorporation to (i) remove the staggered Board provision (ii) remove those provisions of HAQ’S amended and restated certificate of incorporation that will no longer be operative upon consummation of the Merger (which constitutes a business combination for purposes of HAQ’s amended and restated certificate of incorporation), but which were applicable at the time of HAQ’s formation as a blank-check company and (iii) grant the right to the 8% convertible note holders to appoint three members to the Board of Directors. In order to accomplish this, the text of Article Sixth will be replaced in its entirety.

Article Sixth of HAQ’s amended and restated certificate of incorporation currently reads as follows:

The following provisions (A) through (E) shall apply during the period commencing upon the filing of this Certificate of Incorporation and terminating upon the consummation of any "Business Combination", and may not be amended prior to the consummation of any Business Combination. A "Business Combination" shall mean the acquisition by the Corporation, whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, of assets or an operating business in the healthcare industry ("Target Business").

A. Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. In the event that a majority of the IPO Shares (defined below) cast at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided that the Corporation shall not consummate any Business Combination if 20% or more in interest of the holders of IPO Shares exercise their conversion rights described in paragraph B below.

B. In the event that a Business Combination is approved in accordance with the above paragraph A and is consummated by the Corporation, any stockholder of the Corporation holding shares of Common Stock ("IPO Shares") issued in the Corporation's initial public offering ("IPO") of securities who voted against the Business Combination may, contemporaneous with such vote, demand that the Corporation convert his IPO Shares into cash. If so demanded, the Corporation shall convert such shares at a per share conversion price equal to the quotient determined by dividing (i) the amount in the Trust Fund (as defined below), inclusive of any interest thereon, calculated as of two business days prior to the proposed consummation of the Business Combination, by (ii) the total number of IPO Shares. "Trust Fund" shall mean the trust account established by the Corporation at the consummation of its IPO and into which a certain amount of the net proceeds of the IPO are deposited.

C. In the event that the Corporation does not consummate a Business Combination by the later of (i) 18 months after the consummation of the IPO or (ii) 24 months after the consummation of the IPO in the event that either a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within such 18 month period (such later date being referred to as the "Termination Date"), the officers of the Corporation shall take all such action necessary to dissolve and liquidate the Corporation as soon as reasonably practicable. In the event that the Corporation is so dissolved and liquidated, only the holders of IPO Shares (at such time) shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation.

D. A holder of IPO Shares shall be entitled to receive distributions from the Trust Fund only in the event of a liquidation of the Corporation or in the event he demands conversion of his shares in accordance with paragraph B, above. In no other circumstances shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Fund.

E. The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected two Class A directors for a term expiring at the Corporation's first Annual Meeting of Stockholders and three Class B directors for a term expiring at the Corporation's second Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

If this proposal is approved by the stockholders, Article Sixth will read in its entirety as follows:

For so long as at least 30% of the aggregate principal amount of the 8% convertible notes of the Corporation (the “Notes”) issued on July __, 2007 in the original aggregate amount of $12,500,000 remains outstanding (and notwithstanding the existence of less than three (3) noteholders at any given time), the following provisions shall apply:

A. The Corporation shall maintain a Board of Directors consisting of no more than seven (7) individuals and each committee of the Board of Directors shall have no more than three (3) members;

B. three (3) members of the Corporation’s Board of Directors (the “Noteholder Directors’ shall be elected by the holders of Notes representing a two-thirds of the then outstanding principal amount of all Notes, voting as a separate class;

C. subject to applicable law, two (2) Noteholder Directors (in each case chosen by majority vote of all of the Noteholder Directors) shall have the right, but not the obligation, to serve as members of each committee of the Board of Directors;

   D. the Board of Directors of the Corporation shall nominate as Noteholders Directors only the persons designated as directors pursuant to the Note Exchange Agreement, dated ____, 2007, by and among HAQ and the holders of the Notes and recommend that the holders of the Notes vote to elect such nominees as directors of the Corporation and shall fill any vacancies that may arise upon the resignation of any of the Noteholder Directors with a new Noteholder Director designated in accordance with the foregoing. A Noteholder Director elected to fill a vacancy resulting from the death, resignation or removal of a Noteholder Director shall serve for the remainder of the full term of the Noteholder Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified; and

E. the provisions contained in this Article SIXTH shall terminate immediately and without further action when less than 30% of the aggregate principal amount of the Notes remains outstanding.

If the Merger Proposal is not approved, this proposal will not be presented at the meeting. In addition, if the Merger is not subsequently consummated, HAQ’s Board of Directors will not effect this amendment to HAQ’s amended and restated certificate of incorporation.

Stockholders will not be required to exchange outstanding stock certificates for new stock certificates if the amendment is adopted.

In the judgment of HAQ’s Board of Directors, if the Merger is consummated, the amendment to HAQ’s second amended and restated certificate of incorporation to: (i) change HAQ’s corporate name, (ii) eliminate the staggered Board and remove those provisions of HAQ’s second amended and restated certificate of incorporation that will no longer be operative upon consummation of the Merger and (iii) to grant the right to the 8% noteholders to appoint three members to the Board of Directors, is desirable, among other things, to reflect the fact that HAQ would then be an operating business. A copy of the amended and restated certificate of incorporation as it would be filed if the Merger Proposal and the proposal to amend HAQ’s amended and restated certificate of incorporation are approved is attached to this proxy statement as Annex B.

Required Vote

The approval of the Amendment Proposal requires the affirmative vote of holders of at least a majority of the outstanding shares of our common stock. Abstentions and broker non-votes, as well as failing to vote by not returning your proxy card, because they are not affirmative votes, will have the same effect as a vote against this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR'' THE APPROVAL OF THE AMENDMENT PROPOSAL.

PROPOSAL 3

THE INCENTIVE PLAN PROPOSAL

Background

HAQ’s 2007 Long-Term Incentive Plan has been approved by HAQ’s Board of Directors subject to approval and consummation of the Merger and further subject to the approval of our stockholders. The approval of the Merger Proposal and the consummation of the Merger are conditions to the effectiveness of the Amendment Proposal and the Incentive Plan Proposal, assuming such proposals are approved by the stockholders. If the Merger Proposal is not approved and/or the Merger is not consummated, the Incentive Plan will not be adopted.

The purposes of our Incentive Plan are to create incentives designed to motivate our employees to significantly contribute toward our growth and profitability, to provide our executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to our growth and profitability, with an incentive to assist us in achieving our long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in us.

We may grant incentive and non-qualified stock options, stock appreciation rights, performance units, restricted stock awards and performance bonuses, or collectively, awards, to our officers and key employees, and those of our subsidiaries. In addition, the Incentive Plan authorizes the grant of non-qualified stock options and restricted stock awards to our directors and to any independent contractors and consultants who by their position, ability and diligence are able to make important contributions to our future growth and profitability. Generally, all classes of our employees are eligible to participate in our Incentive Plan. No options, restricted stock or other awards under the Incentive Plan have been made or committed to be made as of the date of this proxy statement.

The following is a summary of the material provisions of our Incentive Plan and is qualified in its entirety by reference to the complete text of our Incentive Plan, a copy of which is attached to this proxy statement as Annex C.

Stock Subject to the 2007 Incentive Plan

We have reserved a maximum of 3,500,000 shares of our authorized common stock for issuance upon the exercise of awards to be granted pursuant to our Incentive Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.

In the event of any change in our outstanding common stock by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares of our common stock which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under our Incentive Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.

Administration

Our Board will establish a compensation committee that, among other duties, will administer the Incentive Plan. The compensation committee will be composed of three members of the Board, a majority of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended. Under the terms of the Note Exchange Agreement and the Merger Agreement, HAQ has agreed that two of the three members of the Committee will be representatives of the holders of the 8% convertible notes. Members of our compensation committee will serve at the pleasure of our Board. In connection with the administration of our Incentive Plan, the compensation committee, with respect to awards to be made to any person who is not one of our directors, will:

• determine which employees and other persons will be granted awards under our Incentive Plan;

• grant the awards to those selected to participate;

• determine the exercise price for options; and

• prescribe any limitations, restrictions and conditions upon any awards, including the vesting conditions of awards.

With respect to stock options or restricted stock awards to be made to any of our directors, the Compensation Committee will make recommendations to our Board of Directors as to:

• which of such persons should be granted stock options, restricted stock awards, performance units or stock appreciation rights;

• the terms of proposed grants of awards to those selected by our Board of Directors to participate;

• the exercise price for options; and

• any limitations, restrictions and conditions upon any awards.

Any grant of awards to any of directors under our Incentive Plan must be approved by our Board of Directors.

In addition, the compensation committee will:

• interpret our Incentive Plan; and

• make all other determinations and take all other action that may be necessary or advisable to implement and administer our Incentive Plan.

Types of Awards

Our Incentive Plan permits the Compensation Committee to grant the following types of awards.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Incentive Plan will be determined by our Board of Directors or a committee of the Board at the time of the grant, but will not be less than fair market value on the date of the grant. Our Board of Directors or a committee of the Board will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Board of Directors or committee of the Board may, in its discretion, impose limitations on exercise of all or some options granted under our Incentive Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under our Incentive Plan will vest at rates specified in the option agreement at the time of grant; however, all options granted under our Incentive Plan will vest upon the occurrence of a change of control, as defined in the Incentive Plan. Our Incentive Plan also contains provisions for our Board of Directors or a committee of the Board to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.

Our Incentive Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more that 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

The exercise price for Non-Qualified Options may not be less than the fair market value of our common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares of our common stock, in a combination of cash and our common stock, or in such other form of consideration as our Board of Directors or the committee of the Board may determine, equal in value to the exercise price. However, only shares of our common stock which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. In no event may a stock option be exercised after the expiration of its stated term.

Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of our common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Incentive Plan will be determined by the Board of Directors or a committee of the Board; provided, however, that such exercise price cannot be less than the fair market value of a share of common stock on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the Board of Directors or a committee of the Board.

Restricted Stock. Restricted shares of our common stock may be granted under our Incentive Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Board of Directors or a committee of the Board may determine to be appropriate at the time of making the award. In addition, the Board of Directors or a committee of the Board may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The Board of Directors or a committee of the Board, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.

Performance Units. The Incentive Plan permits grants of performance units, which are rights to receive cash payments equal to the difference (if any) between the fair market value of our common stock on the date of grant and its fair market value on the date of exercise of the award, except to the extent otherwise provided by the Board of Directors or a committee of the Board or required by law. Such awards are subject to the fulfillment of conditions that may be established by the Board of Directors or a committee of the Board including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.

Performance Bonus. The Incentive Plan permits grants of performance bonuses, which may be paid in cash, common stock or combination thereof as determined by the Board of Directors or a committee of the Board. The maximum value of performance bonus awards granted under the Incentive Plan shall be established by the compensation committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the compensation committee. The performance targets will be determined by the Board of Directors or a committee of the Board based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Board of Directors or a committee of the Board will determine the achievement of the performance targets for such performance period. Payment may be made within 60 days of such determination. Any payment made in shares of common stock will be based upon the fair market value of the common stock on the payment date.

Transferability

With the exception of Non-Qualified Stock Options, awards are not transferable other than by will or by the laws of descent and distribution. Non-Qualified Stock Options are transferable on a limited basis. Restricted stock awards are not transferable during the restriction period.

Change of Control Event

The Incentive Plan provides for the acceleration of any unvested portion of any outstanding awards under the Incentive Plan upon a change of control event unless the terms of a particular award state otherwise.

Termination of Employment/Relationship

Awards granted under our Incentive Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with us or any of our subsidiaries for any reason other than retirement with our consent, disability or death. The Board of Directors or a committee of the Board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the Board of Directors or a committee of the Board determines to be advisable after the grantee’s employment or business relationship with us terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. The Board of Directors or a committee of the Board may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the Board of Directors or a committee of the Board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.

Dilution; Substitution

As described above, our Incentive Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under our Incentive Plan, or our obligations with respect to awards outstanding under our Incentive Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which we are involved. In the event that our Incentive Plan is assumed, the stock issuable with respect to awards previously granted under our Incentive Plan shall thereafter include the stock of the corporation granting such new option rights or assuming our obligations under the Incentive Plan.

Amendment of the Incentive Plan

Our Board may amend our Incentive Plan at any time. However, without stockholder approval, our Incentive Plan may not be amended in a manner that would:

• increase the number of shares that may be issued under our Incentive Plan;

• materially modify the requirements for eligibility for participation in our Incentive Plan;

• materially increase the benefits to participants provided by our Incentive Plan; or

• otherwise disqualify our Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.

Awards previously granted under our Incentive Plan may not be impaired or affected by any amendment of our Incentive Plan, without the consent of the affected grantees.

Accounting Treatment

Under generally accepted accounting principles with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our Incentive Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the Incentive Plan must be settled in common stock. Therefore, stock appreciation rights granted under the Incentive Plan will receive the same accounting treatment as options. The cash we receive upon the exercise of stock options will be reflected as an increase in our capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares of common stock upon exercise may reduce basic earnings per share, as more shares of our common stock would then be outstanding.

When we make a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of our common stock on the date of grant.

Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under our Incentive Plan.

Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of the shares of our common stock acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the stock, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. We generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.

If any shares of our common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.

Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. We will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short- or long-term depending on the length of time the stock was held by the optionee before sale.

Stock Appreciation Rights. A participant realizes no taxable income and we are not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in the shares of common stock received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.

Restricted Stock Award. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.

A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. We will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.

Performance Units and Performance Bonuses. A participant realizes no taxable income and we are not entitled to a deduction when performance units or performance bonuses are awarded. When the performance units or performance bonuses vest and become payable upon the achievement of the performance objectives, the participant will realize ordinary income equal to the amount of cash received or the fair market value of the shares received minus any amount paid for the shares, and we will be entitled to a corresponding deduction. A participant’s tax basis in shares of common stock received upon payment will be equal to the fair market value of such shares when the participant receives them. Upon sale of the shares, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the participant’s hands.

Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Incentive Plan should not be limited by Section 162(m) of the Code. Further, we believe that compensation income generated in connection with performance awards granted under the Incentive Plan should not be limited by Section 162(m) of the Code. The Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the Incentive Plan, then we believe that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).

Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and deferred stock awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is our intention that any award agreement governing awards subject to Section 409A will comply with these new rules.

Required Vote

Approval of our Incentive Plan will require the affirmative vote of the holders of a majority of the shares of HAQ common stock represented in person or by proxy and entitled to vote at the Special Meeting. Assuming the presence of a quorum of more than 50% of the shares of our common stock, the failure to vote will have no effect on the outcome of the vote.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 4
THE ADJOURNMENT PROPOSAL

The Adjournment Proposal allows HAQ’s Board of Directors to submit a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Merger.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is presented to the Special Meeting and is not approved by the stockholders, HAQ’s Board of Directors may not be able to adjourn the Special Meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the Special Meeting to approve the consummation of the Merger. In such event, HAQ will be required to liquidate.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the shares of HAQ's common stock present in person or by proxy and entitled to vote at the Special Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE ``FOR'' THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF PHARMATHENE

The following discussion should be read in conjunction with the Condensed Consolidated Financial Statements for PharmAthene beginning on page FS-14 of this proxy statement. These Condensed Consolidated Financial Statements present the results of operations of PharmAthene for three months ended March 31, 2007 and 2006 as well as the financial positions at March 31, 2007. In addition to historical information, the following discussion may contain forward looking information that involves risks and uncertainties. All amounts presented, except share data, are rounded to the nearest thousand dollars.

Overview

PharmAthene is a biodefense company engaged in the business of discovery and development of novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to biological and chemical weapons. Additionally, PharmAthene collaborates with other pharmaceutical companies to support clinical development of product candidates. PharmAthene has two products currently under development. Valortim™, a fully human monoclonal antibody (an identical population of highly specific antibodies produced from a single clone) for the prevention and treatment of anthrax infection and Protexia®, mimics a natural bioscavenger for the treatment or prevention of nerve agent poisoning by organophosphate compounds which include nerve gases and pesticides.

PharmAthene’s lead product candidate, Valortim™, is a fully human monoclonal antibody designed to protect against and treat inhalation anthrax infection, the most lethal form of illness in humans caused by the Bacillus anthracis bacterium. PharmAthene is co-developing Valortim™ with Medarex, Inc., a biopharmaceutical company that specializes in developing fully human antibody-based therapeutic products and will share with Medarex any profits derived from sales of Valortim™. Preclinical trials on animal models have demonstrated that Valortim™ is highly efficacious as both a prophylaxis and a therapeutic for inhalation anthrax infection. PharmAthene and Medarex have completed dosing of healthy volunteers in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity (the ability of an antigen to elicit an immune response), and pharmacokinetics (the study of absorption, metabolism and action of drugs) of a single dose of Valortim™ administered intravenously or intramuscularly. No drug-related serious adverse events have been reported. Final results from the Phase I trial were presented at the Infectious Disease Society of America meeting in October 2006. Valortim™ has been granted Fast Track Status by the U.S. Food and Drug Administration (the “FDA”), which may permit PharmAthene to submit portions of a Biologics License Application (“BLA”) or efficacy supplement before the complete BLA is submitted. This may expedite the review process but requires that the FDA have sufficient resources to allow early review of the portions submitted. In addition, Valortim™ has been granted orphan drug status for the treatment of inhalational anthrax.

Protexia®, PharmAthene’s second product candidate, is a recombinant form (that is, produced using genetic engineering technology) of human butyrylcholinesterase, a naturally occurring enzyme (“BChE”), for use in the prophylaxis and treatment of organophosphate chemical nerve agent poisoning. Preclinical trials on animal models have demonstrated that Protexia® is highly efficacious both prophylactically and therapeutically for chemical nerve agent poisoning. PharmAthene plans to continue preclinical animal studies of Protexia® throughout 2006 and 2007 and file an Investigational New Drug application (“IND”) with the FDA in 2008. The procurement process for the scale-up development and sale of Protexia® is already underway with the U.S. Department of Defense (the “DoD”), the department tasked with purchasing biodefense countermeasures for military use. The DoD requested competitive bids in a Request for Proposal (an “RFP”) for a recombinant form of BChE drug for the prophylaxis treatment of chemical nerve agent poisoning, which PharmAthene submitted in November 2005.  In September 2006, PharmAthene was awarded a contract by the DoD for the advanced development of Protexia® and procurement of an initial 90,000 doses for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. Any, or all, of these financing vehicles or others may be utilized to fund its future capital requirements.

Nexia Asset Acquisition

In March 2005, PharmAthene acquired substantially all of the assets and liabilities of Nexia Biotechnologies Inc. (‘‘Nexia’’) that related to its Protexia® compound for a purchase price of $19.1 million (the “Nexia Acquisition”). PharmAthene delivered to Nexia $11.8 million in cash, 7,465,501 shares of Series C Preferred Stock and 2,239,650 warrants to acquire Series C Preferred Stock and 1,343,790 warrants to purchase common stock. In order to finance the cash portion of the Nexia Acquisition, PharmAthene sold Series C Convertible Redeemable Preferred Stock (the “Series C Preferred Stock”), issued warrants to acquire Series C Preferred Stock and issued warrants to acquire common stock. The purchased assets and liabilities are held by PharmAthene Canada, Inc., PharmAthene’s only subsidiary (‘‘PharmAthene Canada’’), a variable interest entity established in connection with the acquisition to allow for the investment by certain Canadian stockholders and consolidated in PharmAthene’s financial statements as of the date of its inception. As a result of the Nexia Acquisition, PharmAthene was able to secure the aforementioned $213 million DoD contract for the development and procurement of Protexia®.

In conjunction with the issuance of the Series C Preferred Stock, PharmAthene sold 2,951,654 shares of Class C Shares of PharmAthene Canada (the ‘‘Class C Shares’’) to one investor for net proceeds of $2,364,000. The Class C Shares are, pursuant to the terms of a Put and Support Agreement, exchangeable for an equal number of shares of Series C Preferred Stock. The Class C Shares bear a cumulative dividend rate of 8% per annum.

The investor in the Class C Shares also received warrants to purchase 466,498 Class B Common Shares of PharmAthene Canada at an exercise price of $0.01 per share, subject to reduction if certain milestones are met by PharmAthene. The investor in the Class C Shares also received warrants to purchase 777,496 Class C Shares at an exercise price of $0.91 per share.

Recent Events

On January 19, 2007 PharmAthene entered into the Merger Agreement with HAQ and its wholly-owned subsidiary, PAI Acquisition Corp., pursuant to which PharmAthene will become a wholly-owned subsidiary of HAQ and the stockholders, optionsholders, warrantholders and noteholders of PharmAthene will receive the following consideration (i) an aggregate of 12.5 million shares of HAQ common stock; (ii) $12.5 million in 8% convertible notes issued by HAQ and (iii) up to $10 million in milestone payments if certain conditions are met. It is anticipated that stockholders of PharmAthene will initially own up to approximately 52% of the issued and outstanding shares of common stock of the combined company after the Merger, which is expected to remain listed on the American Stock Exchange.

The new 8% convertible notes to be issued by HAQ are to be issued in exchange for PharmAthene’s $11.8 million outstanding secured convertible notes and will mature in 24 months. These convertible notes will be convertible at the option of the holders into common stock at $10.00 per share and may be redeemed by PharmAthene without penalty after 12 months. In the event that PharmAthene enters into a contract prior to December 31, 2007 for the sale of Valortim™ to the U.S. government for more than $150 million in anticipated revenue, PharmAthene’s current stockholders will be eligible for additional cash payments, not to exceed $10 million, equal to 10% of the actual collections from the sale of Valortim™. Subject to certain approvals required of the HAQ and PharmAthene stockholders under applicable state law and the rules and regulations of the American Stock Exchange, as well as other regulatory approvals and other customary closing conditions, PharmAthene expects the Merger to close in the second or third quarter of 2007.

On March 30, 2007, PharmAthene entered into a $10 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility, PharmAthene borrowed $10 million which loan bears interest at the rate of 11.5% per annum. Pursuant to the terms of the loan and security agreement evidencing the credit facility, PharmAthene will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30 months of the loan. The loan is secured by a security interest on all of PharmAthene’s and PharmAthene Canada’s assets other than certain intellectual property. In addition, in the event that the proposed Merger is not consummated by August 3, 2007, PharmAthene has agreed to provide the lenders with a mortgage on its Canadian real estate. PharmAthene may not repay the loan for the first six months but, thereafter, may prepay provided it pays certain prepayment fees. In connection with the credit facility, PharmAthene issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91. As a consequence of the issuance of the warrants, the Merger Allocation Agreement was amended and restated in order to recalculate the Merger Consideration payable to the holders of the various classes of capital stock of PharmAthene taking into account the newly issued warrants.

Results of Operations

Revenue

PharmAthene recognized revenues of $3.0 million and $186,400 for the three month periods ending March 31, 2007 and 2006, respectively. These revenues consist primarily of contract and grant funding from the U.S. Government for the development of pharmaceutical products for Protexia®, one of the Company’s two drugs. Other non-grant related revenue of $7,000 and $7,741 was recognized in the first quarters of fiscal years 2007 and 2006, respectively.

Contract and Grant revenue

During the three month periods ending March 31, 2007 and 2006, contract and grant revenues recognized related to U.S. government awarded contracts and grants as follows:

•
With the March 2005 Nexia Acquisition, PharmAthene was assigned the rights to receive the fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia® compound. This grant was awarded for approximately $2.7 million for the period from April 2003 through September 2006.

•
In September 2006, the DoD U.S. Army Space and Missile Command awarded PharmAthene a multi-year contract for advanced development of PharmAthene’s broad spectrum chemical nerve agent prophylaxis and therapy, Protexia®. The contract for advanced development and procurement of an initial 90,000 doses of Protexia® is for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

•
In October 2006, the National Institutes of Health (NIH) Countermeasures Against Chemical Threats, (Counter ACT) Research Network awarded a $1.7 million grant to support continued development of PharmAthene’s broad spectrum chemical nerve agent therapy, Protexia®. Counter ACT’s program goal is to develop novel therapeutic agents for use in a mass civilian terrorist attack.

During the first quarter of fiscal year 2007, PharmAthene recognized $2.9 million in revenue related to advanced development work funded through the DoD U.S. Army Space and Missile Command contract awarded in September 2006. Additionally, approximately $86,900 of revenue was recognized for the three months ending March 31, 2007 related to the development grant work under the NIH Counter ACT program.

During the first quarter of fiscal year 2006, PharmAthene recognized $178,700 in grant revenue related to the firm fixed price grant with the U.S. Army Medical Research and Material Command Center to fund preclinical studies for the Protexia® compound. Work under this grant was completed in March 2006, with no additional grant funding for the remainder of the year.

Other revenue

In connection with the Nexia Acquisition, PharmAthene acquired property and equipment, including farm facilities. Other income primarily results from the leasing of farm facilities that PharmAthene is currently not utilizing.

Research and Development Expenses

PharmAthene’s research and development expenses were $3.1 million and $1.8 million for the three months ending March 31, 2007 and 2006, respectively. These expenses resulted from research and development activities related to programs for ValortimTM, for protection against and treatment of inhalation anthrax, and for Protexia®, for treatment of nerve agent poisoning. PharmAthene incurred both direct and indirect expenses. Direct expenses included salaries and other costs of personnel, raw materials and supplies. PharmAthene may also incur third-party costs related to these projects, such as contract research, consulting and clinical development costs for individual projects.

Research and development expenses for the first quarter of fiscal years 2007 and 2006, respectively, was attributable to research programs as follows:

	Three months ended March, 31
	2007	2006
Valortim™	$477,040	$521,680
Protexia®	2,141,869	1,228,900
Internal research and development	442,150	--
Total R&D expenses	$3,061,059	$1,750,580

Research and development expense increased $1.3 million quarter over quarter primarily as a result of increased process development and manufacturing activities related to Protexia® and Valortim™ of $1.7 million. This increase is partially offset by reduced clinical fees of $383,700 related to the clinical trial program for Valortim™ which was initiated in fiscal year 2005 in collaboration with Medarex.

Protexia® is PharmAthene’s drug candidate for countermeasure against nerve agent bioterrorist attacks, acquired in March 2005. In the first quarter of 2007, PharmAthene spent approximately $375,800 on internal human resources and $1.8 million mainly on process development and manufacturing activities. For the three months ended March 31, 2006, PharmAthene spent approximately $704,100 on internal human resources and $524,800 mainly on pre-clinical testing and manufacturing. From inception of the Protexia® development program to date, PharmAthene has expended a total of approximately $12 million related to the Protexia® program.

Valortim™ is PharmAthene’s drug candidate for use as a countermeasure against anthrax associated bioterrorist attacks. For the three months ended March 31, 2007, PharmAthene spent approximately $454,000 on process and clinical development with the remaining expenditure related to internal resources. For the first quarter of 2006, PharmAthene spent $448,900 on clinical development with the remaining expense related to internal resources. From inception of the Valortim™ development program to date, PharmAthene has expended a total of approximately $4 million related to the Valortim™ development program.

Internal research and development costs include activities related to the development of future programs.

General and Administrative Expenses

General and administrative functions for PharmAthene include the areas of executive management, finance and administration, government affairs and regulations, corporate development, human resources, legal, and compliance. For each function, PharmAthene may incur direct expenses such as salaries, supplies and third-party consulting and other external costs. Indirect costs such as facilities, utilities and other administrative overhead are also included in general and administrative expenses.

Expenses associated with general and administrative functions for PharmAthene were $2.5 million and $1.5 million for the three months ended March 31, 2007 and 2006, respectively. General and administrative expenses increased $1.0 million from the first quarter of fiscal year 2006 to the first quarter of 2007 primarily due to increased employee costs of $335,900, $480,100 in additional consulting and legal costs associated with transactional, proposal and compliance related activities, and increased building operation costs of $100,400 associated with the increased headcount, primarily in the United States.

Depreciation and Intangible Amortization

Depreciation and intangible amortization expense was $147,100 and $136,300 for the three months ended March 31, 2007 and 2006 respectively. Depreciation expense for the first quarter of fiscal years 2007 and 2006 of $112,000 and $104,300, respectively, resulted primarily from building, leasehold improvements and lab equipment acquired through the Nexia Acquisition in the first quarter of 2005. Amortization expense recorded the three months ended March 31, 2007 and 2006 of $35,100 and $32,000 respectively, related to patents acquired in the Nexia Acquisition.

Other Income and Expenses

Other income and expenses consists primarily of income on PharmAthene’s investments, interest expense on PharmAthene’s debt and other financial obligations and the change in market value of its derivative financial instruments. For the first quarter of fiscal years 2007 and 2006, PharmAthene’s interest income was $55,600 and $72,300, respectively. The decrease in interest income first quarter to first quarter resulted from lower average investment balance throughout the first quarter of 2007 with the funding of operations.

PharmAthene incurred interest expense of $241,800 and $100 for the three months ended March 31, 2007 and 2006, respectively. During the second and third quarters of fiscal year 2006, PharmAthene entered into $11.8 million 8% convertible notes. PharmAthene has recognized $241,800 in interest expense related to these notes in the first quarter of fiscal year 2007.

For the first quarters of fiscal year 2007 and 2006, PharmAthene incurred income of $7,600 and expense of $353,800, respectively, related to the change in market value of its derivative instruments, which consist of 5,699,895 warrants to purchase Series C Preferred Stock at an exercise price of $0.91 per share. The fair values of these warrants are estimated on a quarterly basis using the Black-Scholes valuation model.

Liquidity and Capital Resources

Overview

PharmAthene's primary cash requirements are to fund its research and development programs and to fund general corporate overhead. Its cash requirements could change materially as a result of changes in its business and strategy. These changes could arise from PharmAthene's management team's evaluation of its business strategy, the progress of its research and development activities and clinical programs, licensing activities, acquisitions, divestitures or other corporate developments.

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities in addition to convertible notes, and proceeds from loans or other borrowings. Any combination of, or all of, these financing vehicles or others may be utilized to fund its future capital requirements. In evaluating alternative sources of financing, PharmAthene considers, among other things, the dilutive impact, if any, on its stockholders, the ability to leverage stockholder returns through debt financing, the particular terms and conditions of each alternative financing arrangement and its ability to service its obligations under such financing arrangements.

PharmAthene's Consolidated Financial Statements have been prepared on a basis which assumes that it will continue as a going concern and which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. PharmAthene has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. PharmAthene does not have commercial products and has limited capital resources. Its plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although PharmAthene continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercially reasonable terms or that it will be able to secure financing through government contracts and grants.

PharmAthene has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain anticipated government contracts and grants. If PharmAthene is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued. Continuance of PharmAthene as a going concern is dependent upon, among other things, the success of PharmAthene’s research and development programs and its ability to obtain adequate financing. PharmAthene’s Consolidated Financial Statements do not include any adjustments relating to recoverability of the carrying amount of recorded assets and liabilities that might result from the outcome of these uncertainties.

Sources and Uses of Cash

Cash and cash equivalents for PharmAthene were $11.9 million and $5.1 million at March 31, 2007 and December 31, 2006, respectively. The $6.8 million increase in cash and cash equivalents from December 31, 2006 was primarily attributable to the March 2007 $10 million debt financing partially offset by the funding of operations for the quarter.

Operating Activities

Net cash used in operating activities was $2.0 million and $2.9 million for the three months ending March 31, 2007 and 2006, respectively. The 2007 cash used in operations results primarily from a net loss after the effect of non-cash adjustments of $2.7 million and an increase in accounts receivable of $589,000 partially offset by decrease in prepaid and other assets of $262,900 and an increase in accrued expenses and accounts payable of $1.1 million. Accounts receivable increased due to contract award receivables due from the DoD related to the advanced development of Protexia®. Prepaid and other current assets decreased primarily as a result of the use of funds for development activity related to the PharmAthene collaboration with Medarex on the ValortimTM program. Prepaid expenses fluctuate from period to period depending on the timing and level of preparation and initiation of research and development activity and clinical trials. Accounts payable and accrued expenses increased due to increased development activities and compliance related activities.

Cash used used in operations during 2006 results primarily from a net loss after the effect of non-cash adjustments of $2.9 million. Non-cash adjustments for the three months ending March 31, 2006 included a $353,800 charge related to the change in market value of derivative financial instruments.

Investing Activities

Net cash used in investing activities was $247,300 for the first quarter of fiscal year 2007 compared to $1.2 million for the first quarter of fiscal year 2006. All investing activities for the first quarter of 2007, and $189,100 of investing activities for the period ended March 31, 2006, related to the purchase of property and equipment. PharmAthene finances capital expenditures primarily through direct purchases utilizing PharmAthene’s existing cash.

In March 2006 in connection with the SIGA Merger Agreement, PharmAthene entered into a Bridge Note Purchase Agreement with SIGA providing SIGA with interim financing, subject to the execution of a definitive merger agreement through a bridge loan. In March 2006, PharmAthene funded $1.0 million of this interim financing.

Financing Activities

Net cash provided by financing activities was $9.2 million for the three months ending March 31, 2007. The 2007 cash provided in financing results from a $10 million credit facility partially offset by $985,900 in financing costs related to merger and financing activities. On March 30, 2007, PharmAthene entered into a $10.0 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility, PharmAthene borrowed $10 million which loan bears interest at the rate of 11.5% per annum. Pursuant to the terms of the loan and security agreement evidencing the credit facility, PharmAthene will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30 months of the loan. The loan is secured by a security interest on all of PharmAthene’s and PharmAthene Canada’s assets other than certain intellectual property. In addition, in the event that the proposed Merger is not consummated by August 3, 2007, PharmAthene has agreed to provide the lenders with a mortgage on its Canadian real estate. PharmAthene may not repay the loan for the first six months but, thereafter, may prepay provided it pays certain prepayment fees. In connection with the credit facility, PharmAthene issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91. As a consequence of the issuance of the warrants, the Merger Allocation Agreement was amended and restated in order to recalculate the Merger Consideration payable to the holders of the various classes of capital stock of PharmAthene taking into account the newly issued warrants.

From April 2006 through July 2006, PharmAthene and PharmAthene Canada, Inc. a subsidiary of PharmAthene, collectively borrowed an aggregate of $11.8 million and issued 8% convertible notes (the “2006 Bridge Notes’’). The 2006 Bridge Notes are convertible upon the occurrence of various events, including (i) the closing of the merger with SIGA and a financing resulting in gross proceeds exceeding $25.0 million (the ‘‘SIGA Financing’’), and (ii) upon any financing resulting in gross proceeds in excess of $10.0 million, other than as described in (i) above (an ‘‘Other Financing’’). In the case of the SIGA Financing, the 2006 Bridge Notes were to be convertible, at a 10% discount, into the same SIGA securities sold in such financing. ; the SIGA merger agreement was subsequently terminated. In the case of an Other Financing, the 2006 Bridge Notes are convertible, at a 25% discount, into common stock of PharmAthene as well as shares of the same securities sold in such financing.

In connection with the SIGA Merger Agreement, PharmAthene entered into a Bridge Note Purchase Agreement with SIGA providing SIGA with interim financing, subject to the execution of a definitive merger agreement through a bridge loan of $3,000,000. PharmAthene fully funded this financing in 2006. On October 4, 2006, SIGA terminated the SIGA Agreement and repaid the $3.0 million Bridge Notes including interest.

In March 2005, PharmAthene sold 14,946,479 shares of its Series C Preferred Stock at a price of approximately $0.91 per share for net proceeds of $13,305,000. The Series C Preferred Stock bears a cumulative dividend rate of 8.0% per annum. Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate at any time and at the option of the holder. The Series C Preferred Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an IPO of PharmAthene’s common stock resulting in aggregate proceeds to PharmAthene of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series C Preferred Stock may require PharmAthene to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used to partially finance the Nexia Acquisition and to fund further research and development programs related to ValortimTM and Protexia®, working capital and general corporate purposes.

The investors in the Series C Preferred Stock also received warrants to purchase 2,690,420 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones are met by PharmAthene, which expire in October 2014. Additionally, the investors in the Series C Preferred Stock also received warrants to acquire 4,483,946 shares of Series C Preferred Stock at an exercise price of approximately $0.91, which expire in March 2008.

In conjunction with the issuance of the Series C Preferred Stock, PharmAthene sold 2,951,654 shares of Class C Shares of PharmAthene Canada, Inc. (the ‘‘Class C Shares’’) in March 2005 for net proceeds of $2,364,000. The Class C Shares are, pursuant to the terms of a Put and Support Agreement, exchangeable for an equal number of shares of Series C Preferred Stock. The Class C Shares bear a cumulative dividend rate of 8% per annum.

The investors in the Class C Shares also received warrants to purchase 466,498 Class B Common Shares of PharmAthene Canada at an exercise price of $0.01 per share, subject to reduction if certain milestones are met by PharmAthene. The investors in the Class C Shares also received warrants to purchase 777,496 Class C Shares at an exercise price of $.91 per share.

In October 2004, PharmAthene sold 30,448,147 shares of Series B Convertible Redeemable Preferred Stock (the “Series B Preferred Stock”) at a price of approximately $0.91 per share for net proceeds of $27,570,000. The Series B Preferred Stock bears a cumulative dividend rate of 8.0% per annum. The Series B Preferred Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an initial public offering of PharmAthene's common stock resulting in aggregate proceeds to PharmAthene of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series B Preferred Stock may require PharmAthene to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used for further research and development of the DNI program and its clinical trial, for the initiation of corporate activities with both Medarex and with the acquisition of the Protexia® assets, as well as working capital and general corporate purposes. The DNI program was subsequently terminated in the fourth quarter of 2004.

The investors in the Series B Preferred Stock also received warrants to purchase 15,400,000 shares of PharmAthene common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones, which expire in October 2014, are met by PharmAthene. In December 2004, PharmAthene met the milestone related to 1,540,000 shares of common stock underlying the warrants to purchase common stock thereby reducing the number of outstanding warrants to 13,860,000. Following the Nexia Acquisition in March 2005, an additional milestone related to 6,160,001 shares of common stock underlying the warrants was achieved and total warrants outstanding were further reduced to 7,699,999.

In June 2004, PharmAthene entered into an agreement to borrow up to $3.0 million in the form of 8% convertible notes (the “2004 Bridge Notes”). The 2004 Bridge Notes were repayable upon the earlier of (i) the closing of a financing with gross proceeds exceeding $10.0 million or (ii) the sale of PharmAthene or (iii) December 31, 2004. The 2004 Bridge Notes bore an interest rate of 8% per annum and were convertible at the investors' option during a future financing or on December 31, 2004 into Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”). In June 2004, PharmAthene borrowed $1.5 million under the Bridge Notes. Upon the issuance of Series B Preferred Stock in October 2004, the 2004 Bridge Notes were converted into Series B Preferred Stock at approximately $0.91 per share. As a result of this financing and in accordance with the terms of the Series A Preferred Stock, the conversion price of the Series A Preferred Stock was adjusted with an additional 2,672,770 shares of Series A Preferred Stock issued to the investors.

In September 2003, PharmAthene sold 13,769,230 shares of Series A Preferred Stock at a price of approximately $1.09 per share for net proceeds of $14,894,000. The Series A Preferred Stock bears a cumulative dividend rate of 8.0% per annum. Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate at any time and at the option of the holder. The Series A Preferred Stock will automatically convert to common stock at the then-applicable conversion rate in the event of an initial public offering of PharmAthene’s common stock resulting in aggregate proceeds to PharmAthene of $50 million and a share price of at least $2.74. Commencing in October 2009, the holders of the Series A Preferred Stock may require PharmAthene to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends. Proceeds from the equity issuance were used for research and development of the DNI program, working capital and general corporate purposes.

From inception until August 2003, PharmAthene has issued approximately $492,000 in notes payable to directors and scientific advisory board members. These notes accrued interest at rates ranging from 4.74% to 8.0%. Subsequent to the issuance of the Series A Preferred Stock in September 2003, PharmAthene repaid the outstanding balance and interest under such notes for approximately $521,000.

Future Cash Needs

PharmAthene has financed its operations since inception in March 2001 primarily through the issuance of equity securities, convertible notes, and proceeds from loans or other borrowings. Any, or all, of these financing vehicles or others may be utilized to fund PharmAthene’s future capital requirements.

PharmAthene's future capital requirements and liquidity will depend on many factors, including but not limited to: the progress of its research and development programs; the progress of pre-clinical and clinical testing; the time and cost involved in obtaining regulatory approval; the cost of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights; the changes in its existing research relationships, competing technological and marketing developments; its ability to establish collaborative arrangements and to enter into licensing agreements and contractual arrangements with others; and any future change in its business strategy.

PharmAthene has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. It does not have commercial products and has limited capital resources. PharmAthene's plans with regard to these matters include continued development of its product candidates as well as seeking additional research support funds and financial arrangements through a combination of collaborative agreements, strategic alliances, research grants, equity and debt financing. Although PharmAthene continues to pursue these plans, there is no assurance that it will be successful in obtaining sufficient financing on commercially reasonable terms or that PharmAthene will be able to secure financing from anticipated government contracts and grants. PharmAthene has developed a plan to reduce its operating expenses in the event that sufficient funds are not available, or if it is not able to obtain anticipated government contracts and grants. If PharmAthene is unable to raise adequate capital or achieve profitability, future operations will need to be scaled back or discontinued.

Off-Balance Sheet Arrangements

The only off-balance sheet arrangements which PharmAthene has entered into are its facility and equipment operating lease agreements. PharmAthene’s obligations under these agreements are presented in this section under ‘‘Contractual Obligations.’’

Critical Accounting Policies

Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires PharmAthene to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. PharmAthene bases its estimates and assumptions on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from our estimates and assumptions. PharmAthene believes the following critical accounting policies, among others, affect our more significant estimates and assumptions and require the use of complex judgment in their application.

Revenue Recognition

PharmAthene recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, PharmAthene recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency. This approval criteria may be met or obtained on certain factors, such as the achievement of milestone objectives or the completion of certain tasks according to agreed upon activity terms.

All of the grant revenue PharmAthene recognized historically was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Uncertainties exist as to the approval of receipts pursuant to such cost reimbursement grants including the execution risks associated with the successful completion of related tasks and the funding risks caused by the modifications of contracts at any time by the granting agency to accommodate goals or budgetary funding changes. In addition, reimbursed costs are subject to review and adjustment by the granting agency. As PharmAthene develops experience with contracting authorities and as its incurred cost submissions are reviewed and approved by the responsible government authorities, estimates of the assumptions related to these uncertainties may change.

Research and Development Expenses

Research and development costs are charged to expense as incurred.

Intangible Assets

When PharmAthene acquires development products, we allocate the purchase price, including expenses and assumed liabilities, to tangible and intangible assets. The portion allocated to intangible assets may be allocated to trademarks, patents and other intangibles using the assistance of valuation experts. PharmAthene estimates the useful lives of the assets by considering the remaining life of the patents, estimated future introductions of competing products, and other related factors.

Because of the nature of pharmaceutical research, and particularly because of the difficulties associated with efficacy studies in humans related to the bioterrorist products with which PharmAthene works and the government's related funding provisions, factors that drive the estimate of the life of the asset are often more uncertain than other non-bioterrorist pharmaceutical research. On an annual basis, PharmAthene assesses recoverability of intangibles from future operations, using undiscounted future cash flows derived from the intangible assets.

Any impairment would be recognized in operating results to the extent the carrying value exceeds the fair value, which is determined based on the net present value of estimated future cash flows; in certain situations, where the carrying value is dependent upon the outcome of a single study and that study is unsuccessful, that impairment may be significant in amount and immediate in timing.

Consolidation of PharmAthene Canada, Inc.

The FASB has issued ASB Interpretation No. 46R, Consolidation of Variable Interest Entities, (“FIN 46R”), which expands consolidated financial statements to include variable interest entities. Variable interest entities are to be consolidated by the company which is considered to be the primary beneficiary of the entity, even if such company does not have majority control. Under FIN 46R, PharmAthene has been deemed the primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. Accordingly, the financial results of PharmAthene Canada, Inc. have been consolidated with the PharmAthene financial statements as of its date of inception.

Contractual Obligations

The following are contractual commitments at March 31, 2007 associated with leases, research and development arrangements, collaborative development obligations and long term debt:

Contractual Obligations(1)	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Operating facility leases	$4,340,700	$498,159	$1,169,052	$1,277,494	$1,395,995
Tenant improvements	474,406	474,406	—	—	—
Medarex Inc. collaboration agreement (2)	230,927	230,927	—	—	—
Research and development agreements	7,164,157	4,277,251	2,886,906
Notes payable, including interest	24,700,340	15,801,427	8,898,913	—	—
Total contractual obligations	$36,910,530	$21,282,170	$12,954,871	$1,277,494	$1,395,995

(1)
This table does not include any royalty payments of future sales of products subject to license agreements PharmAthene have entered into in relation to its in-licensed technology, as the timing and likelihood of such payments are not known. Additionally, the table does not include obligations to taxing authorities due to the uncertainty surrounding the ultimate settlement of amounts and timing of these obligations.

(2)
In November 2004, PharmAthene entered into a collaboration agreement with Medarex, Inc. under which the companies plan to develop and commercialize MDX-1303, a fully monoclonal antibody, for use against human anthrax infection. In December 2004, PharmAthene paid a $2.0 million deposit to Medarex to be used for potential future development activities on MDX-1303. At March 31, 2007, approximately $0.2 million of this deposit remains with current estimates forecasting depletion of this deposit by the second quarter of fiscal year 2007. The contractual obligations table includes PharmAthene's estimated obligation for funding development activities under this collaboration agreement subsequent to depleting the original deposit.

Quantitative and Qualitative Disclosures About Market Risk

None.

INFORMATION ABOUT PHARMATHENE

Overview

PharmAthene is in the business of discovering and developing novel human therapeutics and prophylactics for the treatment and prevention of morbidity and mortality from exposure to biological and chemical weapons. PharmAthene has two products currently in development, Valortim™, a human monoclonal antibody (an identical population of highly specific antibodies produced from a single clone) for the prevention and treatment of anthrax infection, and Protexia®, a bioscavenger for the treatment or prevention of nerve agent poisons by organophosphate compounds which include nerve gases and pesticides.

The U.S. government has identified certain indications as priorities for biodefense funding, including anthrax, nerve agent exposure, smallpox, botulinum toxin and radiation. PharmAthene is pursuing the development of products in the areas of anthrax and nerve agent exposure. Currently, the FDA has an expedited and simplified mechanism for regulatory approval of biodefense drugs. Phase I human clinical trials are required to show reasonable safety, but efficacy only needs to be demonstrated in two animal species. In addition, the U.S. government has enacted laws and established processes to permit the sale of bioterrorism drugs to government organizations prior to obtaining regulatory approval.

PharmAthene’s lead product candidate, Valortim™, is a fully human monoclonal antibody designed to protect against and treat inhalation anthrax infection, the most lethal form of illness in humans caused by the Bacillus anthracis bacterium. PharmAthene is co-developing Valortim™ with Medarex, Inc., a biopharmaceutical company that specializes in developing fully human antibody-based therapeutic products and will share with Medarex any profits derived from sales of Valortim™. Preclinical trials on animal models have demonstrated that Valortim™ is highly efficacious as both a prophylaxis and a therapeutic for inhalation anthrax infection in some animal models. PharmAthene and Medarex have completed dosing of healthy volunteers in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity (the ability of an antigen to elicit an immune response), and pharmacokinetics (the study of absorption, metabolism and action of drugs) of a single dose of Valortim™ administered intravenously or intramuscularly. No drug-related serious adverse events have been reported. Final results from the Phase I trial were presented at the Infectious Disease Society of America meeting in October 2006. Valortim™ has been granted Fast Track Status by the FDA, which may permit PharmAthene to submit portions of a Biologics License Application (“BLA”) or efficacy supplement before the complete BLA is submitted. This may expedite the review process but requires that the FDA have sufficient resources to allow early review of the portions submitted. In addition, Valortim™ has been granted orphan drug status for the treatment of inhalational anthrax.

Protexia®, PharmAthene’s second product candidate, is a recombinant form (produced using genetic engineering technology) of human butyrylcholinesterase, a naturally occurring enzyme (“BChE”) for use in the prophylaxis and treatment of organophosphate chemical nerve agent poisoning. Preclinical trials on animal models have demonstrated that Protexia®is highly efficacious as both a prophylaxis and a therapeutic for chemical nerve agent poisoning. PharmAthene plans to continue preclinical animal studies of Protexia® throughout 2007 and file an Investigational New Drug application (“IND”) with the FDA in 2008. The procurement process for the scale-up development and sale of Protexia® is already underway with the U.S. Department of Defense (“DoD”), the department tasked with purchasing biodefense countermeasures for military use. The DoD requested competitive bids in a Request for Proposal (an “RFP”) for a recombinant form of BChE drug for the prophylaxis treatment of chemical nerve agent poisoning, which PharmAthene submitted in November 2005.  In September 2006, PharmAthene was awarded a contract by the DoD for advanced development and procurement of an initial 90,000 doses of Protexia® for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

Strategy

PharmAthene’s goal is to become the premier company worldwide specializing in the discovery, development, and commercialization of therapeutic and prophylactic drugs for defense against bio-terrorism and to eventually leverage its biodefense capabilities for non-biodefense products in broader commercial markets. PharmAthene’s strategy to achieve this objective includes the following elements:

▪   In-license or acquire development-stage product candidates that address other large biodefense markets. PharmAthene endeavors to continue to build a portfolio of development-stage products in the area of biodefense. PharmAthene intends to continue to identify development-stage product candidates, including therapeutics, diagnostics and vaccines, that address the bioterrorism threats given the highest priority by the U.S. government, such as smallpox and botulinum toxin.

▪   Maximize the value of its product candidates, Valortim™ and Protexia®, by accessing the resources of PharmAthene’s partners. PharmAthene intends to maximize the value of its product candidates by leveraging the substantial clinical, financial, regulatory, and commercial strengths of its partners. PharmAthene believes that Medarex provides manufacturing and monoclonal antibody development expertise and other resources needed to help successfully develop Valortim™. In addition, PharmAthene actively co-developed Protexia® with the U.S. Army under a cooperative research and development agreement. PharmAthene believes the U.S. Army is the leading institution in the area of chemical nerve agent testing and analysis, including modified, more toxic forms of organophosphate nerve agents which have not yet been, but may eventually be, used as weapons.

▪   Establish additional collaborations with pharmaceutical and biotechnology companies. PharmAthene will seek to enter into additional partnerships to support the development of existing and future pipeline products, or to more favorably position its products for government procurement.

▪ Market and apply PharmAthene’s capabilities in the procurement of government contracts to sell other companies’ products. PharmAthene personnel has significant experience in dealing with all aspects of government contract bidding, procurement and maintenance including, the applicable accounting procedures and real-time evaluation processes. PharmAthene believes that companies that are not focused on biodefense but that do have products that could be sold to the government could benefit from PharmAthene’s capabilities. PharmAthene has been approached, and anticipates that it will continue to be approached, by companies willing to enter into sales, marketing and distribution agreements for access to PharmAthene’s government contracting expertise. While PharmAthene has not entered into any such arrangements to date, PharmAthene expects that this is a further area for expansion of its business in the future though PharmAthene cannot assure that such arrangements will be entered into or, if entered into, will be profitable for PharmAthene or will positively affect its future operations or revenues.

▪   Expand into commercial markets by leveraging PharmAthene’s biodefense capabilities. To diversify its risk of dependence on government funding of biodefense products, PharmAthene intends to apply its drug development expertise and capabilities for the development of non-biodefense products for broader commercial markets. For example, PharmAthene believes that Protexia®, its recombinant human BChE product, in addition to having utility as a broad-spectrum countermeasure against nerve agent chemical weapons, may be used to treat cocaine and heroin addiction. Documented test results have shown that BChE is a major cocaine-metabolizing enzyme in humans and other primates which suggests that treatment with BChE may have benefits in enhancing cocaine metabolism and in having a protective action against cocaine and, as such, may help reduce risks of complications due to cocaine and heroin abuse as well as help prevent and treat addiction.

Biodefense Industry

Market Overview

In recent years, the U.S. government has significantly increased spending for development of measures to counteract biowarfare agents and has established numerous programs with some budgets extending out for nearly a decade. U.S. government spending on military and civilian biodefense currently averages nearly $7 billion annually, representing the vast majority of spending on biodefense countermeasures worldwide. The biodefense market can be divided into three segments: U.S. civilian, U.S. military, and non-U.S. markets.

▪	U.S. Civilian

The U.S. civilian market includes funds allocated to protecting the U.S. population from biowarfare agents. The market is largely funded by Project BioShield. The Project BioShield Act of 2004, the U.S. government’s largest biodefense initiative, was signed into law for the procurement of biodefense countermeasures for the Strategic National Stockpile. Project Bioshield provided for $5.6 billion in biodefense spending for the period from July 2004 through 2013. Procurement awards totaled $1.8 billion through 2006 and $400 million is expected to be awarded through 2008. The remaining $2.2 billion is scheduled to become available in 2009.

According to the DoD, U.S. civilian biodefense spending outside of Project BioShield has been approximately $5 billion per year since 2003. The Department of Health and Human Services and the Department of Homeland Security account for 88% of civilian biodefense dollars.

▪	Military

The DoD is responsible for the development and procurement of countermeasures for the military segment which focuses on providing biowarfare protection for military personnel and civilians who are on active duty. The Chemical and Biological Program was funded with $1.2 billion in 2005, while $1.5 billion was requested for 2006, according to the DoD. Of such amounts, funds dedicated to the development and procurement of medical technologies, therapeutics, and vaccines are approximately $300 million for 2005, while nearly $400 million has been requested for 2006. Total funding for the Chemical and Biological Program between 2006 and 2011 is projected by the U.S. government to be $9.9 billion.

▪	Non-U.S. Markets

Non-U.S. markets address protection against biowarfare agents for both civilians and military in foreign countries. PharmAthene believes the recognition by foreign governments of a need for biodefense programs has been increasing recently. Foreign biodefense programs would help support a larger market and also further diversify PharmAthene’s potential sources of funding.

Project BioShield

Project BioShield is focused on products with low technology risk that will be available for purchase in the near term. The U.S. government has identified the following indications as a priority: anthrax; smallpox; botulinum toxin; radiation; and nerve agent exposure. To identify the best products for these indications, HHS has issued Requests for Information (“RFI”) followed by RFP. The RFP details requirements including treatment types, number of doses and delivery timeframe. To qualify for Project BioShield funding, a company is required to demonstrate product efficacy in an animal model, initial product safety in Phase I clinical trials and sufficient manufacturing capabilities. To date, 10 awards have been made under Project BioShield, including those for anthrax vaccines and therapeutics, radiation, and botulinum. While the largest contract ($877 million) for anthrax vaccine was terminated, HHS has indicated those funds will be allocated to a new solicitation and award for anthrax vaccines.

Development Cycle

The U.S. government has acted to facilitate expeditious development of biodefense countermeasures by shortening the development and approval process relative to traditional pharmaceutical products. Development of biodefense products may be less expensive and less risky compared to traditional therapeutics and vaccines because human efficacy trials are not required.

Immediate Biodefense Focus: Anthrax and Nerve Agent Exposure

Under Project BioShield, the government has identified certain indications as priorities for biodefense funding including anthrax, smallpox, botulinum toxin, radiation, and nerve agent exposure. PharmAthene is pursuing the development of products in the areas of anthrax and nerve agent exposure.

Anthrax

The three general modes of infection by Bacillus anthracis (“B. anthracis”), the bacterium which causes anthrax, are by inhalation, ingestion, and skin contact. Inhalation is the form of infection most likely to be lethal. Inhalational anthrax occurs when the anthrax bacterium becomes airborne and enters a person’s body through the lungs. Persons suffering from inhalation anthrax will experience a series of symptoms consisting of fever, muscle aches, fatigue, and cough, which lasts an average of four days. Following this period, there is rapid onset of severe respiratory distress, low blood oxygen and low blood pressure, which generally culminates in death. Inhalation anthrax has a 95% to 100% mortality rate if left untreated, and at least a 50% mortality rate in patients treated aggressively with antibiotics. Persons infected by B. anthracis that is ingested will suffer from gastrointestinal anthrax; those whose skin comes into contact with the anthrax bacteria will suffer from cutaneous anthrax. Gastrointestinal anthrax often presents those exposed with serious gastrointestinal difficulty, vomiting of blood, severe diarrhea, acute inflammation of the intestinal tract, and loss of appetite. Gastrointestinal anthrax has a 25% to 65% mortality rate if left untreated. Cutaneous anthrax generally causes skin infections within a week or two after exposure. Cutaneous anthrax is the least fatal. Without treatment, approximately 20% of all skin infection cases are fatal. Treated cutaneous anthrax is rarely fatal.

B. anthracis is a spore forming bacterium that has potential use as a weapon of bioterror, especially when delivered in an aerosolized form. Following germination of the spores, the bacteria replicates and produces three toxins. The first of these toxins, Anthrax Protective Antigen initiates the onset of illness by attaching to the outside of the healthy cells of the infected person, and then facilitates the entry of the two additional destructive toxins, referred to as Lethal Factor and Edema Factor, into those cells.

The DoD estimates that up to ten countries may possess anthrax weapons and an undetermined number of individuals and terrorist groups could have access to anthrax. Anthrax is an effective bioterrorism agent because the spore-forming bacteria are very stable, can be milled to a very fine powder, and may be dispersed widely with readily available instruments and machinery. The World Health Organization estimates that 50 kilograms of B. anthracis released upwind of a city of 500,000 people could result in up to 95,000 fatalities, with an additional 125,000 persons being incapacitated.

PharmAthene believes that currently available treatment for inhalation anthrax is limited and suboptimal. Following exposure, but prior to the onset of symptoms, antibiotics like ciprofloxacin, doxycycline, or penicillin can be used as post-exposure prophylaxis with the goal of preventing progression of the disease. In order to be fully effective when used in this way, the recommended antibiotic treatment must be continued for sixty days. PharmAthene believes that both compliance and side effects are problematic for anyone asked to take antibiotics for such an extended period of time. A product like Valortim™, with a prolonged half-life, might allow for less frequent dosing to achieve adequate post-exposure prophylaxis.

Once symptoms have developed following exposure, interventions are aimed at improving mortality. PharmAthene believes the addition of an anti-toxin like Valortim™ has the potential to significantly improve upon the current therapeutic regimen, and it would have the added benefit of acting against the toxins released from antibiotic-resistant strains.

Chemical Weapons and Nerve Agents

Chemical weapons use the toxic properties, as opposed to the explosive properties, of chemical substances to produce physiological effects on an enemy. Classic chemical weapons, such as chlorine and phosgene, were employed during World War I and consisted primarily of commercial chemicals used as choking and blood agents, which caused respiratory damage and asphyxiation. Nerve agents, one of the most lethal forms of chemical weapons, were developed in the 1930s in the years leading up to World War II.

Nerve agents function by binding to acetylcholinesterase, an enzyme that normally causes the neurotransmitter acetylcholine to relax. By blocking the activity of acetylcholinesterase, nerve agents cause nerve impulses to be continually transmitted, causing muscle contractions that do not stop. This effect is referred to as a “cholinergic crisis” and consists of a loss of muscle control, respiratory failure, paralysis and convulsions. Nerve agent exposure that does not cause death after a short period can lead to permanent brain damage. Nerve agents are a class of organophosphates, a term which refers to organic chemicals that contain the element phosphorous.

Nerve agents, which are all liquids at room temperature, are generally lethal far more quickly and in far lower quantities than are classic chemical weapons, and are effective both when inhaled and when absorbed through the skin. Nerve gases can be classified as either G-agents (such as sarin, soman, tabun) or V-agents (such as VX), both of which are volatile and toxic. Chemical agents can be delivered through explosive devices, spray tanks or most any other liquid or gas dispersion devices and machinery.

The current standard of care for post-exposure treatment involves repeated doses of a cocktail of drugs, including atropine, oxime reactivators, and anti-convulsants. PharmAthene believes available treatment options are inadequate and there is a need for more efficacious countermeasures, especially as evidence mounts that modified, more toxic forms of organophospates, VX and G agents may be used in future attacks.

There is currently only one FDA approved product, Pyridostigmine bromide (“PB”), which is used as a “pre-treatment adjunct” against nerve agent poisoning, and it is only usable to counteract poisoning by one nerve agent, soman. It confers no protection on its own but enhances the protection conferred by post-exposure treatment. The current standard of care for post-exposure treatment involves repeated doses of a cocktail of drugs including atropine, oxime reactivators (“2-PAM”) and anti-convulsants. However, this standard of care acts primarily on the symptoms of nerve agents, not their underlying cause. PharmAthene believes available pre-and post-treatment options are inadequate and that there is a need for more efficacious countermeasures.

PharmAthene’s Solutions

Based on its preclinical and clinical trials to date, PharmAthene believes its two product candidates will offer tangible benefits over existing treatments for inhalation anthrax and chemical nerve agent poisoning.

PharmAthene’s Product Pipeline

Valortim™: Anthrax Monoclonal Antibody

Valortim™ is a fully human antibody designed to protect against or treat inhalation anthrax, the most lethal form of illness in humans caused by B. anthracis. Valortim™ functions by targeting Anthrax Protective Antigen, a protein component of the lethal toxins produced by the bacterium. Anthrax Protective Antigen (“Anthrax PA”) initiates the onset of the illness by attaching to and facilitating the entry of the destructive toxins Lethal Factor (“LF”) and Edema Factor (“EF”) into healthy cells in the infected person. Valortim™ is designed to bind to Anthrax PA and protect the cells from damage by the anthrax toxins. In preclinical studies, Valortim™ both protected against infection, and when administered some time after exposure, facilitated recovery and survival in animals exposed to lethal inhalation doses of anthrax spores.

Anthrax spore challenge studies in animals have demonstrated protection by Valortim™ both when given early following challenge (post-exposure prophylaxis) as well as when given up to 48 hours after challenge (therapeutic intervention). Valortim™ binds to a novel site of Anthrax PA, permitting protection after toxins have already attached to the cell. PharmAthene believes Valortim’s potency and unique mechanism of action differentiate it from competing products, and provides superior activity in the toxin neutralization assay. PharmAthene believes that, in the initial Phase I clinical trials in healthy human volunteers, Valortim™ was well-tolerated with no drug-related serious adverse events reported.

Development Timeline

Currently, PharmAthene and Medarex have completed dosing in a Phase I open-label, dose-escalation clinical trial to evaluate the safety, tolerability, immunogenicity, and pharmacokinetics of a single dose of Valortim™ administered intravenously or intramuscularly in healthy volunteers. Final results from the Phase I study were presented at the Infectious Disease Society of America meeting in October 2006.

Recently, Valortim™ received Fast Track designation from the FDA, which generally indicates that the FDA will facilitate the development and expedite the regulatory review of the product. However, PharmAthene can provide no assurance that the review will be successful. Valortim™ has also been granted Orphan Drug status, a designation for drugs developed for diseases which affect less than 200,000 persons in the United States and provides for reduced fees to the FDA, market exclusivity for seven years and other FDA-related privileges.

Clinical and Preclinical Studies

Valortim™ is being developed for two indications: (i) as a post-exposure prophylaxis; and (ii) as a post-exposure therapy.

Clinical Phase I Studies

Valortim™ has been tested in a Phase I, single-dose, dose-escalation trial in healthy human volunteers. PharmAthene found that subjects tolerated Valortim™ without drug-related serious adverse events. Minor adverse events reported included pain at the intramuscular injection site, headache, muscle aches, and occasionally bruising at the site of the intravenous catheter inserted for drug dosing and blood draws. Pharmacokinetic data indicate that Valortim™ has good bioavailability following intramuscular injection; additionally, both intravenous and intramuscular injection result in a half-life of 26 to 30 days.

Preclinical Studies: Post-exposure Prophylaxis Indication

PharmAthene has conducted two studies in animals to evaluate the use of Valortim™ as a post-exposure prophylaxis, or, in other words, to protect exposed patients from developing the symptoms and from dying of inhalational anthrax. Eighty-five percent of rabbits treated intravenously with doses of Valortim™ survived following inhalational exposure to anthrax spores. One hundred percent of cynomolgus monkeys treated intramuscularly with doses of Valortim™ were protected from death following exposure to inhalational anthrax spores. Treatment of both of these animal models was initiated within one hour following exposure to the anthrax spores.

PharmAthene has also conducted a study in animals to evaluate the use of Valortim™ as a post-exposure therapeutic. This indication for Valortim™ would be intended to treat those patients who have already developed symptoms of inhalational anthrax. In this study, 89% of the animals treated with Valortim™ intravenously twenty-four hours following inhalational exposure to anthrax spores survived. A second group of animals were not treated with Valortim™ until forty-eight hours following exposure; 42% of the animals treated at this timepoint survived. Lower doses have not yet been tested in this model. Additional work has begun to test Valortim™ in a second animal model for its effectiveness when given at extended timepoints following inhalational anthrax spore exposure.

Protexia®: Recombinant Human Butyrylcholinesterase

Protexia® is a recombinant version of human butyrylcholinesterase (“rBChE”), a naturally occurring protein found in minute quantities in blood. In its natural form, butyrylcholinesterase, or “BChE” functions as a natural bioscavenger, like a sponge, to absorb and degrade organophospate poisons (e.g. nerve agents) before they cause neurological damage. Protexia® is being developed as a pre-exposure and post-exposure therapy for military and civilian targets of a nerve agent attack.

PharmAthene, in collaboration with the Institute for Chemical Defense (“ICD”), a U.S. military organization where the testing of Protexia® against traditional and non-traditional agents is performed, has screened for neutralizing activity by rBChE against a number of these classified agents. rBChE continues to be assayed against such non-traditional agents as they become available. In addition, newer more potent forms of rBChE will be screened as second-generation rBChE molecules (having higher affinity binding characteristics and enhanced catalytic activity) become available. Because ICD is a U.S. military organization, which treats the results of its studies as classified national security information, the results of these tests are not available to PharmAthene or to the public.

Preliminary data has been generated through a collaboration with the University of Maryland suggesting that there may be more than one activity associated with Valortim™ to explain its mechanism of action. These data demonstrate that Valortim™ has the ability to enhance macrophage killing of B. anthracis spores within macrophages; this is in addition to its previously described toxin neutralizing activity. Further work is ongoing to fully elucidate these and other possible effects and functional properties of Valortim™.

Development Timeline

Protexia®’s capability as a medical countermeasure has been demonstrated in vivo by its ability to protect animals from multiple lethal doses of nerve agent chemical weapons. Protexia® has also been demonstrated to bind a broad spectrum of agents, including sarin, soman, tabun and VX. Protexia® has several likely advantages, including providing protection both pre-exposure and post-exposure, detoxification of organophosphate nerve agents with full spectrum protection and an acceptable safety profile.

Protexia® Proof of Concept Studies

Protexia® is being developed for two indications: (i) as a pre-exposure prophylaxis; and (ii) as a post-exposure therapy.

Pre-exposure Prophylaxis Indication:

Pre-treatment with Protexia® not only provided 100% survival against multiple lethal doses of the nerve agents VX and soman in animal models but surviving animals also displayed no nerve agent side effects. In these experiments, one group of animals was pre-treated with Protexia® or a negative control. Eighteen hours later, they were exposed to multiple lethal doses of nerve agent (VX or soman). Another group of animals was exposed to approximately 75% less nerve agent and then treated immediately with the current standard therapy, a three-drug cocktail of atropine, 2-PAM and diazepam. Animals were videotaped post-exposure and evaluated for toxic signs by observers blinded to the treatment groups. In addition, a functional observation battery neurological function tests (ability to balance and memory tests) were formed six hours after exposure.

Results: None of the control animals exposed to nerve agents alone survived while 100% of animals pretreated with Protexia® survived with no visible nerve agent side effects and no loss of balance or memory relative to negative control animals. In contrast, the animals exposed to much lower levels of nerve agents and subsequently treated with the current standard therapy did not respond as well. Survival in these animals was mixed with 100% survival in animals exposed to VX but only 50% survival in animals exposed to soman, although all survivors had significant side effects including a pronounced loss of balance and loss of memory.

Post-exposure Therapeutic Indication:

Based on the demonstration of protection when Protexia® was administered before nerve agent exposure, a series of experiments were conducted to determine whether Protexia® was effective as a therapy when administered after exposure to nerve agent.

The therapeutic efficacy of Protexia® was first evaluated in a domestic pig model with rapid (intravenous) exposure to nerve agent (VX) followed by treatment with Protexia® 15 minutes later. All of the control animals receiving nerve agent alone died with an average time to death of 1.5 hours while 50% of animals receiving Protexia® survived with a prolonged time to death (average of 5.4 hours) in the animals that died.

A second study was then conducted to evaluate the therapeutic efficacy of Protexia® in a different animal model and to increase the time before treatment with Protexia® to one hour. In this study, 90% of the animals exposed to VX on the skin and then treated with Protexia® survived as compared to no survivors among the group that was not treated.

U.S. Government Regulatory Pathway

General

Regulation by governmental authorities in the United States and other countries will be a significant factor in the production and marketing of any biopharmaceutical products that PharmAthene may develop. The nature and the extent to which such regulations may apply to PharmAthene will vary depending on the nature of any such products. Virtually all of PharmAthene’s potential biopharmaceutical products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and other approval procedures by the FDA and similar health authorities in foreign countries. Various federal statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations requires the expenditure of substantial resources.

 Government Funding

The U.S. Government awarded Medarex, PharmAthene’s partner in the development of Valortim™, two separate grants of up to $7.2 million over the next three years for the further development of Valortim™, though PharmAthene does not receive any of these funds. In addition, the DoD Appropriations bills for fiscal year 2006 and 2007 included $2.05 million and $1.0 million respectively to support PharmAthene’s ongoing development of Valortim™. Prior to PharmAthene’s acquisition of the recombinant butyrylcholinesterase program, Nexia, the predecessor of PharmAthene Canada, was awarded a $2.6 million contract by the DoD to support the expression of rBChE in the milk of transgenic goats and to provide proof of concept data that the product can be produced in kilogram quantities. Additionally, PharmAthene was awarded a multi-year contract by the DoD U.S. Army Space and Missile Command for the advanced development of Protexia®. The contract for advanced development and procurement of an initial 90,000 doses of Protexia® is for approximately $35 million. If all options and extensions of this contract are exercised, the contract could amount to up to $213 million in revenues.

Collaborations

PharmAthene entered into a collaboration and development agreement with Medarex in November 2004 to co-develop Valortim™ for the treatment of anthrax infection. Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for Valortim™ to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. Medarex received an initial payment from PharmAthene of $2 million used to fund development activities already underway for Valortim™. PharmAthene will be solely responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a predetermined allocation percentage. The percentage of profits that PharmAthene will be entitled to receive will depend in part upon the amount of funding that it provides in connection with the collaboration. Additionally, PharmAthene will be responsible for marketing, selling and distribution of the product.

Additional animal model development and testing of Valortim™ for therapeutic efficacy will be carried out under a recently established Collaborative Research and Development Agreement with the U.S. Army Medical Research Institute of Infectious Diseases.

PharmAthene has actively co-developed Protexia® with the U.S. Army Medical Research Institute of Chemical Defense under a cooperative research and development agreement.

Non-Biodefense Products in Development

In addition to its utility as a broad-spectrum countermeasure against nerve agent chemical weapons, PharmAthene is evaluating the use of BChE as a potential clinical candidate for the treatment of cocaine and heroin addiction and the treatment of initial toxicity from overdose of cocaine and heroin. This is due to the unique structure of the enzyme that allows for selective binding to a variety of substrates and inhibitors. Increasing endogenous levels of BChE can reduce risks of complications due to cocaine and heroin abuse.

Intellectual Property

PharmAthene’s success depends in part on its ability to obtain patents, to protect trade secrets, and to operate without infringing upon the proprietary rights of others. PharmAthene seeks to protect its proprietary position by, among other methods, filing U.S. and foreign patent applications related to the proprietary technology, inventions and improvements that are important to its business. PharmAthene currently holds two U.S. issued patents relating to its Protexia® product and six corresponding foreign patents. These patents provide PharmAthene with claim coverage for direct gene transfer into the ruminant mammary gland and the method for development of transgenic goats. The issued patents have expiration dates in 2015. In accordance with ongoing research and development efforts, PharmAthene has five pending U.S. patent applications and three corresponding foreign applications covering relevant and newly-developed portions of our transgenic technology.

 The following identifies each of PharmAthene’s issued patents and pending applications:

Patent/Patent Application	Patent Number/Application Number	County of Issue/Filing	Issue Date/File Date	Expiration Date
Direct Gene Transfer Into the Ruminant Mammary Gland	5,780,009	U.S.	Issued July 14, 1998	July 14, 2015
Method for Development of Transgenic Goats	5,907,080	U.S.	Issued May 25, 1999	November 30, 2015
Method for Development of Transgenic Goats	0871357	Netherlands, Great Britain, France, Germany, Spain	May 2, 2003	November 27, 2016
Production of Butyrylcholinesterase in Transgenic Animals	10/326,892	U.S.	Filed December 20, 2002	December 20, 2022
Production of Butyrylcholinesterase in Transgenic Animals	051024531	Hong Kong	March 22, 2005	March 22, 2025
Production of Butyrylcholinesterase in Transgenic Animals	027883958	Spain	December 19, 2002	December 19, 2022
Pulmonary Delivery of Enzymatic Medical Countermeasures	11/195,041	U.S.	Filed August 2, 2005	August 2, 2025
Long Half-Life Recombinant Butyrylcholinesterase	60/835,827	U.S.	Filed August 4, 2006	August 4, 2007
Embryonic Stem Cell Lines and Transgenic Animals Derived From Them	60/841,126	U.S.	Filed August 30, 2006	August 30, 2007
Production of HAS-Linked Butyrylcholiesterase	11/401,390	U.S.	Filed April 10, 2006	December 20, 2022

In addition, PharmAthene is a party to various exclusive and non-exclusive licenses to specific patents and technologies relating to transgenic production of proteins in the milk of non-human animals which are held by other parties. Some of these licenses, which generally extend for the life of any applicable patent, require PharmAthene to pay royalties on sales of products which may be derived from or produced using the licensed technology. PharmAthene derives its rights to the patents, patent applications and know how relating to ValortimTM through its collaboration arrangement with Medarex, Inc., which owns such rights.

PharmAthene relies upon certain proprietary trade secrets, know-how and continuing technolgocal advances to develop a competitive position. In efforts to maintain confidentiality and ownership of trade secrets, proprietary information and developments, all of PharmAthene’s employees are required to execute agreements regarding confidentiality and assigning to PharmAthene all rights to any inventions and processes they develop while they are employed by PharmAthene.

PharmAthene intends to use license agreements to access external products and technologies, as well as to convey its own intellectual property to others. PharmAthene will be able to protect its proprietary rights from unauthorized use by third parties only to the extent that its proprietary rights are covered by valid and enforceable patents or are effectively maintained as trade secrets.

Research and Development Costs

During 2006, 2005 and 2004, we incurred $7.1 million, $6.4 million and $7.8 million, respectively, of development expenses related to our research and development programs.

Manufacturing

PharmAthene has limited manufacturing capabilities and believes that acceptable alternatives are available through Contract Manufacturing Organizations, “CMOs.” These CMOs have experience in operating under the current Good Manufacturing Practices established by the FDA.

For Protexia®, PharmAthene owns and operates a transgenic goat farm for the production of BChE in Quebec, Canada. PharmAthene is currently producing this protein in the milk of transgenic goats at commercially feasible concentrations. This farm will be used for the commercial production of the crude material. The large-scale recovery and purification process is currently under development at PharmAthene’s research center in Montreal and at a CMO. For commercial manufacturing, the initial production will be performed at PharmAthene’s farm and the final purification of the bulk drug substance will be performed at a CMO. Final formulation and delivery are still being developed.

For Valortim™, the cell culture process was developed by PharmAthene’s partner for Valortim™, Medarex, and results in a commercially feasible and high purity product that would be manufactured commercially by a CMO. PharmAthene has determined that the capital investment and high operating costs of a manufacturing operation are not justified at this time and several acceptable CMOs are available to produce this product.

Competition

Anthrax Therapeutics:

Monoclonal antibodies (“MAbs”) directed against anthrax PA are being developed for post-exposure prophylaxis and as symptomatic therapy for anthrax infection. There are currently a limited number of companies of which PharmAthene is aware with anti-anthrax MAbs in development. These include: Human Genome Sciences, Inc., Elusys Therapeutics, Inc., Avanir Pharmaceuticals Inc. and IQ Corporation BV.

There are a number of orally available small molecule drugs approved and/or under development for the treatment of anthrax. These include both broad spectrum antibiotics as well as anthrax specific products. Bayer Corporation produces Ciprofloxacin, or “Cipro,” which has been approved for the post-exposure prophylaxis of inhalation anthrax. In late 2004, a number of generic versions of Cipro were also approved by the FDA.

In addition to anthrax therapeutics, anthrax vaccines are currently available or in development. At present, only one vaccine is approved for use by the FDA for the prevention of anthrax which is BioThrax made by BioPort Corporation, a subsidiary of Emergent Biosolutions Inc. PharmAthene believes that second generation vaccines consisting of recombinant protective antigen are being developed by VaxGen Inc. and Avecia Biotechnology. PharmAthene also believes that third generation vaccines, consisting of improved formulations of the anthrax protective antigen are being developed by Avant Immunotherapeutics Inc., BioSante Pharmaceuticals, Cerus Corporation Inc., Dynavax Technologies Inc., DVC, Vical and LigoCyte Pharmaceuticals Inc.

 Organophosphorous Nerve Agent Therapeutics:

Nerve agents are considered to be among the most lethal biowarfare agents, yet there are few antidotes available. Symptoms of intoxication develop within seconds, and death can result within minutes after exposure by inhalation, absorption through the skin, or by oral consumption.

The current medical regimen for organophospate intoxication includes pretreatment with carbamates (i.e. pyridostigmine) to protect acetylcholinesterase (AChE) from irreversible inhibition, followed by anticholinergic drugs (i.e. atropine) to counteract the effects of excess acetylcholine, quaternary ammonium oximes (i.e. 2-PAM) to reactivate AChE that was inhibited by organophospate binding, and anticonvulsant drugs (i.e. diazepam) to minimize convulsions and permanent brain damage.

However, these medical countermeasures against nerve agents are not sufficiently effective, particularly at protecting the central nervous system. PharmAthene is aware of several antidotes to other nerve agents being developed by pharmaceutical companies, including Meridian Medical Technologies, a subsidiary of King Pharmaceuticals Inc. and DVC, a division of Computer Sciences Corp., in collaboration with Baxter Healthcare Corporation.

PharmAthene’s Subsidiary: PharmAthene Canada, Inc.

PharmAthene’s efforts with respect to Protexia® are conducted primarily through its facility in Canada and through its Canadian subsidiary, PharmAthene Canada, Inc. (“PharmAthene Canada”) through which it develops and manufactures complex recombinant proteins in the milk of transgenic goats for medical and industrial applications. PharmAthene Canada’s strength is producing proteins that cannot be made commercially using other recombinant systems.

PharmAthene Management - Directors and Executive Officers

The following table sets forth the name, position with PharmAthene and principal occupation of PharmAthene’s executive officers, key employees, directors, and members of PharmAthene’s scientific advisory board.

Name	Position	Principal Occupation

David P. Wright	President, Chief Executive Officer and Director	President, Chief Executive Officer and Director

Christopher C. Camut	Chief Financial Officer, Treasurer and Vice President	Chief Financial Officer

Solomon Langermann, Ph.D.	Vice President, Chief Scientific Officer	Vice President, Chief Scientific Officer

Valerie Riddle, MD	Vice President, Medical Director	Vice President, Medical Director

Eric I. Richman	Senior Vice President, Business Development and Strategic Planning	Senior Vice President, Business Development and Strategic Planning

Francesca Cook	Vice President, Policy and Government Affairs	Vice President, Policy and Government Affairs

Joel McCleary	Chairman of the Board	Chairman of the Board, Private Investor

James Cavanaugh, Ph.D.	Director	Managing Director of HealthCare Ventures LLC

Elizabeth Czerepak	Director	Member, Bear Stearns Health Innoventures Management LLC

Ansbert Gadicke, MD	Director	General Partner of MPM Capital, L.P.

John Gill	Director	President and Chief Executive Officer and Director of TetraLogic Pharmaceuticals

John Mekalanos, Ph.D.	Director	Professor and Chairman of the Department of Microbiology and Molecular Genetics, Harvard Medical School

Steven St. Peter, MD	Director	General Partner of MPM Capital, L.P.

Mrs. William McCormick Blair, Jr.	Advisor to the Scientific Advisory Board	Vice President and Director Emeritus of The Albert and Marcy Lasker Foundation

Stephen Calderwood, MD	Member Scientific Advisory Board	Chief, Division of Infectious Diseases, and Professor of Medicine (Microbiology and Molecular Genetics) at Harvard Medical School

John Collier, Ph.D.	Member Scientific Advisory Board	Professor of Microbiology and Molecular Genetics at Harvard Medical School

R. Gordon Douglas, MD	Member Scientific Advisory Board	Consultant to the Vaccine Research Center at the National Institute of Health

Stephen Lory, Ph.D.	Member Scientific Advisory Board	Professor of Microbiology and Molecular Genetics at Harvard Medical School

Jerald C. Sadoff, MD	Member Scientific Advisory Board	President and Chief Executive Officer of the Aeras Global TB Vaccine Foundation

John A.T. Young, Ph.D	Member Scientific Advisory Board	Professor, The Salk Institute for Biological Studies in LaJolla, CA

Members of executive management of PharmAthene have each entered into a written employment agreement with PharmAthene. The agreements, which contemplate at will employment, provide that, in addition to salary, the executives are entitled to participate in company benefits as in effect from time to time, including various insurance plans and pension and bonus plans as and when established. The agreements also provide for the grant, at the commencement of employment, of options to purchase PharmAthene common stock with options vesting over the term of employment. Each agreement contains a severance provision which contemplates payments equal to the employee’s current monthly salary for a specified number of months following the executive’s termination without cause. The aggregate current salaries for the six individuals identified above is approximately $1.6 million excluding any bonuses or options. Historically, bonuses in the form of cash or stock options have been awarded at the discretion of the compensation committee.

Legal Proceedings

In June 2006, PharmAthene and SIGA Technologies Inc. (“SIGA”) executed a definitive Agreement and Plan of Merger (the “SIGA Agreement”). In connection with the SIGA Agreement, PharmAthene loaned $3.0 million to SIGA pursuant to a Bridge Note Purchase Agreement, dated March 20, 2006. On October 4, 2006, SIGA terminated the SIGA Agreement and subsequently repaid the $3.0 million Bridge Notes including interest. On December 20, 2006, PharmAthene filed a complaint against SIGA in the Delaware Chancery Court. PharmAthene’s complaint alleges that it has the right to an exclusive license to develop and market SIGA's drug candidate, SIGA-246, pursuant to the terminated SIGA Agreement and other agreements between the parties and the course of performance. The complaint further alleges that SIGA failed to negotiate in good faith the terms of such a license pursuant to the terminated SIGA Agreement and other agreements between the parties and the course of performance. SIGA has filed a Motion to Dismiss the complaint.

PharmAthene is not a defendant in any material legal proceedings.

Facilities

PharmAthene’s corporate headquarters are in the Chesapeake Innovation Center (“CIC”) in Annapolis, Maryland. The CIC is an incubator facility co-sponsored by the State of Maryland and the National Security Agency.

Employees

As of March 31, 2007, PharmAthene had 93 full-time employees. PharmAthene believes its relations with its employees are good.

PHARMATHENE EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This discussion and analysis is intended to provide an understanding of PharmAthene’s executive compensation philosophy, plans and practices, and to give context for understanding and evaluating the more specific compensation information contained in the tables and related disclosures that follow.

Compensation Philosophy

PharmAthene believes that compensation should be performance-based, and should vary with the attainment of specific individual and corporate objectives, as well as being closely aligned with the interests of PharmAthene’sstockholders. PharmAthene’s Compensation Committee (“Committee”) is responsible for considering, recommending, overseeing and implementing our compensation policies and procedures. The Committee’s primary objective is to (i) differentiate and reward executives’ individual contributions toward collective corporate goals, (ii) reward the overall attainment of those collective corporate goals, and (iii) have each executive’s compensation reflect each executive’s level of leadership and corporate responsibility.

The Committee employs the following core principles to guide its executive compensation decisions.

•
Competitive Compensation:  The Committee believes in positioning executive compensation at levels that are competitive with other similar biotechnology companies in order to attract and retain exceptional leadership talent needed to achieve success in a small life sciences company such as PharmAthene.

•
Performance-based pay:  The Committee advocates executive compensation programs that balance annual and long-term corporate objectives. These programs are structured to specifically measure the achievement of individual and corporate goals and operational objectives, with the intent of fostering shareholder value in the short and long term. Both individual and corporate level performance affect an executive’s total compensation, including any increase to salary, and all annual awards, including cash bonuses and ongoing equity grants.

•
Ownership:  The Committee believes that using compensation to build an ownership culture effectively aligns the interest of management and our shareholders. To this end, the Committee may utilize equity based compensation for the Chief Executive Officer and our other executive officers, including performance-contingent stock option grants, to provide incentives to enhance shareholder value.

•
Comprehensive view of compensation:  The Committee views all components of compensation together in making compensation decisions. These components include base salary, annual incentives, and long-term incentives.

The Committee approves long-term incentive awards to our new hires and employees. In addition, the Committee approves an annual compensation plan that sets average pay increases, if any, and the annual bonus plan for PharmAthene’s executive officers and other employees. Within plan guidelines, PharmAthene’s Chief Executive Officer may approve any base salary increases, bonuses, or new-hire offer packages.

Members of executive management of PharmAthene have each entered into a written employment agreement with PharmAthene. The agreements, which contemplate at will employment, provide that, in addition to salary, the executives are entitled to participate in company benefits as in effect from time to time, including various insurance plans and pension and bonus plans as and when established. The agreements also provide for the grant, at the commencement of employment, of options to purchase PharmAthene common stock with options vesting over the term of employment. Each agreement contains a severance provision which contemplates payments equal to the employee’s current monthly salary for a specified number of months following the executive’s termination without cause. The aggregate current salaries for the six individuals identified above is approximately $1.6 million excluding any bonuses or options. Historically, bonuses in the form of cash or stock options have been awarded at the discretion of the compensation committee.

Executive Compensation Tables

The following tables summarizes compensation information for PharmAthene’s Chief Executive Officer, Chief Financial Officer and other most highly compensated executive officers, whom are collectively refer to as “named executive officers,” for services rendered to PharmAthene during the fiscal year ended December 31, 2006.

Summary Compensation Table.  The table below sets forth for the fiscal year ended December 31, 2006, the compensation awarded to, earned by, or paid to PharmAthene’s named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen-sation ($)	Nonquali-fied Deferred Compensa-tion Earnings ($)	All Other Compen-sation ($)			Total ($)
David P. Wright, President, Chief Executive Officer and Director	2006	$334,548	-	n/a	$9,392	n/a	n/a		-		$343,940

Richard Schoenfeld, Vice President Operations	2006	$236,933	-	n/a	-	n/a	n/a		$29,370 (a	)	$266,303

Ronald Kaiser, Vice President and Chief Financial Officer, (resigned December 4, 2006)	2006	$256,859	-	n/a	$1,842	n/a	n/a		-		$258,701

Valerie Riddle, MD, Vice President, Medical Director	2006	$233,955	-	n/a	$4,007	n/a	n/a		-		$237,962

Eric I. Richman, Senior Vice President, Business Development and Strategic Planning	2006	$216,915	-	n/a	$3,826	n/a	n/a		-		$220,741

Solomon Langermann, Ph.D., Vice President, Chief Scientific Officer	2006	$201,536	-	n/a	$3,390	n/a	n/a	$			$204,926

(a)	Amount represents reimbursement of home settlement charges resulting from Mr. Schoenfeld’s relocation

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of plan-based awards made by PharmAthene during the fiscal year ended December 31, 2006 to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock	All Other Option Awards:
		Thresh- old ($)	Target ($)	Maxi- mum ($)	Thresh- old (#)	Target (#)	Maxi- mum (#)	Awards: Number of Shares of Stock or Units (#)	Number of Securities Under-lying Options (#)	Exercise or Base Price of Option Awards ($/Sh)
David P. Wright, President, Chief Executive Officer and Director	2/22/2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	250,000	$0.21

Richard Schoenfeld, Vice President Operations		n/a	n/a	n/a	n/a	n/a	n/a	n/a	-

Ronald Kaiser, Vice President and Chief Financial Officer, (resigned December 4, 2006)	2/22/2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	89,911	$0.21

Valerie Riddle, MD, Vice President, Medical Director	2/22/2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	85,554	$0.21

Eric I. Richman, Senior Vice President, Business Development and Strategic Planning	2/22/2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	81,675	$0.21

Solomon Langermann, Ph.D., Vice President, Chief Scientific Officer	2/22/2006	n/a	n/a	n/a	n/a	n/a	n/a	n/a	72,370	$0.21

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the outstanding equity awards of each of the named executive officers as of December 31, 2006.

	Option Awards						Stock Awards - n/a
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David P. Wright, President, Chief Executive Officer and Director	561,742 508,634 70,313	374,495 339,088 130,208	n/a	$ $ $	0.1634 0.21 0.21	7/15/2013 1/18/2015 1/01/2016	n/a	n/a	n/a	n/a

Richard Schoenfeld, Vice President Operations	125,000	375,000	n/a		$0.21	10/17/2015	n/a	n/a	n/a	n/a

Ronald Kaiser, Vice President and Chief Financial Officer, (resigned December 4, 2006)	239,335	n/a	n/a		$0.21	3/04/2007	n/a	n/a	n/a	n/a

Valerie Riddle, MD, Vice President, Medical Director	86,443 112,458 40,995	86,443 41,770 44,559	n/a	$ $ $	0.1634 0.21 0.21	10/14/2013 1/15/2015 1/01/2016	n/a	n/a	n/a	n/a

Eric I. Richman, Senior Vice President, Business Development and Strategic Planning	388,995 145,833 39,136	129,665 54,167 42,539	n/a	$ $ $	0.1634 0.21 0.21	11/15/2013 1/15/2015 1/01/2016	n/a	n/a	n/a	n/a

Solomon Langermann, Ph.D., Vice President, Chief Scientific Officer	129,665 120,801 34,677	129,665 44,869 37,693	n/a	$ $ $	0.1634 0.21 0.21	2/09/2014 1/15/2015 1/01/2016	n/a	n/a	n/a	n/a

OPTION EXERCISES AND STOCK VESTED

The following table contains information about PharmAthene’s common stock that may be issued upon the exercise of options, warrants or rights under all of our equity compensation plans as of December 31, 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David P. Wright, President, Chief Executive Officer and Director	1,015,520	(1)	n/a	n/a
Richard Schoenfeld, Vice President Operations	-	-	n/a	n/a
Ronald Kaiser, Vice President and Chief Financial Officer, (resigned December 4, 2006)	-	-	n/a	n/a
Valerie Riddle, MD, Vice President, Medical Director	172,886	(1)	n/a	n/a
Eric I. Richman, Senior Vice President, Business Development and Strategic Planning	-	-	n/a	n/a
Solomon Langermann, Ph.D., Vice President, Chief Scientific Officer	-	-	n/a	n/a

(1)	PharmAthene is not publicly traded stock and therefore realized value can not be determined at this time.

PharmAthene does not provide pension benefits and does not have nonqualified deferred compensation at this time.

Compensation of Directors

Director compensation consists principally of cash, an award of options to purchase shares of PharmAthene’s common stock and awards of shares of restricted stock. PharmAthene’s non-employee directors received the following amounts of compensation for our fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
Joel McCleary	$9,000	n/a	—	n/a	n/a	$3,074	(a)	$12,074
John Gill	$9,000	n/a	—	n/a	n/a	$402	(a)	$9,402
John Mekalanos, Ph.D.	$9,000	n/a	—	n/a	n/a	$12,500	(b)	$21,500
James Cavanaugh, Ph.D.	—	n/a	—	n/a	n/a	$708	(a)	$708
Elizabeth Czerepak	—	n/a	—	n/a	n/a	$3,251	(a)	$3,251
Ansbert Gadicke, MD	—	n/a	—	n/a	n/a	—		—
Steven St. Peter, MD	—	n/a	—	n/a	n/a	$5,057	(a)	$5,057

(a) Amount represents reimbursement for travel and lodging for Board of Director meetings.

(b) Amount represents fees earned for participation on PharmAthene’s Scientific Advisory Board.

Certain Relationships and Related Party Transactions

PharmAthene has no material related party transactions.

INFORMATION ABOUT HAQ

Business of HAQ

General

We were incorporated in Delaware on April 25, 2005, as a blank check company formed to serve as a vehicle for the acquisition, through a merger, capital stock exchange, asset acquisition or other similar business combination of an operating business whose fair market value is at least equal to 80% of our net assets at the time of such business combination.

A registration statement for our IPO was declared effective on July 28, 2005. On August 3, 2005, we consummated our IPO of 9,000,000 units. On August 16, 2005, we consummated the closing of an additional 400,000 units that were subject to the underwriters' over-allotment option. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00 per share. Our common stock and warrants started trading separately as of October 6, 2005.

Our net proceeds from the sale of our units were approximately $69,450,000. Of this amount, $67,928,000 was deposited in trust and the remaining $1,522,000 was held outside of the trust. The proceeds held outside the trust are available to be used by us, and are being used by us, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. We evaluated a number of candidates before moving forward with PharmAthene. If the Merger with PharmAthene is not consummated, we will not have enough time or resources to continue searching for an alternative target and will be forced to commence our liquidation of the trust fund in which substantially all of our assets are held. As of March 31, 2007, the amount held in trust was approximately $71.4 million.

Employees

We have three officers, all of whom are also members of our Board of Directors. These individuals are not obligated to contribute any specific number of hours per week and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate. We do not intend to have any full time employees prior to the consummation of a business combination.

Properties

We maintain our executive offices at 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309. We have agreed to pay Equity Dynamics, Inc., an affiliated third party of which Mr. Pappajohn is the President and principal stockholder, and Mr. Kinley is a Senior Vice President, approximately $7,500 per month for office space (located at our executive offices) and certain additional general and administrative services, such as an allocable share of receptionist, secretarial and general office services. These offices consist of approximately 2,570 square feet of office space. A prior arrangement with an affiliate of our Chief Executive Officer, Derace Schaffer, M.D., pursuant to which we paid $1,500 a month for office space and certain general and administrative services, as a portion of the $7,500, was terminated on December 31, 2005.

Periodic Reporting and Audited Financial Statements

HAQ has registered its securities under the Securities Exchange Act of 1934 and has reporting obligations, including the requirement to file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, HAQ's annual reports contain financial statements audited and reported on by HAQ independent accountants. HAQ has filed an Annual Report on Form 10-K with SEC covering the fiscal year ended December 31, 2006.

Legal Proceedings

To the knowledge of management, there is no litigation currently pending or contemplated against us or any of our officers or directors in their capacity as such.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF HAQ

We were formed on April 25, 2005, to serve as a vehicle to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more domestic or international assets or an operating business in the healthcare industry. Our initial business combination must be with a target business or businesses whose fair market value is at least equal to 80% of net assets at the time of such acquisition. We intend to utilize cash derived from the proceeds of our recently completed public offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination.

On August 3, 2005, we consummated our initial public offering of 9,000,000 units. On August 16, 2005, we consummated the closing of an additional 400,000 units that were subject to the underwriters’ over-allotment option. Each unit consists of one share of common stock and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from us one share of our common stock at an exercise price of $6.00.

Our net proceeds from the sale of our units, including amounts from exercise of the underwriters' over-allotment option, after deducting certain offering expenses of approximately $1,220,000, including $720,000 evidencing the underwriters' non-accountable expense allowance of 1% of the gross proceeds (excluding the proceeds from the underwriters' over-allotment), and underwriting discounts of approximately $4,512,000, were approximately $69,468,000. Of this amount, $67,928,000 is being held in trust and the remaining funds are being held outside of the trust. The remaining proceeds are available to be used by us to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. We will use substantially all of the net proceeds of this offering to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund as well as any other net proceeds not expended will be used to finance the operations of the target business. We believe we will have sufficient available funds outside of the trust fund to operate through August 2007, assuming that a business combination is not consummated during that time. We do not believe we will need to raise additional funds in order to meet the expenditures required for operating our business.

Off-Balance Sheet Arrangements; Commitments and Contractual Obligations

As of December 31, 2006, HAQ did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations. No unaudited quarterly operating data is included in this proxy statement as HAQ has conducted no operations to date.

Dissolution and Liquidation if No Business Combination

We have agreed with the trustee to promptly adopt a plan of dissolution and liquidation and initiate procedures for our dissolution and liquidation if we do not effect the Merger before August 3, 2007. If the Merger Proposal is not approved, HAQ will have to commence the winding up, dissolution and liquidation of HAQ. The plan of dissolution will provide that we liquidate all of our assets, including the trust account, and after reserving amounts sufficient to cover our liabilities and obligations and the costs of dissolution and liquidation, distribute those assets solely to our public stockholders. As discussed below, the plan of dissolution and liquidation will be subject to stockholder approval under Delaware law.

Upon the approval by our stockholders of our plan of dissolution and liquidation, we will liquidate our assets, including the trust account, and after reserving amounts sufficient to cover our liabilities and obligations and the costs of dissolution and liquidation, distribute those assets solely to our public stockholders. Our initial stockholders, including  our officers and directors, have waived their rights to participate in any liquidating distributions occurring upon our failure to consummate a business combination with respect to those shares of common stock acquired by them prior to completion of our IPO and have agreed to vote all of their shares in favor of any such plan of dissolution and liquidation. We estimate that, in the event we liquidate the trust account, our public stockholders will receive approximately $7.54 (as of December 31, 2006) per share. We expect that all costs associated with implementing a plan of dissolution and liquidation as well as payments to any creditors will not be able to be funded by the proceeds of our IPO not held in the trust account and cannot assure you that any of those funds will be available for such purposes. HAQ estimates that with the interest that would accrue on the amounts that are held in trust through such date, there would be a trust balance of approximately $72,280,000 or $7.68 per share. This amount, less any liabilities not indemnified against by certain members of HAQ's Board and not waived by HAQ's creditors, which we estimate will not exceed $280,000, would be distributed to the holders of the 9,400,000 shares of common stock purchased in HAQ's IPO. We estimate that as of March 31, 2007, we have claims from creditors, vendors and tax authorities of approximately $630,000 which have not been waived. HAQ currently has no outstanding liabilities covered by waivers. HAQ currently estimates that, at the end of August 3, 2007, there would be approximately $280,000 in Delaware franchise tax which are not waived by such taxing authorities and our Board members have not agreed to indemnify HAQ for such tax claims. Our Board members have agreed to indemnify HAQ for the balance that HAQ owes to certain of its vendors.  HAQ has no other outstanding liabilities which are not indemnified against by the members of its Board or for which it has not received waivers from creditors. As of March 31, 2007, HAQ has approximately $ 467,000 of cash out of trust available to pay for claims and expenses of which only $280,000 of potential tax claims will not be covered by the Directors’ indemnification. Thus, HAQ estimates that the total amount available for distribution upon liquidation would be approximately $72,000,000 or $7.66 per share.  Accordingly, if we do not have sufficient or any funds for those purposes, the amount distributed to our public stockholders will be less than $7.60 per share (as of March 31, 2007) as a result of the trust account being reduced to satisfy the costs associated with a liquidation.

To mitigate the risk of the amounts in the trust account being reduced by the claims of creditors:

•  Prior to completion of the Merger, we will seek to have all vendors, prospective target businesses and other entities, which we refer to as potential contracted parties or a potential contracted party, execute valid and enforceable agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of our public stockholders. In the event that a potential contracted party were to refuse to execute such a waiver, we will execute an agreement with that entity only if our management first determines that we would be unable to obtain, on a reasonable basis, substantially similar services or opportunities from another entity willing to execute such a waiver. Examples of instances where we may engage a third party that has refused to execute a waiver would be the engagement of a third party consultant whose particular expertise or skills are believed by management to be superior to those of other consultants that would agree to execute a waiver or a situation in which management does not believe it would be able to find a provider of required services similar in talent willing to provide the waiver.

•  If we enter into an agreement with a potential contracted party that refuses to execute a valid and enforceable waiver, then our initial directors and officers will be personally liable to cover the potential claims made by such party but only if, and to the extent that, the claims otherwise would reduce the trust account proceeds payable to our public stockholders in the event of a dissolution and liquidation and the claims were made by that party for services rendered or products sold to us.

There is no guarantee that vendors, prospective target business, or other entities will execute such agreements, or even if they execute such agreements that they would be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility and other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against our assets, including the funds held in the trust account. In addition, the indemnification provided by certain of our directors and officers is limited to claims by vendors that do not execute such valid and enforceable agreements. Claims by target businesses or other entities and vendors that execute such valid and enforceable agreements would not be indemnified by certain of our directors and officers. Based on representations made to us by certain of our directors and officers, we currently believe they are of substantial means and capable of funding a shortfall in our trust account to satisfy their foreseeable indemnification obligations, but we have not asked them to reserve for such an eventuality. Despite our belief, we cannot assure you that they will be able to satisfy those obligations. The indemnification obligations may be substantially higher than they currently foresee or expect and/or their financial resources may deteriorate in the future. As a result, the steps outlined above may not effectively mitigate the risk of creditors' claims reducing the amounts in the trust account.

Furthermore, creditors may seek to interfere with the distribution of the trust account pursuant to federal or state creditor and bankruptcy laws which could delay the actual distribution of such funds or reduce the amount ultimately available for distribution to our public stockholders. If we are forced to file a bankruptcy case or an involuntary bankruptcy case is filed against us which is not dismissed, the funds held in our trust account will be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to claims of third parties with priority over the claims of our public stockholders. To the extent bankruptcy claims deplete the trust account, we cannot assure you we will be able to return to our public stockholders the liquidation amounts they might otherwise receive.

As required under Delaware law, we will seek stockholder approval for any plan of dissolution and liquidation. We currently believe that any plan of dissolution and liquidation subsequent to the expiration of the 24 month deadline would proceed in approximately the following manner (subject to our agreement to take earlier action as described below):

•  our Board will, consistent with its obligations described in our amended and restated certificate of incorporation, prior to the passing of such deadline, convene and adopt a specific plan of dissolution and liquidation, which it will then vote to recommend to our stockholders; at such time we will also prepare a preliminary proxy statement setting out such plan of dissolution and liquidation as well as the Board's recommendation of such plan;

•  upon such deadline (or earlier as described below), we would file our preliminary proxy statement with the SEC;

•  if the SEC does not review the preliminary proxy statement, then, 10 days following the filing date, we will file a definitive proxy statement with the SEC and will mail the definitive proxy statement to our stockholders, and 30 days following the mailing, we will convene a meeting of our stockholders, at which they will either approve or reject our plan of dissolution and liquidation; and

•   if the SEC does review the preliminary proxy statement, we currently estimate that we will receive their comments approximately 30 days following the filing of the preliminary proxy statement. We will mail a definitive proxy statement to our stockholders following the conclusion of the comment and review process (the length of which we cannot predict with any certainty, and which may be substantial) and we will convene a meeting of our stockholders as soon as permitted thereafter.

In the event that we seek stockholder approval for a plan of dissolution and liquidation and do not obtain such approval, we will nonetheless continue to take all reasonable actions to obtain stockholder approval for our dissolution. Pursuant to the terms of our amended and restated certificate of incorporation, our purpose and powers following the expiration of the permitted time periods for consummating a business combination will automatically be limited to acts and activities relating to dissolving and winding up our affairs, including liquidation. Following the expiration of such time periods, the funds held in our trust account may not be distributed except upon our dissolution and, unless and until such approval is obtained from our stockholders, the funds held in our trust account will not be released. Consequently, holders of a majority of our outstanding stock must approve our dissolution in order to receive the funds held in our trust account, and the funds will not be available for any other corporate purpose. Our initial stockholders have agreed to vote all the shares of common stock held by them in favor of the dissolution. We cannot assure you that our stockholders will approve our dissolution in a timely manner or will ever approve our dissolution. As a result, we cannot provide investors with assurances of a specific time frame for our dissolution and distribution.

We expect that our total costs and expenses associated with the implementing and completing our stockholder-approved plan of dissolution and liquidation will be in the range of $50,000 to $75,000. This amount includes all costs and expenses related to filing our dissolution in the State of Delaware, the winding up of our company and the costs of a proxy statement and meeting relating to the approval by our stockholders of our plan of dissolution and liquidation. We believe that there should be sufficient funds available from the proceeds not held in the trust account to fund the $50,000 to $75,000 of expenses, although we cannot give you assurances that there will be sufficient funds for such purposes.

Under the Delaware General Corporation Law (“DGCL”), stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the DGCL intended to ensure that a corporation makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution is limited to the lesser of such stockholder's pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our public stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our public stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our public stockholders will likely extend beyond the third anniversary of such dissolution. Because we will not be complying with Section 280, we will seek stockholder approval to comply with Section 281(b) of the DGCL, requiring us to adopt a plan of dissolution that will provide for our payment, based on facts known to us at such time, of (i) all existing claims, (ii) all pending claims, and (iii) all claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as accountants, lawyers, investment bankers, etc.) or potential target businesses. As described above, we seek to have all vendors and prospective target businesses execute valid and enforceable agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust account and to date have entered into such agreements with PharmAthene. As a result, we believe the claims that could be made against us will be significantly reduced and the likelihood that any claim that would result in any liability extending to the trust will be limited.

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL INFORMATION AS OF MARCH 31, 2007

The following unaudited pro forma condensed combined consolidated financial statements combine the historical consolidated balance sheets and statements of operations of HAQ and PharmAthene. We are providing the following information to aid you in your analysis of the financial aspects of the Merger. We derived this information from the unaudited condensed consolidated financial statements of HAQ for the three months ended March 31, 2007 and the audited consolidated financial statements of HAQ for fiscal year ended December 31, 2006 and from the unaudited condensed consolidated financial statements of PharmAthene for the three months ended March 31, 2007 and audited consolidated financial statements of PharmAthene for fiscal year ended December 31, 2006.

The unaudited pro forma condensed combined consolidated financial information is only a summary and you should read it in conjunction with HAQ’s ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’, the historical consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and its quarterly report on Form 10-Q incorporated by reference in and accompanying this proxy statement, and PharmAthene’s separate historical financial statements and notes thereto for the three months ended March 31, 2007 and for the year ended December 31, 2006 as included in this proxy statement.

The unaudited pro forma condensed combined consolidated balance sheet as of March 31, 2007 gives effect to the Merger as if it had occurred on March 31, 2007. The pro forma condensed combined consolidated balance sheet is based on the historical balance sheet of HAQ as of March 31, 2007 and the historical balance sheet of PharmAthene as of March 31, 2007. The unaudited pro forma condensed combined consolidated statement of operations for the three months ended March 31, 2007 is based on historical results of operations of HAQ and PharmAthene for the three months ended March 31, 2007 and gives effect to the Merger as if it had occurred on January 1, 2007 (the first day of year 2007 for PharmAthene). The unaudited pro forma condensed combined consolidated statement of operations for the fiscal year ended December 31, 2006 is based on the historical results of operations of HAQ and PharmAthene for the year ended December 31, 2006 and gives effect to the Merger as if it had occurred on January 1, 2006 (the first day of fiscal year 2006 for PharmAthene).

The unaudited pro forma condensed combined consolidated financial information is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on the pro forma condensed combined consolidated financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the Merger.

The following unaudited pro forma condensed consolidated financial statements have been prepared using two levels of assumptions with respect to the number of outstanding shares of our common stock, as follows:

(i) assuming no conversions and maximum approval - this presentation assumes that none of our stockholders holding shares sold in our IPO vote against the Merger and convert their shares into a pro rata portion of the trust account; and

(ii) assuming maximum conversions and minimum approval - this presentation assumes that holders of 19.99% of our stock sold in our IPO vote against the Merger and convert their shares into a pro rata portion of the trust account.

The unaudited pro forma condensed consolidated financial statements are based on the estimates and assumptions that we believe are reasonable and that are set forth in the notes to such statements, which are preliminary and have been made solely for purposes of developing such pro forma information. We are providing this information to you to aid in your analysis of the financial aspects of the Merger and related transactions. The unaudited pro forma condensed consolidated financial statements are not intended to represent or be indicative of our consolidated results of operations or financial condition that we would have reported had the Merger, been completed as of the dates presented, and should not be taken as representative of our future consolidated results of operations or financial condition.

With Minimum Approval
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of March 31, 2007

	Historical PharmAthene	Historical HAQ	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$11,910,718	$467,388	$(2,000,000	) 4c	$10,378,106
Cash held in trust	—	71,486,888	(14,529,206	) 4g	56,957,682
Accounts receivable, net	2,044,537	—	—		2,044,537
Prepaid expenses	614,706	48,396	—		663,102
Other assets	104,772	—	—		104,772
Total current assets	14,674,733	72,002,672	(16,529,206)		70,148,199
Property and equipment, net	5,401,930	—	—		5,401,930
Patents, net	1,223,549	—	—		1,223,549
Other long term assets	188,630	—	—		188,630
Deferred financing costs	1,573,510	372,570	—		1,946,080
Total assets	$23,062,352	$72,375,242	$(16,529,206)		$78,908,388
Current liabilities:
Accounts payable	$1,138,735	$354,654	$—		$1,493,389
Accrued expenses and other current liabilities	2,371,390	275,632	(6,328	) 4e,h	2,640,694
Deferred revenue	—	711,422			711,422
Notes payable	13,768,089	—	731,911	4a	14,500,000
Total current liabilities	17,278,214	1,341,708	725,583		19,345,505
Warrants to purchase Series C convertible redeemable preferred stock	2,617,056	—	(2,617,056	) 4b	—
Long term debt	7,798,688	—	—		7,798,688
Total liabilities	27,693,958	1,341,708	(1,891,473)		27,144,193

Common stock, subject to possible redemption 1,879,060 shares, at conversion value	—	13,578,807	(13,578,807	) 4g	—
Minority Interest — Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	2,624,605	—	(2,624,605	) 4d	—
Series A convertible redeemable preferred stock, par value $0.001 per share; authorized 16,442,000 shares	19,545,314	—	(19,545,314	) 4d	—
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	32,543,119	—	(32,543,119	) 4d	—
Series C convertible redeemable preferred stock, par value $0.001 per share; authorized 22,799,574 shares	14,956,947	—	(14,956,947	) 4d	—
Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 147,089,104 shares, 12,484,722 issued and outstanding	12,485	—	(12,485	) 4d	—
Preferred stock $0.0001 par value; authorized 1,000,000; none issued and outstanding	—	—	—		—
Common stock - $0.0001 par value; authorized 100,000,000 shares; 11,650,000 shares issued and outstanding (which includes 1,879,060 subject to possible conversion)	—	1,165	1,014	4d	2,179
Additional paid-in capital	—	55,818,948	16,479,376	4f	72,298,324
Accumulated other comprehensive loss	118,772	—	—		118,772
Retained Earnings (Accumulated deficit)	(74,432,848)	1,634,614	52,143,154	4g	(20,655,080)
Total stockholders’ equity	(74,301,591)	57,454,727	68,611,059		51,764,195
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$23,062,352	$72,375,242	$(16,529,206)		$78,908,388

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

With Maximum Approval
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of March 31, 2007

	Historical PharmAthene	Historical HAQ	Pro Forma Adjustments		Pro Forma Combined
Cash and cash equivalents	$11,910,718	$467,388	$(2,000,000	) 4c	$10,378,106
Cash held in trust	—	71,486,888	—		71,486,888
Accounts receivable, net	2,044,537	—	—		2,044,537
Prepaid expenses	614,706	48,396	—		663,102
Other assets	104,772	—	—		104,772
Total current assets	14,674,733	72,002,672	(2,000,000)		84,677,405
Property and equipment, net	5,401,930	—	—		5,401,930
Patents, net	1,223,549	—	—		1,223,549
Other long term assets	188,630	—	—		188,630
Deferred financing costs	1,573,510	372,570	—		1,946,080
Total assets	$23,062,352	$72,375,242	$(2,000,000)		$93,437,594
Current liabilities:
Accounts payable	$1,138,735	$354,654	$—		$1,493,389
Accrued expenses and other current liabilities	2,371,390	275,632	(6,328	) 4e,h	2,640,694
Deferred revenue	—	711,422			711,422
Notes payable	13,768,089	—	731,911	4a	14,500,000
Total current liabilities	17,278,214	1,341,708	725,583		19,345,505
Warrants to purchase Series C convertible redeemable preferred stock	2,617,056	—	(2,617,056	) 4b	—
Long term debt	7,798,688				7,798,688
Total liabilities	27,693,958	1,341,708	(1,891,473)		27,144,193

Common stock, subject to possible redemption 1,879,060 shares, at conversion value	—	13,578,807	(13,578,807	) 4g	—
Minority Interest — Series C convertible redeemable preferred stock of PHTN Canada, par value $0.001 per share; unlimited shares authorized	2,624,605	—	(2,624,605	) 4d	—
Series A convertible redeemable preferred stock, par value $0.001 per share; authorized 16,442,000 shares	19,545,314	—	(19,545,314	) 4d	—
Series B convertible redeemable preferred stock, par value $0.001 per share; authorized 30,448,147 shares	32,543,119	—	(32,543,119	) 4d	—
Series C convertible redeemable preferred stock, par value $0.001 per share; authorized 22,799,574 shares	14,956,947	—	(14,956,947	) 4d	—
Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 147,089,104 shares, 12,484,722 issued and outstanding	12,485	—	(12,485	) 4d	—
Preferred stock $0.0001 par value; authorized 1,000,000; none issued and outstanding	—	—	—		—
Common stock - $0.0001 par value; authorized 100,000,000 shares; 11,650,000 shares issued and outstanding (which includes 1,879,060 subject to possible conversion)	—	1,165	1,202	4d	2,367
Additional paid-in capital	—	55,818,948	16,479,376	4f	72,298,324
Accumulated other comprehensive loss	118,772	—	—		118,772
Retained Earnings (Accumulated deficit)	(74,432,848)	1,634,614	66,672,172	4g	(6,126,062)
Total stockholders’ equity	(74,301,591)	57,454,727	83,140,265		66,293,401
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$23,062,352	$72,375,242	$(2,000,000)		$93,437,594

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Three Months Ended March 31, 2007

	Historical PharmAthene	Historical HAQ		Pro Forma Adjustments		Pro Forma Combined
Revenues:
Grant Revenue	$2,961,759	$—	$			$2,961,759
Other Revenue	7,000	—				7,000
Total revenues	2,968,759	—		—		2,968,759
Costs and expenses:
Research and Development	3,061,059	—				3,061,059
General and Administrative	2,510,370	124,364				2,634,734
Depreciation & Amortization	147,133	—				147,133
Total costs and expenses	5,718,562	124,364				5,842,926
Operating loss	(2,749,803)	(124,364)				(2,874,167)
Other income (expense):
Interest Income	55,616	486,315				541,931
Change in market value of derivative instruments	7,626	—		(7,626	) 4j	—
Interest Expense	(241,781)	—		(14,638	) 4e	(256,419)
Total other income (loss)	(178,539)	486,315		(22,264))		285,512
Income (loss) before taxes	(2,928,342)	361,951		(22,264)		(2,588,655)
Provision for taxes	—	(20,966)		20,966	4h	—
Net income (loss)	(2,928,342)	340,985		(1,298)		(2,588,655)
Accretion of redeemable convertible preferred stock to redemptive value	(1,732,275)	—		1,732,275	4i	—
Net income (loss) attributable to common stockholders	$(4,660,617)	$340,985		$1,730,977		$(2,588,655)
Weighted average shares outstanding	12,483,819	11,650,000		12,017,200	4d	23,667,200 *
Net income (loss) per share	$(0.37)	$0.03				$(0.11)*
* With minimum approval, pro forma weighted average shares outstanding would be 21,348,850 resulting in a pro forma net loss per share of ($0.12).

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the Year Ended December 31, 2006

	Historical PharmAthene	Historical HAQ		Pro Forma Adjustments		Pro Forma Combined
Revenues:
Grant Revenue	$1,641,822	$—	$			$$1,641,822
Other Revenue	21,484	—				21,484
Total revenues	1,663,306	—		—		1,663,306
Costs and expenses:
Research and Development	7,140,337	—				7,140,337
General and Administrative	8,572,963	644,378				9,217,341
Depreciation & Amortization	483,646	—				483,646
Acquired In-Process Research & Development	—	—				—
Total costs and expenses	16,196,946	644,378		—		16,841,324
Operating loss	(14,533,640)	(644,378)				(15,178,018)
Other income (expense):
Interest Income	289,606	1,847,712				2,137,318
Change in market value of derivative instruments	(350,405)	—		350,405	4j	—
Interest Expense	(538,948)	—		(461,322	) 4e	(1,000,270)
Total other income (loss)	(599,747)	1,847,712		(110,917)		1,137,048
Income (loss) before taxes	(15,133,387)	1,203,334		(110,917)		(14,040,970)
Provision for taxes	—	(187,000)		187,000	4h	—
Net income (loss)	(15,133,387)	1,016,334		76,083		(14,040,970)
Accretion of redeemable convertible preferred stock to redemptive value	(6,589,671)	—		6,589,671	4i	—
Net income (loss) attributable to common stockholders	$(21,723,058)	$1,016,334		$6,665,754		$(14,040,970)
Weighted average shares outstanding	22,640,432	11,650,000		12,017,200	4d	23,667,200 *
Net income (loss) per share	$(0.96)	$0.09				$(0.59)*

* With minimum approval, pro forma weighted average shares outstanding would be 21,348,850 resulting in a pro forma net loss per share of ($0.66).

See accompanying notes to unaudited pro forma condensed combined consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Combined Consolidated Financial Information

(1)	Description of Transactions and Basis of Pro Forma Presentation

On January 19, 2007, PharmAthene and HAQ entered into an Agreement and Plan of Merger (the “Merger Agreement”). In connection with the proposed merger (the “Merger”), HAQ will issue 12,500,000 shares of its common stock for all of PharmAthene’s outstanding shares of preferred stock and common stock, with 479,065 shares reserved for issuance upon the exercise of PharmAthene’s common stock options and common stock warrants. For accounting purposes, the transaction is considered a ‘‘reverse merger’’ under which PharmAthene is considered to be acquiring HAQ. The 11,650,000 shares of HAQ common stock outstanding are considered as the basis for determining the consideration in the reverse merger transaction. Based on the outstanding shares of PharmAthene capital stock on December 31, 2006, common stockholders of PharmAthene will exchange their shares for 621,356 shares of HAQ common stock and preferred stockholders of PharmAthene and Series C Convertible Preferred Stock warrant holders will exchange their shares for 11,399,579 shares of HAQ common stock.

In addition, each PharmAthene stock option that is outstanding on the closing date will be converted to HAQ options by multiplying the PharmAthene options in accordance with agreed upon amounts. The new exercise price will also be determined by multiplying the old exercise price by the same ratio. Each of these options will be subject to the same terms and conditions that were in effect for the related PharmAthene option.

At the effective time of the Merger, all options to purchase shares of PharmAthene stock then outstanding under the PharmAthene, Inc. 2002 Long-Term Incentive Plan (as amended, the “PharmAthene Plan”) or issued under any other agreement, whether vested or unvested, shall be assumed by HAQ. The per-share exercise price for the shares of HAQ common stock issuable upon exercise of such assumed outstanding PharmAthene option will be equal to the quotient determined by dividing the exercise price per share of PharmAthene common stock at which such outstanding PharmAthene option was exercisable immediately prior to the closing of the Merger by the share exchange ratio, and rounding the resulting exercise price up to the nearest whole cent. PharmAthene has, as of the date hereof, options and warrants to acquire 9,625,197 shares of its common stock. The share exchange ratio for the options is .0498 to one. As a consequence, HAQ shall grant 479,065 options and common stock warrants with an average exercise price of $4.02 per share in exchange for all of the PharmAthene options and common stock warrants assumed by HAQ.

The unaudited pro forma condensed consolidated financial statements have been prepared using two levels of assumptions with respect to the number of outstanding shares of our common stock, as follows:

(i) Assuming no conversions and maximum approval - this presentation assumes that none of our stockholders holding shares sold in our IPO vote against the Merger and convert their shares into a pro rata portion of the trust account; and

(ii) assuming maximum conversions and minimum approval - this presentation assumes that holders of 19.99% of our stock sold in our IPO vote against the Merger and convert their shares into a pro rata portion of the trust account.

(2)	Preliminary Merger Purchase Price

The unaudited pro forma condensed combined consolidated financial statements reflect the Merger of PharmAthene with HAQ as a reverse merger wherein PharmAthene is deemed to be the acquiring entity from an accounting perspective. For accounting purposes, the transaction is being treated as an acquisition of assets and not a business combination because HAQ did not meet the definition of a business under EITF 98-3, Determination Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business. Accordingly, the transaction has been treated as a capital transaction whereby PharmAthene is issuing stock for the net monetary assets of HAQ, accompanied by a recapitalization. PharmAthene has recorded the purchase price as the net assets acquired with the offsetting credit to equity.

(3)	Preliminary Merger Purchase Allocation

Based on PharmAthene’s preliminary valuation of the fair value of the net assets acquired, the preliminary purchase price is as follows:

Initial Fair Value
Tangible assets acquired	$72,375,242
Liabilities assumed	(1,341,708)
Net assets acquired	$71,033,534

The final determination of the purchase price allocation will be based on the fair values of the assets and the fair value of the liabilities assumed at the effective date of the Merger. The purchase price will remain preliminary until PharmAthene is able to finalize its valuation of the fair value of the assets and liabilities acquired. The final determination of purchase price allocation will be completed as soon as practical after the effective date of the Merger. The final amounts allocated to assets and liabilities could differ significantly from the amounts presented in the unaudited pro forma condensed combined consolidated balance sheet and related notes.

(4) Pro Forma Adjustments

(a) To record the conversion of the PharmAthene $11.8 million 8% convertible notes to the newly issued HAQ $12.5 million in 8% convertible notes with a 24 month maturity

(b) To record the cancellation of PharmAthene warrants convertible into Series C convertible redeemable preferred stock

(c) To record merger-related transaction fees of approximately $2.0 million

(d) To record the exchange of PharmAthene classes of equity for HAQ common stock (See Note 1) and to record issuance of shares to HAQ

Shares	PharmAthene shares prior to merger	HAQ Common Stock
PharmAthene common stock	12,484,722 shares	626,200 shares
PharmAthene Preferred stock	61,836,626 shares	10,805,286 shares
Series C Exchangeable stock	2,591,654 shares	585,714 shares
Total	76,913,002 shares	12,017,200 shares

	For the three months ended March 31, 2007	For the twelve months ended December 31, 2006
HAQ weighted average shares outstanding	11,650,000	11,650,000
Issuance of shares in exchange for PharmAthene preferred and common stock	12,017,200	12,017,200
Total weighted average shares outstanding	23,667,200	23,667,200

(e) To record interest expense on the $12.5 million 8% convertible notes payable assuming a 24 month maturity and additional $14,638 for the three months ended March 31, 2007 and $461,323 for the twelve months ended December 31, 2006, respectively

(f) Pro forma adjustments to additional paid in capital are an aggregate of the following

To transfer HAQ paid in capital to retained earnings	$(55,818,948)
To record the cancellation of derivative instruments	2,617,056
To record the exchange of PharmAthene preferred and common stock for HAQ common stock	69,681,268

$16,479,376

(g) Pro forma adjustments to accumulated deficit are an aggregate of the following
To record the transfer of HAQ capital to retained earnings	$55,818,948
To record the transfer of redeemable common stock to retained earnings	13,578,807
To record transaction costs	(2,000,000)
To record additional debt placement with the issuance of $12.5 million 8% convertible notes	(731,911)
To record additional debt interest	(14,638)
To record elimination of HAQ historic tax provision	20,966
Adjustment if maximum stockholder approval (no conversions)	$66,672,172
To record purchase of common stock of stockholders not in favor of the Merger, assumes a $7.48 purchase price, and includes interest income earned	(14,529,018)
Adjustment if minimum stockholder approval (maximum conversions)	$52,143,154

(h) To record the elimination of historical HAQ tax provision of $20,966 and $187,000 for the three months ended March 31, 2007 and the twelve months ended December 31, 2006, respectively

(i) To record the elimination of historical PharmAthene accretion of redeemable convertible preferred stock

(j) To record elimination of historical PharmAthene change in market value of derivative instruments

DIRECTORS AND MANAGEMENT OF HAQ FOLLOWING THE
MERGER WITH PHARMATHENE

Following the Merger, it is anticipated that the directors and executive officers of the combined company will be the individuals indicated below.

Name	Age	Position
John Pappajohn	78	Chairman of the Board
David P. Wright	58	Chief Executive Officer, Director
James H. Cavanaugh, Ph.D.	69	Director
Elizabeth Czerepak	51	Director
Steven St. Peter, M.D.	40	Director
Joel McCleary	58	Director
Derace L. Shaffer, M.D.	59	Director

John Pappajohn has served as HAQ’s Chairman and secretary since April 2005. Since 1969, Mr. Pappajohn has been the President and principal stockholder of Equity Dynamics, Inc., a financial consulting firm, and the sole owner of Pappajohn Capital Resources, a venture capital firm. He also serves as a director of the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., CareGuide, Inc. MC Informatics, Inc. and ConMed Health Management, Inc. Mr. Pappajohn has been an active private equity investor in healthcare companies for more than 30 years and has served as a director of more than 40 public companies. Mr. Pappajohn has been a founder in several public healthcare companies such as Caremark Rx, Inc., Quantum Health Resources, and Radiologix, Inc. Mr. Pappajohn received his B.S.C. from the University of Iowa. Mr. Pappajohn will serve as Chairman of the Board of the combined company.

David P. Wright joined PharmAthene as President and Chief Executive Officer in July 2003. Prior to joining PharmAthene, and during 2003, he served as President and Chief Operating Officer of GenVec Inc, and previously, from 2001 to 2003, President and Chief Business Officer of Guilford Pharmaceuticals. Mr. Wright served as Executive Vice President for MedImmune, Inc. from 1990 to 2000 where he was responsible for building MedImmune’s commercial operations and growing product sales from $0 to over $400 million per year. Prior to serving at MedImmune, he held various marketing and sales positions at pharmaceutical companies including SmithKline and French Laboratories, G.D. Searle, and Glaxo. While Mr. Wright was involved in numerous drug launches while at MedImmune and elsewhere and may have played a role in the successes of that company, stockholders are urged not to place undue reliance on the growth of MedImmune as indicative of growth to be achieved by PharmAthene as the two companies have different product lines and objectives.

James H. Cavanaugh, Ph.D, has been a Managing Director of HealthCare Ventures LLC since 1989. Prior thereto, Dr. Cavanaugh served as President of SmithKline and French Laboratories U.S., Inc., from March 1985 to February 1989 and as President of SmithKline Clinical Laboratories from 1981 to 1985. Prior thereto, Dr. Cavanaugh was the President of Allergan International, a specialty eye care company. Dr. Cavanaugh also serves as a member of the Board of Directors of. Shire Pharmaceuticals Group PLC (non-executive Chairman), Diversa Corp. (Chairman), MedImmune, Inc. and Advancis Pharmaceutical Corporation. Prior to his industry experience, Dr. Cavanaugh was Deputy Assistant to the President for Domestic Affairs and Deputy Chief of the White House Staff. Before his White House tour, he served as Deputy Assistant Secretary for Health and Scientific Affairs in the U.S. Department of Health, Education and Welfare and as Special Assistant to the Surgeon General of the U.S. Public Health Service. In addition to serving on the boards of directors of several health care and biotechnology companies, Dr. Cavanaugh currently serves as Trustee Emeritus of the California College of Medicine. He has previously served on the Board of Directors of the National Venture Capital Association, the Pharmaceutical Research and Manufacturers Association, Unihealth America, the Proprietary Association and on the Board of Trustees of the National Center for Genome Resources. He was a Founding Director of the Marine National Bank in Santa Ana, California. Dr. Cavanaugh holds a doctorate and a master’s degree from the University of Iowa and a bachelor of science degree from Fairleigh Dickinson University.

Elizabeth Czerepak was a founder of Bear Stearns Health Innoventures and has been a member of Bear Stearns Health Innoventures Management L.L.C., the general partner of the funds comprising the Bear Stearns Health Innoventures group, since its inception in April 2001. She is an employee of Bear Stearns Asset Management Inc., the managing member of Bear Stearns Health Innoventures Management LLC. Prior to joining Bear Stearns Health Innoventures, Ms. Czerepak was vice president of business development and a member of the executive board at BASF Pharma/Knoll Pharmaceutical Co. From 1987 to 1995, Ms. Czerepak served in various senior positions at Hoffmann-La Roche, responsible for licensing, acquisitions, financial analysis and strategic planning. Ms. Czerepak also established an internal venture vehicle for Hoffmann-La Roche to facilitate start-up companies. Ms. Czerepak began her pharmaceutical career at Merck in 1982 where she led the development of a simulation-based model for comprehensive research and development strategic planning. She was an instructor in the MBA program at Fairleigh Dickinson University, and holds a bachelor of arts degree magna cum laude from Marshall University and an MBA degree in finance from Rutgers University. She is NASD registered and currently serves on the Board of Directors of Affymax, Inc., Agensys, Inc., and PharmAthene.

Steven St. Peter, M.D. has served as a member of PharmAthene’s Board of Directors since October 2004. He joined MPM Asset Management LLC as a principal in 2004 and became a general partner in 2005. Prior to joining MPM, from 2001 to 2003, he was a principal at Apax Partners and from 1999 to 2001, he was a senior associate at The Carlyle Group. His investment scope has included both venture and buyout transactions across the medical technology and biopharmaceutical industries. Dr. St. Peter is board certified in internal medicine and was previously an assistant clinical professor of Medicine at Columbia University. He completed his Doctor of Medicine at Washington University. Prior to his medical training, he was an investment banker at Merrill Lynch. He is also a director of Omrix Biopharmaceuticals (Nasdaq: OMRI), Helicos BioSciences Corporation (NASDAQ: HLCS), Syndax Pharmaceuticals, Inc. and Xanodyne Pharmaceuticals Inc.

Joel McCleary has served as Chairman of the Board of PharmAthene since its inception. He has previously served as a White House Aide, Treasurer of the Democratic Party, and President of the Sawyer - Miller Group International and President of the Institute for Asian Democracy. He has served as a consultant to the Department of State. He is a co-founder and board member of Raydiance Inc. and is also a co-founder of Drinks that Work Inc. He serves on the Harvard Medical School’s board of advisors and is an advisor to the Center for Biosecurity of the University of Pittsburgh Medical Center. Mr. McCleary is founding partner of Four Seasons Ventures LLC.

Derace L. Schaffer, M.D. has served as our Vice Chairman and Chief Executive Officer of HAQ since April 2005. Dr. Schaffer is the founder and Chief Executive Officer of The Lan Group, a venture capital firm specializing in healthcare and high technology investments. He also serves as a director of the following public companies: Allion Healthcare, Inc., American CareSource Holdings, Inc., and CareGuide, Inc. He has served as Chairman of several healthcare companies including, Radiologix, Inc when it was private. He has been an active co-investor with Mr. Pappajohn for more than fifteen years on a variety of healthcare companies, and they co-founded Allion Healthcare and Radiologix, all of which are public companies. In addition, Mr. Pappajohn and Dr. Schaffer have worked together on many private healthcare companies, such as Logisticare, Inc. and Source Medical Inc. Dr. Schaffer served as Chief Executive Officer and Chairman of the Board of Ide Imaging Group, P.C. from 1980 to 2001. Dr. Schaffer has served as a director on many healthcare boards of directors including several health systems and more than ten healthcare services and technology companies. Dr. Schaffer received his postgraduate radiology training at Harvard Medical School and Massachusetts General Hospital, where he served as Chief Resident. Dr. Schaffer is currently also a Clinical Professor of Radiology at Weill Cornell Medical College.

Other than their respective relationships with HAQ and PharmAthene, none of these individuals has been a principal of or affiliated with a public company or blank check company that executed a business plan similar to our business plan, and none of these individuals is currently affiliated with such an entity.

After the Merger, the officers and employee directors will devote their full time and attention to the ongoing operations of HAQ and the non-employee directors will devote such time as is necessary and required to satisfy their duties as a director of a public company. In addition, upon completion of the Merger, the following individuals, who are current directors of HAQ, will not be continuing as directors of the public company: Matthew P. Kinley, Edward B. Berger and Wayne A. Schellhammer.

Board of Directors and Committees of the Board

After the Merger with PharmAthene, our Board of Directors will consist of up to seven members, and it is anticipated that a majority of which will be considered “independent.” Under the Merger Agreement, the noteholders will have the right to have three persons serve on the Board. We expect the Board members to be John Pappajohn, Derace M. Schaffer, M.D., James Cavanaugh, Ph.D., Steven St. Peter, M.D. Elizabeth Czerepak, Joel McCleary and David Wright.

We do not currently have a Compensation Committee but we expect to establish a Compensation Committee as soon as practicable after the consummation of the Merger. Pursuant to Section 805 of the AMEX Company Guide, compensation of our Chief Executive Officer, if any, will be determined, or recommended to the Board for determination, by a majority of the independent directors on our Board of Directors. The Chief Executive Officer will not be present during voting or deliberations. Compensation for all other officers, if any, will be determined, or recommended to the Board for determination, by a majority of the independent directors on our Board of Directors. None of our officers currently receive compensation. We do not expect to pay any compensation to any of our officers until following the consummation of the Merger with PharmAthene.

HAQ's Board of Directors has established a Nominating Committee and an Audit Committee to devote attention to specific subjects and to assist the Board in the discharge of its responsibilities. The functions of these committees and their current members, as well as anticipated membership, are set forth below.

Audit Committee

Our Audit Committee currently consists of Mr. Berger and Mr. Schellhammer. We expect to modify the composition of the Audit Committee as soon as practicable after the consummation of the Merger. The independent directors we appoint to our Audit Committee will each be an independent member of our Board of Directors, as defined by the rules of the AMEX and the SEC. Each member of our audit committee will be financially literate under the current listing standards of the AMEX, and our Board of Directors has determined that Mr. Berger qualifies as an "audit committee financial expert," as such term is defined by SEC rules. We expect that the composition of the Audit Committee subsequent to the Merger will meet the listing standards of the AMEX and applicable SEC rules.

Upon completion of the Merger, and in connection with the recommendations of the Board, we expect that the members of the Audit Committee will be ______, _____ and ______.

The Audit Committee reviews the professional services and independence of our independent registered public accounting firm and our accounts, procedures and internal controls. The audit committee also recommends the firm selected to be our independent registered public accounting firm, reviews and approves the scope of the annual audit, review and evaluates with the independent public accounting firm our annual audit and annual consolidated financial statements, reviews with management the status of internal accounting controls, evaluates problem areas having a potential financial impact on us that may be brought to the committee's attention by management, the independent registered public accounting firm or the Board of Directors, and evaluates all of our public financial reporting documents.

Nominating Committee

We have established a Nominating Committee of the Board of Directors, which currently is comprised of Mr. Berger and Mr. Schellhammer, each of whom is an independent director as defined by the rules of the AMEX and the SEC. We expect to modify the composition of the Nominating Committee as soon as practicable after the consummation of the Merger. The Nominating Committee is responsible for overseeing the selection of persons to be nominated to serve on our Board of Directors. The Nominating Committee considers persons identified by its members, management, stockholders, investment bankers and others. We expect that the composition of the Nominating Committee subsequent to the Merger will meet the listing standards of the AMEX and applicable SEC rules.

Upon completion of the Merger, and in connection with the recommendations of the Board, we expect that the members of the Nominating Committee will be ____, _____ and ______.

Under the terms of the Note Exchange Agreement and the Merger Agreement, and in accordance with the amendments to the Certificate of Incorporation as described under Proposal 2, we have agreed that the holders of the 8% note to be issued under the Merger Agreement have the right to have two persons out of the three persons on the Nominating Committee for as long as at least 30% of the original principal amount of the 8% notes remain outstanding.

The guidelines for selecting nominees, which are specified in the nominating committee charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the Board of Directors of a public company, and be able to promote a diversity of views based on the person's education, experience and professional employment. The Nominating Committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group of persons that can best implement our business plan, perpetuate our business and represent stockholder interests. The Nominating Committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The Nominating Committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

Effective at the closing of the Merger, we expect to create a Compensation Committee of the Board of Directors. The Compensation Committee will be charged with reviewing and determining the compensation of our executive officers, including the negotiation of any employment agreements with such persons. In addition, the Compensation Committee will be charged with oversight of the Incentive Plan and the grant of options and awards under the Incentive Plan. The Compensation Committee will be comprised of three (3) persons, at least two of whom shall be independent persons.

Upon completion of the Merger, and in connection with the recommendations of the Board, we expect that the members of the Compensation Committee will be ____, _____ and ______.

Under the terms of the Note Exchange Agreement and the Merger Agreement, and in accordance with the amendments to the Certificate of Incorporation as described under Proposal 2, we have agreed that the holders of the 8% notes to be issued under the Merger Agreement have the right to have two persons out of the three persons on the Compensation Committee for as long as 30% of the original principal amount of the 8% notes remain outstanding.

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the AMEX. You can review this document by accessing our public filings at the SEC's web site at www.sec.gov. In addition, a copy of the code of conduct and ethics will be provided without charge upon request to us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics within 5 business days of such amendment or waiver or as otherwise required by the SEC.

Director Compensation

It is anticipated that at or prior to the closing of the Merger with PharmAthene, the compensation to be paid to members of the Board of Directors of HAQ will be established and such compensation will be reasonable and customary for the industry.

Executive Compensation

None of HAQ’s executive officers or directors has received any cash compensation for services rendered. Commencing on the effective date of our IPO through the consummation of a business combination, we have agreed to pay Equity Dynamics, Inc., an affiliated third party of which Mr. Pappajohn (our Chairman and Secretary) is the President and principal stockholder, and Mr. Kinley (our President and Treasurer) is a Senior Vice President, approximately $7,500 per month for office space and certain additional general and administrative services. A prior arrangement with an affiliate of our Chief Executive Officer, Derace Schaffer, M.D., pursuant to which we paid $1,500 per month for office space and certain general and administrative services, as a portion of the $7,500, was terminated on December 31, 2005. During 2005 and 2006, approximately $37,500 and $90,000 was incurred under these arrangements, respectively. The current agreement with Equity Dynamics, Inc. is for our benefit and is not intended to provide Mr. Pappajohn compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party. Other than this $7,500 per-month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, persons who were stockholders prior to our IPO, including our officers and directors, will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

HAQ has required as a condition to closing that Mr. David Wright, the current Chief Executive Officer of PharmAthene enter into a new employment agreement with HAQ, upon terms acceptable to both parties. The parties are negotiating the terms of the agreement. In the event that an agreement is not reached, HAQ may determine not to proceed with the Merger. In addition, upon completion of the Merger, it is anticipated that other officers of PharmAthene will be continuing their employment with PharmAthene.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

Since HAQ’S formation, our operations have been limited to organizational activities and, after the IPO, to activities relating to completing a business combination. To date, none of HAQ’s executive officers or directors has received any cash compensation for services rendered. Commencing on the effective date of our IPO through the consummation of a business combination, we have agreed to pay Equity Dynamics, Inc., an affiliated third party of which Mr. Pappajohn (our Chairman and Secretary) is the President and principal stockholder, and Mr. Kinley (our President and Treasurer) is a Senior Vice President, approximately $7,500 per month for office space and certain additional general and administrative services. A prior arrangement with an affiliate of our Chief Executive Officer, Derace Schaffer, M.D., pursuant to which we paid $1,500 per month for office space and certain general and administrative services, as a portion of the $7,500, was terminated on December 31, 2005. During 2005 and 2006, approximately $37,500 and $90,000 was incurred under these arrangements, respectively. The current agreement with Equity Dynamics, Inc. is for our benefit and is not intended to provide Mr. Pappajohn compensation in lieu of a salary. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party. Other than this $7,500 per-month fee, no compensation of any kind, including finder’s and consulting fees, will be paid to any of our initial stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, persons who were stockholders prior to our IPO, including our officers and directors, will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations.

As indicated above, we expect to establish a Compensation Committee of the Board of Directors after the closing of the Merger. The Compensation Committee, among other things, will be responsible for oversight of executive compensation. The Compensation Committee, once established, will develop a comprehensive executive compensation program and philosophy with respect to our executive officers.

The HAQ Board approved the 2007 Long-Term Incentive Plan and is recommending its adoption by the stockholders. See the section entitled “Proposal 3: The Incentive Plan Proposal.” The Board also approved the employment agreement of David P. Wright, the Chief Executive Officer of HAQ after consummation of the Merger. See the section entitled “Directors and Executive Officers of HAQ Following the Merger with PharmAthene.”

Expected Compensation Policies

Though we have not yet developed a comprehensive executive compensation program and philosophy, we expect that our compensation program will include short and long-term components, cash and equity, and fixed and contingent payments, in the proportions we expect will appropriately incentivize and reward our senior management. We expect that our executive compensation structure will be competitive in our industry. In addition, we expect that our compensation structure would be fair relative to compensation paid to other professionals within our organization, relative to our short and long-term performance and relative to the value we deliver to our stockholders. As we develop our compensation program and philosophy, we intend to implement an approach that rewards our executive officers when we achieve our goals and objectives and fosters a performance-oriented culture, where individual performance is aligned with organizational objectives.

Following the consummation of the Merger, we anticipate executive compensation generally to consist of the following elements subject to fine-tuning based upon the review and input of the Compensation Committee:

Base Salary. Base salaries for executive officers will be established based on each individual’s job responsibilities and contribution, while taking into account target bonuses as well as total compensation levels at other companies for similar positions. Although we expect that base salaries will be reviewed annually, a decrease in base salary may be prohibited by an executive officer’s employment agreement.

Bonuses. The Compensation Committee will be responsible for establishing and implementing pre-established quantitative and qualitative performance standards for executive bonuses as well as guidelines and requirements for the distribution of such bonuses.

Long-Term Incentive Program. We believe that compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis, and that their compensation should assist us in recognizing and rewarding key executives who profoundly affect our future success through their contributions. Therefore, we have adopted the 2007 Long Term Incentive Plan, which is designed to align management’s performance objectives with the interests of our stockholders. If adopted, awards under the 2007 Incentive Plan will be administered by the Compensation Committee, which will be authorized, among other things, to select the participants and determine the type of awards to be made to participants, when the awards will be granted, the number of shares subject to awards and the terms, conditions, restrictions and limitations of the awards.

Benefits. In the short-term, and after consummation of the Merger, we will maintain PharmAthene’s already existing employee benefits plans including health and dental insurance, life insurance, disability insurance and 401(k) plan. Later, after establishment of the Compensation Committee, we expect the Compensation Committee to review and establish an employee benefits plan offering benefits consistent with those benefits offered by other companies and specifically with those companies with which we will compete for employees.

Employment Agreements. A description of the employment agreement with David P. Wright is set forth below. The terms and conditions of Mr. Wright’s employment agreement were negotiated with the HAQ Board of Directors, the PharmAthene Board of Directors as well as with Mr. Wright as part of the negotiation of the overall terms and conditions of the Merger. Other than the employment agreement with Mr. Wright, we have not entered into employment agreements with any of our existing executive officers or proposed executive officers. It is possible that, after consummation of the Merger, the Compensation Committee may recommend to the HAQ Board that the compensation and terms of employment for our other executive officers be formalized in appropriate employment agreements with them.

Change in Control and Severance. We have not yet developed any comprehensive severance policies for our executive officers but we expect that the Compensation Committee may do so in connection with the development of our comprehensive executive compensation program and philosophy.

Allocating Elements of Compensation. In allocating compensation among various elements such as base salary, bonuses and long-term incentive programs, we expect that the Compensation Committee will select allocations that are consistent with our overall compensation philosophy described above.

Employment Agreements

In connection with the proposed Merger, David P. Wright entered into an employment agreement with HAQ to serve as HAQ’s Chief Executive Officer upon consummation of the Merger. Under the agreement, Mr. Wright will receive a base salary of $392,000 per year (which is consistent with the salary he has previously received as PharmAthene’s Chief Executive Officer) and be eligible to receive annual bonus compensation of up to 30% of his base salary plus additional bonuses at the option and discretion of the Compensation Committee. Upon the consummation of the Merger and, consequently, the effectiveness of the employment agreement, Mr. Wright will be granted a stock option to purchase 780,000 shares of HAQ’s common stock pursuant to HAQ’s 2007 Long-Term Incentive Plan at an exercise price equal to the fair market value of a share of HAQ common stock on the date of the grant as determined by the Compensation Committee in accordance with applicable law and regulations and a restricted stock award of 100,000 shares of HAQ common stock. The option shall have a term of ten years and both the option and the restricted stock award, subject to possible acceleration of vesting, will vest over a 5 year period with 25% vesting on the first anniversary of the grant date and the remainder vesting monthly on a pro-rata basis over the succeeding 48 months following the first anniversary date. Mr. Wright shall also be eligible to receive additional grants of stock options and restricted stock at the discretion of the Compensation Committee and may participate in HAQ’s standard employee benefits package (including group medical, dental and vision insurance coverage, paid holiday, vacation and sick leave, and 401(k) plan participation) and an automobile allowance in an amount not to exceed $1,000 per month. Also under the employment agreement, Mr. Wright will be reimbursed for all reasonable, documented business expenses incurred in the course of performing his duties and for legal expenses, up to $10,000, incurred in connection with the review and negotiation of his employment agreement. The agreement requires that during his employment and for a period of 12 months following termination of his employment, Mr. Wright shall not directly or indirectly engage in the development, production, marketing or sale of products that compete with the products of HAQ or assist others in a competing business or induce other employees of HAQ to terminate their employment with HAQ or engage in a competing business. The employment agreement also requires Mr. Wright to refrain from directly or indirectly disclosing any confidential information obtained while working at HAQ.

If Mr. Wright’s employment is terminated without cause or he resigns for good reason, in each case as defined under the employment agreement, Mr. Wright shall be entitled to severance payments in the form of a continuation of his base salary immediately prior to such termination for a period of 12 months following the effective date of the termination and, in addition, an amount of shares equal to up to 25% of the total aggregate amount of options and restricted stock granted shall become vested with the remaining balance of unvested options and restricted stock being forfeited. Further, in the event of a change in control of HAQ, as defined under the employment agreement, and the termination of Mr. Wright’s employment either in connection with the change in control or without cause within 12 months following the change in control, in addition to the severance payments to which Mr. Wright shall be entitled, all stock options and shares of restricted stock held by Mr. Wright that are not then vested shall become immediately and fully vested.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS OF HAQ

In April 2005, HAQ issued 1,500,000 shares of our common stock to the individuals set forth below for an aggregate amount of $25,000 in cash, at an average purchase price of approximately $0.0167 per share, as follows:

Name	Number of Shares	Relationship to Us

John Pappajohn	600,000	Chairman and Secretary
Derace L. Schaffer, M.D.	600,000	Vice-Chairman and CEO
Matthew P. Kinley	300,000	President, Treasurer and director

Further, in June 2005, Mr. Pappajohn, Dr. Schaffer and Mr. Kinley transferred, for an aggregate consideration per share which they paid us and pro rata to their ownership of our common stock, an aggregate of 30,000 shares of our common stock equally to Mr. Berger and Mr. Schellhammer.

On July 8, 2005, our Board of Directors authorized a stock dividend of approximately .333333 shares of common stock for each outstanding share of common stock, effectively lowering the initial purchase price to approximately $.0125 per share.

On July 22, 2005, our Board of Directors authorized a stock dividend of approximately .125 shares of common stock for each outstanding share of common stock, effectively lowering the initial purchase price to approximately $.0111 per share.

The holders of the majority of these shares will be entitled to require us, on up to two occasions, to register these shares. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from the escrow entered into in connection with our IPO. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

In connection with our IPO, Mr. Pappajohn, Dr. Schaffer and Mr. Kinley loaned HAQ a total of $250,000 which was used to pay a portion of the expenses of our IPO, such as SEC registration fees, NASD registration fees, AMEX listing fees and legal and accounting fees and expenses. These loans were repaid out of the net proceeds of our IPO not placed in trust.

On May 2, 2007, three individuals adopted stock purchase plans intended to comply with the provisions of SEC Rule 10b5-1. The shares were purchased through an NASD member firm at its discretion, subject to the terms of the plans. Pursuant to the adopted plans, the individuals, John Pappajohn, Matt Kinley and Derace Schaffer agreed to make the following open market purchases:

	Total Shares	Share Limit Per Day
John Pappajohn	100,000 shares	10,000 shares
Derace Schaffer	100,000 shares	10,000 shares
Matt Kinley	50,000 shares	5,000 shares

The aggregate number of shares that were purchased did not exceed 250,000 shares. Further, each adopted a daily limit on the number of shares purchased of not more than 25,000 shares. The individuals purchased shares at prices up to $7.60 per share. The plans expire on August 3, 2007.

In accordance with their agreement with the representative of the underwriters in our IPO, Mr. Pappajohn, Dr. Schaffer and Mr. Kinley purchased, pursuant to the guidelines set forth in SEC Rule 10b5-1, an aggregate of 354,900 of our warrants, for aggregate consideration of $386,070, on the open market at prices up to $1.20 per warrant under established Rule 10b5-1 plans. The Rule 10b5-1 plans terminated on January 6, 2006.

We agreed to pay Equity Dynamics, Inc., an affiliated third party of which Mr. Pappajohn is the President and principal stockholder, and Mr. Kinley a Senior Vice President, approximately $7,500 per month for office space and certain additional general and administrative services. A prior arrangement with an affiliate of our Chief Executive Officer, Derace Schaffer, M.D., pursuant to which we paid $1,500 a month for office space and certain general and administrative services, as a portion of the $7,500, was terminated on December 31, 2005. As of December 31, 2005 and 2006, we have paid approximately $37,500 and $90,000, respectively, under these arrangements.

We will reimburse our officers and directors for any reasonable out-of- pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our Board or a court of competent jurisdiction if such reimbursement is challenged. As of December 31, 2005 and 2006, we have reimbursed such persons an aggregate of $67,642 and 94,314, respectively, in connection with these activities.

Persons who were stockholders prior to our IPO, including our officers and directors, will not receive reimbursement for any out-of- pocket expenses incurred by them to the extent that such expenses exceed the amount in the trust fund unless the business combination is consummated and there are sufficient funds available for reimbursement after such consummation. The financial interest of such persons could influence their motivation in selecting a target business and thus, there may be a conflict of interest when determining whether a particular business combination is in the stockholders' best interest.

Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any persons who were stockholders prior to our IPO, officers or directors who owned our common stock prior to our IPO, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will be on terms believed by us to be no less favorable than are available from unaffiliated third parties and such transactions or loans, including any forgiveness of loans, will require prior approval in each instance by a majority of our uninterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction, in either case who had access, at our expense, to our attorneys or independent legal counsel.

Advisors

Maxim Group LLC

HAQ has retained Maxim Group LLC, a registered broker dealer firm, to act as its advisor in connection with the Merger with PharmAthene. In consideration for its services, we will pay Maxim Group the sum of $500,000 if and only if the Merger is completed. We retained Maxim on January 8, 2007. Maxim was retained to assist us in formulating and preparing presentation materials related to obtaining the stockholder votes necessary to approve the Merger, as well as coordinating with our management and the management of PharmAthene meetings with HAQ stockholders and the investment community to discuss the Merger. Maxim was not retained to, nor did it, assist our management with negotiating the terms of the Merger with PharmAthene and did not prepare any formal valuation analysis or fairness opinion for the HAQ Board of Directors.

Maxim Group served as the lead underwriter in HAQ’s IPO. As part of the IPO, Maxim agreed to defer 1% of its underwriting commission ($720,000) until consummation of a business combination. If the Merger with PharmAthene is completed, Maxim will be entitled to its deferred underwriting commission. In addition, Maxim Group holds an underwriter’s unit purchase option to purchase up to 225,000 units from our IPO (comprised of a total of 225,000 shares and 225,000 warrants), which option will expire without value if we do not complete a business combination before July 28, 2007. As a result, Maxim Group may have an interest in having the Merger completed.

Bear, Stearns & Co. Inc.

PharmAthene entered into an agreement with Bear, Stearns & Co. Inc. on November 2, 2006 whereby PharmAthene retained Bear Stearns as its financial advisor in connection with the proposed transaction with HAQ. As an initial payment against its total fee, Bear Stearns received an initial payment of $500,000, and if the transaction is completed, the remainder of the total $1,250,000 fee will be due and payable.

The Bear Stearns Companies, Inc. is the parent company of Bear, Stearns & Co. Inc. and Bear Stearns Asset Management, Inc., which is the sole manager of Bear Stearns Health Innoventures Management, LLC. Funds affiliated with Bear Stearns Health Innoventures Management, LLC will beneficially own approximately 5.8% of the outstanding voting shares of the combined company (and 20.3% of the HAQ 8% convertible notes) following the Merger. In addition, Elizabeth Czerepak, is a member of Bear Stearns Health Innoventures Management, LLC. and is expected to be a member of the Board of Directors of HAQ following the Merger.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information as of June 5, 2007, based on information obtained from the persons named below, with respect to the beneficial ownership of shares of HAQ common stock by (i) each person known by us to be the owner of more than 5% of our outstanding shares of HAQ common stock, (ii) each director and (iii) all officers and directors as a group. Except as indicated in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class
John Pappajohn (2)(3)	1,123,960	9.53%
Derace L. Schaffer, M.D. (2)(4)	1,123,960	9.53%
Matthew P. Kinley (2)(5)	561,980	4.79%
Edward B. Berger (6)	34,500	*
Wayne A. Schellhammer	22,500	*
Sapling, LLC (7)	697,715	6.0%
Fir Tree Recovery Master Fund, LP (7)	325,115	2.88%
QVT Financial LP (8)	619,400	5.3%
Andrew M. Weiss, PhD (9)	617,825	5.3%
All directors and executive officers as a group (5) persons	2,866,900	24.35%

* Represents beneficial ownership of less than 1%.

(1) Includes shares of common stock issuable upon exercise of warrants which are beneficially owned by certain of the persons named in the above table but which are not exercisable until the later of (i) July 28, 2006 or (ii) the consummation by us of a business combination (including our acquisition of PharmAthene). Unless otherwise indicated, the business address of each of the individuals is 2116 Financial Center, 666 Walnut Street, Des Moines, Iowa 50309.

(2) On May 2, 2007, three individuals adopted stock purchase plans intended to comply with the provisions of SEC Rule 10b5-1. The shares were purchased through an NASD member firm at its discretion, subject to the terms of the plans. Pursuant to the adopted plans, the individuals, John Pappajohn, Matt Kinley and Derace Schaffer agreed to make the following open market purchases:

	Total Shares	Share Limit Per Day
John Pappajohn	100,000 shares	10,000 shares
Derace Schaffer	100,000 shares	10,000 shares
Matt Kinley	50,000 shares	5,000 shares

The aggregate number of shares that were purchased did not exceed 250,000 shares. Further, each adopted a daily limit on the number of shares purchased which in the aggregate was not more than 25,000 shares. The individuals purchased shares at prices up to $7.60 per share. The plans expire on August 3, 2007.

(3) Includes 141,960 warrants purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnote 1 above.

(4) Includes 141,960 warrants purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnote 1 above.

(5) Includes 70,980 warrants purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnote 1 above.

(6) Includes 12,000 warrants purchased by Mr. Berger in open market purchases. See footnote 1 above.

(7) Based on information contained in a Statement on Schedule 13G filed by Sapling LLC in February 2007. Sapling may direct the vote and disposition of the 697,715 shares of HAQ common stock, and Fir Tree Recovery may direct the vote and disposition of 325,115 shares of HAQ common stock. The address of both Sapling LLC and Fir Tree Recovery is 535 Fifth Avenue, 31st Floor, New York, New York 10017.

(8) Based on information contained in a Statement on Schedule 13G filed by QVT Financial LP on May 14, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 541,288 shares of HAQ common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 78,112 shares of HAQ common stock. QVT Financial has the power to direct the vote and disposition of the HAQ common stock held by each of the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 619,400 shares of HAQcommon stock, consisting of the shares owned by the Fund and the shares held in the Separate Account QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of HAQ common stock reported by QVT Financial.

(9) Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew Weiss, PhD on June 4, 2007. Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, LLC the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

Other than the shares purchased by Messers. Pappajohn and Kinley and Dr. Schaffer under 10b5-1 plans (an aggregate of 250,000 shares), all of the shares of HAQ common stock held by our officers and directors were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, until the earliest of (i) July 28, 2008; or (ii) the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our acquisition of PharmAthene.

During the escrow period, the holders of these shares are not able to sell or transfer their securities except to their spouses and children or trusts established for their benefit, but will retain all other rights as our stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If we are unable to effect a business combination and liquidate, none of these stockholders will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to HAQ’s IPO.

As described above, certain of our officers and directors determined to purchase shares of our common stock in open market transactions prior to the Special Meeting pursuant to Rule 10b5-1 stock puchase plans. Shares purchased under these plans (250,000 shares) are entitled to participate in the liquidation of the trust fund in the event the Merger is not approved. Our officers and directors have advised us that they will vote the shares so purchased in favor of the Merger Proposal, Amendment Proposal, Incentive Plan Proposal and Adjournment Proposal. As of June 5, 2007, a total of 250,000 shares have been purchased under these plans.

Beneficial Ownership following the Merger:

Solely for illustrative purposes, the following table is designed to set forth information regarding the beneficial ownership of HAQ common stock of each person who is anticipated to own greater than 5% of HAQ's outstanding common stock and each person who will act in the capacity of officer or director following the Merger with PharmAthene, based on the following assumptions:

·	the current ownership of the entities and individuals identified above remains unchanged;

·
the capital structure of HAQ remains as prior to the Merger such that only the pre-Merger number of shares of 11,650,000 shares of common stock remains outstanding and has not increased as a result of any HAQ warrant exercises; and

·
the columns reflecting the beneficial ownership after consummation of the Merger assume the issuance of all 11,922,634 shares of HAQ common stock but no exercise of the options and warrants to purchase 577,366 shares of HAQ common stock, issued in the Merger and no conversion of any 8% convertible notes issued in the Merger by HAQ.

	Beneficial Ownership Of Healthcare Acquisition Corp. Common Stock On June 6, 2007		Beneficial Ownership Of Healthcare Acquisition Corp. Common Stock After Consummation of the Merger
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
John Pappajohn (2)(3)	1,123,960	9.53%	1,123,960	4.73%
Derace L. Schaffer, M.D. (2)(4)	1,123,960	9.53%	1,123,960	4.73%
Matthew P. Kinley(2) (5)	561,980	4.79%	561,980	2.37%
Edward Berger (6)	34,500	2.95%	34,500	*
Wayne A. Schellhammer	22,500	*	22,500	*
Sapling, LLC (7)	697,715	6.0%	697,715	2.9%
Fir Tree Recovery Master Fund, LP (7)	325,115	2.88%	325,115	1.3%
QVT Financial LP (8)	619,400	5.3%	619,400
Andrew M. Weiss, PhD (9)	617,825	5.3%	617,825	2.62%
James H. Cavanaugh, Ph.D (10)	-		3,157,225	13.4%
Steven St. Peter, M.D. (11)	-		995	*
Elizabeth Czerepak (12)	-		1,358,739	5.8%
Joel McCleary (13)	-		101,415	*
David P. Wright (14)	-		164,242	*
Funds affiliated with Bear Stearns Health Innoventures Management, LLC (15)	-		1,357,744	5.8%
Funds affiliated with MPM Capital L.P. (16)	-		3,331,851	14.1%
HealthCare Ventures VII, L.P. (17)	-		3,154,736	13.4%
Nexia Corp.	-		1,673,760	7.1%
All current directors and executive officers as a group (5) persons	2,866,900	24.6%
All post-merger directors and executive officers as a group (7) persons			7,649,516	31.10%

* Represents beneficial ownership of less than 1%

(1) Includes shares of HAQ common stock issuable upon exercise of warrants which are beneficially owned by certain of the persons named in the above table but which are not exercisable until the later of (i) July 28, 2006 or (ii) the consummation by us of a business combination. Unless otherwise indicated, the business address of each of the individuals is 175 Admiral Cochrane Drive, Suite #101, Annapolis, MD 21401.

(2) On May 2, 2007, three individuals adopted stock purchase plans intended to comply with the provisions of SEC Rule 10b5-1. The shares were purchased through an NASD member firm at its discretion, subject to the terms of the plans. Pursuant to the adopted plans, the individuals, John Pappajohn, Matt Kinley and Derace Schaffer agreed to make the following open market purchases:

	Total Shares	Share Limit Per Day
John Pappajohn	100,000 shares	10,000 shares
Derace Schaffer	100,000 shares	10,000 shares
Matt Kinley	50,000 shares	5,000 shares

The aggregate number of shares that were purchased did not exceed 250,000 shares. Further, each adopted a daily limit on the number of shares purchased which in the aggregate was not more than 25,000 shares. The individuals purchased shares at prices up to $7.60 per share. The plans expire on August 3, 2007.

(3) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(4) Includes 141,960 warrants and 100,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under with a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(5) Includes 70,980 warrants and 50,000 shares of common stock purchased on behalf of such person pursuant to the guidelines set forth in SEC Rule 10b5-1 under a Rule 10b5-1 Plan. See footnotes 1 and 2 above.

(6) Includes 12,000 warrants purchased by Mr. Berger in open market purchases. See footnote 1.

(7) Based on information contained in a Statement on Schedule 13G filed by Sapling LLC in February 2007. Sapling may direct the vote and disposition of the 697,715 shares of HAQ common stock, and Fir Tree Recovery may direct the vote and disposition of 325,115 shares of HAQ common stock. The address of both Sapling LLC and Fir Tree Recovery is 535 Fifth Avenue, 31st Floor, New York, New York 10017. Fir Tree, Inc. is the investment manager for each of Sapling LLC and Fir Tree Recovery Master Fund, LP. Jeffrey Tannenbaum is the President of Fir Tree, Inc. and has the power to vote or dispose of the securities held by these entities.

(8) Based on information contained in a Statement on Schedule 13G filed by QVT Financial LP on May 14, 2007. QVT Financial LP (“QVT Financial”) is the investment manager for QVT Fund LP (the “Fund”), which beneficially owns 541,288 shares of HAQ common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 78,112 shares of HAQ common stock. QVT Financial has the power to direct the vote and disposition of the HAQ common stock held by each of the Fund and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 619,400 shares of HAQ common stock, consisting of the shares owned by the Fund and the shares held in the Separate Account QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of HAQ common stock reported by QVT Financial.

(9) Based on information contained in a Statement on Schedule 13G filed by Weiss Asset Management, LLC, Weiss Capital, LLC and Andrew Weiss, PhD on June 4, 2007. Shares reported for Andrew Weiss include shares beneficially owned by a private investment partnership of which Weiss Asset Management is the sole general partner and which may be deemed to be controlled by Mr. Weiss, who is the Managing Member of Weiss Asset Management, and also includes shares held by a private investment corporation which may be deemed to be controlled by Mr. Weiss, who is the managing member of Weiss Capital, LLC the Investment Manager of such private investment corporation. Dr. Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by him except to the extent of his pecuniary interest therein.

(10) Dr. Cavanaugh is a general partner of HealthCare Partners VII, L.P., which is the general partner of HealthCare Ventures VII, L.P. In such capacity he may be deemed to share voting and investment power with respect to 3,154,736 shares of HAQ common stock to be held by HealthCare Ventures VII, L.P. following the Merger. Dr. Cavanaugh disclaims beneficial ownership of the shares reported except to the extent of his proportionate pecuniary interest therein. Dr. Cavanaugh’s beneficially owned shares will also include options to purchase 2,489 shares of HAQ common stock. Dr. Cavanaugh’s address is c/o Healthcare Ventures VII, L.P., 44 Nassau Street, Princeton, New Jersey, 08542.

(11) Consists of options to purchase 995 shares of HAQ common stock.

(12) Elizabeth Czerepak is a member of Bear Stearns Health Innoventures Management, LLC, which is the sole general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P. and Bear Stearns Health Innoventures Employee Fund, L.P., and BSHI Members, LLC co-invests with these funds. The shares reported are directly owned by Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P., Bear Stearns Health Innoventures Employee Fund, L.P. and BSHI Members, LLC. In her capacity as a member of Bear Stearns Health Innoventures Management, LLC, Ms. Czerepak may be deemed to share voting and investment power with respect to 1,357,744 shares beneficially owned by these funds. Czerepak disclaims beneficial ownership of these shares except to the extent of her proportionate pecuniary interest therein. Ms. Czerepak’s beneficially owned shares will also include options to purchase 995 shares of HAQ common stock. Ms. Czerepak’s address is c/o Bear Stearns Health Innoventures Management, LLC, 383 Madison Avenue, New York, NY 10179.

(13) Includes options to purchase 2,489 shares of HAQ common stock.

(14) Includes options to purchase 113,696 shares of HAQ common stock.

(15) Consists of 196,493 shares of HAQ common stock to be held by Bear Stearns Health Innoventures, L.P. following the Merger, 161,652 shares of HAQ common stock to be held by Bear Stearns Health Innoventures Offshore, L.P. following the Merger, 780,812 shares of HAQ common stock to be held by BX, L.P. following the Merger, 127,464 shares of HAQ common stock to be held by Bear Stearns Health Innoventures Employee Fund, L.P. following the Merger and 91,322 shares of HAQ common stock to be held by BSHI Members, LLC following the Merger. Elizabeth Czerepak is a member of Bear Stearns Health Innoventures Management, LLC, which is the sole general partner of Bear Stearns Health Innoventures, L.P., Bear Stearns Health Innoventures Offshore, L.P., BX, L.P. and Bear Stearns Health Innoventures Employee Fund, L.P., and BSHI Members, LLC co-invests with these funds. Elizabeth Czerepak disclaims beneficial ownership of these shares except to the extent of her proportionate pecuniary interest therein. The address for the Bear Stearns funds is 383 Madison Avenue, New York, New York, 10179.

(16) Consists of 2,763,347 shares of HAQ common stock to be held by MPM BioVentures III-QP, L.P. following the Merger, 233,530 shares of HAQ common stock to be held by MPM BioVentures III GmbH & Co. Beteiligungs KG following the Merger, 185,817 shares of HAQ common stock to be held by MPM BioVentures III, L.P. following the Merger, 83,463 shares of HAQ common stock to be held by MPM BioVentures III Parallel Fund, L.P. following the Merger and 65,694 shares of HAQ common stock to be held by MPM Asset Management Investors 2004 BVIII LLC following the Merger. MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III, L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2004 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Kurt Wheeler, who disclaim beneficial ownership of these shares except to the extent of their proportionate pecuniary interest therein. The address for the MPM Funds is The John Hancock Tower, 200 Clarendon Street, 54th floor, Boston, MA, 02116.

(17) Consists of 3,154,736 shares of HAQ common stock to be held by HealthCare Ventures VII, L.P. following the Merger. Dr. Cavanaugh is a general partner of HealthCare Partners VII, L.P., which is the general partner of HealthCare Ventures VII, L.P. In such capacity he may be deemed to share voting and investment power with respect to these shares. Dr. Cavanaugh disclaims beneficial ownership of these shares except to the extent of his proportionate pecuniary interest therein. The address for Healthcare Ventures VII, L.P. is 44 Nassau Street, Princeton, New Jersey 08542.

All of the shares of HAQ common stock outstanding prior to the effective date of its IPO (all of which are owned by our directors and officers) were placed in escrow with Continental Stock Transfer & Trust Company, as escrow agent, and shall remain in escrow until the earliest of:

·	July 28, 2008;

·	HAQ's liquidation; or

·
the consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of HAQ's stockholders having the right to exchange their shares of common stock for cash, securities or other property.

The certificates representing shares currently in escrow may be replaced by certificates representing the shares of the renamed entity.

During the escrow period, the holders of these shares will not be able to sell or transfer their securities, except to their spouses and children or trusts established for their benefit, but will retain all other rights as HAQ stockholders, including, without limitation, the right to vote their shares of common stock and the right to receive cash dividends, if declared. If dividends are declared and payable in shares of common stock, such dividends will also be placed in escrow. If the Merger is not consummated and HAQ is liquidated, none of HAQ's existing stockholders owning shares of HAQ's common stock prior to its IPO will receive any portion of the liquidation proceeds with respect to common stock owned by them prior to the date of the IPO.

PRICE RANGE OF SECURITIES AND DIVIDENDS

PharmAthene

Historical market price information regarding the PharmAthene common stock is not provided because there is no public market for PharmAthene stock. On June 15, 2007, there were approximately 23 record holders of PharmAthene common stock, 1 record holder of PharmAthene Series A Preferred Stock, 13 record holders of PharmAthene Series B Preferred Stock, and 15 record holders of PharmAthene Series C Preferred Stock.

To date, PharmAthene has not paid cash dividends on its stock and does not intend to pay any cash dividends in the foreseeable future.

Dividends Upon Completion of the Merger

Upon completion of the Merger with PharmAthene, HAQ does not intend to pay any dividends on its shares of common stock. Rather, it intends to reinvest any earnings back into the combined company. At this time, the combined company anticipates that it will retain any earnings and will not pay dividends in the foreseeable future. The combined company also expects that any loan or credit facilities that it enters into will limit its ability to pay dividends.

DESCRIPTION OF SECURITIES

General

HAQ is currently authorized to issue 100,000,000 shares of common stock, par value $.0001, and 1,000,000 shares of preferred stock, par value $.0001. As of May 31, 2007, 11,650,000 shares of common stock are outstanding, held by 6 record holders. No shares of preferred stock are currently outstanding.

Common stock

HAQ's stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, all of HAQ's existing stockholders, including all of its officers and directors, have agreed to vote their respective shares of common stock owned by them immediately prior to HAQ's IPO in accordance with the majority of the votes cast by the public stockholders. This voting arrangement shall not apply to shares included in units purchased in HAQ's IPO or purchased following the offering in the open market by any of HAQ's initial stockholders, officers and directors. Additionally, HAQ's initial stockholders, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of HAQ's stockholders.

HAQ will proceed with a business combination only if: (i) HAQ obtains the affirmative vote of a majority of the shares of HAQ’s common stock issued in its IPO that vote on the Merger Proposal at the Special Meeting and (ii) public stockholders owning less than 20% of the shares sold in HAQ's IPO exercise their conversion rights discussed below.

If HAQ is forced to liquidate prior to a business combination, holders of HAQ's shares of common stock purchased in its IPO are entitled to share ratably in the trust fund, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. HAQ's initial stockholders have agreed to waive their rights to share in any distribution with respect to common stock owned by them prior to the IPO if HAQ is forced to liquidate.

HAQ's stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust fund if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Holders of 2,250,000 shares of common stock that were outstanding prior to HAQ's IPO are entitled to registration rights. The holders of the majority of these shares are entitled to make up to two demands that HAQ register the resale of these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back'' registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. HAQ will bear the expenses incurred in connection with the filing of any such registration statements.

Preferred stock

HAQ's amended and restated certificate of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by HAQ's Board of Directors. Accordingly, HAQ's Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits HAQ, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the common stock on a business combination. HAQ may issue some or all of the preferred stock to effect a business combination, although HAQ will not issue any preferred stock in the Merger with PharmAthene. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of HAQ. Although HAQ does not currently intend to issue any shares of preferred stock, HAQ cannot assure you that it will not do so in the future.

Warrants

HAQ currently has warrants outstanding to purchase 9,400,000 shares of HAQ common stock. Each warrant entitles the registered holder to purchase one share of HAQ's common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

▪	the completion of a business combination; or

▪	July 28, 2006.

The warrants will expire on July 28, 2009, at 5:00 p.m., New York City time. HAQ may call the warrants for redemption, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days' prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and HAQ.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or HAQ's recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to HAQ, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, HAQ will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

On January 23, 2007, HAQ entered into a warrant clarification agreement to clarify the terms of the warrant agreement between HAQ and Continental Stock Transfer & Trust Company, as warrant agent. The warrant clarification agreement clarifies that (i) if a registration statement covering the securities issuable upon the exercise of a warrant was not effective at the time a holder desired to exercise the instrument, then the warrant could expire unexercised, and (ii) in no event would HAQ be obligated to pay cash or other consideration to the holders of the warrants or "net-cash settle" the obligations of HAQ under the warrants.

Unit Purchase Option

In connection with its IPO, HAQ agreed to sell to Maxim Group LLC, the underwriter in HAQ's IPO, for $100, an option to purchase up to a total of 225,000 units. The units issuable upon exercise of this option are identical to those offered in HAQ's IPO except that the warrants included in the option have an exercise price of $7.50 (125% of the exercise price of the warrants included in the units sold in the IPO). This option is exercisable at $10.00 per unit commencing on the later of the consummation of a business combination and July 28, 2007 and expiring July 28, 2010.  The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or HAQ's recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price or for any issuances in connection with the Merger.

On January 23, 2007, HAQ and Maxim Partners, LLC entered into an amendment to the unit purchase option. Such amendment clarifies that (i) if a registration statement covering the securities issuable upon the exercise of the unit purchase option was not effective at the time Maxim desired to exercise it, then the unit purchase option could expire unexercised, and (ii) in no event would HAQ be obligated to pay cash or other consideration to the holders of the unit purchase option or "net-cash settle" the obligations of HAQ under the unit purchase option.

Transfer Agent and Warrant Agent

The transfer agent for HAQ's common stock and warrant agent for HAQ's warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

STOCKHOLDER PROPOSALS

We are not anticipating holding any meeting of stockholders during 2007 other than the Special Meeting. Assuming that the Merger with PharmAthene is consummated, the HAQ 2008 annual meeting of stockholders will be held on or about April 30, 2008, unless the date is changed by the Board of Directors. If you are a stockholder and you want to include a proposal in the proxy statement for the 2007 annual meeting, you need to provide it to us by no later than December 31, 2007.

WHERE YOU CAN FIND MORE INFORMATION

HAQ files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended.

You may read and copy reports, proxy statements and other information filed by HAQ with the SEC at the Securities and Exchange Commission public reference room located at 100 F Street, N.E., Washington, D.C. 20549.

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

HAQ files its reports, proxy statements and other information electronically with the SEC. You may access information on HAQ at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

Information and statements contained in this proxy statement, or any annex to this proxy statement, are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement.

All information contained in this proxy statement relating to HAQ has been supplied by HAQ, and all such information relating to PharmAthene has been supplied by PharmAthene. Information provided by either of HAQ or PharmAthene does not constitute any representation, estimate or projection of the other.

If you would like additional copies of this proxy statement, or if you have questions about the acquisition or the financing, you should contact:

Healthcare Acquisition Corp.
Attn:  Matthew Kinley
2116 Financial Center
666 Walnut Street, Des Moines, Iowa 50309
(515) 244-5746.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Page
Healthcare Acquisition Corp.: Financial Statements
Report of Independent Registered Public Accounting Firm	FS-1
Balance Sheets as of December 31, 2006 and December 31, 2005	FS-2
Statements of Income for the year ended December 31, 2006, for the period from April 25, 2005 (inception) to December 31, 2005, for the period from April 25, 2005 (inception) to December 21, 2006	FS-3
Statement of Stockholders’ Equity for the period from April 25, 2005 (inception) to December 31, 2005 and the year ended December 31, 2006	FS-4
Statement of Cash Flows for the year ended December 31, 2006, the period from April 25, 2005 (inception) to December 31, 2005, and the period from April 25, 2005 (inception) to December 31, 2006.	FS-5
Notes to Unaudited Condensed Financial Statements	FS-6

Report of Independent Registered Public Accounting Firm	FS-16
Balance Sheet as of December 31, 2005	FS-17
Statements of Operations from April 25, 2005 (inception) to December 31, 2005	FS-18
Statement of Changes in Stockholders’ Equity from April 25, 2005 (inception) to December 31, 2005	FS-19
Statement of Cash Flows from April 25, 2005 (inception) to December 31, 2005	FS-20
Notes to Financial Statements	FS-21

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Financial Statements

March 31, 2007

PharmAthene, Inc.

Consolidated Financial Statements

Years ended December 31, 2006, 2005 and 2004

PharmAthene, Inc.

Condensed Consolidated Financial Statements
Three Months Ending March 31, 2007 and 2006

Condensed Consolidated Financial Statements

Condensed Consolidated Balance Sheets	F-52
Condensed Consolidated Statements of Operations	F-53
Condensed Consolidated Statements of Cash Flows	F-54
Notes to Condensed Consolidated Financial Statements	F-55 to F-77

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Healthcare Acquisition Corp.

We have audited the accompanying balance sheets of Healthcare Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005, and the related statements of income, stockholders' equity, and cash flows for the year ended December 31, 2006 and the period from April 25, 2005 (inception) to December 31, 2005, and the period from April 25, 2005 (inception) to December 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Acquisition Corp. (a corporation in the development stage) as of December 31, 2006 and 2005, and the results of its operations and its cash flows for the year ended December 31, 2006, the period from April 25, 2005 (inception) to December 31, 2005, and the period from April 25, 2005 (inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ LWBJ, LLP

LWBJ, LLP
West Des Moines, Iowa

March 12, 2007

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Balance Sheets
December 31, 2006 and 2005

	2006	2005
Assets
Current assets
Cash and cash equivalents	$675,305	$1,398,181
Cash held in Trust Fund	70,887,371	68,636,069
Prepaid expense	54,115	52,500
Deferred legal fees	121,953	-
Total current assets	71,738,744	70,086,750
Total assets	$71,738,744	$70,086,750

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$160,514	$6,996
Accrued expenses	90,996	98,996
State income tax payable	139,034	48,000
Capital based taxes payable	64,072	115,000
Deferred revenue	591,579	141,543
Total current liabilities	1,046,195	410,535

Common stock, subject to possible redemption
1,879,060 shares, at conversion value	13,578,807	13,578,807

Stockholders' equity
Preferred stock, $.0001 par value, 1,000,000 shares authorized; none
issued and outstanding	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized;
11,650,000 shares issued and outstanding (which includes 1,879,060
subject to possible conversion)	1,165	1,165
Common stock warrants (9,400,000 outstanding)	-	-
Paid-in capital in excess of par	55,818,948	55,818,948
Equity accumulated during the development stage	1,293,629	277,295
Total stockholders' equity	57,113,742	56,097,408
Total liabilities and stockholders' equity	$71,738,744	$70,086,750

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Income

	For the Year Ended December 31, 2006	For the Period from April 25, 2005 (inception) to December 31, 2005	For the Period from April 25, 2005 (inception) to December 31, 2006
Revenues
Interest income	$46,446	$19,548	$65,994
Interest and dividend income from Trust Fund	1,801,266	566,526	2,367,792
Total revenues	1,847,712	586,074	2,433,786

Costs and expenses
Capital based taxes	153,285	115,000	268,285
Management fees	90,000	37,986	127,986
Insurance	95,815	37,500	133,315
Professional fees	156,391	31,036	187,427
Travel	100,719	27,741	128,460
General and administrative	48,168	9,016	57,184
Formation costs	0	2,500	2,500
Total expenses	644,378	260,779	905,157

Income before taxes	1,203,334	325,295	1,528,629
Provision for income taxes	187,000	48,000	235,000

Net income	$1,016,334	$277,295	$1,293,629

Basic earnings per share	$0.09	$0.04

Diluted earnings per share	$0.07	$0.03

Weighted average basic shares outstanding	11,650,000	7,869,200

Weighted average diluted shares outstanding	13,634,353	8,323,201

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Stockholders’ Equity
For the years ended December 31, 2006 and 2005

					Equity
					Accumulated
	Common	Common	Common	Additional	During the
	Stock	Par	Stock	Paid in	Development	Stockholders'
	Shares	Amount	Warrants	Capital	Stage	Equity
Common shares issued to initial
stockholders at $.0111 per share	2,250,000	$150	-	$24,850	$-	$25,000
Stock dividend - July 8, 2005	-	50	-	(50)	-	-
Stock dividend - July 22, 2005	-	25	-	(25)	-	-
Sale of 9,000,000 units, net of
underwriters' discount and offering
expenses (includes 1,799,100 shares
subject to possible conversion)	9,000,000	900	-	66,364,920	-	66,365,820
Proceeds of exercise of underwriters'
over-allotment option for 400,000
units, net of commissions. (includes
79,960 shares subject to possible
conversion).	400,000	40	-	3,007,960	-	3,008,000
Proceeds subject to possible
conversion of 1,879,060 shares	-	-	-	(13,578,807)	-	(13,578,807)
Proceeds from issuance of unit options	-	-	-	100	-	100
Net income	-	-	-	-	277,295	277,295

Balance at December 31, 2005	11,650,000	$1,165	-	$55,818,948	$277,295	$56,097,408
Net income	-	-	-	-	1,016,334	1,016,334

Balance at December 31, 2006	11,650,000	$1,165	-	$55,818,948	$1,293,629	$57,113,742

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Cash Flows

	For the Year Ended December 31, 2006	For the Period from April 25, 2005 (inception) to December 31, 2005	For the Period from April 25, 2005 (inception) to December 31, 2006
Operating activities
Net income	$1,016,334	$277,295	$1,293,629
Adjustments to reconcile net income
to net cash provided by operating activities:
Increase in prepaid expenses	(1,615)	(52,500)	(54,115)
Increase in deferred legal fees	(121,953)		(121,953)
Increase in accounts payable
and accrued expenses	145,518	24,996	170,514
Increase in deferred revenue	450,036	141,543	591,579
Increase in income tax payable	91,034	48,000	139,034
Increase (decrease) in capital based
taxes payable	(50,928)	115,000	64,072

Net cash provided by operating activities	1,528,426	554,334	2,082,760

Investing activities
Increase in cash held in Trust Fund	(2,251,302)	(68,636,069)	(70,887,371)

Financing activities
Gross proceeds from Initial Public Offering	-	75,200,000	75,200,000
Proceeds from issuance of unit option	-	100	100
Proceeds from notes payable, stockholders	-	250,000	250,000
Proceeds from issuance of common stock	-	25,000	25,000
Payments made on notes payable, stockholders	-	(250,000)	(250,000)
Payments made for costs of initial public offering	-	(5,745,184)	(5,745,184)
Net cash provided by financing activities	-	69,479,916	69,479,916
Net increase (decrease) in cash	(722,876)	1,398,181	675,305
Cash, beginning of period	1,398,181	-	-
Cash, end of period	$675,305	$1,398,181	$675,305

Supplemental schedule of non-cash financing activities
Accrual of deferred offering costs	$-	$80,996	$80,996

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements

December 31, 2006

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Healthcare Acquisition Corp. (the "Company") was incorporated in Delaware on April 25, 2005, as a blank check company whose objective is to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business.

Primarily all activity through December 31, 2006 relates to the Company's formation, the public offering described below and evaluation of prospective target businesses. The Company has selected December 31 as its fiscal year-end. The registration statement for the Company's initial public offering ("Offering") was declared effective July 28, 2005. The Company consummated the Offering on August 3, 2005 (and further consummated the sale of 400,000 units subject to the underwriters' over-allotment option on August 16, 2005) and received net proceeds of approximately $69,450,000 (Note 2). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating domestic or international company in the healthcare industry, a "target business".

In evaluating a prospective target business, the Company will consider, among other factors, the financial condition and results of operation; growth potential; experience and skill of management; availability of additional personnel; capital requirements; competitive position; barriers to entry into other industries; stage of development of the products, processes or services; degree of current or potential market acceptance of the products, processes or services; proprietary features and degree of intellectual property or other protection of the products, processes or services; regulatory environment of the industry; and costs associated with effecting the business combination. These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors, as well as other considerations deemed relevant by the Company in effecting a business combination consistent with its business objective.

There are no assurances the Company will be able to successfully effect a business combination. An amount of $67,928,000 or approximately 90.3% of the gross proceeds of this offering (approximately $7.23 per unit) are being held in an interest-bearing trust account at JP Morgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company ("Trust Fund") and invested in United States Treasury Bills or short-term securities having a maturity of one hundred eighty (180) days or less, until the earlier of (i) the consummation of the Company's first business combination or (ii) the liquidation of the Company. In October 2005, the Company entered into Amendment No. 1 (the "Amendment") to the Investment Management Trust Agreement by and among the Company, Continental Stock Transfer and Trust Company and Maxim Group, LLC. Pursuant to the terms of the Amendment, the Company is permitted to invest the funds held in trust not only in treasury bills having a maturity of 180 days or less, but also in any money market fund meeting the requirements of a "cash item" as set forth in Section 3(a)(1)(C) of the Investment Company Act of 1940, as amended, and any regulations, no-action letters, exemptive orders or interpretations promulgated thereunder. The Company believes that the Amendment will allow it greater flexibility in investing the funds held in trust from its initial public offering, as well as reducing its tax liability, by allowing the Company to invest in tax-free money market funds. The placing of funds in the Trust Fund may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Fund, there is no guarantee that they will execute such agreements. The Company's officers have severally agreed that they will be personally liable to ensure that the proceeds in the Trust Fund are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that the officers will be able to satisfy those obligations. The remaining proceeds, not held in trust, may be used to pay for business, legal and accounting expenses, expenses which may be incurred related to the investigation and selection of a target business, and the negotiation of an agreement to acquire a target business, and for continuing general and administrative expenses.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Nature of Operations (continued)

The Company's first business combination must be with a business with a fair market value of at least 80% of the Company's net asset value at the time of acquisition. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the business combination or request their conversion right as described below, the business combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any business combination. After consummation of the Company's first business combination, all of these voting safeguards will no longer be applicable.

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the business combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a business combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed, without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the Offering (19.99% of the amount held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying December 31, 2006 balance sheet and 19.99% of the related interest earned on cash held in the Trust Fund has been recorded as deferred revenue.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within eighteen (18) months from the date of the consummation of the Offering, or twenty-four (24) months from the consummation of the Offering if certain extension criteria have been satisfied. Having satisfied the extension criteria, the Company now has until August 3, 2007 to complete its business combination (see proposed merger discussed in Note 10.). In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 2.)

Net Income Per Common Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

Earnings Per Share

Basic earnings per share is computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. The denominator in the calculation is based on the following weighted-average number of common shares at December 31:

	2006	2005
Basic
Add:	11,650,000	7,869,200
Shares issuable pursuant to
Common Stock Warrants	1,984,353	454,001
Diluted	13,634,353	8,323,201

As stated in Note 8, Warrants began trading separately from the Company's stock on October 6, 2005.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments

Derivative financial instruments consist of Warrants issued as part of the Offering, as described in Note 2, and a Purchase Option that was sold to an underwriter as described in Note 5. Based on Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company's Own Stock, the issuance of the Warrants and sale of the Purchase Option were reported in permanent equity and accordingly, there is no impact on the Company's financial position and results of operation, except for the $100 in proceeds from sale of the Purchase Option. Subsequent changes in fair value will not be recognized as long as the Warrants and Purchase Option continue to be classified as equity instruments.

At date of issuance the Company had determined the Purchase Option had a fair market value of approximately $850,000 using a Black-Scholes pricing model.

On January 23, 2007, the Company entered into agreements to clarify the terms of the Warrants and Purchase Option as follows: (1) if a registration statement covering the securities issuable upon the exercise of a Warrant or the Purchase Option was not effective at the time a holder desired to exercise the instrument, then the Warrant or Purchase Option could expire unexercised, and (2) in no event would the Company be obligated to pay cash or other consideration to the holders of the Warrants or the Purchase Option or “net-cash settle” the obligations of the Company under any such agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Current tax expense related entirely to state taxes, amounted to $187,000 and $48,000 for the years ended December 31, 2006 and 2005, respectively.

At December 31, 2006, the Company had a net operating loss carryforward for federal income tax purposes of approximately $1,055,000, which is available to offset future federal taxable income.

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

The Company recorded a deferred income tax asset for the tax effect of net operating loss carryforwards and temporary differences related to revenue recognition aggregating to approximately $576,000 and $145,000 for the years ended December 31, 2006 and 2005, respectively. In recognition of the uncertainty regarding the ultimate amount of income tax benefits to be derived, the Company had recorded a full valuation allowance at December 31, 2006 and 2005.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

1.	Nature of Operations and Summary of Significant Accounting Policies (continued)

The effective tax rate differs from the statutory rate of 35% primarily due to substantially all interest being tax exempt for federal tax purposes and the valuation allowance.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 clarifies the accounting and reporting for uncertainty in income taxes recognized in accordance with SFAS No. 109, “Accounting for Income Taxes”. This Interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. The Company will adopt FIN 48 in the first quarter of 2007, and does not expect the adoption of this interpretation to have a material impact on its Financial Statements.

2.	Initial Public Offering

On July 28, 2005, the Company sold 9,000,000 units ("Units") in the Offering. On August 16, 2005 an additional 400,000 Units were sold. Each Unit consists of one share of the Company's common stock, $.0001 par value and one Redeemable Common Stock Purchase Warrant ("Warrant"). Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one (1) year from the effective date of the Offering and expiring four (4) years from the effective date of the Offering. The Warrants will be redeemable by the Company at a price of $.01 per Warrant, upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sales price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third day prior to date on which notice of redemption is given. The Warrants began trading separately from the Company's common stock on October 5, 2005.In connection with the Offering, the Company paid the underwriter a discount of 6% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Offering.

3.	Notes Payable, Stockholders

The Company issued unsecured promissory notes to three Initial Stockholders, amounting to $250,000, who are also officers. These notes were non-interest bearing and were repaid from the proceeds of this Offering.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

4.	Unit Option

In connection with the Offering, the Company issued to the representative of the underwriters for $100, an option to purchase up to a total of 225,000 units, exercisable at $10 per unit ("Purchase Option"). In lieu of payment of the exercise price in cash, the holder of the Purchase Option has the right (but not the obligation) to convert any exercisable portion of the Purchase Option into units using a cashless exercise based on the difference between current market value of the units and its exercise price. The Warrants issued in conjunction with these units are identical to those offered by the prospectus, except that they have an exercise price of $7.50 (125% of the exercise price of the warrants included in the Units sold in the offering). This option commences on the later of the consummation of a business combination and one (1) year from the date of the prospectus and expiring five (5) years from the date of the prospectus. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following July 28, 2005. However, the option may be transferred to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. The purchase option grants to holders demand and "piggy back" rights for periods of five (5) and seven (7) years, respectively, from July 28, 2005 with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

5.	Commitments and Contingencies

The Company presently occupies office space in one location, provided by an affiliate of an Initial Stockholder. This affiliate has agreed that, until the Company consummates a business combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company currently pays this affiliate $7,500 per month for such services under an office services agreement. Upon completion of a business combination or liquidation, the Company will no longer be required to pay this monthly fee.

The Company has engaged a representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered, a commission equal to 4% of the exercise price for each Warrant exercised more than one (1) year after July 28, 2005 if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the Warrants, the representative's services may also include disseminating information, either orally or in writing, to Warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the representative upon the exercise of the Warrants if:

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the Warrants has not confirmed in writing that the underwriters solicited the exercise;

•	the Warrants are held in a discretionary account;

•	the Warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to Warrant holders at the time of exercise.

The Initial Stockholders, who are holders of 2,250,000 issued and outstanding shares of common stock, are entitled to registration rights pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of these shares are entitled to request the Company, on up to two (2) occasions, to register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

6.	Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the board of directors.

7.	Common Stock

On July 8, 2005, the Company's board of directors authorized a .333333 to 1 stock dividend. On July 22, 2005, the Company's board of directors authorized a .125 to 1 stock dividend. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions.

8.	Common Stock Warrants

Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one (1) year from the effective date of the Offering and expiring four (4) years from the effective date of the Offering. The Warrants will be redeemable by the Company at a price of $.01 per Warrant, upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sales price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third day prior to date on which notice of redemption is given. The warrants began trading separately from the Company's common stock on October 6, 2005.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

9.	Summarized Quarterly Data (unaudited)

Financial information for each quarter for the period from April 25, 2005 (inception) to December 31, 2006 is as follows:

	March 31,	June 30,	September 30,	December 31,
	2005	2005	2005	2005
Total revenue	$-	$-	$206,261	$379,813
Income (loss) from operations	-	(2,500)	156,476	171,319
Net income (loss)	-	(2,500)	146,476	133,319
Basic earnings per share	-	-	.02	.01
Diluted earnings per share	-	-	.02	.01

	March 31,	June 30,	September 30,	December 31,
	2006	2006	2006	2006
Total revenue	$405,023	$466,048	$484,485	$492,156
Income from operations	237,450	337,894	359,141	268,849
Net income	204,450	283,894	301,141	226,849
Basic earnings per share	.02	.02	.03	.02
Diluted earnings per share	.01	.02	.02	.02

10.	Subsequent Event

On January 19, 2007, the Company signed a plan of merger with PharmAthene, Inc. Pursuant to the terms of the agreement, and subject to certain adjustments as hereafter described, PharmAthene stockholders and noteholders will receive:

(i)	an aggregate of 12,500,000 shares of the Company’s common stock;

(ii)	$12,500,000 in 8% convertible notes of the Company in exchange for $11,800,000 of currently-outstanding 8% convertible PharmAthene notes, pursuant to a Note Exchange Agreement; and

(iii)	up to $10,000,000 in milestone payments (if certain conditions are met).

It is anticipated that shareholders of PharmAthene, Inc. will own at least 52% of the outstanding basic shares of the combined company, which is anticipated to remain listed on the American Stock Exchange. The transaction is subject to certain approvals required by the Company and PharmAthene, Inc. shareholders as described in their articles of incorporation (see Note 1 for the Company’s requirements), and as prescribed by the rules and regulations of the American Stock Exchange, as well as other regulatory approvals and other customary closing conditions.

In connection with the above, effective January 19, 2007, the Company entered into an advisory agreement related to the Company’s merger with PharmAthene, Inc. Under the terms of this agreement, the Company will pay a success fee of $500,000 upon successful completion of the transaction. The Company will also pay expenses, not to exceed an aggregate of $15,000, regardless of the successful closing of the transaction.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Healthcare Acquisition Corp.

We have reviewed the accompanying balance sheets of Healthcare Acquisition Corp. as of March 31, 2007, and the related statements of operations and cash flows for the three months ended March 31, 2007 and 2006, the period from April 25, 2005 (inception) to March 31, 2006, and the period from April 25, 2005 (inception) to March 31, 2007. We have also reviewed the statement of stockholders' equity for the period from April 25, 2005 (inception) to March 31, 2007. These financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with United States generally accepted accounting principles.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the balance sheet of Healthcare Acquisition Corp. as of December 31, 2006, and the related statements of income, Stockholders' equity and cash flows for the period from April 25, 2005 (inception) to March 31, 2006 (not presented herein); and in our report dated March 12, 2007, we expressed an unqualified opinion on those financial statements.

/s/ LWBJ, LLP

LWBJ, LLP
West Des Moines, Iowa

May 8, 2007

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Balance Sheets

	March 31, 2007	December 31, 2006
Assets		(audited)
Current assets
Cash and cash equivalents	$467,388	$675,305
Cash held in Trust Fund	71,486,888	70,887,371
Prepaid expense	48,396	54,115
Deferred merger fees	372,570	121,953
Total current assets	72,375,242	71,738,744
Total assets	$72,375,242	$71,738,744

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$354,654	$160,514
Accrued expenses	83,496	90,996
State income tax payable	160,000	139,034
Capital based taxes payable	32,136	64,072
Deferred revenue	711,422	591,579
Total current liabilities	1,341,708	1,046,195

Common stock, subject to possible redemption
1,879,060 shares, at conversion value	13,578,807	13,578,807

Stockholders' equity
Preferred stock, $.0001 par value, 1,000,000 shares
authorized; none issued and outstanding	-	-
Common stock, $.0001 par value, 100,000,000 shares
authorized; 11,650,000 shares issued and outstanding
(which includes 1,879,060 subject to possible conversion)	1,165	1,165
Common stock warrants (9,400,000 outstanding)	-	-
Paid-in capital in excess of par	55,818,948	55,818,948
Equity accumulated during the development stage	1,634,614	1,293,629
Total stockholders' equity	57,454,727	57,113,742
Total liabilities and stockholders' equity	$72,375,242	$71,738,744

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Income

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	For the Period from April 25, 2005 (inception) to March 31, 2007

Revenues
Interest income	$6,641	$14,310	$72,635
Interest and dividend income from Trust Fund	479,674	390,713	2,847,466
Total revenues	486,315	405,023	2,920,101

Costs and expenses
Capital based taxes	32,136	41,168	300,421
Management fees	22,500	22,500	150,486
Insurance	24,070	22,500	157,385
Professional fees	7,625	45,820	195,052
Travel	17,055	19,403	145,515
General and administrative	20,978	16,182	78,162
Formation costs	-	-	2,500
Total expenses	124,364	167,573	1,029,521

Income before taxes	361,951	237,450	1,890,580
Provision for income taxes	20,966	33,000	255,966

Net income	$340,985	$204,450	$1,634,614

Basic earnings per share	$0.03	$0.02

Diluted earnings per share	$0.02	$0.01

Weighted average basic shares outstanding	11,650,000	11,650,000

Weighted average diluted shares outstanding	13,667,801	13,725,325

See accompanying notes to the financial statements

* See Weighted average calculation tab

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Stockholders' Equity

For the period from April 25, 2005 (inception) to March 31, 2007

	Common Stock Shares	Common Par Amount	Common Stock Warrants	Additional Paid in Capital	Equity Accumulated During the Development Stage	Stockholders' Equity

Common shares issued to initial stockholders at $.0111 per share	2,250,000	$150	-	$24,850	$-	$25,000
Stock dividend - July 8, 2005	-	50	-	(50)	-	-
Stock dividend - July 22, 2005	-	25	-	(25)	-	-
Sale of 9,000,000 units, net of underwriters' discount and offering expenses (includes 1,799,100 shares subject to possible conversion)	9,000,000	900	-	66,364,920	-	66,365,820
Proceeds of exercise of underwriters' over-allotment option for 400,000 units, net of commissions. (includes 79,960 shares subject to possible conversion).	400,000	40	-	3,007,960	-	3,008,000
Proceeds subject to possible conversion of 1,879,060 shares	-	-	-	(13,578,807)	-	(13,578,807)
Proceeds from issuance of unit options	-	-	-	100	-	100
Net income	-	-	-	-	277,295	277,295

Balance at December 31, 2005	11,650,000	$1,165	-	$55,818,948	$277,295	$56,097,408
Net income	-	-	-	-	1,016,334	1,016,334
Balance at December 31, 2006	11,650,000	$1,165	-	$55,818,948	$1,293,629	$57,113,742
Net income	-	-	-	-	340,985	340,985
Balance at March 31, 2007	11,650,000	$1,165	-	$55,818,948	$1,634,614	$57,454,727

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Statements of Cash Flows

	For the Three Months Ended March 31, 2007	For the Three Months Ended March 31, 2006	For the Period from April 25, 2005 (inception) to March 31, 2007

Operating activities
Net income	$340,985	$204,450	$1,634,614
Adjustments to reconcile net income to net cash provided by operating activities:
Decrease (increase) in prepaid expenses	5,719	2,172	(48,396)
Increase in deferred merger fees	(250,617)	-	(372,570)
Increase in accounts payable and accrued expenses	186,640	34,232	357,154
Increase in deferred revenue	119,843	97,617	711,422
Increase in income tax payable	20,966	33,000	160,000
Increase (decrease) in capital based taxes payable	(31,936)	41,293	32,136

Net cash provided by operating activities	391,600	412,764	2,474,360

Investing activities
Increase in cash held in Trust Fund	(599,517)	(488,330)	(71,486,888)

Financing activities
Gross proceeds from Initial Public Offering	-	-	75,200,000
Proceeds from issuance of unit option	-	-	100
Proceeds from notes payable, stockholders	-	-	250,000
Proceeds from issuance of common stock	-	-	25,000
Payments made on notes payable, stockholders	-	-	(250,000)
Payments made for costs of initial public offering	-	-	(5,745,184)
Net cash provided by financing activities	-	-	69,479,916
Net increase (decrease) in cash	(207,917)	(75,566)	467,388
Cash, beginning of period	675,305	1,398,181	-
Cash, end of period	$467,388	$1,322,615	$467,388

Supplemental schedule of non-cash financing activities
Accrual of deferred offering costs	$-	$-	$80,996

See accompanying notes to the financial statements

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements

March 31, 2007

1.	Basis of Presentation

The financial statements at March 31, 2007 and for the three months ended March 31, 2007, and the period from April 25, 2005 (inception) to March 31, 2007 are unaudited. In the opinion of management, all adjustments (consisting of normal accruals) have been made that are necessary to present fairly the financial position of Healthcare Acquisition corp. (the "Company") as of March 31, 2007 and the results of its operations and its cash flow for the three months ended March 31, 2007 and the period from April 25, 2005 (inception) to March 31, 2007. Operating results for the interim period are not necessarily indicative of the results to be expected for the full year.

2.	Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Healthcare Acquisition Corp. (the "Company") was incorporated in Delaware on April 25, 2005, as a blank check company whose objective is to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business.

Primarily all activity through December 31, 2006, relates to the Company's formation and the public offering described below identifying and evaluating prospective target businesses. On January 19, 2007, the Company signed an agreement and plan of merger with PharmAthene, Inc. (see proposed business combination discussed in Note 3.) The Company has until August 3, 2007 to complete the business combination.

The registration statement for the Company's initial public offering ("Offering") was declared effective July 28, 2005. The Company consummated the Offering on August 3, 2005 (and further consummated the sale of 400,000 units subject to the underwriters' over-allotment option on August 16, 2005) and received net proceeds of approximately $69,450,000 (Note 4). The Company's management has broad discretion with respect to the specific application of the net proceeds of this Offering, although substantially all of the net proceeds of the Offering are intended to be generally applied toward consummating a business combination with an operating domestic or international company in the healthcare industry, a "target business".

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

2.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Nature of Operations (continued)

There are no assurances the Company will be able to successfully effect a business combination. An amount of $67,928,000 or approximately 90.3% of the gross proceeds of this offering (approximately $7.23 per unit) are being held in an interest-bearing trust account at JP Morgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company ("Trust Fund") and invested in United States Treasury Bills or short-term securities having a maturity of 180 days or less, until the earlier of (i) the consummation of the Company's first business combination or (ii) the liquidation of the Company. In October 2005, the Company entered into Amendment No. 1 (the "Amendment") to the Investment Management Trust Agreement by and among the Company, Continental Stock Transfer and Trust Company and Maxim Group, LLC. Pursuant to the terms of the Amendment, the Company is permitted to invest the funds held in trust not only in treasury bills having a maturity of 180 days or less, but also in any money market fund meeting the requirements of a "cash item" as set forth in Section 3(a)(1)(C) of the Investment Company Act of 1940, as amended, and any regulations, no-action letters, exemptive orders or interpretations promulgated thereunder. The Company believes that the Amendment allows it greater flexibility in investing the funds held in trust from its initial public offering, as well as reducing its tax liability, by allowing the Company to invest in tax-free money market funds. The placing of funds in the Trust Fund may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Fund, there is no guarantee that they will execute such agreements. The Company's officers have severally agreed that they will be personally liable to ensure that the proceeds in the Trust Fund are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to the Company. However, there can be no assurance that the officers will be able to satisfy those obligations. The remaining proceeds, not held in trust, may be used to pay for business, legal and accounting expenses, expenses which may be incurred related to the investigation and selection of a target business, and the negotiation of an agreement to acquire a target business, and for continuing general and administrative expenses.

The Company's first business combination must be with a business with a fair market value of at least 80% of the Company's net asset value at the time of acquisition. The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that stockholders owning 20% or more of the outstanding stock excluding, for this purpose, those persons who were stockholders prior to the Offering, vote against the business combination or request their conversion right as described below, the business combination will not be consummated. All of the Company's stockholders prior to the Offering, including all of the officers and directors of the Company ("Initial Stockholders"), have agreed to vote their 2,250,000 founding shares of common stock in accordance with the vote of the majority in interest of all other stockholders of the Company ("Public Stockholders") with respect to any business combination. After consummation of the Company's first business combination, all of these voting safeguards will no longer be applicable.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

2.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Nature of Operations (continued)

With respect to the first business combination which is approved and consummated, any Public Stockholder who voted against the business combination may demand that the Company redeem his or her shares. The per share redemption price will equal the amount in the Trust Fund as of the record date for determination of stockholders entitled to vote on the business combination divided by the number of shares of common stock held by Public Stockholders at the consummation of the Offering. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a business combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Fund computed, without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the Offering (19.99% of the amount held in the Trust Fund) has been classified as common stock subject to possible conversion in the accompanying March 31, 2007 balance sheet and 19.99% of the related interest earned on cash held in the Trust Fund has been recorded as deferred revenue.

The Company's Amended and Restated Certificate of Incorporation provides for mandatory liquidation of the Company, without stockholder approval, in the event that the Company does not consummate a business combination within eighteen (18) months from the date of the consummation of the Offering, or twenty-four (24) months from the consummation of the Offering if certain extension criteria have been satisfied. Having satisfied the extension criteria, the Company now has until August 3, 2007 to complete its business combination (see proposed business combination discussed in Note 3.) In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the initial public offering price per share in the Offering (assuming no value is attributed to the Warrants contained in the Units to be offered in the Offering discussed in Note 4.)

Net Income Per Common Share

Net income per share is computed by dividing net income by the weighted-average number of shares of common stock outstanding during the period.

Derivative Financial Instruments

Derivative financial instruments consist of Warrants issued as part of the Offering, as described in Note 4, and a Purchase Option that was sold to an underwriter as described in Note 6. Based on Emerging Issues Task Force 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settle in, a Company's Own Stock, the issuance of the Warrants and sale of the Purchase Option were reported in permanent equity and accordingly, there is no impact on the Company's financial position and results of operation, except for the $100 in proceeds from sale of the Purchase Option. Subsequent changes in fair value will not be recognized as long as the Warrants and Purchase Option continue to be classified as equity instruments.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

2.	Nature of Operations and Summary of Significant Accounting Policies (continued)

Derivative Financial Instruments (continued)

At date of issuance, the Company had determined the Purchase Option had a fair market value of approximately $850,000 using a Black-Scholes pricing model.

On January 23, 2007, the Company entered into agreements to clarify the terms of the Warrants and Purchase Option as follows: (1) if a registration statement covering the securities issuable upon the exercise of a Warrant or the Purchase Option was not effective at the time a holder desired to exercise the instrument, then the Warrant or Purchase Option could expire unexercised, and (2) in no event would the Company be obligated to pay cash or other consideration to the holders of the Warrants or the Purchase Option or "net-cash settle" the obligations of the Company under any such agreements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

Deferred income taxes are provided for the differences between the basis of assets and liabilities for financial reporting and income tax purposes. A valuation allowance is established to reduce deferred tax assets to the amount expected to be realized.

The effective tax rate differs from the statutory rate of 35% primarily due to substantially all interest being tax exempt for federal tax purposes and the valuation allowance.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes ("FIN 48"). FIN 48 clarifies the accounting and reporting for uncertainty in income taxes recognized in accordance with SFAS No. 109, Accounting for Income Taxes. This Interpretation prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return, and also provides guidance on various related matters such as derecognition, interest and penalties, and disclosure. The Company adopted FIN48 in the first quarter of 2007, with no material impact to the financial statements.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

3.	Agreement and Plan of Merger

On January 19, 2007, the Company signed an agreement and plan of merger with PharmAthene, Inc. ("PharmAthene"). Pursuant to the terms of the agreement, and subject to certain adjustments as hereafter described, PharmAthene stockholders and noteholders will receive:

(a)	an aggregate of 12,500,000 shares of the Company's common stock;

(b)	$12,500,000 in 8% convertible notes of the Company in exchange for $11,800,000 of currently-outstanding 8% convertible PharmAthene notes, pursuant to a Note Exchange Agreement; and

(c)	Up to $10,000,000 in milestone payments (if certain conditions are met).

It is anticipated that shareholders of PharmAthene will own at least 52% of the outstanding basic shares of the combined company, which is anticipated to remain listed on the American Stock Exchange. The transaction is subject to certain approvals required by the Company and PharmAthene shareholders as described in their respective charter documents (see Note 1 for the Company's requirements), and as prescribed by the rules and regulations of the American Stock Exchange, as well as other regulatory approvals and other customary closing conditions.

The preliminary proxy statement filed by the Company with respect to the plan of merger also seeks approval of the following matters:

(a)	the amendment to the Company's amended and restarted certificate of incorporation to

(i)	change the Company's name to "PharmAthene, Inc."
(ii)	remove certain provisions containing procedural and approval requirements currently applicable to the Company that will no longer be operative after the consummation of the merger, and
(iii)
grant to holders of convertible promissory notes issued in the merger the right to designate three (3) members to the Company's Board of Directors for so long as at least thirty percent (30%) of the original face value of such notes remain outstanding.

(b)	the adoption of a Long-Term Incentive Plan pursuant to which the Company will receive 3,500,000 shares of common stock for issuance pursuant, and

(c)	such other business as may properly come before the meeting or any adjournment or postponement thereof.

In connection with the above, effective January 19, 2007, the Company entered into an advisory agreement with Maxim Group, LLC, the Company's underwriter in its public offering, related to the Company's merger with PharmAthene. Under the terms of this agreement, the Company will pay a success fee of $500,000 upon successful completion of the transaction. The Company will also pay expenses, not to exceed an aggregate of $15,000, regardless of the successful closing of the transaction.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

4. Initial Public Offering

On July 28, 2005, the Company sold 9,000,000 units ("Units") in the Offering. On August 16, 2005, an additional 400,000 Units were sold. Each Unit consists of one (1) share of the Company's common stock, $.0001 par value and one (1) Redeemable Common Stock Purchase Warrant ("Warrant"). Each Warrant entitles the holder to purchase from the Company one (1) share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one (1) year from the effective date of the Offering and expiring four (4) years from the effective date of the Offering. The Warrants will be redeemable by the Company at a price of $.01 per Warrant, upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sales price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third day prior to date on which notice of redemption is given. The Warrants began trading separately from the Company's common stock on October 5, 2005. In connection with the Offering, the Company paid the underwriter a discount of 6% of the gross proceeds of the Offering and a non-accountable expense allowance of 1% of the gross proceeds of the Offering.

5. Notes Payable, Stockholders

The Company issued unsecured promissory notes to three (3) Initial Stockholders, who are also officers, amounting to $250,000. These notes were non-interest bearing and were repaid from the proceeds of this Offering.

6.  Unit Option

In connection with the Offering, the Company issued to the representative of the underwriters, for $100, an option to purchase up to a total of 225,000 Units, exercisable at $10 per Unit ("Purchase Option"). In lieu of payment of the exercise price in cash, the holder of the Purchase Option has the right (but not the obligation) to convert any exercisable portion of the Purchase Option into Units using a cashless exercise based on the difference between current market value of the Units and its exercise price. The Warrants issued in conjunction with these Units are identical to those offered by the prospectus, except that they have an exercise price of $7.50 (125% of the exercise price of the warrants included in the Units sold in the Offering). This option commences on the later of the consummation of a business combination and one (1) year from the date of the prospectus and expiring five (5) years from the date of the prospectus.

Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following July 28, 2005. However, the option may be transferred to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. The Purchase Option grants to holders demand and "piggy back" rights for periods of five (5) and seven (7) years, respectively, from July 28, 2005, with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at a price below its exercise price.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

7. Commitments and Contingencies

The Company presently occupies office space in one (1) location, provided by an affiliate of an Initial Stockholder. This affiliate has agreed that, until the Company consummates a business combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time. The Company currently pays this affiliate $7,500 per month for such services under an office services agreement. Upon completion of a business combination or liquidation, the Company will no longer be required to pay this monthly fee.

The Company has engaged a representative of the underwriters, on a non-exclusive basis, as its agent for the solicitation of the exercise of the Warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the Securities and Exchange Commission, the Company has agreed to pay the representative for bona fide services rendered, a commission equal to 4% of the exercise price for each Warrant exercised more than one (1) year after July 28, 2005, if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the Warrants, the representative's services may also include disseminating information, either orally or in writing, to Warrant holders about the Company or the market for its securities, and assisting in the processing of the exercise of the Warrants. No compensation will be paid to the representative upon the exercise of the Warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;
•	the holder of the Warrants has not confirmed in writing that the underwriters solicited the exercise;
•	the Warrants are held in a discretionary account;
•	the Warrants are exercised in an unsolicited transaction; or
•	the arrangement to pay the commission is not disclosed in the prospectus provided to Warrant holders at the time of exercise.

The Initial Stockholders who are holders of 2,250,000 issued and outstanding shares of common stock are entitled to registration rights pursuant to an agreement signed on the effective date of the Offering. The holders of the majority of these shares are entitled to request the Company, on up to two (2) occasions, to register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain "piggy-back" registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

8. Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors.

HEALTHCARE ACQUISITION CORP.
(a corporation in the development stage)

Notes to Financial Statements (continued)

9. Common Stock

On July 8, 2005, the Company's Board of Directors authorized a .333333 to 1 stock dividend. On July 22, 2005, the Company's Board of Directors authorized a .125 to 1 stock dividend. All references in the accompanying financial statements to the number of shares of stock have been retroactively restated to reflect these transactions, assuming they occurred at the beginning of the period.

10. Common Stock Warrants

Each Warrant entitles the holder to purchase from the Company one (1) share of common stock at an exercise price of $6.00 commencing the later of the completion of a business combination with a target business or one (1) year from the effective date of the Offering and expiring four (4) years from the effective date of the Offering. The Warrants will be redeemable by the Company at a price of $.01 per Warrant, upon thirty (30) days notice after the Warrants become exercisable, only in the event that the last sales price of the common stock is at least $11.50 per share for any twenty (20) trading days within a thirty (30) trading-day period ending on the third day prior to the date on which notice of redemption is given. The Warrants began trading separately from the Company's common stock on October 6, 2005.

PharmAthene, Inc.
Consolidated Financial Statements
Years ended December 31, 2006, 2005 and 2004
with Report of Independent Auditors

Report of Independent Auditors

Board of Directors
PharmAthene, Inc.

We have audited the accompanying consolidated balance sheets of PharmAthene, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, convertible redeemable preferred stock and stockholders’ deficit, and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PharmAthene, Inc. at December 31, 2006 and 2005, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States.

As discussed in Note 3 to the financial statements, the Company changed its method of accounting for share-based compensation in 2006 upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment.”

/s/ Ernst & Young LLP

McLean, Virginia
April 10, 2007

PharmAthene, Inc.

Consolidated Balance Sheets

	December 31
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$5,112,212	$7,938,116
Accounts receivable	1,455,538	494,652
Prepaid expenses	877,621	1,549,711
Other current assets	104,772	8,657
Total current assets	7,550,143	9,991,136

Property and equipment, net	5,230,212	4,906,467
Patents, net	1,246,236	1,382,631
Other long term assets	153,336	-
Deferred costs	587,577	-
Total assets	$14,767,504	$16,280,234
Liabilities, convertible redeemable preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$839,120	$783,070
Accrued expenses and other liabilities	1,587,017	658,257
Notes payable	11,768,089	-
Total current liabilities	14,194,226	1,441,327

Warrants to purchase Series C convertible redeemable preferred stock	2,423,370	2,072,965
Total liabilities	16,617,596	3,514,292

Minority interest - Series C convertible redeemable preferred stock of PharmAthene Canada, Inc., $0.001 par value; unlimited shares authorized; 2,591,654 issued and outstanding; liquidation preference in the aggregate of $2,719,178	2,545,785	2,243,637

Series A convertible redeemable preferred stock, $0.001 par value; 16,442,000 shares authorized, issued and outstanding; liquidation preference in the aggregate of $19,355,388	19,130,916	17,564,998
Series B convertible redeemable preferred stock, $0.001 par value; 65,768,001 shares authorized; 30,448,147 issued and outstanding; liquidation preference in the aggregate of $33,010,797	31,780,064	28,886,718
Series C convertible redeemable preferred stock, $0.001 par value; 22,799,574 shares authorized; 14,946,479 issued and outstanding; liquidation preference in the aggregate of $15,681,930	14,480,946	12,652,687
Stockholders’ deficit:
Common stock, $0.001 par value; 147,089,104 shares authorized; 12,483,472 at December 31, 2006 and 10,942,906 at December 31, 2005 shares issued and outstanding	12,483	10,943
Additional paid-in capital	-	-
Accumulated other comprehensive income	63,954	115,160
Accumulated deficit	(69,864,240)	(48,708,201)
Total stockholders’ deficit	(69,787,803)	(48,582,098)
Total liabilities, convertible redeemable preferred stock, and stockholders’ deficit	$14,767,504	$16,280,234

See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Operations

	Year ended December 31
	2006	2005	2004

Contract and grant revenue	$1,641,822	$1,045,751	$1,037,979
Other revenue	21,484	52,649	-
	1,663,306	1,098,400	1,037,979
Operating expenses:
Research and development	7,140,337	6,351,157	7,843,863
General and administrative	8,572,963	5,009,267	3,327,571
Acquired in-process research and development	-	12,812,000	-
Depreciation and amortization	483,646	660,567	25,198
Total operating expenses	16,196,946	24,832,991	11,196,632

Loss from operations	(14,533,640)	(23,734,591)	(10,158,653)

Other income (expense):
Interest income	289,606	381,840	72,374
Interest expense	(538,948)	(988)	(32,666)
Change in market value of derivative instruments	(350,405)	-	-
Total other income (expense)	(599,747)	380,852	39,708

Net loss	(15,133,387)	(23,353,739)	(10,118,945)

Accretion of redeemable convertible preferred stock to redemptive value	(6,589,671)	(5,809,716)	(2,322,699)
Net loss attributable to common shareholders	$(21,723,058)	$(29,163,455)	$(12,441,644)

Basic and diluted net loss per share	$(1.90)	$(2.70)	$(1.16)

Weighted average shares used in calculation of basic and diluted net loss per share	11,407,890	10,817,949	10,740,000

See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Convertible Redeemable Preferred Stock and Stockholders’ Deficit

							Stockholders’ Deficit
	Convertible Redeemable Preferred Stock								Additional	Accumulated Other
	Series A		Series B		Series C		Common Stock		Paid-In	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Income	Deficit	Deficit

Balance as of 12/31/2003	13,769,230	$15,265,583	-	$-	-	$-	10,740,000	$10,740	$-	$-	$(10,353,122)	$(10,342,382)
Net loss	-	-	-	-	-	-	-	-	-	-	(10,118,945)	(10,118,945)
Accrual of Series A dividends	-	1,229,194	-	-	-	-	-	-	(1,229,194)	-	-	(1,229,194)
Accretion of Series A issuance costs	-	21,100	-	-	-	-	-	-	(21,100)	-	-	(21,100)
Issuance of Series B convertible redeemable preferred stock and warrants at approximately $0.9123 per share, net of issuance costs of $207,288	-	-	28,803,951	24,237,901	-	-	-	-	1,832,589	-	-	1,832,589
Conversion of bridge loan	-	-	1,644,196	1,298,254	-	-	-	-	201,746	-	-	201,746
Issuance of Series A Convertible Redeemable Preferred Stock as deemed dividend	2,672,770	(436,731)	-	-	-	-	-	-	436,731	-	-	436,731
Accretion of Series A deemed dividend	-	25,869	-	-	-	-	-	-	(25,869)	-	-	(25,869)
Accrual of Series B dividends	-	-	-	523,592	-	-	-	-	(523,592)	-	-	(523,592)
Accretion of Series B issuance costs	-	-	-	10,364	-	-	-	-	(10,364)	-	-	(10,364)
Accretion of common stock purchase warrants	-	-	-	101,718	-	-	-	-	(101,718)	-	-	(101,718)
Stock compensation	-	-	-	-	-	-	-	-	2,448	-	-	2,448
Balance as of 12/31/2004	16,442,000	16,105,015	30,448,147	26,171,829	-	-	10,740,000	10,740	561,677	-	(20,472,067)	(19,899,650)
Net loss	-	-	-	-	-	-	-	-	-	-	(23,353,739)	(23,353,739)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	115,160	-	115,160
Comprehensive loss	-	-	-	-	-	-	-	-	-	-	-	(23,238,579)
Exercise of common stock options	-	-	-	-	-	-	202,906	203	27,067	-	-	27,270
Accrual of Series A dividends	-	1,327,798	-	-	-	-	-	-	(927,320)	-	(400,478)	(1,327,798)
Accretion of Series A issuance costs	-	21,100	-	-	-	-	-	-	-	-	(21,100)	(21,100)
Accretion of Series A deemed dividend	-	111,085	-	-	-	-	-	-	-	-	(111,085)	(111,085)
Accrual of Series B dividends	-	-	-	2,263,509	-	-	-	-	-	-	(2,263,509)	(2,263,509)
Accretion of Series B issuance costs	-	-	-	44,508	-	-	-	-	-	-	(44,508)	(44,508)
Accretion of common stock purchase warrants	-	-	-	406,872	-	-	-	-	-	-	(406,872)	(406,872)
Issuance of Series C convertible redeemable preferred stock and warrants at approximately $0.9123 per share, net of issuance costs of $330,495	-	-	-	-	14,946,479	11,249,869	-	-	335,059	-	-	335,059
Accrual of Series C dividends	-	-	-	-	-	884,635	-	-	-	-	(1,038,027)	(1,038,027)
Accretion of Series C issuance costs	-	-	-	-	-	64,697	-	-	-	-	(64,697)	(64,697)
Accretion of common stock purchase warrants	-	-	-	-	-	49,774	-	-	-	-	(58,405)	(58,405)
Accretion of preferred stock purchase warrants	-	-	-	-	-	403,712	-	-	-	-	(473,714)	(473,714)
Stock compensation	-	-	-	-	-	-	-	-	3,517	-	-	3,517
Balance as of 12/31/2005	16,442,000	17,564,998	30,448,147	28,886,718	14,946,479	12,652,687	10,942,906	10,943	-	115,160	(48,708,201)	(48,582,098)
Net loss	-	-	-	-	-	-	-	-	-	-	(15,133,387)	(15,133,387)
Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	(51,206)	-	(51,206)
Comprehensive loss	-	-	-	-	-	-	-	-	-	-	-	(15,184,593)
Exercise of common stock options	-	-	-	-	-	-	1,340,566	1,341	242,450	-	-	243,790
Exercise of common stock options	-	-	-	-	-	-	200,000	200	1,800	-	-	2,000
Accrual of Series A dividends	-	1,433,732	-	-	-	-	-	-	(567,018)	-	(866,714)	(1,433,732)
Accretion of Series A issuance costs	-	21,100	-	-	-	-	-	-	-	-	(21,100)	(21,100)
Accretion of Series A deemed dividend	-	111,085	-	-	-	-	-	-	-	-	(111,085)	(111,085)
Accrual of Series B dividends	-	-	-	2,445,244	-	-	-	-	-	-	(2,445,244)	(2,445,244)
Accretion of Series B issuance costs	-	-	-	41,458	-	-	-	-	-	-	(41,458)	(41,458)
Accretion of common stock purchase warrants	-	-	-	406,644	-	-	-	-	-	-	(406,644)	(406,644)
Accrual of Series C dividends	-	-	-	-	-	1,161,622	-	-	-	-	(1,363,042)	(1,363,042)
Accretion of Series C issuance costs	-	-	-	-	-	95,846	-	-	-	-	(95,846)	(95,846)
Accretion of common stock purchase warrants	-	-	-	-	-	62,172	-	-	-	-	(73,144)	(73,144)
Accretion of preferred stock purchase warrants	-	-	-	-	-	508,619	-	-	-	-	(598,375)	(598,375)
Stock compensation	-	-	-	-	-	-	-	-	322,768	-	-	322,768
Balance as of 12/31/2006	16,442,000	$19,130,916	30,448,147	$31,780,064	14,946,479	$14,480,946	12,483,472	$12,483	$-	$63,954	$(69,864,240)	$(69,787,803)
See accompanying notes.

PharmAthene, Inc.

Consolidated Statements of Cash Flows

	Year ended December 31
	2006	2005	2004
Operating activities
Net loss	$(15,133,387)	$(23,353,739)	$(10,118,945)
Adjustments to reconcile net loss to net cash used in operating activities:
Write-off of acquired in-process research and development	-	12,812,000	-
Change in market value of derivative instruments	350,405	-	-
Depreciation and amortization	483,646	660,567	25,198
Compensatory option expense	322,768	3,517	2,448
Changes in operating assets and liabilities:
Accounts receivable	(960,886)	(494,652)	355,355
Prepaid expenses and other current assets	575,975	979,805	(2,037,023)
Other assets	(153,336)	-	-
Accounts payable	56,050	(218,216)	(2,076,181)
Accrued expenses	928,760	(380,146)	1,016,056
Net cash used in operating activities	(13,530,005)	(9,990,864)	(12,833,092)
Investing activities
Purchase of property and equipment	(786,483)	(329,594)	(46,574)
Purchase of Nexia assets	-	(12,277,005)	-
Net cash used in investing activities	(786,483)	(12,606,599)	(46,574)
Financing activities
Net proceeds from the issuance of redeemable preferred stock	-	8,858,766	26,070,490
Proceeds from stock options exercised	245,790	27,270	-
Proceeds from issuance of bridge loan	11,768,089	-	1,500,000
Merger financing costs	(587,577)	-	-
Net cash provided by financing activities	11,426,302	8,886,036	27,570,490

Effects of exchange rates on cash	64,282	(12,574)	-

(Decrease) increase in cash and cash equivalents	(2,825,904)	(13,724,001)	14,690,824
Cash and cash equivalents, at beginning of year	7,938,116	21,662,117	6,971,293
Cash and cash equivalents, at end of year	$5,112,212	$7,938,116	$21,662,117
Non-cash financing activities
Issuance of Series C redeemable preferred stock and warrants for assets	$-	$(1,212,622)	$-

See accompanying notes.

PharmAthene, Inc.

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

1. Organization and Business

PharmAthene, Inc. (the Company) was incorporated on March 13, 2001 (inception), under the laws of the State of Delaware. The Company is a biopharmaceutical company focused on developing anti-infectives for biodefense applications. The Company has generated an accumulated deficit of $69,864,240 since inception. The Company anticipates incurring additional losses until such time, if ever, as it can generate significant sales of its products currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed.

As further discussed in Note 15, the Company has signed a merger agreement and entered into a $10 million debt financing subsequent to December 31, 2006.

The Company is subject to those risks associated with any biopharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

The Company has incurred cumulative net losses and expects to incur additional losses to perform further research and development activities. The Company does not have commercial products and has limited capital resources. Management’s plans with regard to these matters include continued development of its products as well as seeking additional research support funds and financial arrangements. Although Management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient financing on commercial reasonable terms or that the Company will be able to secure financing from anticipated government contracts and grants.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

2. Nexia Asset Purchase

On March 10, 2005, the Company acquired substantially all of the assets and liabilities of Nexia Biotechnologies Inc. (Nexia) that relate to its Protexia® (recombinant human butyrylcholinesterase) compound. The Company paid approximately $19.1 million in cash, Series C Convertible Redeemable Preferred Stock (the Series C Preferred Stock), and warrants. Specifically, the Company delivered to Nexia (i) 7,465,501 shares of Series C Preferred Stock valued at approximately $0.91 per share; (ii) warrants to acquire 2,239,650 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008; and (iii) warrants to acquire 1,343,790 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014. In addition, the Company delivered to Nexia $11,763,176 in cash. The purchased assets and liabilities are held by PharmAthene Canada, Inc., a variable interest entity consolidated by the Company, which was established by PharmAthene in connection with the purchase to allow for the holding of the assets and the investment of certain shareholders as further described in Note 8.

The purchase price of the Nexia assets was allocated to the tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. The results of Nexia’s operations have been included in the financial statement since the acquisition date.

The following table summarizes the purchase price allocation to estimated fair values of the assets acquired and liabilities assumed as of the acquisition date:

Prepaid expenses and other current assets	$248,000
Property and equipment, net	5,021,000
In-process research and development	12,812,000
Acquired identifiable intangibles	1,407,000
Accounts payable	(371,000)
Total assets acquired	$19,117,000

In connection with the acquisition and as calculated by a third party appraiser, the Company recorded $12.8 million of the purchase price of the Nexia Asset Purchase as acquired in-process research and development. The fair value was determined utilizing a present value technique involving a discounted cash flow analysis. Under this approach, fair value reflects the present value of the projected free cash flow that will be generated by the in-process research and development.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

2. Nexia Asset Purchase (continued)

At the date of the acquisition, the development of Protexia® was not complete, had not reached technological feasibility and had no known alternative uses. Consequently, there is considerable uncertainty as to the technological feasibility of this product at the date of the acquisition. The Company does not foresee any alternative future benefit from the acquired in-process research and development. Significant technological and regulatory approval risks are associated with the development of the product. Development of a product will require significant amounts of future time, effort, and substantial development costs, which will be incurred by the Company. The efforts required to develop the acquired in-process research and development into commercially viable products include the development of the compound for use in intended subjects and the reformulation of an alternate purification process for the compound, as well as the conducting of applicable clinical-trial testing, regulatory approval and the development of a product suitable for commercialization. The principal risks relating to achieving an indication under development are the outcomes of clinical studies of the alternatively purified compound and receiving positive results regulatory filings and approval. Since pharmaceutical products cannot be marketed without regulatory approvals, the Company will not receive any benefits unless regulatory approval is obtained. Accordingly, the portion of the purchase price related to these products under development was allocated to acquired in-process research and development and was expensed at the date of acquisition.

3. Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiary, PharmAthene Canada, Inc., which was formed in March of 2005. All significant intercompany transactions and balances have been eliminated.

The FASB has issued FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46R is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in 2005 for VIEs created prior to February 1, 2003. The Company’s subsidiary, PharmAthene Canada, Inc., is a VIE and the Company is the primary beneficiary.

Therefore, the Company has consolidated PharmAthene Canada, Inc. as of its date of inception.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Loss and Foreign Currency Translation

The financial statements of subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of a short-term money market account with a bank.

Accounts Receivable

Through its inception to date, substantially all of PharmAthene’s accounts receivable have been associated with U.S. government contracts and grants or with the receipt of Quebec provincial or Canadian Federal credits for internally and externally generated research and development expenditures. Amounts invoiced or recorded as billed under these programs but not yet collected are reported as outstanding accounts receivable.

While the Company has a policy to provide an allowance for any amount of accounts receivable which it determines to be uncollectible and the Company will write off any uncollectible account when the likelihood of that account’s collection is determined to be not probable, the Company has not historically found it necessary to record any write-offs of accounts receivable or to record an allowance for uncollectible accounts. At December 31, 2006, the Company’s accounts receivable balance included approximately $853,600 related to U.S government contracts.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment consist of land, building and leasehold improvements, laboratory, computer, farm and office equipment and furniture and are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Asset Category	Estimated Useful Life ( in years)

Building and leasehold improvements	4 - 20
Laboratory equipment	7
Furniture, farm and office equipment	5 - 7
Computer equipment	3

Intangible Assets

Intangible assets consist of patents and are being amortized using the straight-line method over an 11 year period. The intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset’s carrying value is reduced to fair value.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets. As of December 31, 2006, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Revenue Recognition

Grant Revenue

The Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

All of the grant revenue the Company recognized was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Receipts pursuant to such cost reimbursement grants are contingent upon the successful completion of related tasks, the granting agency may modify the contract at any time, and reimbursed costs are subject to review and adjustment by the granting agency.

In September 2006, the Company was awarded a multi-year cost reimbursement contract valued at up to $213 million from the Department of Defense Army Space and Missile Command for advanced development of the Company’s broad spectrum chemical nerve agent prophylaxis, Protexia®. The Department of Defense has allocated $34.7 million for the initial stage of development, including manufacturing process development, preclinical and toxicity testing activities, of this contract. The Company recognized $1.5 million of revenue on this contract for the year ended December 31, 2006.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Research and Development and In-Process Research and Development

Research and development costs are charged to expense as incurred.

Stock Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) using the modified prospective method to record compensation expense for all share-based payments to employees, including grants of employee stock options. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on the selected inputs. Option valuation models, including the Black-Scholes option-pricing model, require the input of subjective assumptions, and changes in the assumptions could materially affect the grant date value of the award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility and the expected life of the award. The resulting compensation expense is recognized ratably over the requisite service period that an employee must provide to earn the award, the “vesting period”.

The fair value for the 2006 awards was estimated at the date of grant using the Black-Scholes option-pricing model assuming a weighted-average volatility of approximately 72%, a risk-free interest rate of 4.5%, a dividend yield of 0%, and a weighted-average expected life of the option of 9.4 years. The Company recognized compensation expense related to the awarding of stock options to employees of $322,768 for the year ended December 31, 2006.

Prior to the adoption of SFAS No. 123R, the Company accounted for stock-based employee compensation arrangements using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations and complied with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) for the periods ended December 31, 2005 and 2004, respectively. Under APB 25, compensation expense was based on the difference, if any, on the date of the grant between the fair value of the Company’s stock and the exercise price of the option.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Stock Compensation (continued)

The Company accounts for equity instruments issued to non-employees in accordance with SFAS 123 and Emerging Issues Task Force (EITF) 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. Accordingly, the estimated fair value of the equity instrument is recorded on the earlier of the performance commitment date or the date the services required are completed.

In accordance with SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure (SFAS 148), the effect on net loss if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation for the periods ended December 31, 2005 and 2004 is as follows:

	Year ended December 31
	2005	2004

Net loss attributable to common shareholders, as reported	$(29,163,455)	$(12,441,644)
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards	(242,340)	(81,413)
Pro forma net loss attributable to common shareholders	$(29,405,795)	$(12,523,057)

Basic and diluted net loss per share:
As reported	(2.70)	(1.16)
Pro forma	(2.72)	(1.17)

Prior to January 1, 2006, the following assumptions were used to determine the fair value of options granted.

	Year ended December 31
	2005	2004

Weighted average volatility	60.0%	60.0%
Risk-free interest rate	3.9	4.1
Expected dividend yield	-	-
Expected weighted average life, in years	8.7	7.0

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Basic and Diluted Net Loss Per Share

Basic net loss per share of common stock excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities were exercised into common stock. However, for all periods presented, diluted net loss per share is the same as basic net loss attributable to common shareholders per share as the inclusion of weighted average shares of common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. Securities outstanding in the amount of 116,652,000, 118,374,000 and 31,964,000 shares for the years ended December 31, 2006, 2005 and 2004, respectively, were excluded from the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share:

	Year ended December 31
	2006	2005	2004

Numerator:
Net loss	$(15,133,387)	$(23,353,739)	$(10,118,945)
Dividends on and accretion of convertible preferred stock	(6,589,671)	(5,809,716)	(2,322,699)
Net loss available to common stockholders	$(21,723,058)	$(29,163,455)	$(12,441,644)
Denominator:
Weighted-average shares of common stock outstanding - basic and diluted	11,407,890	10,817,949	10,740,000

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company’s valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

3. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate their fair values because of their short maturities at December 31, 2006 and 2005.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

4. Property and Equipment

Property and equipment consisted of the following:

	December 31
	2006	2005

Land	$471,536	$471,860
Building and leasehold improvements	4,188,746	4,014,717
Furniture, farm and office equipment	83,293	66,379
Laboratory equipment	797,653	576,825
Computer equipment	372,055	115,945
	5,913,283	5,245,726
Less accumulated depreciation	(683,071)	(339,259)
Property and equipment, net	$5,230,212	$4,906,467

Depreciation expense for the years ended December 31, 2006, 2005 and 2004 was $353,949, $559,306 and $25,198, respectively. Depreciation expense in 2005 includes the write off of leasehold improvements of approximately $245,000, adjusted based on current foreign currency rates.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

5. Patents

In conjunction with the Nexia Asset Purchase described in Note 2, the Company recorded intangible assets related to patents of $1,407,000 with a useful life of 11 years. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,481,952 and $235,716, respectively, at December 31, 2006. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,483,892 and $101,261, respectively, at December 31, 2005. For the years ended December 31, 2006 and 2005, the Company has recorded amortization expense of $129,697 and $101,261, respectively. Amortization expense related to the above intellectual property is expected to be approximately $127,910 per year for the next five years.

6. Preferred Stock

Series A Convertible Redeemable Preferred Stock

The Series A Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series A Preferred Stock at December 31, 2006 and 2005 totaled $4,355,388 and $2,921,923, respectively.

Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The shares of Series A Preferred Stock are currently convertible into 16,442,000 common shares. The conversion rate is subject to adjustment for certain defined equity transactions. At December 31, 2006 and 2005, the Company has reserved 16,442,000 shares of common stock for the potential conversion. The Series A Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series A Convertible Redeemable Preferred Stock (continued)

The Series A Preferred Stock has a liquidation preference in an amount equal to the redefined original purchase price of $0.91 per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is junior to the Series B Convertible Redeemable Preferred Stock (the Series B Preferred Stock) and the Series C Preferred Stock, and senior to the common stock.

The Company recorded the Series A Preferred Stock at its fair value on the date of issuance of approximately $15,000,000, less issuance costs of $105,502. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classified the Series A Preferred Stock outside of permanent equity as a result of certain redemption features. Because the Series A Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series A Preferred Stock for potential beneficial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The contingently adjustable conversion ratio changed with the issuance of Series B Preferred Stock causing the Company to re-evaluate the potential beneficial conversion feature. In both cases, based on the fact that the adjusted implied conversion price of the Series A Preferred Stock exceeded the fair value of the common stock into which the Series A Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series A Preferred Stock, net of the fair value allocated to the warrants issued to the holders of Series A Preferred Stock in conjunction with the Series B Preferred Stock offering, by the adjusted number of common shares into which the Series A Preferred Stock converts.

In conjunction with the Series B Preferred Stock financing, the Series A Preferred stockholders were granted 5,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 1,620,000 warrants to be probable of issuance. Accordingly, 1,620,000 warrants were valued using the Black-Scholes model and were recorded as a $201,746 discount to the Series A Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series A Convertible Redeemable Preferred Stock (continued)

Commencing September 11, 2008, the holder of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared. The right of redemption is junior to the Series B Preferred Stock and Series C Preferred Stock redemption rights.

The holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series B Convertible Redeemable Preferred Stock

In October 2004, the Company sold 30,448,147 shares of Series B Preferred Stock to the Series A Preferred Stock investor and four additional investors at a price of approximately $0.91 per share for net proceeds of $27,570,490. Purchasers of the Series B Preferred Stock also received warrants to purchase common stock as described in Note 8.

The Series B Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series B Preferred Stock at December 31, 2006 and 2005 total $5,232,953 and $2,787,101, respectively.

Each share of the Series B Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At December 31, 2006, the Company has reserved 65,768,001 shares of common stock for the potential conversion. The Series B Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series B Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series C Preferred Stock.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series B Convertible Redeemable Preferred Stock (continued)

The Company recorded the Series B Preferred Stock at its fair value on the date of issuance of approximately $27,777,778, less the fair value assigned to warrants of $3,332,589, less issuance costs of $207,288. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classified the Series B Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series B Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series B Preferred Stock for potential beneficial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneӿcial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series B Preferred Stock exceeded the fair value of the common stock into which the Series B Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series B Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series B Preferred Stock converts.

In conjunction with the Series B financing, the Series B Preferred stockholders were granted 15,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 10,780,000 warrants to be probable of issuance. Accordingly, 10,780,000 warrants were valued using the Black-Scholes model and were recorded as a $2,034,335 discount to the Series B Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

Commencing October 7, 2009, the holders of the Series B Preferred Stock may require the Company to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series B Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series B Convertible Redeemable Preferred Stock (continued)

In conjunction with this financing, the conversion price of the investor’s Series A Preferred Stock was adjusted in accordance with the terms of the Series A Preferred Stock, which resulted in the Series A Preferred Stock being convertible into an additional 2,672,770 shares, or a total of 16,442,000 shares, of the Company’s common stock.

Series C Convertible Redeemable Preferred Stock

Contemporaneously with the consummation of the Nexia asset acquisition transaction (as described in Note 2), the Company sold 7,480,978 shares of Series C Preferred Stock to investors at a price of approximately $0.91 per share for net proceeds of $6,824,896. Included in these proceeds were two Canadian investors, who previously invested in Nexia, who purchased an aggregate of 3,370,479 shares of Series C Preferred Stock for net proceeds of $3,074,880. Those proceeds were used to partially fund the acquisition of the Nexia assets. In addition, the Company issued to such investors (i) warrants to acquire 2,244,296 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008, and (ii) warrants to acquire 1,346,630 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series C Preferred Stock at December 31, 2006 and 2005 total $2,046,257 and $884,635, respectively.

Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At December 31, 2006, the Company has reserved 22,799,574 shares of common stock for the potential conversion. The Series C Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series C Convertible Redeemable Preferred Stock (continued)

The Series C Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series B Preferred Stock.

The Company recorded the Series C Preferred Stock at its fair value on the date of issuance of approximately $13,261,481, less the fair value assigned to warrants of $2,408,024 and issuance costs of $330,495. The discount on the Series C Preferred Stock from the value assigned to the warrants and issuance costs is accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classified the Series C Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series C Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series C Preferred Stock for potential beneficial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series C Preferred Stock exceeded the fair value of the common stock into which the Series C Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series C Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series C Preferred Stock converts.

In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 4,483,946 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $2,072,965 discount to the Series C Preferred Stock. This discount is being marked to market on a quarterly basis. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

6. Preferred Stock (continued)

Series C Convertible Redeemable Preferred Stock (continued)

In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 2,690,420 contingent warrants to purchase common stock for $0.01. The Company deemed 1,614,225 warrants to be probably of issuance. Accordingly, 1,614,225 warrants were valued using the Black-Scholes model and were recorded as a $285,546 discount to the Series C Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

Commencing October 7, 2009, the holders of the Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series C Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

7. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc.

Through its ownership of 100% of the common stock in PharmAthene Canada, Inc., the Company controls all of the voting stock of PharmAthene Canada, Inc. and considers itself to be the majority interest primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. In March 2005, a Canadian investor purchased 2,591,654 shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. for net proceeds of $2,364,366. The shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. are convertible at the discretion of the investors into an equal number of shares of Series C Preferred Stock of the Company. In addition, the Company issued to such investors (i) warrants to acquire 777,496 Series C Preferred Stock of PharmAthene Canada, Inc. (also convertible into Series C Preferred Stock of the Company) exercisable at approximately $0.91 per share, which expire on March 10, 2008, and (ii) warrants to acquire 466,498 common shares of PharmAthene Canada, Inc. exercisable at $0.01 per share, convertible into shares of common stock of the Company on a 1-for-1 basis, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

7. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc. (continued)

In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 777,496 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $265,513 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 466,498 contingent warrants to purchase common stock for $0.01. The Company deemed 279,894 warrants to be probable of issuance. Accordingly, 279,894 warrants were valued using the Black-Scholes model and were recorded as a $49,512 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

The Series C Convertible Preferred Stock of PharmAthene Canada, Inc. bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividend for the Series C Convertible Preferred Stock of PharmAthene Canada, Inc. at December 31, 2006 and 2005 total $354,812 and $153,392, respectively.

The holders of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. have no voting rights.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

8. Stockholders’ Deficit

Common Stock

In conjunction with the Series A Preferred Stock closing, the common stockholders agreed to certain limitations on their rights to sell their stock. Further, the common stockholders agreed that 5,370,000 shares of common stock would be subject to a right of repurchase by the Company and the Series A Preferred Stock investor in the event of a termination of the relationship between the Company and the Series A Preferred Stock investor. The repurchase price will be either cost or fair market value, depending on the termination event. The number of shares subject to the repurchase right decreased by 41.67% on December 11, 2004, and further decreases by 8.33% quarterly thereafter until September 11, 2006. As of December 31, 2006, no shares remained subject to the right of repurchase.

2002 Long-Term Incentive Plan

The Company adopted the 2002 Long-Term Incentive Plan (the Plan) to provide an incentive to eligible employees, consultants, and officers. The Plan provides for the granting of stock options, restricted common stock, and stock appreciation rights. As of December 31, 2006, the Company had reserved 10,919,372 shares of common stock for distribution under the Plan, of which 1,854,846 remain available for future grants. Stock options granted under the Plan may be either incentive stock options, as defined by the Internal Revenue Code, or non-qualified stock options. The Board of Directors determines who will receive options, the vesting period which is generally four years, and the exercise price. Options may have a maximum term of no more than 10 years.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

8. Stockholders’ Deficit (continued)

2002 Long-Term Incentive Plan (continued)

The following table summarizes the activity of the Company’s stock option plan:

	Shares	Weighted-Average Exercise Price	Weighted-Average Contractual Term

Outstanding, January 1, 2004	2,920,296	$0.16
Granted	514,330	0.17
Exercised	-	-
Outstanding, December 31, 2004	3,434,626	$0.16
Exercisable, December 31, 2004	650,603	$0.16

Outstanding, January 1, 2005	3,434,626	$0.16
Granted	5,497,677	0.21
Exercised	202,906	0.13
Forfeited	743,394	0.19
Outstanding, December 31, 2005	7,986,003	$0.19
Exercisable, December 31, 2005	2,405,369	$0.18

Outstanding, January 1, 2006	7,986,003	$0.19	7.7 years
Granted	1,631,676	0.21
Exercised	1,340,566	0.18
Forfeited	770,059	0.21
Outstanding, December 31, 2006	7,507,054	$0.20	8.0 years
Exercisable, December 31, 2006	3,844,376	$0.19	7.7 years

Vested, December 31, 2006	3,844,376

The total intrinsic value of options exercised during the year ended December 31, 2006 was $37,792. As of December 31, 2006, there was $770,079 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of 1.9 years. The total fair value of shares vested during the year ended December 31, 2006 was $280,281.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

8. Stockholders’ Deficit (continued)

2002 Long-Term Incentive Plan (continued)

Exercise prices for options granted during 2006 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.4 years. As of the date of grant, the weighted-average fair value of the options granted in 2006 was $0.17.

Exercise prices for options granted during 2005 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.2 years. As of the date of grant, the weighted-average fair value of the options granted in 2005 was $0.14.

Exercise prices for options granted during 2004 ranged from $0.16 to $0.21 per share. The weighted-average remaining contractual life of those options is approximately 8.7 years. As of the date of grant, the weighted-average fair value of the options granted in 2004 was $0.10.

The weighted-average expected life of options outstanding at December 31, 2006 is approximately 8.0 years.

In 2004 and 2005, the Company granted options to non-employees to purchase up to 200,000 and 125,000 shares, respectively, of the Company’s common stock at exercise prices of $0.16 and $0.21 per share, respectively. The 2004 and 2005 options vest over four years. Stock-based compensation expense recorded during the years ended December 31, 2006, 2005 and 2004 was $4,647, $3,517 and $2,448, respectively.

Warrants

In conjunction with the Series B Preferred Stock issuance in October 2004, the Company issued warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and expiring in October 2014. As of December 31, 2004, milestones related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock were attained, with the outstanding total of warrants reduced to 13,860,000. Following the Nexia asset purchase in March 2005 (as described in Note 2), an additional milestone related to 6,160,001 shares of common stock underlying of the warrants was achieved, and the total warrants outstanding were further reduced to 7,699,999.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

8. Stockholders’ Deficit (continued)

Warrants (continued)

In connection with a licensing agreement for rights to certain patents, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $0.01 per share to a research company in January 2006. In August 2006, the research company exercised the warrants for common stock.

The following table summarizes the activity of the Company’s warrants:

	Warrants for Shares of Common Stock	Weighted-Average Exercise Price	Warrants for Shares of Preferred Stock	Weighted-Average Exercise Price

Outstanding at January 1, 2004	263,296	$0.01	-	$-
Granted	15,400,000	0.01	-	-
Forfeited	(1,540,000)	0.01	-	-
Outstanding at December 31, 2004	14,123,296	0.01	-	-
Granted	3,156,918	0.01	5,261,442	0.91
Forfeited	(6,160,001)	0.01	-	-
Outstanding at December 31, 2005	11,120,213	0.01	5,261,442	0.91
Granted	200,000	0.01	-	-
Exercised	(200,000)	0.01	-	-
Outstanding at December 31, 2006	11,120,213	$0.01	5,261,442	$0.91

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

9. Income Taxes

For the years ended December 31, 2006, 2005 and 2004, there is no current provision for income taxes, and the deferred tax provision has been entirely offset by a valuation allowance. Actual income tax benefit differs from the expected income tax benefit computed at the federal statutory rate as follows:

	December 31
	2006	2005	2004

Statutory federal tax benefit	$(5,059,836)	$(7,654,035)	$(3,351,673)
State income tax, net of federal benefit	(465,700)	(326,400)	(453,900)
Other permanent differences	250,100	16,700	7,300
Other, net	16,985	(96,331)	(616)
Increase in valuation allowance	5,258,451	8,060,066	3,798,889
	$-	$-	$-

The Company’s net deferred tax assets consisted of the following:

	December 31
	2006	2005

Deferred tax assets:
Net operating loss carryforwards	$15,183,957	$10,188,453
Depreciation/amortization	3,429,465	3,967,637
Research and development credits	1,056,414	267,764
Accrued expenses and other	67,149	54,680
	19,736,985	14,478,534
Deferred tax liabilities:
Depreciation/amortization	-	-
	-	-
Gross deferred tax assets	19,736,985	14,478,534
Less: valuation allowance	(19,736,985)	(14,478,534)
Net deferred tax assets	$-	$-

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

9. Income Taxes (continued)

The deferred tax amounts discussed above are classified as follows:

	December 31
	2006	2005

Current deferred tax assets	$67,149	$322,444
Non-current deferred tax assets	19,669,836	14,156,090
	19,736,985	14,478,534
Less: valuation allowance	(19,736,985)	(14,478,534)
Net deferred tax assets	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some or all of the deferred tax asset will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which the net operating loss carryforwards are available. Management considers projected future taxable income, the scheduled reversal of deferred tax liabilities and available tax planning strategies that can be implemented by the Company in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the net operating loss carryforwards are available to reduce income taxes payable, management has established a full valuation allowance.

The U.S. federal net operating loss carryforwards of approximately $33.8 million will begin to expire in various years beginning 2022. The use of the Company’s net operating loss carryforwards may be restricted because of changes in company ownership in accordance with I.R.C. Section 382. The Canadian net operating loss carryforwards of approximately $6.7 million will expire in 2015. Certain Canadian net operating losses may have an unlimited life. Additionally, despite the net operating loss carryforwards, the Company may have a future tax liability due to alternative minimum tax or state tax requirements.

The Company intends to permanently reinvest foreign earnings within the foreign country.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies

Leases

The Company leases offices in the United States under a month-to-month operating lease agreement. In September 2006, the Company entered into a 10 year office lease, which is anticipated to commence on April 1, 2007. Additionally, following the Nexia asset purchase in March 2005, the Company entered into a two year renewable lease agreement for office space in Canada. This lease is renewable for an additional two years and provides for expansion into additional facility space if available. Annual minimum payments are as follows:

2007	$309,700
2008	311,300
2009	320,600
2010	330,300
2011 and thereafter	2,400,400
$3,672,300

Total rent expense under operating lease agreements approximated $310,518, $520,365 and $69,333 for the years ended December 31, 2006, 2005 and 2004, respectively.

License Agreements

In March 2005, the Company licensed certain patent rights from a company. The license agreement required a $75,000 up front payment. Additionally, the license agreement requires royalties payments equal to specific percentages of future sales of products subject to the license through the expiration of the licensed patent. In the event that the minimum annual royalty amount of $75,000 has not been met by either the earliest of obtaining a biologics license application or three years upon execution of the license agreement, the Company will pay the difference between the minimum royalty payment and those royalties actually paid.

In January 2006, the Company licensed certain patent rights from a research company. The license agreement required a $50,000 up-front payment. Additionally, payments within the agreement included a sublicense fee of 20% and milestone payments of $25,000 upon the granting of a U.S. patent, $200,000 upon the initiation of certain studies or trials, and $250,000 upon BLA approval. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

10. Commitments and Contingencies (continued)

License Agreements (continued)

In August 2006, the Company entered into a research and licensing agreement allowing for the licensing of certain patent rights. The agreement includes research expense reimbursement payments and certain development milestone payments. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents. During 2006, the Company expensed $50,000 related to this agreement.

11. Related Party Transactions

The Company leases its office space from an entity that is affiliated with the organization to which the Company issued warrants for 263,296 shares of common stock in August 2003 (see Note 8). The Company paid $118,109, $78,448 and $69,333 in rent expense related to this operating lease for the years ended December 31, 2006, 2005 and 2004, respectively.

As further disclosed in footnote 14, several directors and officers of the Company participated in the Convertible 8% Bridge Notes for approximately $190,000 in the second and third quarters of 2006.

12. Medarex Collaboration

In November 2004, the Company and Medarex, Inc. entered into a collaboration agreement under which the companies plan to develop and commercialize MDX-1303, a fully human monoclonal antibody targeting the Bacillus anthracis protective antigen. MDX-1303 was developed by Medarex using its UltiMAb Human Antibody Development System®, and this antibody is currently in preclinical development by Medarex for use against human anthrax infection.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

12. Medarex Collaboration (continued)

Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for MDX-1303 to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. In December 2004, Medarex received a deposit from PharmAthene against potential future development activities for MDX-1303, against which Medarex must submit reports of the use of costs as they are incurred in order to take draw downs against the deposit. If the project is terminated or if development activities for MDX-1303 by Medarex are completed prior to exhaustion of the deposit, amounts remaining under the deposit are to be returned to PharmAthene. For the twelve months ended December 31, 2006 and 2005, PharmAthene recorded the use of these funds for development activities for MDX-1303 as Research and Development operating expenses of $917,000 and $577,000, respectively. As of December 31, 2006 and December 31, 2005, approximately $0.4 million and $1.3 million, respectively, of this deposit remained. PharmAthene is fully responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a pre-agreed allocation percentage.

13. Terminated Merger Agreement

On March 9, 2006, the Company entered into a term sheet for the merger of the Company with SIGA Technologies Inc. (SIGA). On September 9, 2006, the boards of directors of both companies approved the merger in a definitive agreement. In conjunction with the transaction, the Company agreed to enter into a Bridge Note Purchase Agreement providing SIGA with interim financing, subject to the execution of a definitive merger agreement, of up to $3.0 million. The Company paid $3.0 million of this interim financing to SIGA.

On October 4, 2006, SIGA terminated the merger agreement and subsequently repaid the $3.0 million bridge notes including interest. Additionally, the Company expensed approximately $1.5 million in merger related costs which had been recorded on the balance sheet as of September 30, 2006.

On December 20, 2006, the Company filed a complaint against SIGA in the Delaware Chancery Court. The Company’s complaint alleges that it has the right to license exclusively development and marketing rights for SIGA’s drug candidate, SIGA-246, pursuant to the terminated merger agreement with SIGA. The complaint further alleges that SIGA failed to negotiate in good faith the terms of such a license pursuant to the terminated merger agreement.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

14. Convertible 8% Notes

In June 2006, certain of the Company’s investors in the Series B Preferred Stock and the Series C Preferred Stock among others and the Company entered into an agreement providing for the issuance of $9.8 million in convertible notes (the ‘‘Bridge Notes’’). The Bridge Notes are convertible (i) if the closing of the merger does not occur, into Series B redeemable convertible preferred stock at $0.91 per share plus an equal number of common shares (ii) upon the closing of the merger with SIGA and a contingent financing with gross proceeds in excess of $25 million, into the same securities sold in such financing, at a 10% price discount, or (iii) upon a separate financing into such financing securities at a 25% price discount and an equal number of common shares. The Company may have a future beneficial conversion feature based upon the pricing of future financings. Accordingly, the Company will assess whether a beneficial conversion feature exists when the contingent event occurs and record the amount, if any, at that time.

In August 2006, the investor in Series C Convertible Preferred Stock of PharmAthene Canada, Inc. and the Company purchased an additional $2.0 million of Bridge Notes.

The Company has recognized interest expense related to the Bridge Notes of approximately $538,700 through December 31, 2006.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

15. Subsequent Events

Definitive Merger Agreement

On January 19, 2007 the Company signed a definitive merger agreement with Healthcare Acquisition Corp. (“HAQ”). Pursuant to the terms of the agreement, HAQ will issue 12.5 million new shares to the Company’s shareholders. It is anticipated that shareholders of the Company will own at least 52% of the outstanding basic shares of the combined company, which is anticipated to remain listed on the American Stock Exchange. Additionally, it is anticipated that the Company’s $11.8 million of outstanding secured convertible notes will be exchanged for $12.5 million of new unsecured 8% convertible notes maturing in 24 months. These convertible notes will be convertible at the option of the holders into common stock at $10.00 per share and may be redeemed by the Company without penalty after 12 months. In the event that the Company enters into a contract prior to December 31, 2007 for the sale of Valortim™ with the U.S. government for more than $150,000,000 in anticipated revenue, the Company’s current shareholders will be eligible for additional cash payments, not to exceed $10 million, equal to 10% of the actual collections from the sale of Valortim™. Subject to certain approvals required of the HAQ and PharmAthene shareholder by applicable state law and the rules and regulations of the American Stock Exchange, as well as other regulatory approvals and other customary closing conditions, the Company expects the merger to close in the second or third quarter of 2007.

Licensing Agreement

Through the Nexia acquisition, the Company acquired a license agreement originally executed in September 2004 for the rights to certain technologies. This agreement included an option to license product processing technology necessary to perform development of Protexia® as required under its government contract with the Department of Defense.

The Company executed a new licensing agreement with the development company on March 2, 2007 which results in a license to all technology provided under the original agreement including the necessary purification technology previously included in an option and access to additional information and technology deemed to be essential for development of Protexia® and performance under the Department of Defense contract. Under the new agreement, the Company must pay $200,000 over a period of six years with $100,000 due in the first year. This expense is eligible for reimbursement by the US government under the contract with the Department of Defense.

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

15. Subsequent Events (continued)

$10 million Debt Financing

On March 30, 2007, the Company entered into a $10 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility the Company e borrowed $10 million which loan bears interest at the rate of 11.5%. Pursuant to the terms of the loan and security agreement evidencing the credit facility, the Company will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 29 months of the loan. The loan is secured by a security interest on all of the Company’s assets other than certain intellectual property. In addition, in the event that the proposed Merger is not consummated by August 3, 2007, the Company has agreed to provide the lenders with a mortgage on its Canadian real estate. the Company may not repay the loan for the first six months but thereafter may prepay provided it pays certain prepayment fees. In connection with the credit facility, the Company issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91. As a consequence of the issuance of the warrants, the Merger Allocation Agreement was amended and restated in order to recalculate the Merger Consideration payable to the holders of the various classes of capital stock of the Company taking into account the newly issued warrants.

16. Quarterly Information (Unaudited)

Set forth below is the Company’s quarterly financial information for the previous two fiscal years:

	Three months ended
	March 31, 2006	June 30, 2006	September 30, 2006	December 31, 2006

Total revenue	$186,442	$-	$1,590	$1,475,274
Loss from operations	(3,220,075)	(2,962,777)	(3,430,012)	(4,920,777)
Net loss attributable to common shareholders	(5,130,584)	(4,583,454)	(5,342,692)	(6,666,328)
Net loss attributable to common shareholders per share - basic and diluted	(0.47)	(0.42)	(0.48)	(0.53)

PharmAthene, Inc.

Notes to Consolidated Financial Statements (continued)

16. Quarterly Information (Unaudited) (continued)

	Three months ended
	March 31, 2005[1]	June 30, 2005	September 30, 2005	December 31, 2005

Total revenue	$277,389	$440,210	$200,061	$180,740
Loss from operations	(15,175,457)	(2,347,838)	(2,398,396)	(3,812,900)
Net loss attributable to common shareholders	(16,199,126)	(3,805,650)	(3,872,130)	(5,286,549)
Net loss attributable to common shareholders per share - basic and diluted	(1.51)	(0.35)	(0.36)	(0.48)

1 As described in Note 2, loss from operations for the three months ended March 31, 2005 includes a $12,812,000 charge to acquired in-process research and development related to the Nexia asset acquisition.

PharmAthene, Inc.
Consolidated Financial Statements
Three Months Ending March 31, 2007 and 2006

PharmAthene, Inc.

Condensed

Consolidated Balance Sheets

	March 31,	December 31
	2007	2006
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$11,910,718	$5,112,212
Accounts receivable	2,044,537	1,455,538
Prepaid expenses	614,706	877,621
Other current assets	104,772	104,772
Total current assets	14,674,733	7,550,143

Property and equipment, net	5,401,930	5,230,212
Patents, net	1,223,549	1,246,236
Other long term assets	188,630	153,336
Deferred costs	1,573,510	587,577
Total assets	$23,062,352	$14,767,504
Liabilities, convertible redeemable preferred stock, and stockholders’ deficit
Current liabilities:
Accounts payable	$1,138,735	$839,120
Accrued expenses and other liabilities	2,371,390	1,587,017
Notes payable	11,768,089	11,768,089
Current portion of long term debt	2,000,000	-
Total current liabilities	17,278,214	14,194,226

Warrants to purchase Series C convertible redeemable preferred stock	2,617,056	2,423,370
Long term debt	7,798,688	-
Total liabilities	27,693,958	16,617,596

Minority interest - Series C convertible redeemable preferred stock of PharmAthene Canada, Inc., $0.001 par value; unlimited shares authorized; 2,591,654 issued and outstanding; liquidation preference in the aggregate of $2,719,178	2,624,605	2,545,785

Series A convertible redeemable preferred stock, $0.001 par value; 16,442,000 shares authorized, issued and outstanding; liquidation preference in the aggregate of $19,355,388	19,545,314	19,130,916
Series B convertible redeemable preferred stock, $0.001 par value; 65,768,001 shares authorized; 30,448,147 issued and outstanding; liquidation preference in the aggregate of $33,010,797	32,543,119	31,780,064
Series C convertible redeemable preferred stock, $0.001 par value; 22,799,574 shares authorized; 14,946,479 issued and outstanding; liquidation preference in the aggregate of $15,681,930	14,956,947	14,480,946
Stockholders’ deficit:
Common stock, $0.001 par value; 147,089,104 shares authorized; 12,484,722 at March 31, 2007 and 12,483,472 at December 31, 2006 shares issued and outstanding	12,485	12,483
Additional paid-in capital	-	-
Accumulated other comprehensive income	118,772	63,954
Accumulated deficit	(74,432,848)	(69,864,240)
Total stockholders’ deficit	(74,301,591)	(69,787,803)
Total liabilities, convertible redeemable preferred stock, and stockholders’ deficit	$23,062,352	$14,767,504

See accompanying notes.

PharmAthene, Inc.

Condensed

Consolidated Statements of Operations

(Unaudited)

	Three Months Ending March 31,
	2007	2006

Contract and grant revenue	$2,961,759	$178,701
Other revenue	7,000	7,741
	2,968,759	186,442
Operating expenses:
Research and development	3,061,059	1,750,580
General and administrative	2,510,370	1,519,601
Depreciation and amortization	147,133	136,336
Total operating expenses	5,718,562	3,406,517

Loss from operations	(2,749,803)	(3,220,075)

Other income (expense):
Interest income	55,616	72,258
Interest expense	(241,781)	(61)
Change in market value of derivative instruments	7,626	(353,835)
Total other income (expense)	(178,539)	(281,638)

Net loss	(2,928,342)	(3,501,713)

Accretion of redeemable convertible preferred stock to redemptive value	(1,732,275)	(1,628,871)
Net loss attributable to common shareholders	$(4,660,617)	$(5,130,584)

Basic and diluted net loss per share	$(0.37)	$(0.47)

Weighted average shares used in calculation of basic and diluted net loss per share	12,483,819	10,942,906

See accompanying notes.

PharmAthene, Inc.

Condensed

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
	2007	2006
Operating activities
Net loss	$(2,928,342)	$(3,501,713)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in market value of derivative instruments	(7,626)	353,835
Depreciation and amortization	147,133	136,336
Compensatory option expense	90,760	84,839
Changes in operating assets and liabilities:
Accounts receivable	(588,999)	(68,037)
Prepaid expenses and other current assets	262,915	398,184
Other assets	(35,295)	-
Accounts payable	299,615	(115,972)
Accrued expenses	784,373	(158,934)
Net cash used in operating activities	(1,975,466)	(2,871,462)
Investing activities
Purchase of property and equipment	(247,266)	(189,054)
Issuance of note receivable	-	(1,000,000)
Net cash used in investing activities	(247,266)	(1,189,054)
Financing activities
Proceeds from stock options exercised	1,249	-
Proceeds from bank loan	10,000,000	-
Financing costs	(985,933)	-
Net cash provided by financing activities	9,015,316	-

Effects of exchange rates on cash	5,922	(43,841)

(Decrease) increase in cash and cash equivalents	6,798,506	(4,104,357)
Cash and cash equivalents, at beginning of year	5,112,212	7,938,116
Cash and cash equivalents, at end of year	$11,910,718	$3,833,759

See accompanying notes.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements

March 31, 2007

1. Organization and Business

The condensed consolidated financial statements do not include footnotes and certain financial information normally presented annually under accounting principles generally accepted in the United States, and therefore, should be read in conjunction with the Consolidated Financial Statements for the year ended December 31, 2006. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the quarterly period ended March 31, 2007 are not necessarily indicative of results that can be expected for the fiscal year ending December 31, 2007.

The condensed consolidated financial statements included herein are unaudited; however, they contain all adjustments (consisting of normal recurring accruals), which, in the opinion of the Company, are necessary to present fairly its consolidated financial position at March 31, 2007 and December 31, 2006, and its consolidated results of operations and cash flows for the three months ended March 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States.

PharmAthene, Inc. (the Company) was incorporated on March 13, 2001 (inception), under the laws of the State of Delaware. The Company is a biopharmaceutical company focused on developing anti-infectives for biodefense applications. The Company has generated an accumulated deficit of $74,432,848 since inception. The Company anticipates incurring additional losses until such time, if ever, as it can generate significant sales of its products currently in development. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its products. There is no assurance that such financing will be available when needed.

The Company is subject to those risks associated with any biopharmaceutical company that has substantial expenditures for research and development. There can be no assurance that the Company’s research and development projects will be successful, that products developed will obtain necessary regulatory approval, or that any approved product will be commercially viable. In addition, the Company operates in an environment of rapid technological change and is largely dependent on the services of its employees and consultants.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Consolidated Financial Statements include the accounts of the Company and its subsidiary, PharmAthene Canada, Inc., which was formed in March of 2005. All significant intercompany transactions and balances have been eliminated.

The FASB has issued FASB Interpretation (FIN) No. 46 (revised December 2003), Consolidation of Variable Interest Entities, (FIN 46R). FIN 46R expands consolidated financial statements to include certain variable interest entities (VIEs). VIEs are to be consolidated by the company which is considered to be the primary beneficiary of that entity, even if the company does not have majority control. FIN 46R is immediately effective for VIEs created after January 31, 2003, and is effective for the Company in 2005 for VIEs created prior to February 1, 2003. The Company’s subsidiary, PharmAthene Canada, Inc., is a VIE and the Company is the primary beneficiary.

Therefore, the Company has consolidated PharmAthene Canada, Inc. as of its date of inception.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Comprehensive Loss and Foreign Currency Translation

The financial statements of subsidiaries located outside of the United States are measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in accumulated other comprehensive income (loss), a separate component of stockholders’ equity. Income and expense items are translated at average monthly rates of exchange. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings. Comprehensive loss for each of the three-month periods ended March 31, 2007 and 2006 was approximately $2,873,523 and $2,805,938, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents consist of a short-term money market account with a bank.

Accounts Receivable

Through its inception to date, substantially all of PharmAthene’s accounts receivable have been associated with U.S. government contracts and grants or with the receipt of Quebec provincial or Canadian Federal credits for internally and externally generated research and development expenditures. Amounts invoiced or recorded as billed under these programs but not yet collected are reported as outstanding accounts receivable.

While the Company has a policy to provide an allowance for any amount of accounts receivable which it determines to be uncollectible and the Company will write off any uncollectible account when the likelihood of that account’s collection is determined to be not probable, the Company has not historically found it necessary to record any write-offs of accounts receivable or to record an allowance for uncollectible accounts. At March 31, 2007, the Company’s accounts receivable balance included approximately $1,318,709, including unbilled receivables of approximately $1,004,773, related to U.S government contracts.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Property and Equipment

Property and equipment consist of land, building and leasehold improvements, laboratory, computer, farm and office equipment and furniture and are recorded at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives of the respective assets as follows:

Asset Category	Estimated Useful Life ( in years)

Building and leasehold improvements	4 - 20
Laboratory equipment	7
Furniture, farm and office equipment	5 - 7
Computer equipment	3

Intangible Assets

Intangible assets consist of patents and are being amortized using the straight-line method over an 11 year period. The intangible assets are reviewed for impairment when circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment is considered to have occurred if expected future undiscounted cash flows are insufficient to recover the carrying value of the asset. If impaired, the asset’s carrying value is reduced to fair value.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, then an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value, less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held-for-sale would be presented separately in the appropriate asset and liability sections of the balance sheets. As of March 31, 2007, management believes that no revision of the remaining useful lives or write-down of long-lived assets is required.

Revenue Recognition

Grant Revenue

The Company recognizes revenue when all terms and conditions of the agreements have been met including persuasive evidence of an arrangement, services have been rendered, price is fixed or determinable, and collectibility is reasonably assured. For reimbursable cost research grants, the Company recognizes revenue as costs are incurred and appropriate regulatory approvals have been obtained or approval criteria are met for invoicing the related government agency.

All of the grant revenue the Company recognized was received under a cost reimbursement grant from the U.S. government to fund the development of pharmaceutical products for biodefense applications. Receipts pursuant to such cost reimbursement grants are contingent upon the successful completion of related tasks, the granting agency may modify the contract at any time, and reimbursed costs are subject to review and adjustment by the granting agency.

In September 2006, the Company was awarded a multi-year cost reimbursement contract valued at up to $213 million from the Department of Defense Army Space and Missile Command for advanced development of the Company’s broad spectrum chemical nerve agent prophylaxis, Protexia®. The Department of Defense has allocated $34.7 million for the initial stage of development, including manufacturing process development, preclinical and toxicity testing activities, of this contract. The Company recognized $2.9 million of revenue on this contract for the three months ended March 31, 2007.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Research and Development

Research and development costs are charged to expense as incurred.

Stock Compensation

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”) using the modified prospective method to record compensation expense for all share-based payments to employees, including grants of employee stock options. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model based on the selected inputs. Option valuation models, including the Black-Scholes option-pricing model, require the input of subjective assumptions, and changes in the assumptions could materially affect the grant date value of the award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility and the expected life of the award. The resulting compensation expense is recognized ratably over the requisite service period that an employee must provide to earn the award, the “vesting period”.

The Company recognized compensation expense related to the awarding of stock options to employees of $90,760 and $84,839 for the three months ended March 31, 2007 and 2006, respectively. The fair value for the 2007 and 2006 awards were estimated at the date of grant using the Black-Scholes option-pricing model using the following assumptions:

	Three months ended March 31
	2007	2006

Weighted average volatility	72.0%	72.0%
Risk-free interest rate	4.6%	4.8%
Expected dividend yield	-	-
Expected weighted average life, in years	9.8	9.7

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Basic and Diluted Net Loss Per Share

Basic net loss per share of common stock excludes dilution for potential common stock issuances and is computed by dividing net loss by the weighted-average number of shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities were exercised into common stock. However, for all periods presented, diluted net loss per share is the same as basic net loss attributable to common shareholders per share as the inclusion of weighted average shares of common stock issuable upon the exercise of stock options and warrants would be anti-dilutive. Securities outstanding in the amount of 106,287,800 and 106,649,300 shares for the three months ended March 31, 2007 and 2006, respectively, were excluded from the calculation of diluted net loss per share since their inclusion would be anti-dilutive.

The following table provides a reconciliation of the numerators and denominators used in computing basic and diluted net loss per share:

	Three months ended March 31,
	2007	2006

Numerator:
Net loss	$(2,928,342)	$(3,501,713)
Dividends on and accretion of convertible preferred stock	(1,732,275)	(1,628,871)
Net loss available to common stockholders	$(4,660,617)	$(5,130,584)
Denominator:
Weighted-average shares of common stock outstanding - basic and diluted	12,483,819	10,942,906

Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes (SFAS 109), which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, the Company takes into account various factors, including the expected level of future taxable income and available tax planning strategies. If actual results differ from the assumptions made in the evaluation of the Company’s valuation allowance, the Company records a change in valuation allowance through income tax expense in the period such determination is made.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments and Concentration of Credit Risk

The carrying amounts of the Company’s financial instruments, which include cash equivalents, accounts receivable, accounts payable, and accrued expenses, approximate their fair values because of their short maturities at March 31, 2007 and December 31, 2006.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements

For the quarter ended March 31, 2007, the Company adopted Financials Accounting Standards Board (“FASB”) Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. No adjustments were required to financials statements amounts as a result of adopting FIN 48. As of December 31, 2006, the Company had recognized a valuation allowance to the full extent of its deferred tax assets since the likelihood of realization of the benefit cannot be determined. The Company believes that any of its uncertain tax positions would not result in adjustments to its effective income tax rate because likely corresponding adjustments to deferred tax assets would be offset by adjustments to recorded valuation allowances. The Company recognizes potential interest and penalties related to uncertain tax positions in income tax expense. The Company has no interest or penalties accrued as of March 31, 2007. The Company’s income taxes have not been subject to examination by any tax jurisdiction since its inception. Accordingly, all income tax returns filed the by the Company are subject to examination by taxing jurisdictions.

3. Property and Equipment

Property and equipment consisted of the following:

	March 31	December 31
	2007	2006

Land	$475,820	$471,536
Building and leasehold improvements	4,402,055	4,188,746
Furniture, farm and office equipment	83,841	83,293
Laboratory equipment	809,092	797,653
Computer equipment	434,314	372,055
	6,205,122	5,913,283
Less accumulated depreciation	(803,192)	(683,071)
Property and equipment, net	$5,401,930	$5,230,212

Depreciation expense for the three months ended March 31, 2007 and 2006 was $112,026 and $104,359, respectively.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

4. Patents

In conjunction with the Nexia Asset Purchase, the Company recorded intangible assets related to patents of $1,407,000 with a useful life of 11 years. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,496,345 and $272,797, respectively, at March 31, 2007. The gross carrying value and accumulated amortization, adjusted based on current foreign currency rates, was $1,481,952 and $235,716, respectively, at December 31, 2006. For the three months ended March 31, 2007 and 2006, the Company has recorded amortization expense of $35,107 and $31,977, respectively. Amortization expense related to the above intellectual property is expected to be approximately $127,910 per year for the next five years.

5. Preferred Stock

Series A Convertible Redeemable Preferred Stock

The Series A Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series A Preferred Stock at March 31, 2007 and December 31, 2006 totaled $4,737,193 and $4,355,388, respectively.

Each share of the Series A Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The shares of Series A Preferred Stock are currently convertible into 16,442,000 common shares. The conversion rate is subject to adjustment for certain defined equity transactions. At March 31, 2007 and December 31, 2006, the Company has reserved 16,442,000 shares of common stock for the potential conversion. The Series A Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

The Series A Preferred Stock has a liquidation preference in an amount equal to the redefined original purchase price of $0.91 per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is junior to the Series B Convertible Redeemable Preferred Stock (the Series B Preferred Stock) and the Series C Preferred Stock, and senior to the common stock.

The Company recorded the Series A Preferred Stock at its fair value on the date of issuance of approximately $15,000,000, less issuance costs of $105,502. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classiӿed the Series A Preferred Stock outside of permanent equity as a result of certain redemption features. Because the Series A Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series A Preferred Stock for potential beneficial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. The contingently adjustable conversion ratio changed with the issuance of Series B Preferred Stock causing the Company to re-evaluate the potential beneficial conversion feature. In both cases, based on the fact that the adjusted implied conversion price of the Series A Preferred Stock exceeded the fair value of the common stock into which the Series A Preferred Stock converts, no beneӿcial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series A Preferred Stock, net of the fair value allocated to the warrants issued to the holders of Series A Preferred Stock in conjunction with the Series B Preferred Stock offering, by the adjusted number of common shares into which the Series A Preferred Stock converts.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Preferred Stock (continued)

Series A Convertible Redeemable Preferred Stock (continued)

In conjunction with the Series B Preferred Stock financing, the Series A Preferred stockholders were granted 5,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 1,620,000 warrants to be probable of issuance. Accordingly, 1,620,000 warrants were valued using the Black-Scholes model and were recorded as a $201,746 discount to the Series A Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

Commencing September 11, 2008, the holder of the Series A Preferred Stock may require the Company to redeem the Series A Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared. The right of redemption is junior to the Series B Preferred Stock and Series C Preferred Stock redemption rights.

The holder of the Series A Preferred Stock is entitled to the number of votes equal to the number of common shares into which its shares are convertible.

Series B Convertible Redeemable Preferred Stock

In October 2004, the Company sold 30,448,147 shares of Series B Preferred Stock to the Series A Preferred Stock investor and four additional investors at a price of approximately $0.91 per share for net proceeds of $27,570,490. Purchasers of the Series B Preferred Stock also received warrants to purchase common stock as described in Note 9.

The Series B Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series B Preferred Stock at March 31, 2007 and December 31, 2006 totaled $5,884,125 and $5,232,953, respectively.

Each share of the Series B Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At March 31, 2007 and December 31, 2006, the Company has reserved 65,768,001 shares of common stock for the potential conversion. The Series B Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Preferred Stock (continued)

Series B Convertible Redeemable Preferred Stock (continued)

The Series B Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series C Preferred Stock.

The Company recorded the Series B Preferred Stock at its fair value on the date of issuance of approximately $27,777,778, less the fair value assigned to warrants of $3,332,589, less issuance costs of $207,288. The issuance costs are accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classiӿed the Series B Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series B Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series B Preferred Stock for potential beneficial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series B Preferred Stock exceeded the fair value of the common stock into which the Series B Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series B Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series B Preferred Stock converts.

In conjunction with the Series B financing, the Series B Preferred stockholders were granted 15,400,000 contingent warrants to purchase common stock for $0.01. The Company deemed 10,780,000 warrants to be probable of issuance. Accordingly, 10,780,000 warrants were valued using the Black-Scholes model and were recorded as a $2,034,335 discount to the Series B Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.3%, a dividend yield of 0% and a weighted-average expected life of the warrant of 8.8 years.

Commencing October 7, 2009, the holders of the Series B Preferred Stock may require the Company to redeem the Series B Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Preferred Stock (continued)

Series B Convertible Redeemable Preferred Stock (continued)

The holders of the Series B Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

In conjunction with this financing, the conversion price of the investor’s Series A Preferred Stock was adjusted in accordance with the terms of the Series A Preferred Stock, which resulted in the Series A Preferred Stock being convertible into an additional 2,672,770 shares, or a total of 16,442,000 shares, of the Company’s common stock.

Series C Convertible Redeemable Preferred Stock

Contemporaneously with the consummation of the Nexia asset acquisition transaction, the Company sold 7,480,978 shares of Series C Preferred Stock to investors at a price of approximately $0.91 per share for net proceeds of $6,824,896. Included in these proceeds were two Canadian investors, who previously invested in Nexia, who purchased an aggregate of 3,370,479 shares of Series C Preferred Stock for net proceeds of $3,074,880. Those proceeds were used to partially fund the acquisition of the Nexia assets. In addition, the Company issued to such investors (i) warrants to acquire 2,244,296 shares of Series C Preferred Stock, which are exercisable at approximately $0.91 per share and which expire on March 10, 2008, and (ii) warrants to acquire 1,346,630 common shares, which are exercisable at $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

The Series C Preferred Stock bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividends for Series C Preferred Stock at March 31, 2007 and December 31, 2006 total $2,355,599 and $2,046,257, respectively.

Each share of the Series C Preferred Stock is convertible into shares of common stock at the then-applicable conversion rate, as defined, at any time and at the option of the holder. The initial conversion rate is one common share for each preferred share, which is subject to adjustment for certain defined equity transactions. At March 31, 2007 and December 31, 2006, the Company has reserved 22,799,574 shares of common stock for the potential conversion. The Series C Preferred Stock will automatically convert into common stock at the then-applicable conversion rate in the event of an initial public offering of the Company’s common stock resulting in aggregate proceeds to the Company of $50 million and a price per share of at least $2.74.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Preferred Stock (continued)

Series C Convertible Redeemable Preferred Stock (continued)

The Series C Preferred Stock has a liquidation preference in an amount equal to the original purchase price per share plus accumulated but unpaid dividends, whether or not declared, in the event of a liquidation, dissolution, winding-up, sale, or merger. This liquidation preference is senior to the Series A Preferred Stock and the common stock and equal to the liquidation preference of the Series B Preferred Stock.

The Company recorded the Series C Preferred Stock at its fair value on the date of issuance of approximately $13,261,481, less the fair value assigned to warrants of $2,408,024 and issuance costs of $330,495. The discount on the Series C Preferred Stock from the value assigned to the warrants and issuance costs is accreted to the carrying value of the preferred stock up to the earliest redemption period using the effective interest method. The Company has classiӿed the Series C Preferred Stock outside of permanent equity as a result of certain redemption features. Because detachable warrants were granted with the financing and the Series C Preferred Stock contains contingently adjustable conversion ratios, the Company evaluated the Series C Preferred Stock for potential beneӿcial conversion features under EITF 98-5, Accounting for Convertible Securities with Beneӿcial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments. Based on the fact that the adjusted implied conversion price of the Series C Preferred Stock exceeded the fair value of the common stock into which the Series C Preferred Stock converts, no beneficial conversion feature was deemed to exist. The implied conversion price was calculated by dividing the fair value of the Series C Preferred Stock, net of the fair value of the warrants, by the number of common shares into which the Series C Preferred Stock converts.

In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 4,483,946 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $2,072,965 discount to the Series C Preferred Stock. This discount is being marked to market on a quarterly basis. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

5. Preferred Stock (continued)

Series C Convertible Redeemable Preferred Stock (continued)

In conjunction with the Series C Preferred Stock financing, the Series C Preferred stockholders were granted 2,690,420 contingent warrants to purchase common stock for $0.01. The Company deemed 1,614,225 warrants to be probably of issuance. Accordingly, 1,614,225 warrants were valued using the Black-Scholes model and were recorded as a $285,546 discount to the Series C Preferred Stock. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

Commencing October 7, 2009, the holders of the Series C Preferred Stock may require the Company to redeem the Series C Preferred Stock then outstanding for an amount equal to the original purchase price plus any unpaid dividends, whether or not declared, and in preference to the Series A Preferred Stock liquidation rights.

The holders of the Series C Preferred Stock are entitled to the number of votes equal to the number of common shares into which its shares are convertible.

6. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc.

Through its ownership of 100% of the common stock in PharmAthene Canada, Inc., the Company controls all of the voting stock of PharmAthene Canada, Inc. and considers itself to be the majority interest primary beneficiary of PharmAthene Canada, Inc., a variable interest entity. In March 2005, a Canadian investor purchased 2,591,654 shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. for net proceeds of $2,364,366. The shares of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. are convertible at the discretion of the investors into an equal number of shares of Series C Preferred Stock of the Company. In addition, the Company issued to such investors (i) warrants to acquire 777,496 Series C Preferred Stock of PharmAthene Canada, Inc. (also convertible into Series C Preferred Stock of the Company) exercisable at approximately $0.91 per share, which expire on March 10, 2008, and (ii) warrants to acquire 466,498 common shares of PharmAthene Canada, Inc. exercisable at $0.01 per share, convertible into shares of common stock of the Company on a 1-for-1 basis, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and which expire in October 2014.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

6. Minority Interest - Series C Convertible Redeemable Preferred Stock of PharmAthene Canada, Inc. (continued)

In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 777,496 warrants to purchase preferred stock for $0.91. These warrants were valued using the Black-Scholes model and were recorded as a $265,513 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 3.9%, a dividend yield of 0% and a weighted-average expected life of the warrant of 3.0 years.

In conjunction with the Series C financing, the Series C Preferred Stock of PharmAthene Canada, Inc. stockholders were granted 466,498 contingent warrants to purchase common stock for $0.01. The Company deemed 279,894 warrants to be probable of issuance. Accordingly, 279,894 warrants were valued using the Black-Scholes model and were recorded as a $49,512 discount to the Series C Preferred Stock of PharmAthene Canada, Inc. This discount is being accreted through the period up to the first redemption date using the effective interest method. The fair value of the warrants were estimated at the date of grant using the Black-Scholes model assuming a weighted-average volatility of approximately 60%, a risk free interest rate of 4.5%, a dividend yield of 0% and a weighted-average expected life of the warrant of 9.6 years.

The Series C Convertible Preferred Stock of PharmAthene Canada, Inc. bears a cumulative dividend rate of 8% per annum. Accrued and unpaid dividend for the Series C Convertible Preferred Stock of PharmAthene Canada, Inc. at March 31, 2007 and December 31, 2006 total $408,450 and $354,812, respectively.

The holders of Series C Convertible Preferred Stock of PharmAthene Canada, Inc. have no voting rights.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Stockholders’ Deficit

Common Stock

In conjunction with the Series A Preferred Stock closing, the common stockholders agreed to certain limitations on their rights to sell their stock. Further, the common stockholders agreed that 5,370,000 shares of common stock would be subject to a right of repurchase by the Company and the Series A Preferred Stock investor in the event of a termination of the relationship between the Company and the Series A Preferred Stock investor. The repurchase price will be either cost or fair market value, depending on the termination event. The number of shares subject to the repurchase right decreased by 41.67% on December 11, 2004, and further decreases by 8.33% quarterly thereafter until September 11, 2006. As of March 31, 2007, no shares remained subject to the right of repurchase.

2002 Long-Term Incentive Plan

The Company adopted the 2002 Long-Term Incentive Plan (the Plan) to provide an incentive to eligible employees, consultants, and officers. The Plan provides for the granting of stock options, restricted common stock, and stock appreciation rights. As of March 31, 2007, the Company had reserved 10,919,372 shares of common stock for distribution under the Plan, of which 250,085 remain available for future grants. Stock options granted under the Plan may be either incentive stock options, as defined by the Internal Revenue Code, or non-qualified stock options. The Board of Directors determines who will receive options, the vesting period which is generally four years, and the exercise price. Options may have a maximum term of no more than 10 years.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Stockholders’ Deficit (continued)

2002 Long-Term Incentive Plan (continued)

The following table summarizes the activity of the Company’s stock option plan:

	Shares	Weighted-Average Exercise Price	Weighted-Average Contractual Term

Outstanding, January 1, 2005	3,434,626	$0.16
Granted	5,497,677	0.21
Exercised	202,906	0.13
Forfeited	743,394	0.19
Outstanding, December 31, 2005	7,986,003	$0.19
Exercisable, December 31, 2005	2,405,369	$0.18

Outstanding, January 1, 2006	7,986,003	$0.19
Granted	1,631,676	0.21
Exercised	1,340,566	0.18
Forfeited	770,059	0.21
Outstanding, December 31, 2006	7,507,054	$0.20
Exercisable, December 31, 2006	3,844,376	$0.19

Outstanding, January 1, 2007	7,507,054	$0.20	7.7 years
Granted	1,849,846	0.21
Exercised	1,250	0.21
Forfeited	245,085	0.21
Outstanding, March 31, 2007	9,110,565	$0.20	8.2 years
Exercisable, March 31, 2007	3,921,169	$0.19	7.5 years

Vested, March 31, 2007	3,921,169

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Stockholders’ Deficit (continued)

2002 Long-Term Incentive Plan (continued)

Exercise prices for options granted during 2007 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.8 years. As of the date of grant, the weighted-average fair value of the options granted in 2007 was $0.17.

Exercise prices for options granted during 2006 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.4 years. As of the date of grant, the weighted-average fair value of the options granted in 2006 was $0.17.

Exercise prices for options granted during 2005 were $0.21 per share. The weighted-average remaining contractual life of those options is approximately 9.2 years. As of the date of grant, the weighted-average fair value of the options granted in 2005 was $0.14.

The weighted-average expected life of options outstanding at March 31, 2007 is approximately 8.2 years.

In 2004 and 2005, the Company granted options to non-employees to purchase up to 200,000 and 125,000 shares, respectively, of the Company’s common stock at exercise prices of $0.16 and $0.21 per share, respectively. The 2004 and 2005 options vest over four years. Stock-based compensation expense recorded for the three months ended March 31, 2007 and 2006 was $1,162, respectively.

Warrants

In conjunction with the Series B Preferred Stock issuance in October 2004, the Company issued warrants to purchase 15,400,000 shares of common stock at an exercise price of $0.01 per share, subject to reduction if certain business milestones are met by the Company, as specified in the warrants and expiring in October 2014. As of December 31, 2004, milestones related to 1,540,000 shares of common stock underlying of the warrants to purchase common stock were attained, with the outstanding total of warrants reduced to 13,860,000. Following the Nexia asset purchase in March 2005, an additional milestone related to 6,160,001 shares of common stock underlying of the warrants was achieved, and the total warrants outstanding were further reduced to 7,699,999.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

7. Stockholders’ Deficit (continued)

Warrants (continued)

In connection with a licensing agreement for rights to certain patents, the Company issued warrants to purchase 200,000 shares of common stock at an exercise price of $0.01 per share to a research company in January 2006. In August 2006, the research company exercised the warrants for common stock. In connection with the credit facility further discussed in Note 13, the Company issued warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91.

The following table summarizes the activity of the Company’s warrants:

	Warrants for Shares of Common Stock	Weighted-Average Exercise Price	Warrants for Shares of Preferred Stock	Weighted-Average Exercise Price

Outstanding at December 31, 2004	14,123,296	0.01	-	-
Granted	3,156,918	0.01	5,261,442	0.91
Forfeited	(6,160,001)	0.01	-	-
Outstanding at December 31, 2005	11,120,213	0.01	5,261,442	0.91
Granted	200,000	0.01	-	-
Exercised	(200,000)	0.01	-	-
Outstanding at December 31, 2006	11,120,213	$0.01	5,261,442	$0.91
Granted	-	-	438,453	0.91
Exercised	-	-	-	-
Outstanding at March 31, 2007	11,120,213	$0.01	5,699,895	$0.91

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

8. Commitments and Contingencies

Leases

The Company leases offices in the United States under a month-to-month operating lease agreement. In September 2006, the Company entered into a 10 year office lease, which is anticipated to commence on June 1, 2007. Additionally, following the Nexia asset purchase in March 2005, the Company entered into a two year renewable lease agreement for office space in Canada. This lease is renewable for an additional two years and provides for expansion into additional facility space if available. Annual minimum payments are as follows:

2007	$314,600
2008	372,700
2009	383,900
2010	395,400
2011 and thereafter	2,874,100
$4,340,700

Total rent expense under operating lease agreements approximated $79,633 and $75,038 for the three months ended March 31, 2007 and 2006, respectively.

License Agreements

In January 2006, the Company licensed certain patent rights from a research company. The license agreement required a $50,000 up-front payment. Additionally, payments within the agreement included a sublicense fee of 20% and milestone payments of $25,000 upon the granting of a U.S. patent, $200,000 upon the initiation of certain studies or trials, and $250,000 upon BLA approval. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents.

In August 2006, the Company entered into a research and licensing agreement allowing for the licensing of certain patent rights. The agreement includes research expense reimbursement payments and certain development milestone payments. Upon commercialization, the license agreement requires royalty payments equal to a specified percentage of future sales of products for both government procurement and commercial market sales subject to the license through the expiration of the licensed patents. During 2006, the Company expensed $50,000 related to this agreement.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

8. Commitments and Contingencies (continued)

License Agreements (continued)

Through the Nexia acquisition, the Company acquired a license agreement originally executed in September 2004 for the rights to certain technologies. This agreement included an option to license product processing technology necessary to perform development of Protexia® as required under its government contract with the Department of Defense.

The Company executed a new licensing agreement with the development company on March 2, 2007 which results in a license to all technology provided under the original agreement including the necessary purification technology previously included in an option and access to additional information and technology deemed to be essential for development of Protexia® and performance under the Department of Defense contract. Under the new agreement, the Company must pay $200,000 over a period of six years with $100,000 due in the first year. This expense is eligible for reimbursement by the US government under the contract with the Department of Defense.

9. Related Party Transactions

The Company leases its office space from an entity that is affiliated with the organization to which the Company issued warrants for 263,296 shares of common stock in August 2003 (see Note 8). The Company paid $33,131 and $27,846 in rent expense related to this operating lease for the three months ended March 31, 2007 and 2006, respectively.

As further disclosed in footnote 11, several directors and officers of the Company participated in the Convertible 8% Bridge Notes for approximately $190,000 in the second and third quarters of 2006.

10. Medarex Collaboration

In November 2004, the Company and Medarex, Inc. entered into a collaboration agreement under which the companies plan to develop and commercialize MDX-1303, a fully human monoclonal antibody targeting the Bacillus anthracis protective antigen. MDX-1303 was developed by Medarex using its UltiMAb Human Antibody Development System®, and this antibody is currently in preclinical development by Medarex for use against human anthrax infection.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

10. Medarex Collaboration (continued)

Under the terms of the agreement, Medarex and PharmAthene have agreed jointly to continue to investigate the potential for MDX-1303 to be used as a therapeutic for individuals with active disease as well as for prophylactic treatment of individuals exposed to anthrax. In December 2004, Medarex received a deposit from PharmAthene against potential future development activities for MDX-1303, against which Medarex must submit reports of the use of costs as they are incurred in order to take draw downs against the deposit. If the project is terminated or if development activities for MDX-1303 by Medarex are completed prior to exhaustion of the deposit, amounts remaining under the deposit are to be returned to PharmAthene. For the three months ended March 31, 2007 and 2006, PharmAthene recorded the use of these funds for development activities for MDX-1303 as Research and Development operating expenses of $188,583 and $473,839, respectively. As of March 31, 2007 and December 31, 2006, approximately $0.2 million and $0.4 million, respectively, of this deposit remained. PharmAthene is fully responsible for funding all future research and development activities that are not supported by government funds. The companies will share profits according to a pre-agreed allocation percentage.

11. Convertible 8% Notes

In June 2006, certain of the Company’s investors in the Series B Preferred Stock and the Series C Preferred Stock among others and the Company entered into an agreement providing for the issuance of $9.8 million in convertible notes (the ‘‘Bridge Notes’’). The Bridge Notes are convertible (i) if the closing of the merger does not occur, into Series B redeemable convertible preferred stock at $0.91 per share plus an equal number of common shares (ii) upon the closing of the merger with SIGA and a contingent financing with gross proceeds in excess of $25 million, into the same securities sold in such financing, at a 10% price discount, or (iii) upon a separate financing into such financing securities at a 25% price discount and an equal number of common shares. The Company may have a future beneficial conversion feature based upon the pricing of future financings. Accordingly, the Company will assess whether a beneficial conversion feature exists when the contingent event occurs and record the amount, if any, at that time.

In August 2006, the investor in Series C Convertible Preferred Stock of PharmAthene Canada, Inc. and the Company purchased an additional $2.0 million of Bridge Notes.

The Company has recognized interest expense related to the Bridge Notes of approximately $241,800 for the three month period ending March 31, 2007.

PharmAthene, Inc.

Notes to Condensed Consolidated Financial Statements (continued)

12. Definitive Merger Agreement

On January 19, 2007 the Company signed a definitive merger agreement with Healthcare Acquisition Corp. (“HAQ”). Pursuant to the terms of the agreement, HAQ will issue 12.5 million new shares to the Company’s shareholders. It is anticipated that shareholders of the Company will own at least 52% of the outstanding basic shares of the combined company, which is anticipated to remain listed on the American Stock Exchange. Additionally, it is anticipated that the Company’s $11.8 million of outstanding secured convertible notes will be exchanged for $12.5 million of new unsecured 8% convertible notes maturing in 24 months. These convertible notes will be convertible at the option of the holders into common stock at $10.00 per share and may be redeemed by the Company without penalty after 12 months. In the event that the Company enters into a contract prior to December 31, 2007 for the sale of Valortim™ with the U.S. government for more than $150,000,000 in anticipated revenue, the Company’s current shareholders will be eligible for additional cash payments, not to exceed $10 million, equal to 10% of the actual collections from the sale of Valortim™. Subject to certain approvals required of the HAQ and PharmAthene shareholder by applicable state law and the rules and regulations of the American Stock Exchange, as well as other regulatory approvals and other customary closing conditions, the Company expects the merger to close in the second or third quarter of 2007.

13. $10 million Debt Financing

On March 30, 2007, the Company entered into a $10 million credit facility with Silicon Valley Bank and Oxford Finance Corporation. Under the credit facility the Company borrowed $10 million which loan bears interest at the rate of 11.5%. Pursuant to the terms of the loan and security agreement evidencing the credit facility, the Company will make monthly payments of interest only through September 30, 2007 and, thereafter, will make monthly payments of principal and interest over the remaining 30 months of the loan. The loan is secured by a security interest on all of the Company’s assets other than certain intellectual property. In addition, in the event that the proposed Merger is not consummated by August 3, 2007, the Company has agreed to provide the lenders with a mortgage on its Canadian real estate. The Company may not repay the loan for the first six months but thereafter may prepay provided it pays certain prepayment fees. In connection with the credit facility, the Company issued to Silicon Valley Bank and Oxford Financial Corporation warrants to purchase an aggregate of 438,453 shares of PharmAthene Series C Preferred Stock through March 30, 2017 at an exercise price of $0.91. As a consequence of the issuance of the warrants, the Merger Allocation Agreement was amended and restated in order to recalculate the Merger Consideration payable to the holders of the various classes of capital stock of the Company taking into account the newly issued warrants.

Preliminary Copy

HEALTHCARE ACQUISITION CORP.

THIS PROXY IS BEING SOLICITED ON BEHALF OF OUR BOARD OF DIRECTORS

The undersigned hereby appoints John Pappajohn and Matthew Kinley, together as proxies and each with full power of substitution, to represent and to vote all shares of common stock of Healthcare Acquisition Corp. at the special meeting of stockholders of HAQ to be held on July 26, 2007, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof, hereby revoking any and all proxies heretofore given.

1.
Proposal 1: to approve the Merger Proposal- the proposed merger with PharmAthene, Inc. (the “Merger”), a Delaware corporation, pursuant to the Agreement and Plan of Merger, dated as of January 19, 2007, by and among HAQ, Merger Sub and PharmAthene, and the transactions contemplated thereby, whereby PharmAthene will become a wholly-owned subsidiary of HAQ and the stockholders, optionholders, warrantholders and noteholders of PharmAthene shall receive the following consideration:

i.  an aggregate of 12,500,000 shares of HAQ common stock;

ii.  $12,500,000 in 8% convertible notes issued by HAQ; and

iii.  up to $10,000,000 in milestone payments (if certain conditions are met).
:

☐  FOR         ☐  AGAINST         ☐  ABSTAIN

Only if you vote “AGAINST” Proposal 1 and you hold shares of our common stock issued in our initial public offering, you may exercise your conversion rights and demand that we convert your shares of common stock into cash equal to a pro rata portion of the funds in the trust account by marking the “Exercise Conversion Rights” box below. If you exercise your conversion rights, then you will be exchanging your shares of our common stock for cash and you will no longer own these shares. You will only be entitled to receive cash for these shares if the Merger is completed and you continue to hold these shares until the date the Merger is completed.

☐  EXERCISE CONVERSION RIGHTS

2.
Proposal 2: to approve the Amendment Proposal - the amendment to HAQ's  amended and restated certificate of incorporation (the “Certificate of Incorporation Amendment”), to: (i) change HAQ's name from “Healthcare Acquisition Corp.” to “PharmAthene, Inc.”, (ii) remove certain provisions containing procedural and approval requirements applicable to HAQ prior to the consummation of the business combination that will no longer be operative after the consummation of the Merger and (iii) grant to holders of 8% convertible  notes issued in the Merger the right to designate three members to the Board of Directors of HAQ for so long as at least 30% of the original face value of such notes remain outstanding.

☐   FOR        ☐  AGAINST        ☐  ABSTAIN

3.
Proposal 3: to approve the Incentive Plan Proposal- the adoption of the 2007 Long-Term Incentive Plan pursuant to which HAQ will reserve 3,500,000 shares of common stock for issuance pursuant to the Plan.

☐   FOR        ☐  AGAINST        ☐  ABSTAIN

4.
Proposal 4: to approve the Adjournment Proposal - to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, HAQ would not have been authorized to consummate the acquisition (“Proposal 4” or the “Adjournment Proposal”).

☐   FOR        ☐  AGAINST        ☐  ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1, 2, 3 AND 4.

Our Board of Directors believes that the Merger Proposal is fair to, and in the best interests of, all of our stockholders, including those who acquired shares in our initial public offering. Accordingly, our Board of Directors unanimously recommends that you vote “FOR” Proposals 1,2, 3 and 4.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournments thereof. If you wish to vote in accordance with our Board of Directors’ recommendations, just sign below. You need not mark any boxes.

Dated	2007

Signature of Stockholder

Signature of Stockholder (if held jointly)

NOTES:

1. Please sign your name exactly as your name appears hereon. If the shares are owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate. If a corporation, please sign the full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

2. To be valid, the enclosed form of proxy for the special meeting, together with the power of attorney or other authority, if any, under which it is signed, must be received by 9:00 a.m., Eastern Time, on July 26, 2007 at the offices of our transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

3. Returning the enclosed form of proxy will not prevent you from attending and voting in person at the special meeting or any adjournment or postponement thereof.

PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD
PROMPTLY TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY